Exhibit 10.1

Execution Version

SENIOR FACILITIES AGREEMENT

Dated 27 September 2019

Inspired entertainment inc.
as Company

with

Nomura international plc

and

MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)

as Arrangers

the Bookrunners (as set out herein)

the Lenders (as set out herein)

and

LUCID AGENCY SERVICES LIMITED
as Agent

LUCID TRUSTEE SERVICES LIMITED
as Security Agent

REF: 91756-10070

Woolgate Exchange

25 Basinghall Street

London EC2V 5HA

Tel: +44 (0)20 7360 3600

Fax: +44 (0)20 7626 7937

www.sidley.com

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THIS AGREEMENT is dated 27 September 2019.

Between:

(1)	Inspired entertainment inc., a Delaware corporation with registered company number 47-1025534 (the “Company”);

(2)	THE COMPANY listed in Part 1 of Schedule 1 (The Original Parties) as original facility B borrower (the “Original Facility B Borrower”);

(3)	THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) as original revolving facility borrowers (the “Original Revolving Facility Borrowers” and, together with the Original Facility B Borrower, the “Original Borrowers”);

(4)	THE COMPANIES listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(5)	Nomura international plc and MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH) as arrangers (the “Arrangers”) and as bookrunners (the “Bookrunners”);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as Lenders (the “Original Lenders”);

(7)	LUCID AGENCY SERVICES LIMITED, a company incorporated under the laws of England and Wales and with registration number 10987833 with its registered office at 6th Floor, No 1 Building 1-5 London Wall Buildings, London Wall, London, United Kingdom, EC2M 5PG as agent of the other Finance Parties (the Agent”); and

(8)	LUCID TRUSTEE SERVICES LIMITED, a company incorporated under the laws of England and Wales and with registration number 10992576 with its registered office at 6th Floor, No 1 Building 1-5 London Wall Buildings, London Wall, London, United Kingdom, EC2M 5PG as security trustee for the Secured Parties (the Security Agent”).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a long term unsecured rating of at least BBB by Standard & Poor’s Rating Services or Fitch Ratings Ltd or at least Baa2 by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency, or any bank or financial institution which (having previously satisfied such requirement) ceases to satisfy the foregoing ratings requirement for a period of not more than 3 months;

(b)	any Finance Party or any Affiliate of a Finance Party;

(c)	any other bank or financial institution included in the Approved List; or

(d)	any other bank or financial institution approved by the Agent (acting reasonably) or providing banking services to a business or entity acquired by a member of the Group as permitted by this Agreement, provided that such services are terminated and moved to a bank or financial institution falling under another limb of this definition within 6 months of completion of the relevant acquisition.

“Acceptable Funding Sources” means:

(a)	New Shareholder Injections;

(b)	Permitted Financial Indebtedness;

(c)	Retained Cash; and

(d)	cash and cash equivalent investments held by members of the Group provided that such cash and cash equivalent investments would otherwise have been able to be used at that time to make a Permitted Payment, in each case to the extent Not Otherwise Applied.

“Accession Certificate” means a certificate in the form set out in Schedule 14 (Accession Certificate and Incremental Facility Increase Notice).

“Accession Deed” means a document substantially in the form set out in Schedule 6 (Form of Accession Deed) or any other form agreed between the Agent and the Company (each acting reasonably).

“Accounting Principles” means, in respect of the Company or any other member of the Group, US GAAP or the accounting principles applicable to it in its jurisdiction of incorporation (including generally accepted accounting principles in the jurisdiction of incorporation of any member of the Group (if applicable)), in each case to the extent applicable to the relevant financial statements and as applied by the Company from time to time.

“Accounting Reference Date” means 31 December.

“Acquired Indebtedness” means, in respect of any person:

(a)	Financial Indebtedness of any other person existing at the time such other person is merged or consolidated with or into or becomes a member of the Group or a Subsidiary of such specified person whether or not such Financial Indebtedness is incurred in connection with such other person merging or consolidating with or into, or becoming a member of the Group or a Subsidiary of such specified person; and

(b)	Financial Indebtedness encumbering any asset acquired by such specified person.

Acquired Indebtedness shall be deemed to have been incurred, with respect to paragraph (a) above, on the date such person becomes a member of the Group and, with respect to paragraph (b) above, on the date of consummation of such acquisition of such assets.

“Acquisition” means the acquisition by the Company of the Target Shares pursuant to and in accordance with the terms of the Acquisition Agreement.

“Acquisition Agreement” means the sale and purchase agreement dated 11 June 2019 relating to the sale and purchase of the Target Shares and made between, among others, the Inspired Gaming (UK) Limited and the Vendor.

“Acquisition Documents” means the Acquisition Agreement and any other document designated as an “Acquisition Document” by the Agent and the Company.

“Additional Borrower” means an entity which becomes a Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Guarantor” means an entity which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in London or relevant foreign exchange market at or about 11:00 a.m. (London time) on a particular day.

“Agreed Security Principles” means the principles set out in Schedule 11 (Agreed Security Principles).

“Amortising Facility” means an Incremental Facility which is a Term Facility and which is repayable by instalments (as set out in the applicable Incremental Facility Increase Notice).

“Amortising Facility Commitment” means any Commitment under an Amortising Facility.

“Amortising Facility Loan” means a Loan made or to be made under an Amortising Facility.

“Amortising Facility Repayment Date” means, in respect of an Amortising Facility, each repayment date set out in the relevant Incremental Facility Increase Notice for that Incremental Facility which is an Amortising Facility.

“Amortising Facility Repayment Instalment” means, in respect of an Incremental Facility which is an Amortising Facility, each repayment instalment in relation to an Amortising Facility calculated and payable in accordance with the provisions of paragraph (a)(i) of Clause 10.2 (Repayment of Incremental Facility Loans).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the relevant Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), in each case as notified by the Ancillary Lender to the Agent pursuant to Clause 9.2 (Availability) to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document relating to or evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force, the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (provided that, for the purposes of this definition, any amount of any outstanding utilisation under any BACS facility, other intra-day exposure facilities or similar, made available by an Ancillary Lender shall be excluded, unless, in relation to that Ancillary Facility, otherwise agreed between the Company and the relevant Ancillary Lender);

(b)	the principal face value amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate principal or equivalent outstanding (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility and in each case as determined by such Ancillary Lender, acting reasonably and in accordance with the relevant Ancillary Document, or (if not provided for in the relevant Ancillary Document), after consultation with the relevant Borrower, in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition:

(a)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used; and

(b)	in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used.

“Annual Compliance Certificate” means a certificate substantially in the form set out in Part 2 of Schedule 8 (Compliance Certificates) and delivered by the Company to the Agent under Clause 25.5(b) (Compliance Certificates) or otherwise in form and substance satisfactory to the Agent (acting reasonably).

“Annual Financial Statements” has the meaning given to it in Clause 25.4 (Financial Statements).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to an Obligor and each other member of the Group from time to time concerning or relating to bribery or corruption, including, without limitation, the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

“Anti-Terrorism Laws” means, as applicable, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other equivalent applicable law or regulation including, without limitation, any law or regulation administered by (or in force in) OFAC, the US, the United Kingdom and/or the European Union and its member states after the date of this Agreement.

“Approved Acquisition” means an acquisition which complies with all the applicable conditions set out in paragraph (e) of the definition of Permitted Acquisition.

“Approved Existing Ancillary Facility” means the ancillary facilities made available to the Group which, prior to the Closing Date, are agreed and designated in writing as Approved Existing Ancillary Facilities by the Lender (which will provide those ancillary facilities as Ancillary Facilities under this Agreement) and the Company.

“Approved List” means the list of lenders and potential lenders agreed by the Company and the Arrangers prior to the Closing Date and held by the Agent (as the same may be amended from time to time pursuant to Clause 29.3(b) (Conditions of assignment or transfer).

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor/Agent Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Auditors” means any firm of independent accountants appointed by the Company as its auditors from time to time.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case required by any applicable law or regulation.

“Availability Period” means:

(a)	in relation to Facility B, the period from and including the date of this Agreement to (and including) the last day of the Certain Funds Period;

(b)	in relation to the Initial Revolving Facility, the period from (and including) the Closing Date to (and including) the date falling one Month prior to the applicable Termination Date; and

(c)	in relation to any Incremental Facility Commitments, the period specified in the notice delivered by the Company in accordance with Clause 2.3 (Incremental Facility) for those Incremental Facility Commitments.

“Available Amount” means an amount of Acceptable Funding Sources equal to the aggregate amount of the Available Amount Injections from time to time.

“Available Amount Injection” means any New Shareholder Injection made from time to time to fund any expenditure of the Group that, at the time of the relevant New Shareholder Injection being made, could have been funded from other Acceptable Funding Sources instead of the relevant New Shareholder Injection, but was not so funded.

“Available Ancillary Commitment” means in relation to an Ancillary Facility, an Ancillary Lender’s Ancillary Commitment (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount, unless, in relation to any Ancillary Commitment, otherwise agreed between the Company and the relevant Ancillary Lender) less the Ancillary Outstandings in relation to that Ancillary Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject to Clause 9.8 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of a Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of a Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment (which in the case of a multi-account overdraft, for the purpose of this definition, shall be the Designated Net Amount) in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under a Revolving Facility only, the following amounts shall not be deducted from a Lender’s Commitment under that Revolving Facility:

(a)	that Lender’s (or its Affiliate’s) participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(b)	that Lender’s (or its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof, including, without limitation: (a) the UK bank levy as set out in the Finance Act 2011 and (b) any other levy or tax of a similar nature in force (or formally announced) as at the date of this Agreement or (if applicable) in respect of any New Lender, as at the date that New Lender accedes as a Lender to this Agreement and imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions.

“Bankruptcy Code” has the meaning set forth in 28.12 (US Insolvency).

“Base Case Model” means the financial model relating to the Group in the agreed form (including profit and loss, balance sheet and cashflow projections) and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

“Base Currency” means Sterling.

“Base Currency Amount” means:

(a)	in relation to a Utilisation for an amount in the Base Currency, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement);

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement); and

(c)	in relation to an Incremental Facility Commitment, the amount specified as such in the Incremental Facility Increase Notice delivered to the Agent by the Company pursuant to Clause 2.3 (Incremental Facility) (or, if the amount specified is not denominated in the Base Currency, that amount of the Incremental Facility converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the date on which such Incremental Facility is available for utilisation), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility pursuant to the provisions of Clause 9.9 (Affiliates of Borrowers).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin and, with respect to any Incremental Facility with a positive interest rate floor, the impact of any such interest rate floors) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bund Rate” means the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) with a constant maturity (as officially compiled and published in the most recent financial statistics that are publicly available at least two Business Days (but not more than five Business Days) prior to the prepayment date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date, provided that if such period is less than 1 year, such period shall be deemed to be 1 year.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City and London and:

(a)	(in relation to any date for payment or purchase of a currency other than Euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of Euro) any TARGET Day.

“Capital Expenditure” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Cash” means, at any time (without double counting), cash at bank or in hand (including money market deposits, cash in tills and safes) or in transit, or payments made by cheques or debit cards which are yet to be received in cleared funds, or any credit balance on an account to which a member of the Group (or together with other members of the Group) is beneficially entitled (together, when used in this definition “moneys”) and for so long as:

(a)	repayment of those moneys is not contingent on the prior discharge of any other indebtedness of any Group member other than any indebtedness included in the calculation of Consolidated Total Net Debt;

(b)	there is no Security over those moneys except for Permitted Security; and

(c)	such moneys (save for and in such circumstances, moneys subject to Permitted Security) are capable of being applied in repayment or prepayment of indebtedness included in the calculation of Consolidated Total Net Debt within 90 days without any condition other than the lapse of time and notice (together with any ordinary course administrative clearances if any) being given, having to be fulfilled.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by any government of a country which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in a country, the government of which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investor Services Limited or F1 or higher by Fitch Ratings Ltd or by an instrumentality or agency of any such government having an equivalent credit rating;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Permitted Security).

“Cash Pooling Arrangements” means the cash pooling arrangements of the Group in the nature of overdraft or other fluctuating debit balances or on demand short-term loans on accounts of any member of the Group with any bank on a net balance basis and/or any guarantee in respect of such debit balances or on-demand short-term loans.

“Certain Funds Period” means:

(a)	in respect of Facility B and the Initial Revolving Facility, the period from (and including) the date of this Agreement to and including the earliest to occur of:

(i)	11.59 p.m. on the Closing Date;

(ii)	11.59 p.m. on the date that is five Business Days after Completion (as defined in the Acquisition Agreement) occurs;

(iii)	11.59 p.m. on the Longstop Date (as defined in the Acquisition Agreement), provided that any amendments to such date will be subject to consent from the Arrangers (each acting reasonably);

(iv)	11.59 p.m. on the date falling 9 Months from the date of the Commitment Letter (as such time and date may be extended from time to time with the consent of the Arrangers (acting reasonably));

(v)	the date on which the Company or any Affiliate thereof notifies the Agent (which notification it will provide as soon as reasonably practicable following such event) in writing that the Acquisition has lapsed or has been conclusively withdrawn or terminated by the Company or the Acquisition Agreement is validly terminated prior to Completion (as defined in the Acquisition Agreement) by either party thereto in accordance with its terms; and

(b)	in respect of an Incremental Facility provided on a “certain funds” basis, the period specified in the relevant Incremental Facility Increase Notice,

or, in each case, such later date as agreed by the Agent (acting on the instructions of the Majority Lenders).

“Certain Funds Utilisation” means a Utilisation made or to be made under any Facility during the Certain Funds Period where such Utilisation is:

(a)	in respect of Facility B and the Initial Revolving Facility, to be made solely for any of the purposes described in paragraph (a) and/or (b) of Clause 3.1 (Purpose); and

(b)	in respect of an Incremental Facility provided on a “certain funds” basis, to be made solely for any of the purposes described in the relevant Incremental Facility Increase Notice.

“CFO” means the chief financial officer of the Company or, if no chief financial officer is appointed, such other person fulfilling the functions of chief financial officer of the Group.

“Change of Control” save in respect of any Permitted Reorganisation, means:

(a)	Inspired Entertainment Inc. ceasing to control directly DMWSL 633 Limited;

(b)	DMWSL 633 Limited ceasing to control directly DMWSL 632 Limited;

(c)	DMWSL 632 Limited ceasing to control directly DMWSL 631 Limited;

(d)	DMWSL 631 Limited ceasing to control directly Gaming Acquisitions Limited;

(e)	Gaming Acquisitions Limited ceasing to control directly Inspired Gaming Group Limited;

(f)	Inspired Gaming Group Limited ceasing to control directly Inspired Gaming (Holdings) Limited;

(g)	Inspired Entertainment Inc. ceasing to control directly or indirectly any Target, other than pursuant to any Permitted Transaction under paragraph (k) of that definition; and/or

(h)	any person or group of persons acting in concert gaining direct or indirect control of Inspired Entertainment Inc., (including any such persons constituting a “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), and, for this purpose

(i)	“control” of any entity other than Inspired Entertainment Inc. means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(I)	cast, or control the casting of, 100% (or, in the case of Innov8 Gaming Limited, at least 60%) of the maximum number of votes that might be cast at a general meeting of that entity; or

(II)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity or, in the case of Innov8 Gaming Limited, appoint or remove the majority of the directors or other equivalent officers of that entity; or

(B)	the holding legally and beneficially of 100% (or, in the case of Innov8 Gaming Limited, at least 60%) of the issued share capital of that entity; and

(ii)	“control” of Inspired Entertainment Inc. means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(I)	appoint or remove all, or the majority, of the directors or other equivalent officers of Inspired Entertainment Inc.; or

(II)	cast, or control the casting of, more than 35% of the maximum number of votes that might be cast at a general meeting of Inspired Entertainment Inc.; or

(B)	the holding beneficially of more than 35% of the issued share capital of Inspired Entertainment Inc.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Period” has the meaning given to it in Clause 28.21 (Clean-Up Period).

“Closing Date” means the date on which the first Utilisation of the Facilities occurs.

“Closing Date Dormant Subsidiaries” means each of:

(a)	Inspired Gaming Limited;

(b)	MAM Services Limited;

(c)	Leisure Link Electronic Entertainment Limited;

(d)	Hargreaves Machines Limited;

(e)	Ever 2532 Limited;

(f)	Revolution Entertainment Systems Holding Limited;

(g)	Revolution Entertainment Systems Limited;

(h)	Revolution Entertainment Systems (2) Limited;

(i)	115CR (150) Limited;

(j)	Inspired Gaming Pension Trustees Limited;

(k)	Virtual Racing Systems Limited;

(l)	Kossway Automatics Western;

(m)	Inn Style Leisure; and

(n)	Sescomatics.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Facility B Commitment, a Revolving Facility Commitment and an Incremental Facility Commitment.

“Commitment Letter” means the letter originally dated 11 June 2019 between, among others, the Arrangers and Gaming Acquisitions Limited, setting out the terms on which the Facilities will be made available in connection with the Acquisition and the Refinancing.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means an Annual Compliance Certificate or a Quarterly Compliance Certificate.

“Confidential Information” means all information relating to any Obligor, the Group, the Target Group, the Finance Documents, a Facility or any entity, group or business that is potentially to be acquired by the Group of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or the Target Group or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 43 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Target Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA on the date of this Agreement or in any other form agreed between the Company and the Agent, and in any case capable of being relied upon by, and not capable of being materially amended without the consent of, the Company.

“Consolidated Cash Flow” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Consolidated Debt Service” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Consolidated EBIT” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Consolidated EBITDA” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Consolidated Pro Forma EBITDA” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Consolidated Total Net Debt” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Consolidated Total Net Cash Interest Expenses” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Conversion of a Non-Voting Sub-Participation” means the exercise of any option under a Non-Voting Sub-Participation whereby voting rights under the Finance Documents pass (as a result of and at the time of exercise of that option) from a Lender to the relevant non-voting sub-participant.

“COO” means the chief operating officer of the Company or, if no chief operating officer is appointed, such other person fulfilling the functions of chief operating officer of the Group.

“Covenant Ratio” means, as at any date, the Leverage Ratio set out in Clause 26.3 (Leverage) next to the Quarter Date immediately preceding such date or, if no such Quarter Date is set out therein, the Leverage Ratio set out in Clause 26.3 (Leverage) next to the Quarter Date immediately succeeding such date.

“CSO” means the chief strategy officer of the Company or, if no chief strategy officer is appointed, such other person fulfilling the functions of chief strategy officer of the Group.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means the earlier of (i) the giving of notice by the Agent under paragraphs (b), (d) or (f) of Clause 28.20 (Acceleration) or (ii) with respect to any US Borrower or the Company, the occurrence of an Event of Default under Clause 28.12 (US Insolvency) with respect to such US Borrower or, as applicable, the Company.

“Default” means an Event of Default or an event or circumstance which would (with the expiry of a grace period or the giving of notice provided for in Clause 28 (Events of Default) or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality or the making of a determination before it becomes an Event of Default shall not be a Default unless that condition is satisfied or determination made.

“Defaulting Lender” means any Lender (other than a Lender which is a member of the Group):

(a)	which has failed to make its participation in a Loan available or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or has failed to provide cash collateral (or has notified the Issuing Bank or the Company (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)	which has breached any of the provisions of Clause 29.9 (Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation) including, for the avoidance of doubt, as a result of a misrepresentation or misstatement in its Voting Confirmation; or

(d)	with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three Business Days of its due date; or

(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Gross Amount” has the meaning given to that term in Clause 9.2 (Availability).

“Designated Net Amount” has the meaning given to that term in Clause 9.2 (Availability).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“DMWSL 631 Limited” means DMWSL 631 Limited, a private limited company incorporated under the laws England and Wales with registered number 07176707 having its registered office at 3 The Maltings, Wetmore Road, Burton-On-Trent, Staffordshire, DE14 1SE.

“DMWSL 632 Limited” means DMWSL 632 Limited, a private limited company incorporated under the laws England and Wales with registered number 07176582 having its registered office at 3 The Maltings, Wetmore Road, Burton-On-Trent, Staffordshire, DE14 1SE.

“DMWSL 633 Limited” means DMWSL 633 Limited, a private limited company incorporated under the laws England and Wales with registered number 07176544 having its registered office at 3 The Maltings, Wetmore Road, Burton-On-Trent, Staffordshire, DE14 1SE.

“Dormant Subsidiary” means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (excluding all intra-Group items) which in aggregate have a value of £500,000 or more (or its equivalent in other currencies).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation binding upon a member of the Group in the jurisdiction in which it operates and which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Obligor, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean:

(a)	the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan;

(b)	the existence with respect to any Plan of a non-exempt Prohibited Transaction;

(c)	any Reportable Event;

(d)	the failure of any Obligor or ERISA Affiliate to make by its due date a required instalment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived;

(e)	a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);

(f)	the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan;

(g)	the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Security in favor of the PBGC or any Pension Plan;

(h)	the receipt by any Obligor or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA;

(i)	the failure by any Obligor or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan;

(j)	the incurrence by any Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan;

(k)	the receipt by any Obligor or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or

(l)	the failure by any Obligor or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any instalment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“EURIBOR” means, in relation to any Loan in Euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan or overdue amount) the Interpolated Screen Rate for that Loan or overdue amount; or

(c)	if:

(i)	no Screen Rate is available for the currency or Interest Period of that Loan or overdue amount; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for Euro and for a period equal in length to the Interest Period of that Loan or overdue amount and, if that rate is less than zero, EURIBOR shall be deemed to be zero or, in the case of an Incremental Facility, if any such rate is below the percentage agreed (if any) with the relevant Incremental Facility Lenders in the Incremental Facility Notice for those Incremental Facility Commitments, EURIBOR will be deemed to be such percentage rate specified in such Incremental Facility Notice.

“EUR-to-GBP Conversion Rate” means the quotient obtained through the following division: 8/9.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Excess Cash Flow” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Excess Cash Flow De Minimis” means an amount equal to the greater of (i) £3,000,000 and (ii) 5 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of a guarantee granted in accordance with Clause 23 (Guarantees and Indemnity) of such Guarantor of, or the grant under a Finance Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such guaranty or security interest becomes illegal.

“Executive Chairman” means the executive chairman of the Company or, if no executive chairman is appointed, such other person fulfilling the functions of an executive chairman of the Group.

“Existing Debt” means the outstanding indebtedness of the Group and the Target Group existing immediately prior to the Closing Date under (i) an Existing Debt Financing, and (ii) any hedging agreements in relation to an Existing Debt Financing which are to be terminated on or prior to the Closing Date.

“Existing Debt Financing” means any debt financing made available to the Group or the Target Group and existing immediately prior to the Closing Date which is to be repaid and/or prepaid on the Closing Date as set out in the Funds Flow Statement.

“Existing Letter of Credit“ means any letter of credit or bank guarantee which is issued on behalf of the Group and/or the Target Group by a Lender which is an Issuing Bank under this Agreement, and which is, on or prior to the Closing Date, agreed and designated in writing as an Existing Letter of Credit by the Issuing Bank which will provide such Letter of Credit under a Revolving Facility and the Company.

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means a Term Facility, a Revolving Facility and any Incremental Facility.

“Facility B” means Facility B1 and/or Facility B2, as the context requires.

“Facility B Borrower” means a Facility B1 Borrower and/or a Facility B2 Borrower, as the context requires.

“Facility B Commitment” means a Facility B1 Commitment and/or a Facility B2 Commitment, as the context requires.

“Facility B Lender” means a Facility B1 Lender and/or a Facility B2 Lender, as the context requires.

“Facility B Loan” means a Facility B1 Loan and/or a Facility B2 Loan, as the context requires.

“Facility B1” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility B1 Borrower” means the Original Facility B Borrower and any other member of the Group which accedes as an Additional Borrower under Facility B1 in accordance with Clause 31 (Changes to the Obligors) unless it has ceased to be a Facility B1 Borrower in accordance with Clause 31 (Changes to the Obligors).

“Facility B1 Commitment” means:

(a)	in relation to an Original Lender the amount set out in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as its Facility B1 Commitment, and the amount of any other Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions).

“Facility B1 Lender” means any Lender who makes available a Facility B1 Commitment or a Facility B1 Loan.

“Facility B1 Loan” means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

“Facility B2” means the term loan facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility B2 Borrower” means the Original Facility B Borrower and any other member of the Group which accedes as an Additional Borrower under Facility B2 in accordance with Clause 31 (Changes to the Obligors) unless it has ceased to be a Facility B 2Borrower in accordance with Clause 31 (Changes to the Obligors).

“Facility B2 Commitment” means:

(a)	in relation to an Original Lender the amount set out in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as its Facility B2 Commitment, and the amount of any other Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30 (Restriction on Debt Purchase Transactions).

“Facility B2 Lender” means any Lender who makes available a Facility B2 Commitment or a Facility B2 Loan.

“Facility B2 Loan” means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender, Finance Party or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender, Finance Party or the Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means:

(a)	the fee letter dated 14 August 2019 between, amongst others, Nomura International plc and Macquarie Corporate Holdings Pty Limited (UK Branch) as mandated lead arrangers and Gaming Acquisitions Limited;

(b)	any letter or letters dated prior to, on or after the date of this Agreement between any of (i) the Arrangers and the Company, (ii) the Agent and the Company, (iii) the Issuing Bank and the Company, or (iv) the Security Agent and the Company, setting out any of the fees referred to in Clause 17 (Fees); and

(c)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase), paragraph (b) of Clause 2.3 (Incremental Facility) or Clause 17.6 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Hedging Letter, each Increase Confirmation, each Incremental Facility Increase Notice, the Intercreditor Agreement, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company, provided that, where the term “Finance Document” is used in and construed for the purposes of this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Transaction Security Document” and for the purpose of defining “secured obligations” in any Transaction Security Document;

(d)	paragraph (a)(v) of Clause 1.2 (Construction); and

(e)	Clause 28 (Events of Default) (other than Clause 28.20 (Acceleration)).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles as in force at the date of the Agreement, be treated as a finance or capital lease.

“Finance Party” means the Agent, each Arranger, the Security Agent, a Lender, the Issuing Bank, a Hedge Counterparty or any Ancillary Lender, provided that where the term “Finance Party” is used in and construed for the purposes of this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (b) of the definition of “Material Adverse Effect”;

(d)	Clause 27.28 (Further Assurance); and

(e)	Clause 33 (Conduct of Business by the Finance Parties).

“Financial Indebtedness” means any indebtedness for or in respect of (without double counting):

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but not Trade Instruments);

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis or where any recourse in respect of such receivables otherwise sold on a non-recourse basis is limited to customary indemnities, warranties and/or security);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing in accordance with the Accounting Principles;

(g)	any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market net value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(h)	amounts raised by any issue of shares which are expressed to be redeemable mandatorily or at the option of the holder prior to the Termination Date in respect of Facility B;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (excluding any Trade Instruments) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(j)	the amount of any liability in respect of any credit for goods and services raised in the ordinary course and outstanding for more than 120 days after its customary date of payment and any liability to a financial institution in respect of the provision of supply chain financing outstanding for more than 120 days after the customary date of payment for the goods or services in respect of which such supply chain financing has been provided;

(k)	the amount of any liability in relation to any earn out arrangements, contingent consideration arrangements, post-closing payment adjustments or other adjustments of purchase price, indemnification or similar obligations in connection with any acquisition in each case to the extent required to be account for as a borrowing in accordance with the Accounting Principles; and

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above,

but excluding, in all cases, for the avoidance of doubt all pension-related or post-employment liabilities; the amount of any liability in respect of any credit for goods and services raised in the ordinary course and outstanding for 120 days or less after its customary date of payment and any liability to a financial institution in respect of the provision of supply chain financing outstanding for 120 days or less after the customary date of payment for the goods or services in respect of which such supply chain financing has been provided; intra-day exposures; indebtedness in respect of any lease, concession or licence treated as an operating lease under the Accounting Principles (as in force at the date of this Agreement); Financial Indebtedness arising under Treasury Transactions except to the extent included in paragraph (g) above; obligations in respect of any licence, permit or other approval arising in the ordinary course of business; or in respect of Trade Instruments; and so that, where the amount of Financial Indebtedness falls to be calculated or where the existence (or otherwise) of any Financial Indebtedness is to be established Financial Indebtedness in respect of uncashed cheques issued by a member of the Group in the ordinary course of trading shall not be taken into account.

“Financial Quarter” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Financial Statements” means Annual Financial Statements, Quarterly Financial Statements or Monthly Financial Statements.

“Financial Year” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Funds Flow Statement” means a funds flow statement in the agreed form.

“Gilt Rate” means the yield to maturity at the time of computation of U.K. Government Securities with a floating maturity (as compiled by the Office for National Statistics and published in the most recent financial statistics that are publicly available at least two Business Days (but not more than five Business Days) prior to the prepayment date (or, if such financial statistics are not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date, provided that if such period is less than 1 year, such period shall be deemed to be 1 year.

“Group” means the Company, each of its Subsidiaries and, from the Closing Date, each member of the Target Group that is a Subsidiary of the Company, in each case from time to time, provided that, notwithstanding anything to the contrary, no Unrestricted Subsidiary (or any of its Subsidiaries for the time being) shall be a member of the Group (or a Subsidiary, Holding Company or Affiliate of any member of the Group or a Joint Venture) for the purposes of the Finance Documents unless and until it ceases to be an Unrestricted Subsidiary in accordance with this Agreement.

“Group Initiatives” has the meaning given to that term in paragraph (g) of Clause 26.5 (Calculations).

“Group Structure Chart” means the structure chart of the Group in the agreed form and assuming the Closing Date has occurred.

“Guarantor” means each Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Guarantor Coverage Level” has the meaning given to it in Clause 27.27 (Guarantees and Security).

“Harlequin” means Harlequin Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 09292082.

“Hedge Counterparty” means any person which is or has become a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement.

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into by an Obligor with a Hedge Counterparty:

(a)	for the purpose of hedging interest rate, cross currency or foreign exchange risks in relation to the Term Facilities, Incremental Facilities, any New Senior Secured Debt or any New Senior Subordinated Debt (including, without limitation, any hedging entered into to comply with the Minimum Hedging Requirements); or

(b)	in respect of (i) interest rate hedging transactions, (ii) spot and forward foreign exchange hedging transactions and (iii) other hedging transactions, in each case in the ordinary course of business and not for speculative purposes and to the extent permitted under Clause 27.19 (Treasury Transactions), provided that, in each case, the Hedge Counterparty is a party to the Intercreditor Agreement as a Hedge Counterparty.

“Hedging Costs” means any costs incurred by a member of the Group in connection with the putting in place of any Hedging Agreements or Unsecured Hedging Agreements entered into from time to time.

“Hedging Letter” means the letter dated on or before the Closing Date and made between the Agent and the Company describing the hedging arrangements to be entered into by the Group in respect of the interest rate liabilities of the Borrowers of, and in relation to, Facility B.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation) or in any other form agreed between the Agent and the Company (each acting reasonably).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Incremental Facility” means one or more incremental facilities made available pursuant to Clause 2.3 (Incremental Facility) which are documented under this Agreement including as new or existing facility commitment(s) and/or as an additional tranche or class of, or an increase of, or an extension of, any existing Facility or a previously incurred Incremental Facility (including, in each case, term or revolving facilities, and including for the avoidance of doubt any Incremental Revolving Facility).

“Incremental Facility Borrower” means the Company or any Obligor which is specified as a Borrower under an Incremental Facility in an Incremental Facility Increase Notice and which accedes as a Borrower in accordance with Clause 31.2 (Additional Borrowers), unless it has ceased to be an Incremental Facility Borrower in accordance with Clause 31 (Changes to the Obligors).

“Incremental Facility Commitment” means:

(a)	in relation to an Incremental Facility Lender, the amount set out in each Incremental Facility Increase Notice signed by that Incremental Facility Lender and the amount of any other Incremental Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b)	in relation to any other Lender, the amount of any Incremental Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Incremental Facility Increase Notice” means a notice substantially in the form set out in Schedule 14 (Accession Certificate and Incremental Facility Increase Notice) delivered by the Company to the Agent in accordance with Clause 2.3 (Incremental Facility).

“Incremental Facility Lender” means any Lender or other financial institution or fund or other entity (not being a member of the Group) which signs an Incremental Facility Increase Notice and confirms its willingness to provide all or a part of an Incremental Facility.

“Incremental Facility Loan” means a loan made or to be made under the Incremental Facility or the principal amount outstanding for the time being of that loan.

“Incremental Revolving Facility” means any Incremental Facility which is designated as a Revolving Facility in an Incremental Facility Increase Notice.

“Incremental Revolving Facility Borrower” means the Original Revolving Facility Borrowers or any member of the Group which (a) is specified as a borrower under an Incremental Revolving Facility in the applicable Incremental Facility Increase Notice and which is a Borrower under this Agreement or (b) accedes as an Additional Borrower under a Revolving Facility in accordance with Clause 31 (Changes to the Obligors), unless it has ceased to be a Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors).

“Incremental Revolving Facility Commitment” means:

(a)	in relation to an Incremental Revolving Facility Lender, the amount set out in each Incremental Facility Increase Notice signed by that Incremental Revolving Facility Lender and the amount of any other Incremental Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility); and

(b)	in relation to any other Lender, the amount of any Incremental Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or Clause 2.3 (Incremental Facility),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Incremental Revolving Facility Lender” means any Lender or other bank, financial institution, fund, entity or other person which signs an Incremental Facility Increase Notice and confirms its willingness to provide all or a part of an Incremental Revolving Facility.

“Incremental Revolving Facility Loan” means a loan made or to be made under any Incremental Revolving Facility or the principal amount outstanding for the time being of that loan.

“Incremental Revolving Facility Utilisation” means an Incremental Revolving Facility Loan or a Letter of Credit issued or to be issued under an Incremental Revolving Facility.

“Industry Competitor” means any person (or any of its Affiliates) that is a trade competitor of a member of the Group and any controlling shareholder of any trade competitor of a member of the Group provided that, for the avoidance of doubt, this shall not include any bank or financial institution, trust, fund or other entity or any of their respective Affiliates whose principal business or a material activity of whom is, in each case, arranging, underwriting or investing in debt.

“Information Memorandum” means the document in the form approved by the Company concerning the Company and the Target Group in relation to the Facilities and distributed by the Arrangers and the Bookrunners on a confidential basis in connection with the syndication of the Facilities.

“Initial Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Initial Revolving Facility Borrower” means the Original Revolving Facility Borrowers or any member of the Group which accedes as an Additional Borrower under the Initial Revolving Facility in accordance with Clause 31 (Changes to the Obligors), unless it has ceased to be a Revolving Facility Borrower in accordance with Clause 31 (Changes to the Obligors).

“Initial Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set out in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as its Initial Revolving Facility Commitment and the amount of any other Initial Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Initial Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Initial Revolving Facility Lender” means any Lender who makes available an Initial Revolving Facility Commitment or an Initial Revolving Facility Loan.

“Initial Revolving Facility Loan” means a loan made or to be made under the Initial Revolving Facility or the principal amount outstanding for the time being of that loan.

“Initial Revolving Facility Utilisation” means an Initial Revolving Facility Loan or a Letter of Credit issued or to be issued under the Initial Revolving Facility.

“Innov8” means Innov8 Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 10717040.

“Insolvency Event” in relation to a Finance Party means the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction (all other than by way of an Undisclosed Administration unless related to all Finance Parties at the time of commencing such procedure) with respect to that Finance Party.

“Intellectual Property” means:

(a)	any patents, utility models, trademarks, service marks, designs, business names, copyrights, database rights, design rights, registered designs, domain names, moral rights, inventions, confidential information, trade secrets, knowhow and all other intellectual property rights and interests throughout the world (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications (and all goodwill associated with such applications) and rights to use such assets of each member of the Group, including all rights under any agreements relating to the use or exploitation of any such rights, which may now or in the future subsist.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date hereof and made between, among others, the Company, the parties thereto as debtors, the parties thereto as intra-group lenders, the Agent and the Security Agent.

“Intercreditor Class” means, in respect of any New Senior Secured Debt and New Senior Subordinated Debt which has been designated in the relevant New Debt Notice as being subject to the Intercreditor Agreement, the applicable intercreditor ranking (by reference to the Intercreditor Agreement in effect at such time) thereof as specified in such New Debt Notice.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

“Interpolated Screen Rate” means, in relation to EURIBOR or LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

“Investment Basket” means an amount equal to the greater of (i) £16,000,000 and (ii) an amount equal to 25 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent.

“Issuing Bank” means any Lender which has notified the Agent that it has agreed to the Company’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“ITA” means the United Kingdom Income Tax Act 2007.

“Joint Venture” means any joint venture entity or minority interest, whether in or relating to a company, unincorporated firm, undertaking, association, joint venture or partnership or any other person in which a member of the Group directly or indirectly holds (or, upon making an initial investment will hold) shares or other applicable ownership interests.

“L/C Proportion” means in relation to a Revolving Facility Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility (in each case) under a Revolving Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or under Clause 31 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(h)	similar principles, rights and defences under the laws of any relevant jurisdiction;

(i)	the principles of private and procedural laws of any Relevant Jurisdiction which affect the enforcement of a foreign court judgment; and

(j)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

“Lender” means:

(a)	an Original Lender; or

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase), Clause 2.3 (Incremental Facility) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that upon (i) termination in full of all Commitments of any Lender in relation to any Facility; and (ii) payment in full of all amounts which then are due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 10 (Form of Letters of Credit) or in any other form requested by the Company and agreed by the Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Company on its behalf) and agreed by the Issuing Bank.

“Leverage Ratio” has the meaning given to that term in Clause 26.3 (Leverage).

“LIBOR” means, in relation to any Loan (other than for a Loan denominated in EUR):

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency or Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the currency of that Loan and a period equal in length to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero or, in the case of an Incremental Facility, if any such rate is below the percentage agreed (if any) with the relevant Incremental Facility Lenders in the Incremental Facility Notice for those Incremental Facility Commitments, LIBOR will be deemed to be such percentage rate specified in such Incremental Facility Notice.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a Term Loan or a Revolving Facility Loan.

“Loan-to-Own Investor” means any person (including an Affiliate of a Finance Party) which is engaged in investment strategies that include the purchase of loans or other debt securities with a view to owning the equity or gaining control of a business (directly or indirectly) or which utilizes any other similar “loan to own” strategies provided that any Affiliate of such person (x) which is a deposit taking financial institution authorised by a financial services regulator which holds a long term corporate credit rating equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody’s, S&P and Fitch, (y) which is managed and controlled independently and (z) where any information made available under the Finance Documents is not disclosed or otherwise made available to other Affiliates, shall not be a Loan-to-Own Investor.

“LTM” means last twelve Months.

“Major Default” means (with respect to the Original Obligors only (and excluding any procurement obligations on the part of the Original Obligors with respect to any other member of the Group or the Target Group)) any event or circumstance constituting an Event of Default that is continuing under any of Clause 28.1 (Payment Default), Clause 28.4 (Other obligations) insofar as it relates to a breach of any Major Undertaking, Clause 28.5 (Misrepresentation) insofar as it relates to a breach of any Major Representation in any material respect, Clause 28.6 (Invalidity and Unlawfulness) and Clauses 28.8 (Insolvency) to 28.11 (Similar events elsewhere) (each inclusive).

“Major Representation” means a representation or warranty (with respect to the Original Obligors only (and excluding any procurement obligations on the part of the Original Obligors with respect to any other member of the Group or the Target Group)) under any of Clauses 24.1 (Status) to 24.5 (Validity and admissibility in evidence) (each inclusive) and Clause 24.16 (Anti-corruption and sanctions).

“Major Undertaking” means (with respect to the Original Obligors (and excluding any procurement obligations on the part of the Original Obligors with respect to any member of the Group or the Target Group) any of Clauses 27.3 (Pari passu Ranking),  27.9 (Amalgamations and Change of Business), Clause 27.10 (Disposals), Clause 27.12 (Negative Pledge), 27.14 (Indebtedness), 27.15 (Guarantees), Clause 27.16 (Loans), Clause 27.20 (Joint Ventures), Clause 27.21 (Acquisitions and Investments), Clauses 27.23 (Control and Share Issues) to 27.26 (Holding Company), 27.29 (New Senior Subordinated Debt Principal Payments) and Clause 27.30 (Anti-corruption law/Sanctions) (each inclusive).

“Majority Lenders” means:

(a)	in the context of a proposed amendment or waiver in relation to a proposed Utilisation of the Initial Revolving Facility of any of the conditions in Clause 4.2 (Further conditions precedent), a Lender or Lenders whose Initial Revolving Facility Commitments aggregate 66⅔ per cent. or more of the Total Initial Revolving Facility Commitments (or, if the total Initial Revolving Facility Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Initial Revolving Facility Commitments immediately prior to that reduction);

(b)	in the context of a proposed amendment or waiver in relation to a proposed Utilisation of an Incremental Facility of any of the conditions in Clause 4.2 (Further conditions precedent), a Lender or Lenders whose Incremental Facility Commitments aggregate 66⅔ per cent. or more of those Incremental Facility Commitments; and

(c)	otherwise a Lender or Lenders whose Commitments aggregate 66⅔ per cent. or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66⅔ per cent. or more of the Total Commitments immediately prior to that reduction) (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitment shall not be reduced by the amount of its Ancillary Commitment).

“Make-Whole Amount” means an amount equal to the excess (to the extent positive) of:

(a)	the present value on the prepayment date of the sum of (X) 100 per cent. of the principal amount so prepaid plus (Y) all required and scheduled interest payments that would otherwise have accrued or been due on the principal amount so prepaid from (and including) the prepayment date to (and excluding) the first anniversary of the Closing Date (assuming for this purpose that the applicable EURIBOR rate or, as the case may be, LIBOR rate is the higher of (x) the rate of offering of deposits for a three month period determined on the Quotation Day prior to the date of the prepayment and (y) zero basis points per annum) computed upon the prepayment date using a discount rate equal to, in the case of principal denominated in Euro, the Bund Rate and, in the case of principal denominated in Sterling, the Gilt Rate (provided that if the Bund Rate or, as the case may be and as applicable, the Gilt Rate is less than zero, it shall be deemed to be zero) plus, in each case, 50 basis points; over

(b)	the principal amount so prepaid;

“Margin” means:

(a)	in relation to any Facility B1 Loan, 7.25 per cent. per annum;

(b)	in relation to any Facility B2 Loan, 6.75 per cent. per annum;

(c)	in relation to any Initial Revolving Facility Loan, 5.50 per cent. per annum;

(d)	in relation to any Incremental Facility Loan, the percentage rate per annum specified by the Company in the relevant Incremental Facility Increase Notice;

(e)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(f)	in relation to any other Unpaid Sum, the highest rate specified above,

but if:

(i)	no Event of Default has occurred and is continuing;

(ii)	the third full Financial Quarter since the Closing Date has expired; and

(iii)	the Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under an Incremental Facility will be the percentage per annum agreed with the Incremental Facilities Lenders and as indicated for that range in the Incremental Facility Increase Notice for those Incremental Facility Commitments, and the Margin for each Facility B1 Loan, Facility B2 Loan and Initial Revolving Facility Loan will be the percentage per annum set out below in the column in the relevant table for that Facility opposite that range:

Leverage Ratio	Facility B1 Margin % p.a.	Facility B2 Margin % p.a.	Initial Revolving Facility Margin % p.a.
Greater than or equal to 2.9:1	7.25	6.75	5.50
Less than 2.9:1 but greater than or equal to 2.4:1	7.00	6.50	5.25
Less than 2.4:1	6.75	6.25	5.00

However:

(A)	any increase or decrease in the Margin for a Facility shall take effect on the date on which the Agent receives the Compliance Certificate for that Relevant Period pursuant to Clause 25.5 (Compliance Certificates) (or, if such date does not fall on a Business Day, on the Business Day immediately following such date);

(B)	if, following receipt by the Agent of the Annual Financial Statements and related Compliance Certificate, those statements and Compliance Certificate demonstrate that (1) the Margin should have been reduced in accordance with the above table or (2) the Margin should not have been reduced or should have been increased in accordance with the above table, the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply by netting off against the next payment of interest in respect of each applicable Loan and only to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made). The Agent’s determination of the adjustments payable shall be prima facie evidence of such adjustments and the Agent shall, if so requested by the Company, provide the Company with reasonable details of the calculation of such adjustments;

(C)	while an Event of Default is continuing, the Margin for each Facility B and the Initial Revolving Facility shall be the highest percentage per annum set out above for a Loan under that Facility (or, in respect of any Incremental Facility Loan, the highest percentage rate per annum set out in the notice delivered by the Company in accordance with Clause 2.3 (Incremental Facility) in respect of the relevant Incremental Facility Commitments). Once that Event of Default has been remedied or waived, the Margin for each Loan will be re-calculated on the basis of the most recently delivered Compliance Certificate and the terms of this definition “Margin” shall apply (on the assumption that on the date of the most recently delivered Compliance Certificate, no Event of Default had occurred or was continuing) with any reduction in Margin resulting from such recalculation taking effect from the date of such remedy or waiver (or, if such date does not fall on a Business Day, on the Business Day immediately following such date); and

(D)	for the purpose of determining the Margin, the Leverage Ratio and Relevant Period shall be determined in accordance with Clause 26.1 (Financial definitions) provided that no amounts contemplated in paragraph (b) of Clause 28.2 (Financial covenants) shall be taken in account for this purpose.

"Margin Stock" means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including any warranty, indemnity or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any obligation of any person in force to provide any additional equity investment:

(a)	has a material adverse effect on:

(i)	the consolidated business, assets or financial condition of the Group (taken as a whole); or

(ii)	the ability of the Group (taken as whole) to perform its payment obligations under the Finance Documents; or

(b)	subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of any of the Finance Documents to an extent which is materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole and, if capable of remedy, is not remedied within 20 Business Days of the earlier of (i) the Company becoming aware of the issue and (ii) the giving of written notice of the issue by the Agent.

“Material Subsidiary” means, at any time:

(a)	each Obligor;

(b)	each member of the Group which has earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) (calculated on an unconsolidated basis and excluding intra-Group items) representing 5 per cent. or more of the Consolidated Pro Forma EBITDA of the Group as determined by reference to the most recent Compliance Certificate supplied by the Company in respect of the latest Annual Financial Statements delivered to the Agent, or, if no Compliance Certificate has yet been delivered under this Agreement, by reference to the Original Financial Statements, in each case provided that any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax depreciation and amortisation. A report by the Auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties; and

(c)	any direct Holding Company of a Material Subsidiary pursuant to paragraphs (a) or (b) above or an Obligor, provided such Holding Company is also a member of the Group.

“Member of the Office of the Executive Chairman” means each of the CFO, the CSO, the COO, the President and the Executive Chairman.

“Minimum Hedging Requirements” has the meaning given to that term in Clause 27.35 (Compliance with Hedging Letter).

"MNPI" means information which constitutes material non-public information in respect of the Group, the disclosure of which would prevent the recipient of such information continuing to trade publicly traded instruments issued by a member of the Group that are outstanding and held by such recipient pursuant to securities laws applicable to such member of the Group and/or such publicly traded instruments.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last month of any period.

“Monthly Financial Statements” has the meaning given to it in Clause 25.4 (Financial Statements).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“New Debt Notice” means a New Senior Secured Debt Notice (as defined in the definition of “New Senior Secured Debt”) and/or a New Senior Subordinated Debt Notice (as defined in the definition of “New Senior Subordinated Debt”).

“New Lender” has the meaning given to that term in Clause 29.2 (Assignments and Transfers by Lenders).

“New Senior Secured Debt” means any notes, securities or other debt instruments (including loans) issued by the Company, a Holding Company of the Company or any wholly-owned direct subsidiary of the Company or a Holding Company of the Company that, in each case, itself has no subsidiaries and which is or becomes a Guarantor:

(a)	the proceeds of which are applied in or towards (x) refinancing all or a portion of the Facilities and/or other New Senior Secured Debt (to the extent permitted under the terms of this Agreement) and/or any New Senior Subordinated Debt and/or any other Permitted Financial Indebtedness, from time to time as elected by the Company and/or (y) all fees, commissions, make-whole and other contractual premium payable in connection with such refinancing and any reasonable fees, costs and expenses incurred in connection with such refinancing(s) (“Senior Refinancing Debt”); and/or

(b)	the proceeds of which are applied in or towards (x) the general corporate purposes (including capital expenditure requirements) of the Group and all related fees, costs and expenses; and/or (y) financing or refinancing the consideration payable for any Permitted Acquisitions (other than financing the consideration payable for the Acquisition) and Permitted Joint Ventures (including any purchase price adjustments or earn out payments) and all related fees, costs and expenses including in connection with any restructurings and reorganizations following such acquisition or investment; and/or

(c)	which constitutes Acquired Indebtedness,

which are designated as “New Senior Secured Debt” by written notice from the Company to the Agent (such notice a “New Senior Secured Debt Notice”), in respect of which the following terms apply:

(i)	(save in respect of any New Senior Secured Debt which constitutes Senior Refinancing Debt) after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed New Senior Secured Debt as if drawn in full and the proposed use of proceeds thereof (including any acquisition, acquired Consolidated Pro Form EBITDA (pro forma for the LTM period) or refinancing of indebtedness and assuming, for the avoidance of doubt, that all the proceeds thereof have been paid away in full with pro forma effect applied in a manner consistent with the definition of Consolidated Pro Forma EBITDA and Clause 26.5 (Calculations)), the Permitted Indebtedness Cap would not be exceeded;

(ii)	to the extent applicable, paragraph (d) of Clause 42.7 (Additional Debt Documentation) is or will be complied with in respect of the relevant New Senior Secured Debt;

(iii)	if such New Senior Secured Debt is incurred under this Agreement as a senior secured term loan facility in Sterling or Euro in each case ranking pari passu with Facility B as “Senior Secured Liabilities” under the Intercreditor Agreement and incurred within the first 12 Months after the Closing Date, the applicable MFN Condition would be satisfied if tested on the basis that references in sub-paragraph 2.3(c)(i) of Clause 2.3 (Incremental Facility) to an “Incremental Facility” were references to such “New Senior Secured Debt”;

(iv)	if such New Senior Secured Debt is established under this Agreement and is required to become subject to the Intercreditor Agreement pursuant to sub-paragraph (ii) above, the applicable Maturity Condition would be satisfied if tested on the basis that references in sub-paragraph (c)(ii) of Clause 2.3 (Incremental Facility) to an “Incremental Facility” were references to such “New Senior Secured Debt”;

(v)	if such New Senior Secured Debt is established under this Agreement and is required to become subject to the Intercreditor Agreement pursuant to sub-paragraph (ii) above, the applicable Amortisation Condition would be satisfied if tested on the basis that references in sub-paragraph (c)(iii) of Clause 2.3 (Incremental Facility) to an “Incremental Facility” were references to such “New Senior Secured Debt”;

(vi)	the No Default Condition would be satisfied if tested on the basis that references in sub-paragraph (c)(iv) of Clause 2.3 (Incremental Facility) to an “Incremental Facility” were references to the relevant “New Senior Secured Debt”; and

(vii)	such New Senior Secured Debt will rank pari passu with the other Facilities in accordance with the Intercreditor Agreement and the Transaction Security to be granted over any assets purchased with the proceeds of any New Senior Secured Debt will be shared with the Finance Parties (to the extent lawful) in accordance with the Intercreditor Agreement and any amounts applied in mandatory prepayment of any such New Senior Secured Debt will be shared rateably with Facility B.

“New Senior Secured Debt Documents” means:

(a)	if the New Senior Secured Debt constitutes notes:

(i)	the New Senior Secured Notes Indenture and any associated fee letters;

(ii)	the New Senior Secured Notes; and

(iii)	the New Senior Secured Notes Guarantees;

(b)	if the New Senior Secured Debt constitutes loans:

(i)	the New Senior Secured Facility Agreement;

(ii)	each document designated as a “Finance Document” under the New Senior Secured Facility Agreement;

(c)	any other documents designated as such by the New Senior Secured Notes Trustee (if such New Senior Secured Debt constitutes notes) or other relevant creditor representative and the Company;

(d)	the Intercreditor Agreement; and

(e)	any security document securing the New Senior Secured Debt (including the Transaction Security Documents).

“New Senior Secured Debt Indenture” means the indenture in respect of any New Senior Secured Debt, entered into between, among others, either the Company, a Holding Company of the Company or the relevant wholly-owned direct subsidiary of the Company or the Holding Company of the Company, as applicable, and the New Senior Secured Notes Trustee as amended from time to time.

“New Senior Secured Facility Agreement” means any credit agreement, loan or other instrument or document constituting or evidencing any New Senior Secured Debt.

“New Senior Secured Notes” means any notes, exchange notes, loans or other securities issued by the Company, a Holding Company of the Company or any wholly-owned direct subsidiary of the Company or a Holding Company of the Company that, in each case, itself has no subsidiaries and which is or becomes a Guarantor and which satisfies the criteria of New Senior Secured Debt.

“New Senior Secured Notes Trustee” means the trustee for the New Senior Secured Notes under the New Senior Secured Notes Indenture.

“New Senior Subordinated Debt” means any secured or unsecured loans, notes, exchange notes, securities or other debt instruments issued or incurred by DMWSL 632 Limited or a Holding Company of DMWSL 632 Limited which is or becomes a Guarantor:

(a)	the proceeds of which are applied in or towards (x) refinancing all or a portion of the Facilities and/or any New Senior Secured Debt and/or any other New Senior Subordinated Debt and/or any other Permitted Financial Indebtedness, from time to time as elected by the Company and/or (y) all fees, commissions, make-whole and other contractual premium payable in connection with such refinancing and any reasonable fees, costs and expenses incurred in connection with such refinancing(s) (“Subordinated Refinancing Debt”); and/or

(b)	the proceeds of which are applied in or towards (x) the general corporate purposes (including capital expenditure requirements) of the Group and all related fees, costs and expenses; and/or (y) financing or refinancing the consideration payable for any Permitted Acquisitions (other than financing the consideration payable for the Acquisition) and Permitted Joint Ventures (including any purchase price adjustments or earn out payments) and all related fees, costs and expenses including in connection with any restructurings and reorganizations following such acquisition or investment; and/or

(c)	which constitutes Acquired Indebtedness,

which are designated as “New Senior Subordinated Debt” by written notice from the Company to the Agent (such notice a “New Senior Subordinated Debt Notice”), in respect of which the following terms apply:

(i)	(save in respect of any New Senior Subordinated Debt which constitutes Subordinated Refinancing Debt) after giving pro forma effect to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed New Senior Subordinated Debt as if drawn in full and the proposed use of proceeds thereof (including any acquisition, acquired Consolidated Pro Forma EBITDA (pro forma for the LTM period) or refinancing of indebtedness and assuming, for the avoidance of doubt, that all the proceeds thereof have been paid away in full with pro forma effect applied in a manner consistent with the definition of Consolidated Pro Forma EBITDA and Clause 26.5 (Calculations)), the Permitted Indebtedness Cap would not be exceeded;

(ii)	to the extent applicable, paragraph (e) of Clause 42.7 (Additional Debt Documentation) is or will be complied with in respect of the relevant New Senior Subordinated Debt;

(iii)	if such New Senior Subordinated Debt is established under this Agreement and is required to become subject to the Intercreditor Agreement pursuant to sub-paragraph (ii) above, the applicable Maturity Condition would be satisfied if tested on the basis that references in sub-paragraph (c)(ii) of Clause 2.3 (Incremental Facility) to an “Incremental Facility” were references to such “New Senior Subordinated Debt”;

(iv)	if such New Senior Subordinated Debt is established under this Agreement and is required to become subject to the Intercreditor Agreement pursuant to sub-paragraph (ii) above, the applicable Amortisation Condition would be satisfied if tested on the basis that references in sub-paragraph (c)(iii) of Clause 2.3 (Incremental Facility) to an “Incremental Facility” were references to such “New Senior Subordinated Debt”;

(v)	the No Default Condition would be satisfied if tested on the basis that references in sub-paragraph (c)(iv) of Clause 2.3 (Incremental Facility) to an “Incremental Facility” were references to the relevant “New Senior Subordinated Debt”; and

(vi)	to the extent required to become subject to the Intercreditor Agreement pursuant to sub-paragraph (ii) above, such New Senior Subordinated Debt will rank junior to Facility B or will otherwise rank behind Facility B with respect to the distribution of proceeds from the enforcement of Transaction Security, in each case in accordance with the Intercreditor Agreement and the Transaction Security to be granted over any assets purchased with the proceeds of any New Senior Subordinated Debt will be shared, to the extent such New Senior Subordinated Debt is secured, with the Finance Parties (to the extent lawful) in accordance with the Intercreditor Agreement and any mandatory prepayments of any such New Senior Subordinated Debt will be shared rateably with Facility B.

“New Senior Subordinated Debt Documents” means:

(a)	if the New Senior Subordinated Debt constitutes notes:

(i)	the New Senior Subordinated Notes Indenture and any associated fee letters;

(ii)	the New Senior Subordinated Notes; and

(iii)	the New Senior Subordinated Notes Guarantees;

(b)	if the New Senior Subordinated Debt constitutes loans:

(i)	the New Senior Subordinated Facility Agreement;

(ii)	each document designated as a “Finance Document” under the New Senior Subordinated Facility Agreement;

(c)	any other documents designated as such by the New Senior Subordinated Note Trustee (if such New Senior Subordinated Debt constitutes notes) or other relevant creditor representative and the Company; and

(d)	to the extent applicable, the Intercreditor Agreement; and

(e)	any security document securing the New Senior Subordinated Debt (including the Transaction Security Documents).

“New Senior Subordinated Facility Agreement” means any credit agreement, loan or other instrument or document constituting or evidencing any New Senior Subordinated Debt.

“New Senior Subordinated Notes” means any notes, exchange notes, loans or other securities issued by DMWSL 632 Limited or a Holding Company of DMWSL 632 Limited and which is or becomes a Guarantor and satisfies the criteria of New Senior Subordinated Debt.

“New Senior Subordinated Notes Guarantees” means the guarantees granted in favour of the holders of the New Senior Subordinated Notes pursuant to the New Senior Subordinated Notes Indenture.

“New Senior Subordinated Notes Indenture” means the indenture in respect of any New Senior Subordinated Notes, entered into between, among others, either DMWSL 632 Limited or a Holding Company of DMWSL 632 Limited, as applicable, and the New Senior Subordinated Notes Trustee as amended from time to time.

“New Senior Subordinated Notes Trustee” means the trustee for the New Senior Subordinated Notes under the New Senior Subordinated Notes Indenture.

“New Shareholder Contribution” means any amount contributed to the Company’s share capital after the Closing Date on terms such that no shares or other securities are issued by the Company to the person making such contribution and no rights, obligations or liabilities (whether by operation of law, on a contractual basis, or otherwise) arise between such person and the Company.

“New Shareholder Injection” means any amount subscribed for in cash in the Company after the Closing Date for any Permitted Share Issue of the Company or contributed to the Company by way of New Shareholder Contribution, to the extent any such amount is Not Otherwise Applied.

“Non-Acceptable L/C Lender” means a Lender under a Revolving Facility which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than (i) an Arranger (or an Affiliate of an Arranger) or (ii) a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (i) to (iii) of the definition of Defaulting Lender.

“Non-Consenting Lender” has the meaning given to that term in Clause 42.4 (Replacement of Lender).

“Non-Obligor” means a member of the Group that is not an Obligor.

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the US by an Obligor or one or more Subsidiaries of the Obligor primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the US, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-Voting Sub-Participation” means any sub-participation or sub-contract where no voting rights under the Finance Documents are transferred as a result of such sub-participation or sub-contract as at the time of entry into such sub-participation or sub-contract.

“Not Otherwise Applied” means, in relation to any amount which is proposed to be applied or included, that such amount has not been (and is not simultaneously being), included, applied, designated or taken into account in respect of, any other calculation, use, event, transaction or permission.

“Notes” means any New Senior Secured Notes and any New Senior Subordinated Notes.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (h) of Clause 30 (Restriction on Debt Purchase Transactions).

“Obligor” means a Borrower or a Guarantor.

“Obligor/Non-Obligor Basket” means with respect to:

(a)	paragraph (q) of the definition of “Permitted Disposals”;

(b)	paragraph (o)(iii) of the definition of “Permitted Guarantee”;

(c)	paragraph (c) of the definition of “Permitted Security”; and

(d)	the definition of “Permitted Share Issue”,

an aggregate amount that does not exceed, at any time, the greater of (i) £16,000,000 and (ii) an amount equal to 25 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent.

“Obligors’ Agent” means the Company or such other person appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.6 (Obligors’ Agent).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	the audited consolidated financial statements of the Group (excluding, for the avoidance of doubt, the Target Group) for its financial year ended 30 September 2018; and

(b)	the management accounts of the Target Group for its financial year ended 31 December 2018.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pending Acquisition Amount” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Pension Items” has the meaning given to it in Clause 26.1 (Financial definitions).

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarisation, stampings and/or notifications of the Transaction Security Documents and/or the Security created thereunder.

“Permitted Acquisition Costs” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Permitted Acquisitions” means:

(a)	any acquisition of any shares or securities owned by minority shareholders in members of the Group;

(b)	any acquisition by a member of the Group pursuant to a Permitted Disposal by another member of the Group;

(c)	any acquisition of cash or cash equivalent investments;

(d)	an acquisition of interests in a Permitted Joint Venture to the extent permitted under Clause 27.20 (Joint Ventures);

(e)	other than with respect to any member of the Group that is a Holding Company of DMWSL 631 Limited, an acquisition which complies with all of the applicable conditions set out in this paragraph (e) by a member of the Group of a controlling interest in any person (and, for this purpose, “control” means holding more than 50 per cent. of the voting shares or equivalent voting interests in the relevant person and having the ability to appoint directors which control a majority of the votes which may be cast at a meeting of the board of directors or analogous governing body of the relevant person) or a business or undertaking (each such person, business or undertaking a “target”) in each case carrying on a similar, related or complementary business to the Group, and in each case provided that:

(i)	the target had positive earnings before interest, tax, depreciation and amortisation or negative earnings before interest, tax, depreciation and amortisation in an amount not exceeding £1,000,000 (calculated, in each case, on the same basis as Consolidated Pro Forma EBITDA) in the target’s immediately preceding equivalent of a Financial Year or, at the Company’s sole discretion, as reasonably calculated on a LTM basis as at the date of its legally binding commitment in respect of such acquisition;

(ii)	as at the date of its legally binding commitment in respect of such acquisition, no Event of Default has occurred and is continuing pursuant to Clause 28.1 (Payment Default) or Clause 28.8 (Insolvency) or, on the basis of circumstances existing as of such date that are actually known to the Company, could reasonably be expected to occur as a result of such acquisition;

(iii)	the target is incorporated in, or is established and carries on its principal business (in compliance with all applicable Sanctions) in, a country which, as at the date of its legally binding commitment in respect of such acquisition, is not a Sanctioned Country; and

(f)	any acquisition pursuant to a Permitted Reorganisation or Permitted Transaction;

(g)	an acquisition constituting a Permitted Share Issue;

(h)	a direct or indirect acquisition by, prepayment and/or redemption of shares or other securities pursuant to any management or employee share scheme of the Group or from any directors and employees of members of the Group whose appointment or contract is terminated (in each case, whether by a member of the Group or by a Holding Company of the Company and whether or not held through an employee benefit trust or special purpose vehicle) that is funded pursuant to paragraph (a) of the definition of Permitted Payment;

(i)	any acquisition of shares following the conversion of an intra-Group loan into equity;

(j)	an acquisition of the share capital or analogous ownership interests in an entity (including by way of formation) which has not traded prior to the close of the acquisition;

(k)	the Acquisition; and

(l)	any acquisition to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent.

“Permitted Disposals” means:

(a)	disposals of assets made by a member of the Group in the ordinary course of trading;

(b)	any disposal of cash and cash equivalent investments in a manner not prohibited by the Finance Documents;

(c)	any disposal of assets (other than shares, businesses and undertakings) in exchange or replacement for other assets which are, in the reasonable opinion of the entity effecting the acquisition, comparable or superior as to type, quality and value, provided that if the asset disposed of is subject to Transaction Security the replacement asset shall also become subject to equivalent Security under a Transaction Security Document (subject to the Agreed Security Principles and ignoring, where relevant for the purpose of assessing such equivalency, any hardening periods or guarantee limitations) unless the relevant asset is disposed of or transferred subject to the Transaction Security;

(d)	any disposal (i) by a member of the Group to an Obligor or (ii) by a Non-Obligor to another member of the Group provided that if the asset disposed of is subject to Transaction Security at the time of disposal it shall be disposed of on the basis that it shall remain subject to, or otherwise become subject to, equivalent Security under a Transaction Security Document following disposal (subject to the Agreed Security Principles and ignoring, where relevant for the purpose of assessing such equivalency, any hardening periods or guarantee limitations) unless the relevant asset is disposed of or transferred subject to the Transaction Security;

(e)	any disposal of assets which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations;

(f)	any disposal of any business, assets or shares permitted by paragraph (a) of Clause 27.9 (Amalgamations and Change of Business);

(g)	disposals of assets which are seized, expropriated, or acquired by compulsory purchase by or by the order of any central or local governmental agency or authority which individually or together would not result in a breach of Clause 28.14 (Compulsory Acquisition);

(h)	disposals pursuant to the grant or termination of leasehold interests in, or licences of, property in the ordinary course of business;

(i)	any disposal of assets subject to Permitted Factoring, a Permitted Finance Lease or a Permitted Sale and Leaseback;

(j)	any disposal of assets arising as a result of a Permitted Share Issue or Permitted Security;

(k)	any disposal of assets arising as a result of a Permitted Transaction;

(l)	any disposal of an intra-Group loan as a result of the conversion of such intra-Group loan into equity pursuant to paragraph (j) of Permitted Acquisitions;

(m)	any license or other right to use any Intellectual Property of any member of the Group, which, if between a member of the Group and a third party is on arm’s length terms or terms in favour of that member of the Group and which, in each case, is made in the ordinary course of business and provided in each case that such disposal (A) does not materially interfere with the business of any member of the Group or (B) relates to closed sites or facilities or discontinued activities and/or assets;

(n)	disposals of assets to a Permitted Joint Venture permitted under Clause 27.20 (Joint Ventures) or of an interest in a Joint Venture to the extent required by the terms of the arrangements in relation to that Joint Venture between the Joint Venture parties;

(o)	any disposal of Treasury Transactions (including to the extent in excess of the required hedging under the Hedging Letter);

(p)	any disposal to which the Majority Lenders shall have given their prior written consent;

(q)	any disposal of assets by an Obligor to a Non-Obligor provided that the aggregate market value of all such assets disposed of by Obligors to Non-Obligors following the date of this Agreement does not exceed the Obligor/Non-Obligor Basket at any time;

(r)	disposals of fixed (including gaming terminals) or long term assets where the Net Cash Proceeds of the disposal (or an equivalent amount) are designated as used within the six Months preceding or the twelve Months following the disposal (or are committed or designated by the board of directors to be applied in the twelve Months following the disposal and are so applied within six Months thereafter) to purchase other assets useful in the business of the Group, and/or to make a Permitted Acquisition, and/or for Capital Expenditure, and/or applied in prepayment of any Financial Indebtedness;

(s)	any disposal of assets (including, any shares in or business, undertakings or divisions of any member of the Group) provided that:

(i)	no Event of Default has occurred and is continuing pursuant to Clause 28.1 (Payment Default) or Clause 28.8 (Insolvency) at the time the relevant member of the Group enters into a legally binding commitment in respect of the disposal of such asset;

(ii)	any such disposal is for fair market value (as reasonably determined by the Company) with at least 75 per cent. of the consideration for such disposal consisting of cash or cash equivalent investments at the time of such disposal and provided that for the purposes of the 75 per cent. cash consideration requirement the following items shall be deemed to be cash:

(A)	any shares or securities received by the Company or any other member of the Group from such transferee that are converted by such person into cash or cash equivalent investments (to the extent of the cash or cash equivalent investments received) within 180 days following the closing of the applicable disposal; and

(B)	the fair market value (as determined by the Company in good faith) of non-cash consideration received by the Company or any other member of the Group in connection with any disposal that is designated as such in a certificate from the Company (signed by an authorised signatory), setting out the basis of such valuation (which will be reduced by the amount of cash and cash equivalent investments received in connection with a subsequent sale or conversion of such designated non-cash consideration into cash or cash equivalent investments, provided that the proceeds of such conversion, to the extent that they constitute Disposal Proceeds, are applied in mandatory prepayment in accordance with Clause 12.2 (Disposal and insurance and recovery proceeds)) (the “Designated Non-Cash Consideration”) having an aggregate fair market value not exceeding £2,000,000 with respect to any individual asset and, when taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph that is at that time outstanding , not exceeding £5,000,000 in aggregate in any Financial Year and £10,000,000 over the life of this Agreement (but calculated, in each case, so as to disregard any Designated Non-Cash Consideration received in respect of disposals of gaming machines); and

(iii)	the Net Cash Proceeds of such disposal received by the Group are applied and/or reinvested as (and to the extent) required or permitted by Clause 12.2 (Disposal and insurance and recovery proceeds).

(t)	disposals of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise of such accounts receivables, in each case provided that the primary purpose of such disposal is not the raising of any Financial Indebtedness by the Group;

(u)	any disposal permitted pursuant to paragraph (a) of the definition of Permitted Payment; and

(v)	disposals of assets which are otherwise permitted as a Permitted Disposal to a special purpose vehicle and the subsequent disposal of that special purpose vehicle where the assets transferred to the special purpose vehicle are the only material assets thereof shall also be permitted provided that such other assets are similarly able to be disposed of in accordance with paragraphs (a) to (u) above.

“Permitted Factoring” has the meaning given to it in Clause 27.13 (Factoring).

“Permitted Finance Lease” has the meaning given to it in Clause 27.17 (Leasing Arrangements).

“Permitted Financial Indebtedness” means:

(a)	Financial Indebtedness arising under the Finance Documents;

(b)	Financial Indebtedness arising under or issued pursuant to a Permitted Guarantee, Permitted Loan, a Permitted Factoring, a Permitted Sale and Leaseback, a Permitted Finance Lease or as permitted under Clause 27.19 (Treasury Transactions);

(c)	the Existing Debt provided it is refinanced on the Closing Date or is otherwise permitted to be outstanding under the other paragraphs of this definition at such time;

(d)	Financial Indebtedness in respect of a Letter of Credit has been issued or a guarantee or letter of credit has been issued under the Ancillary Facilities;

(e)	any Financial Indebtedness relating to the Cash Pooling Arrangements;

(f)	Financial Indebtedness to which the Majority Lenders have given their prior written consent;

(g)	Acquired Indebtedness, provided that at the election of the Company:

(i)	such Acquired Indebtedness is discharged within six Months of the date on which such person becomes a Subsidiary or the relevant asset was acquired by a member of the Group (save to the extent that such Financial Indebtedness constitutes Permitted Financial Indebtedness under another paragraph of this definition); or

(ii)	the Company confirms to the Agent within 10 Business Days of completion of the Permitted Acquisition that on a pro forma basis for the incurrence of such Acquired Indebtedness and the proposed use of proceeds thereof (including any acquisition, acquired Consolidated Pro Form EBITDA (pro forma for the LTM period) or refinancing of indebtedness and assuming, for the avoidance of doubt, that all the proceeds thereof have been paid away in full with pro forma effect applied in a manner consistent with the definition of Consolidated Pro Forma EBITDA and Clause 26.5 (Calculations)), the Leverage Ratio does not exceed the lower of 3.4:1 and the applicable Covenant Ratio; or

(iii)	such Acquired Indebtedness is adopted as New Senior Secured Debt or New Senior Subordinated Debt for the purposes of paragraph (j) below;

(h)	Financial Indebtedness arising as a result of daylight exposures of any member of the Group in respect of banking arrangements entered into in the ordinary course of its treasury activities;

(i)	Financial Indebtedness incurred in respect of any credit for goods and services raised in the ordinary course of trading and outstanding for more than 120 days after its customary date of payment and any liability to a financial institution in respect of the provision of supply chain financing outstanding for more than 120 days after the customary date of payment for the goods or services in respect of which such supply chain financing has been provided;

(j)	Financial Indebtedness arising by way of any New Senior Secured Debt or any New Senior Subordinated Debt;

(k)	any earn out arrangement or other deferred consideration in relation to a Permitted Acquisition (to the extent that the earn out arrangement or other deferred consideration itself constitutes Financial Indebtedness);

(l)	to the extent constituting Financial Indebtedness, any indebtedness, liabilities or obligations in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(m)	to the extent constituting Financial Indebtedness, any indebtedness, liabilities or obligations of any member of the Group consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(n)	any Financial Indebtedness outstanding between members of the Target Group as at the Closing Date; and

(o)	any other Financial Indebtedness not permitted by the preceding paragraphs the principal outstanding amount of which, when aggregated with the maximum aggregate amount of cash consideration for receivables which have been sold or disposed of pursuant to Recourse Factoring in accordance with paragraph (b) of Clause 27.13 (Factoring) and which remain outstanding (other than as a result of a default by the relevant debtor), does not in aggregate exceed, at any time, the greater of (i) £10,000,000 and (ii) an amount equal to 16 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent.

“Permitted Guarantee” means:

(a)	any guarantee under the Finance Documents;

(b)	any guarantee which, if it were a loan, would be a Permitted Loan to the extent the issuer of the relevant guarantee would have been entitled to make a Loan in an equivalent amount under the definition of “Permitted Loan” to the person whose obligations are being guaranteed;

(c)	guarantees granted by any person that becomes a member of the Group after the Closing Date as a result of an acquisition permitted under Clause 27.21 (Acquisitions and Investments), provided that:

(i)	such guarantee existed at the time such person became a member of the Group and was not incurred or increased in anticipation thereof and not amended to increase the guaranteed liabilities; and

(ii)	at the election of the Company (A) the Financial Indebtedness guaranteed thereby is discharged within six Months of the date on which such person becomes a member of the Group (save to the extent that such guarantee constitutes a Permitted Guarantee under another paragraph of this definition) or (B) the Financial Indebtedness remains outstanding in accordance with the provisions of paragraph (g)(i)(B) of the definition of Permitted Financial Indebtedness provided that the full amount of such Financial Indebtedness guaranteed shall be included in the calculation of the Leverage Ratio (as if it were Financial Indebtedness of the Company) for all purposes under this Agreement;

(d)	guarantees of Treasury Transactions which are permitted under this Agreement;

(e)	guarantees of Permitted Factoring or Permitted Sale and Leaseback;

(f)	guarantees to landlords and counter-indemnities in favour of financial institutions which have guaranteed rent obligations of a member of the Group or guarantees or counter indemnities for the lease obligations of suppliers, customers, franchisees and licensees, in each case, in the ordinary course of business;

(g)	the endorsement of negotiable instruments in the ordinary course of trading;

(h)	guarantees guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trading;

(i)	guarantees and indemnities given in favour of directors and officers of any member of the Group in respect of their function as such;

(j)	any guarantee given in respect of the Cash Pooling Arrangements, netting or set-off arrangements permitted pursuant to paragraphs (c), (d) and/or (y) of the definition of Permitted Security;

(k)	indemnities given to professional advisers and consultants in the ordinary course of business;

(l)	guarantees and indemnities given to creditors of members of the Group in connection with Permitted Reorganisations and/or capital reductions;

(m)	any customary guarantee or indemnity which is necessary for, and is entered into in connection with, a secondary public offering;

(n)	guarantees and indemnities given in connection with Permitted Disposals and Permitted Acquisitions up to a maximum amount equal to the consideration for that disposal or acquisition (as the case may be) and/or guarantees given by a member of the Group in respect of a former Subsidiary (at the time it was a Subsidiary and not in contemplation of it ceasing to be a Subsidiary) of that member of the Group where such member of the Group has received an indemnity in respect of the maximum aggregate amount of the liabilities under such guarantee;

(o)	guarantees by:

(i)	any Non-Obligor in respect of obligations or Financial Indebtedness of another Non-Obligor;

(ii)	any member of the Group in respect of obligations or Financial Indebtedness of an Obligor; and

(iii)	an Obligor in respect of obligations or Financial Indebtedness of a Non-Obligor provided that the aggregate amount outstanding of all such guarantees made after the date of this Agreement does not exceed the Obligor/Non-Obligor Basket at any time;

(p)	(to the extent permitted by the Intercreditor Agreement) any guarantees and indemnities provided in respect of any New Senior Secured Debt and New Senior Subordinated Debt;

(q)	guarantees to which the Agent (on the instructions of the Majority Lenders) has given prior written consent;

(r)	customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of or in contemplation of Permitted Financial Indebtedness and/or refinancing of the Facilities;

(s)	any guarantee or indemnity made in connection with a Permitted Joint Venture which is permitted under Clause 27.20 (Joint Ventures); and

(t)	any guarantee or indemnity provided by a member of the Group for the obligations of another member of the Group in connection with a member of the Group claiming exemption from audit, the preparation and filing of its accounts or other similar exemptions (including under section 394C, 448C or 479C of the Companies Act 2006 or other similar or equivalent provisions);

(u)	guarantees of any Existing Debt to be released on or prior to the Closing Date;

(v)	mandatory guarantees under any applicable law or regulation;

(w)	guarantees of (i) leases or of other obligations not constituting Financial Indebtedness and (ii) lease obligations of suppliers, customers, franchisees and licensees of any member of the Group, in each case, in the ordinary course of business; and

(x)	guarantees not otherwise permitted by the preceding paragraphs, the aggregate principal outstanding amount guaranteed by which (when aggregated with all such other guarantees) does not exceed, at any time, the greater of (i) £10,000,000 and (ii) an amount equal to 16 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent.

“Permitted Holding Company Activity” means:

(a)	holding shares in its Subsidiaries (including Unrestricted Subsidiaries and the designation of any of its Subsidiary as an Unrestricted Subsidiary) and issuing Notes and holding shares in its Subsidiaries and Joint Ventures;

(b)	making Permitted Loans;

(c)	granting Permitted Security and providing Permitted Guarantees to the extent consistent with the activities of a holding company in the ordinary course of its business as a holding company as contemplated by paragraphs (d) to (l) below;

(d)	the entry into and performance of its obligations under the Transaction Documents and any documents entered into pursuant to or in connection with the issuance or incurrence of New Senior Secured Debt and/or New Senior Subordinated Debt;

(e)	the granting of any Security permitted under paragraphs (t) and (u) of Permitted Security and the granting of Transaction Security to the Finance Parties in accordance with the terms of this Agreement and (to the extent permitted by the Intercreditor Agreement) in respect of the Notes and/or New Senior Subordinated Debt or as otherwise contemplated in this Agreement;

(f)	the provision of administrative, managerial, legal, treasury and accounting services and the secondment of employees to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(g)	the incurrence of Financial Indebtedness permitted to be outstanding under the terms of this Agreement;

(h)	the making of or receipt of (x) any Permitted Payment, (y) any Permitted Disposal or (z) Permitted Share Issue;

(i)	general administration activities including without limitation those relating to overhead costs and paying filing fees and other ordinary course expenses (such as audit fees and Taxes), to include the fulfilment of any periodic reporting requirements;

(j)	taking any action or any steps required in connection with a proposed secondary public offering;

(k)	the incurrence of any other costs that relate to services provided or duties of the Group;

(l)	acting in the manner specifically contemplated in the Tax Structure Report; and

(m)	having any liabilities in connection with the payment of salaries of management and employees of the Group, and participating in any management equity plan, incentive plan or employee or participation scheme or other similar scheme operated by, for the benefit of, on behalf of or in respect of any member of the Group or any Holding Company (and/or any current or past employees, directors or members of management of any member of the Group) including any steps and actions taken in connection with, or incidental to, such participation and the implementation thereof and approved by the board of the Company from time to time following the date of this Agreement.

“Permitted Indebtedness Cap” means at any time (without double counting):

(a)	an amount equal to the aggregate of:

(i)	the aggregate principal amount of all prepayments of the Facilities, any New Senior Secured Debt, any New Senior Subordinated Debt, any Debt Purchase Transactions entered into by the Group, any prepayment, purchase, acquisition, redemption or other discharge or retirement of Financial Indebtedness permitted under this Agreement, made on or prior to the date of the incurrence of the relevant Financial Indebtedness (or to be made in connection with the incurrence of the relevant Financial Indebtedness, including pro forma application of the net proceeds therefrom); plus

(ii)	an amount equal to all accrued and unpaid interest, issue discounts and other customary fees and expenses (including any premiums, break costs, repayment protection or defeasance costs) and costs, expenses, taxes and fees incurred in connection with such Financial Indebtedness; plus

(iii)	an amount equal to the greater of (i) £16,000,000 and (ii) an amount equal to 25 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent; and

(b)	an unlimited amount so long as on a pro forma basis with respect to the utilisation of the principal or equivalent amount of the proposed Incremental Facility, Acquired Indebtedness, New Senior Secured Debt or New Senior Subordinated Debt in full and the proposed use of proceeds thereof (including any refinancing of indebtedness and any acquired Consolidated Pro Forma EBITDA and assuming, for the avoidance of doubt, that all the proceeds thereof have been paid away in full with pro forma effect applied in a manner consistent with the definition of Consolidated Pro Forma EBITDA and Clause 26.5 (Calculations)) the Leverage Ratio as at the most recent Quarter Date for which Financial Statements have been delivered to the Agent (or, if no Financial Statements have yet been delivered as at the Closing Date, the Original Financial Statements) does not exceed the lower of 3.4:1 and the applicable Covenant Ratio, provided that, (A) to the extent the relevant Financial Indebtedness is incurred in reliance on paragraph (b) above concurrently with the incurrence of such Financial Indebtedness in reliance on paragraph (a) above, the Leverage Ratio shall be permitted to exceed 3.4:1 and the applicable Covenant Ratio to the extent such amount of such Financial Indebtedness is incurred in reliance on paragraph (a) above rather than in reliance on this paragraph (b) and (B) any amount of the relevant Financial Indebtedness may be incurred in reliance on paragraph (b) above (subject to the terms of that paragraph) prior to the incurrence of the amount set out in paragraph (a) above.

“Permitted Joint Venture” means, other than with respect to any member of the Group that is a Holding Company of DMWSL 631 Limited, any investment made in a joint venture at any time, provided that:

(a)	the relevant joint venture is incorporated in, or is established and carries on its principal business (in compliance with all applicable Sanctions) in, a country which, as at the date of its legally binding commitment in respect of such investment, is not a Sanctioned Country;

(b)	in respect of which, as at the date of its legally binding commitment in respect of such investment, no Event of Default has occurred and is continuing pursuant to Clause 28.1 (Payment Default) or Clause 28.8 (Insolvency) or, on the basis of circumstances existing as of such date that are actually known to the Company, could reasonably be expected to occur as a result of such investment; and

(c)	where the aggregate of:

(i)	all amounts subscribed for shares in, lent to or invested in all such Joint Ventures by any member of the Group after the Closing Date in any Financial Year;

(ii)	the outstanding contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Group to any Joint Venture (other than assets provided on arm’s length terms) after the Closing Date in any Financial Year,

net of profit distributions and returns on investments in cash (in each case after the Closing Date and during the relevant Financial Year) and after deducting investments funded (whether notionally or in fact) with Acceptable Funding Sources during the relevant Financial Year does not exceed the Investment Basket in any Financial Year (as such basket may be reduced in that Financial Year pursuant to and in accordance with Clause 27.36 (Unrestricted Subsidiaries)).

“Permitted Loan” means:

(a)	loans and trade credit in the ordinary course of its trading activities;

(b)	advance payments made in the ordinary course of trading;

(c)	loans and the granting of credit by Obligors to Obligors, provided that, with respect to any such loan or grant made by the Company or DMWSL 633 Limited to a member of the Group that is a Subsidiary of DMWSL 632 Limited, such loan or grant shall be made by the Company and/or DMWSL 633 Limited (as applicable) to DMWSL 632 Limited which shall in turn on-lend or, as the case may be, on-grant the relevant cash proceeds to the relevant member of the Group;

(d)	loans and the granting of credit by a Non-Obligor to an Obligor, provided that, with respect to any such loan or grant made by the Company or DMWSL 633 Limited to a member of the Group that is a Subsidiary of DMWSL 632 Limited, such loan or grant shall be made by the Company and/or DMWSL 633 Limited (as applicable) to DMWSL 632 Limited which shall in turn on-lend or, as the case may be, on-grant the relevant cash proceeds to the relevant member of the Group;

(e)	a loan or grant of credit by an Obligor to a Non-Obligor provided that the aggregate amount outstanding of all such loans or grants of credit made after the date of this Agreement does not exceed the Obligor/Non-Obligor Basket at any time, provided that, with respect to any such loan or grant made by the Company or DMWSL 633 Limited to a member of the Group that is a Subsidiary of DMWSL 632 Limited, such loan or grant shall be made by the Company and/or DMWSL 633 Limited (as applicable) to DMWSL 632 Limited which shall in turn on-lend or, as the case may be, on-grant the relevant cash proceeds to the relevant member of the Group;

(f)	loans and the granting of credit by Non-Obligors to other Non-Obligors, provided that, with respect to any such loan or grant made by the Company or DMWSL 633 Limited to a member of the Group that is a Subsidiary of DMWSL 632 Limited, such loan or grant shall be made by the Company and/or DMWSL 633 Limited (as applicable) to DMWSL 632 Limited which shall in turn on-lend or, as the case may be, on-grant the relevant cash proceeds to the relevant member of the Group;

(g)	loans made in the ordinary course of the Cash Pooling Arrangements;

(h)	loans by an Obligor to an entity or business acquired pursuant to a Permitted Acquisition for either (i) the working capital needs of that entity or business, or (ii) financing or refinancing the repayment of any Financial Indebtedness of such entity or business, provided in each case that such entity shall accede as a Guarantor within, in the case of a member of the Target Group, 90 days or, in the case of any other relevant entity or business, 120 days (or, if such entity or business is not incorporated in a jurisdiction that an existing Obligor is incorporated in, 150 days), of a loan being made to it by an Obligor unless such loan is repaid prior to the expiry of such time period;

(i)	loans by the Company in lieu of a distribution to its shareholders to the extent the same would be permitted (but has not been made) as a Permitted Payment and to the extent that the amount of such loan does not exceed the amount which it could have made by way of such distribution (and the aggregate principal amount outstanding of such loan from time to time shall reduce the amount which it could have made by way of such distribution accordingly);

(j)	loans comprising deferred consideration or earn outs in respect of a Permitted Disposal, up to a maximum amount not exceeding 25 per cent. of the consideration received in respect of such Permitted Disposal;

(k)	loans required to be made by mandatory provisions of law;

(l)	loans to Joint Ventures to the extent permitted by Clause 27.20 (Joint Ventures);

(m)	loans to employees of the Group or management or employee share option or unit or benefit trust schemes, provided that the principal amount outstanding of any such loans shall not exceed, at any time, the greater of (i) £1,000,000 and (ii) an amount equal to 1.6 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent unless such loan is funded from Acceptable Funding Sources;

(n)	loans made with the consent of the Majority Lenders;

(o)	a loan made by a member of the Group in order to fund a payment to be made under a Finance Document;

(p)	a loan contemplated in the Tax Structure Report;

(q)	loans not otherwise permitted pursuant to the preceding paragraphs so long as the aggregate principal amount outstanding of all such loans does not, at any time, exceed the greater of (i) £10,000,000 and (ii) an amount equal to 16 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent .

“Permitted Payment” means a dividend, payment, repayment, prepayment, purchase, redemption, defeasance, exchange, entry into any arrangement, declaration or otherwise a payment including the cash payment of a dividend, repayment of equity, reduction or return of capital, loan, fee, charge in each case to fund:

(a)	(provided that no Event of Default is continuing at the time of making such payment or would result from the making of such payment) payments of amounts required to be made in connection with or pursuant to any acquisition, prepayment or redemption referred to in paragraph (h) of the definition of Permitted Acquisition and/or to purchase or repay any related loans so long as:

(i)	such payment is funded or made from Acceptable Funding Sources; or

(ii)	(disregarding any amounts relating to shares acquired or redeemed pursuant to this paragraph where an equivalent number of shares has been acquired from a member of the Group by, or issued to, a new member of management of the Group for cash and only to the extent of the lower of (A) that cash and (B) the original consideration paid for such shares by the relevant member of the Group) does not:

(C)	in any Financial Year, exceed the greater of (i) £2,000,000 and (ii) an amount equal to 3.2 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent; and

(D)	at any time, exceed the greater of (i) £3,000,000 and (ii) an amount equal to 4.7 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent;

(b)	to the extent permitted under the Intercreditor Agreement, any payment to the extent required to make payments required under any documents entered into in connection with the issuance or hedging of New Senior Subordinated Debt;

(c)	any payment to the extent that the Leverage Ratio (pro forma for such payment) is:

(i)	less than 2.15:1 but greater than or equal to 1.90:1, and such payment is funded from Retained Excess Cash accumulated since the date of the Acquisition Agreement; or

(ii)	less than 1.90:1 and such payment is funded from any available source;

(d)	any payment contemplated by the Tax Structure Report or expressly permitted (or required to meet obligations) under the Finance Documents;

(e)	any payment contemplated by the Commitment Documents (as defined in the Commitment Letter);

(f)	any payment funded from the Available Amount;

(g)	any payment reflected in the Funds Flow Statement; and

(h)	any repayment of intra-group loans, the consideration for which is a Permitted Share Issue.

“Permitted Reorganisation” means:

(a)	a re-organisation (including pursuant to a solvent winding-up where the assets of the relevant company, after paying its liabilities, are distributed to its shareholders, as well as any amalgamation, demerger, merger, consolidation or other corporate reconstruction (including a capital reduction)) involving the business or assets of, or shares of (or other interests in), the Company or any other member of the Group where:

(i)	all of the business, assets and shares of (or other interests in) the relevant member of the Group continue to be owned directly or indirectly by the Company in the same or a greater percentage as prior to such reorganisation, save for:

(A)	the shares of (or other interests in) any member of the Group which has been merged into another member of the Group or which has otherwise ceased to exist (including, for example, by way of the collapse of a solvent partnership or solvent winding up of a corporate entity) as a result of such Permitted Reorganisation; or

(B)	the business, assets and shares of (or other interests in) relevant members of the Group which cease to be owned:

(I)	as a result of a disposal or merger permitted under, but subject always to the terms of, this Agreement;

(II)	as a result of a cessation of business or solvent winding-up of a member of the Group in conjunction with a distribution of all or substantially all of its assets remaining after settlement of its liabilities to its immediate shareholder(s) or other persons directly holding partnership or other ownership interests in it; or

(III)	as a result of a disposal of shares (or partnership or other ownership interests) in a member of the Group required to comply with applicable laws, provided that any such disposal is limited to the minimum amount required to comply with such applicable laws; or

(C)	where such assets cease to exist as a result of such reorganisation; and

(ii)	the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent (ignoring for the purposes of assessing such equivalency any limitations required in accordance with the Agreed Security Principles or hardening periods and other than from any entity (or over any asset) which has ceased to exist as contemplated in paragraph (i) above or is not or has ceased to be a member of the Group) guarantees and security over the same or substantially equivalent assets and over the shares (or other interests) in the transferee or the entity surviving as a result of such reorganisation save to the extent such assets or shares (or other interests) cease to exist or to be owned by members of the Group as contemplated in paragraph (i) above, in each case, to the extent such assets, shares or other interests are not disposed of as permitted under the terms of this Agreement;

(b)	any reorganisation expressly contemplated by the Tax Structure Report provided that any applicable requirements in the Transaction Security Documents are complied with;

(c)	any reorganisation involving the business or assets of, or shares of (or other interests in) any member of the Group which is implemented to comply with any applicable law or regulation (including all intermediate steps or actions necessary to implement such reorganisation);

(d)	any reorganization necessary or required in connection with a secondary public offering; and

(e)	any other reorganisation involving one or more members of the Group approved by the Majority Lenders.

“Permitted Sale and Leaseback” has the meaning given to it in Clause 27.13 (Factoring).

“Permitted Security” means:

(a)	charges or liens in each case arising solely by operation of law and in the ordinary course of trading;

(b)	rights of set-off existing in the ordinary course of trading between any member of the Group and its respective suppliers or customers;

(c)	rights of set-off or netting or cash pooling or balance transfer arrangement or charges arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank or similar facilities or overdraft facilities and arising under the standard commercial terms and conditions of such or as a part of Cash Pooling Arrangements provided that the aggregate amount of credit amounts of Obligors which is netted or set off against debit amounts of any Non-Obligors after the date of this Agreement does not exceed the Obligor/Non-Obligor Basket at any time (but calculated so as to disregard any such netted credit amounts in respect of Cash Pooling Arrangements);

(d)	encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled net balance basis;

(e)	any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on customary terms;

(f)	Security arising under or in connection with a Permitted Sale and Leaseback, a Permitted Finance Lease, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms in the ordinary course of business, to the extent such Security is granted by the relevant member of the Group over assets comprised within or constituted by such arrangements;

(g)	Transaction Security and Security arising under the Transaction Security Documents or other Security or Quasi Security arising under or in connection with the Transaction Documents;

(h)	Security over goods and documents of title to goods and other rights relating to those goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trading;

(i)	any Security over or affecting any asset acquired by any member of the Group on or after the Closing Date and subject to which such asset is acquired, provided that:

(i)	such Security was not created in contemplation of the acquisition of such asset by a member of the Group;

(ii)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group (other than as a result of capitalisation of interest and accrual of any default interest); and

(iii)	at the election of the Company (A) such Security is released within six Months of such acquisition (save to the extent that such Security or Quasi Security constitutes Permitted Security under another paragraph of this definition) or (B) such Security remains in place without increase (other than as a result of capitalisation of interest and accrual of any default interest) provided that (x) such assets are acquired by a Non-Obligor (and, pro-forma for such acquisition, the relevant member of the Group does not become a Material Subsidiary which would be required to accede to this Agreement as a Guarantor in accordance with the provisions of paragraph (c) of Clause 27.27 (Guarantees and Security) after the date of the acquisition) and (y) the outstanding Financial Indebtedness which is secured by such Security remains outstanding in accordance with the provisions of paragraph (g)(ii) of the definition of Permitted Financial Indebtedness (and provided that the full amount of such indebtedness secured shall be included in the calculation of the Leverage Ratio (as if it were indebtedness of the Company) for the purposes of such calculation);

(j)	any Security over or affecting any asset of any entity which becomes a member of the Group after the Closing Date (other than as a result of the Acquisition), where such Security is created prior to the date on which such entity becomes a member of the Group provided that:

(i)	such Security was not created in contemplation of the acquisition of such entity;

(ii)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such entity (other than as a result of capitalisation of interest and accrual of any default interest); and

(iii)	at the election of the Company (A) such Security is released within six Months of such acquisition (save to the extent that such Security or Quasi Security constitutes Permitted Security under another paragraph of this definition) or (B) such Security remains in place without increase (other than as a result of capitalisation of interest and accrual of any default interest) provided that (x) the entity which becomes a member of the Group would not be a Material Subsidiary which would be required to accede to this Agreement as a Guarantor in accordance with the provisions of paragraph (c) of Clause 27.27 (Guarantees and Security) after the date of the acquisition and (y) the outstanding Financial Indebtedness which is secured by such Security remains outstanding in accordance with the provisions of paragraph (g)(ii) of the definition of Permitted Financial Indebtedness (and provided that the full amount of such indebtedness secured shall be included in the calculation of the Leverage Ratio (as if it were indebtedness of the Company) for the purposes of such calculation);

(k)	any Security over shares in a Permitted Joint Venture to secure obligations to other joint venture partners to the extent required to be provided by the terms of the relevant joint venture agreement;

(l)	Security which does not secure any outstanding actual or contingent liability provided that all reasonable endeavours are used to procure the release or discharge of such Security (including, for the avoidance of doubt, any security in respect of the Existing Debt);

(m)	Security over cash paid into an escrow account by any third party or any member of the Group pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any disposal or acquisition made by a member of the Group and which is permitted pursuant to Clauses 27.10 (Disposals) or 27.21 (Acquisitions and Investments);

(n)	Security over rental deposits placed by a member of the Group with a lessor pursuant to a property lease entered into in the ordinary course of business;

(o)	any Security arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by any member of the Group in good faith by appropriate proceedings;

(p)	Security arising automatically by operation of law in favour of any taxation or any government authority or organisation in respect of taxes, assessments or governmental charges which are not yet due or the liability in respect of which is being contested by the relevant member of the Group in good faith by appropriate proceedings;

(q)	Security created pursuant to a court order or judgment or as security for costs arising pursuant to court proceedings being contested by the relevant member of the Group in good faith by appropriate proceedings;

(r)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group;

(s)	any security required in connection with any hedging transactions permitted to be secured on the Transaction Security under the terms of the Intercreditor Agreement.

(t)	(to the extent permitted by the Intercreditor Agreement) Security arising under any New Senior Secured Debt Documents and any New Senior Subordinated Debt Documents;

(u)	Security constituting an escrow arrangement to which the proceeds from any issue of the New Senior Secured Debt or New Senior Subordinated Debt constituting notes are subject to;

(v)	Security to which the Majority Lenders shall have given their prior written consent;

(w)	Security granted in favour of creditors of the Group directly in relation to a Permitted Reorganisation or capital reduction of a member of the Group, to the extent necessary to ensure that the Permitted Reorganisation or capital reduction occurs;

(x)	any lien arising under the general terms and conditions of banks with whom any member of the Group maintains a banking relationship in the ordinary course of business including any which arise from the general banking conditions or any Security arising under the general terms and conditions of banks;

(y)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group);

(z)	any Security or Quasi-Security arising under or in connection with any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to, or receivables of, a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(aa)	Security not otherwise permitted pursuant to the preceding paragraphs securing indebtedness in an aggregate principal amount outstanding not exceeding, at any time, the greater of (i) £10,000,000 and (ii) an amount equal to 16 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent;

(bb)	Security in favour of any Existing Debt to be released on or prior to the Closing Date; and

(cc)	Security granted in connection with a Permitted Factoring.

“Permitted Share Issue” means:

(a)	an issue of shares by the Company not constituting a Change of Control;

(b)	an issuance or series of issuances of securities in connection with or in contemplation of a secondary public offering of shares in the Company or any Holding Company of the Company provided that this shall not include transfers of shares or assets by Subsidiaries of the Company to any Holding Company of the Company;

(c)	an issue of shares by a Subsidiary of the Company to its shareholders or to another member of the Group, provided that ownership interests (direct or indirect) of the Company in such Subsidiary prior to such issue is not diluted as a result and provided further that (in any such case) in the event that the shares of such Subsidiary are subject to Transaction Security prior to such issue, then the percentage of shares in such Subsidiary subject to Transaction Security is not diluted;

(d)	an issue of shares or securities pursuant to a management or employee incentive plan of the Group not constituting a Change of Control;

(e)	an issue of shares permitted pursuant to a Permitted Acquisition, or as permitted under paragraph (a) of Clause 27.9 (Amalgamations and Change of Business) or Clause 27.20 (Joint Ventures),

with a corresponding amount being contributed as equity simultaneously therewith, provided that, in each case, the aggregate amount subscribed by Obligors for shares in Non-Obligors after the date of this Agreement does not exceed the Obligor/Non-Obligor Basket at any time.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity, Security or Quasi-Security given, or other transaction arising, under or in accordance with the Finance Documents;

(b)	a Permitted Reorganisation;

(c)	any payments or other transactions specifically described in the Tax Structure Report (provided that any intermediate steps or actions necessary to implement the transactions described in the Tax Structure Report shall be regarded as a Permitted Transaction provided they could not reasonably be expected to be materially adverse to the interests of the Lenders);

(d)	any conversion of a loan, credit or any other indebtedness outstanding which is permitted under any Finance Document into distributable reserves or share capital of any member of the Group or any other capitalisation, forgiveness, waiver, release or other discharge of that loan, credit or indebtedness, in each case on a cashless basis;

(e)	any action or step necessary or required in connection with a secondary public offering;

(f)	any transaction arising under or in accordance with the entry into or assumption of an obligation in any Transaction Document or taken to comply with an undertaking therein;

(g)	any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares if such shares represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a “cashless” exercise;

(h)	any transaction permitted pursuant to Clause 27.36 (Unrestricted Subsidiaries);

(i)	any transaction arising under or in connection with the Refinancing;

(j)	any transaction permitted by the Majority Lenders; and/or

(k)	any disposal, whether in full or in part only, of Innov8 and/or Harlequin and/or any of their respective assets (whether through a share sale, an asset sale, any other transaction with an equivalent effect or any combination of the foregoing) together with any intermediate steps or actions necessary to implement any such disposal.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Obligor or, with respect to any such plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“President” means the president of the Company or, if no president is appointed, such other person fulfilling the functions of a president of the Group.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Pro Forma Acquisition Synergies and Cost Savings” means synergies and cost savings reasonably anticipated by a Member of the Office of the Executive Chairman or any other authorised signatory of the Company’s board of directors to be achievable within 12 months of the date of a relevant acquisition as a result of that acquisition.

“Pro Forma Disposal Synergies and Cost Savings” means synergies and cost savings reasonably anticipated by the a Member of the Office of the Executive Chairman or any other authorised signatory of the Company’s board of directors to be achievable within 12 months of the date of a disposal as a result of that disposal.

“Pro Forma Group Initiative Synergies and Cost Savings” means synergies and cost savings reasonably anticipated by the a Member of the Office of the Executive Chairman or any other authorised signatory of the Company’s board of directors to be achievable within 12 months of the date of a Group Initiative as a result of that Group Initiative.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, any entity that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarter Date” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Quarterly Compliance Certificate” means a compliance certificate substantially in the form set out in Part 1 of Schedule 8 (Compliance Certificates) and delivered by the Company to the Agent under Clause 25.5 (Compliance Certificates) or otherwise in form and substance satisfactory to the Agent (acting reasonably).

“Quarterly Financial Statements” has the meaning given to that term in Clause 25.4 (Financial Statements).

“Quasi Security” means a transaction or arrangement to:

(a)	sell, transfer or otherwise dispose of to any person who is not a member of the Group any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables to any person who is not a member of the Group on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is Sterling) the first day of that period;

(b)	(if the currency is Euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; and

(b)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to EURIBOR or LIBOR, such entities as may be appointed by the Agent at any time after the date of this Agreement in consultation with the Company.

“Refinancing” means the refinancing of the Existing Debt and/or any other Financial Indebtedness of the Group and/or the Target Group on the Closing Date as contemplated in the Funds Flow Statement, including the payment of prepayment premiums, make whole costs, break costs and other costs or fees related thereto.

“Refinancing Report” means the refinancing report prepared by KPMG LLP entitled “Project Canterbury Refinancing Report” and dated 17 June 2019.

“Register” has the meaning given to that term in Clause 29.10 (The Register).

“Related Fund” in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to Euro, the European interbank market and in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” has the meaning given to it in Clause 24.34 (Repetition).

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Reports” means the Refinancing Report, the Synergies Commentary Report and the Tax Structure Report.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a document substantially in the form set out in Schedule 7 (Form of Resignation Letter) or any other form agreed between the Agent and the Company (each acting reasonably).

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Retained Cash Flow” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Retained Excess Cash” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Revolving Facility” means the Initial Revolving Facility or an Incremental Revolving Facility.

“Revolving Facility Borrower” means an Initial Revolving Facility Borrower or an Incremental Revolving Facility Borrower.

“Revolving Facility Commitment” means an Initial Revolving Facility Commitment or an Incremental Revolving Facility Commitment.

“Revolving Facility Lender” means an Initial Revolving Facility Lender or an Incremental Revolving Facility Lender.

“Revolving Facility Loan” means:

(a)	in relation to any Utilisation under the Initial Revolving Facility, an Initial Revolving Facility Loan; and

(b)	in relation to any Utilisation under the relevant Incremental Revolving Facility, an Incremental Revolving Facility Loan.

“Revolving Facility Utilisation” means:

(a)	in relation to any Utilisation under the Initial Revolving Facility, an Initial Revolving Facility Utilisation; and

(b)	in relation to any Utilisation under the relevant Incremental Revolving Facility, an Incremental Revolving Facility Utilisation.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of outstandings under an Ancillary Facility is due to be met; and

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Borrower’s Affiliate) for the purpose of:

(i)	refinancing that maturing Revolving Facility Loan or Ancillary Facility Utilisation; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

“Sale” means a sale of all or substantially all of the business and assets of the Group to persons who are not members of the Group (whether in a single transaction or a series of related transactions).

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the target of comprehensive Sanctions (as of the date of this Agreement, being the Crimea region of Ukraine, Cuba, Iran, North Korea, (North) Sudan and Syria).

“Sanctioned Person” means any person that is (or persons that are):

(a)	listed on, or owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List;

(b)	a government of a Sanctioned Country;

(c)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; or

(d)	resident or located in, or incorporated under the laws of any Sanctioned Country, or to the best of the Company’s knowledge otherwise a target of Sanctions.

“Sanctions” means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the US, (b) the United Nations Security Council, (c) the European Union and any EU member state, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department, the US Department of Commerce, Her Majesty’s Treasury and the US Department of the Treasury.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or, in each case, on the appropriate page of, or as may otherwise be available on, such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Parties” has the meaning given to that term in the Intercreditor Agreement.

“Security” means a mortgage, land charge, charge, pledge, lien, security assignment, security transfer of title, retention of title arrangements, submission to enforcement, or other security interest having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

“Separate Loan” has the meaning given to that term in Clause 10.3 (Repayment of Revolving Facility Loans).

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Solvent” shall mean, after giving effect to the consummation of the Acquisition and the Refinancing, on a particular date, that on such date:

(a)	the sum of the liabilities (including contingent liabilities) of the Company and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Company and its Subsidiaries, on a consolidated basis;

(b)	the fair saleable value of the present assets of the Company and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Company and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured;

(c)	the capital of the Company and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof;

(d)	the Company and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they become due (in the ordinary course of business); and

(e)	the Company and its Subsidiaries, on a consolidated basis, is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means in relation to any other person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise provided that, notwithstanding anything to the contrary no Unrestricted Subsidiary shall be deemed to be a Subsidiary of a member of the Group for any purpose under the Finance Documents.

“Sub-Participation” means any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation.

“Super Majority Lenders” means, at any time:

(a)	a Lender or Lenders whose Commitments aggregate 80 per cent. or more of the Total Commitments (and for this purpose the amount of an Ancillary Lender’s Revolving Facility Commitments shall not be reduced by the amount of its Ancillary Commitment); and

(b)	if the Total Commitments have been reduced to zero, whose Commitments aggregated to 80 per cent. or more of the Total Commitments immediately prior to that reduction.

“Swap Contract” means:

(a)	any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and

(b)	any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Strategy Letter” means the syndication strategy letter between the Arrangers and Gaming Acquisitions Limited dated 14 August 2019.

“Synergies Commentary Report” means the synergies commentary report prepared by KPMG LLP entitled “Synergies Commentary Report” dated 10 June 2019.

“Target” means each of:

(a)	Astra Games Ltd., a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 09280224;

(b)	Bell-Fruit Group Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 05015596;

(c)	Gamestec Leisure Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 05348584;

(d)	Harlequin Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 09292082;

(e)	Innov8 Gaming Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Astra House, 1 Kingsway, CF31 3RY Bridgend, United Kingdom, registered with company number 10717040, provided that Inspired Gaming (UK) Limited will only acquire 60 A ordinary shares of GBP 1.00 each, being sixty per cent. (60%) of the issued shares in its capital; and

(f)	Playnation Limited, a private limited liability company incorporated under the laws of England and Wales having its registered office at Unit 17 Berkeley Court, Manor Park, Runcorn, Cheshire, WA7 1TQ, registered with company number 08258418,

(and together, the "Targets").

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Target Group” means each Target and any of its Subsidiaries from time to time.

“Target Shares” means the issued share capital of each Target to the extent acquired by Inspired Gaming (UK) Limited pursuant to the Acquisition Documents.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Structure Report” means the tax structure report prepared by Pricewaterhouse Coopers entitled “Project Chaucer - Tax Structure Paper” dated on or before the Closing Date.

“Term” means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means Facility B and (as applicable and so designated in an Incremental Facility Increase Notice) any Incremental Facility.

“Term Loan” means (i) a Facility B Loan and (ii) (as the case may be) an Incremental Facility Loan under an Incremental Facility which is a Term Facility.

“Termination Date” means:

(a)	in respect of Facility B, the date falling 60 Months after the Closing Date;

(b)	in respect of the Initial Revolving Facility, the date falling 60 Months after the Closing Date; and

(c)	in respect of any Incremental Facility Commitments, the date specified in the relevant Incremental Facility Increase Notice.

“Total Commitments” means the aggregate of the Total Facility B Commitments, the Total Incremental Facility Commitments and the Total Initial Revolving Facility Commitments.

“Total Facility B Commitments” means the aggregate of the Total Facility B1 Commitments and the Total Facility B2 Commitments.

“Total Facility B1 Commitments” means the aggregate of the Facility B1 Commitments, being £140,000,000 at the date of this Agreement.

“Total Facility B2 Commitments” means the aggregate of the Facility B2 Commitments, being €90,000,000 at the date of this Agreement.

“Total Incremental Facility Commitments” means the aggregate of the Incremental Facility Commitments, being zero as at the date of this Agreement.

“Total Initial Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being £20,000,000 at the date of this Agreement.

“Total Revolving Facility Commitments” means the Total Initial Revolving Facility Commitments and the Incremental Revolving Facility Commitments as the context requires.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

Transaction Documents” means the Finance Documents, the Acquisition Documents, the New Senior Secured Debt Documents and the New Subordinated Secured Debt Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent or the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means:

(a)	each of the security documents listed as being a Transaction Security Document in Part 1 of Schedule 2 (Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor);

(b)	any security document entered into by any Obligor required to be delivered to the Agent in accordance with this Agreement together with any other document entered into any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any Obligor under any of the Finance Documents;

(c)	any “Transaction Security Document” (as defined in the Intercreditor Agreement); and

(d)	any other document designated a Transaction Security Document by the Company and the Agent (or the Security Agent) in writing.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Undisclosed Administration” means the appointment of an administrator, provisional liquidator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or pursuant to the law in the country where such Finance Party is subject to home jurisdiction suspension, if applicable law requires that such appointment is not to be publically disclosed.

“Unpaid Sum” means any sum due and payable but unpaid by any Obligor under the Finance Documents.

"Unrestricted Subsidiary" means any (y) member of the Group (other than an Obligor) and (z) newly incorporated or established person, shelf company or other special purpose vehicle (including, in each case, its subsidiaries, whether acquired as a result of a Permitted Acquisition, Permitted Joint Venture or otherwise) designated as an “Unrestricted Subsidiary” by the Company by written notice to the Agent provided that (a) no Event of Default has occurred and is continuing on the date a person shall become an Unrestricted Subsidiary or could reasonably be expected to occur as a result of such person being an Unrestricted Subsidiary, (b) the relevant person is not incorporated in a Sanctioned Country and in violation of applicable Sanctions and (c) if a person has been designated an Unrestricted Subsidiary, the Company shall be entitled to give notice to the Agent to the effect that such person shall cease to be an Unrestricted Subsidiary for the purposes of the Finance Documents. A person shall become or, as the case may be, cease to be an Unrestricted Subsidiary from the date of receipt by the Agent of a notice from the Company confirming the same (or such later date as may be set out in that notice) provided that any person that ceases to be an Unrestricted Subsidiary may not subsequently be again designated as an Unrestricted Subsidiary) and any reference to an Unrestricted Subsidiary shall be deemed to include its Subsidiaries from time to time.

“Unsecured Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into by an Obligor with a hedge counterparty:

(a)	for the purpose of hedging interest rate, cross currency or foreign exchange risks in relation to the Term Facilities, Incremental Facilities, any New Senior Secured Debt or any New Senior Subordinated Debt (including, without limitation, any hedging entered into to comply with the requirements under the Hedging Letter); or

(b)	in respect of (i) interest rate hedging transactions, (ii) spot and forward foreign exchange hedging transactions and (iii) other hedging transactions, in each case in the ordinary course of business and not for speculative purposes and to the extent permitted under Clause 27.19 (Treasury Transactions), in each case, on terms such that (i) such hedge counterparty does not benefit from the Transaction Security, (ii) such hedge counterparty receives any fees and other amounts due to it up-front at the time of entering into the relevant documentation (the “Up-Front Amount”) and (iii) following payment of the Up-Front Amount neither the relevant Obligor nor any other member of the Group has any further actual or contingent liabilities towards such hedge counterparty.

“US” means the United States of America.

“US Borrower” means a Borrower whose jurisdiction of organisation is a state of the US or the District of Columbia.

“US Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the US or the District of Columbia.

“US Obligor” means any US Borrower or US Guarantor.

“US Security Agreement” means that certain pledge and security agreement (as it may be amended, restated, supplemented or otherwise modified from time to time), dated on or before the Closing Date by and among DMWSL 631 Limited, the Company, and each other Obligor (as defined therein) party thereto from time to time, in favor of Security Agent.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

Utilisation Request” means a notice substantially in the relevant form set out in “Schedule 3 (Requests and Notices).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vendor” means the “Seller” (under and as defined in the Acquisition Agreement).

“Voting Sub-Participation” means any sub-participation or sub-contract where any voting rights under the Finance Documents are transferred as a result of such sub-participation or sub-contract as at the time of entry into such sub-participation or sub-contract.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Capital” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, the “Company”, any “Finance Party”, any “Hedge Counterparty”, any “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Agent and the Company;

(iii)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;;

(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vi)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vii)	“fair market value” may be conclusively established by means of an officer’s certificate signed by a Member of the Office of the Executive Chairman or a resolution of the board of directors of the Company setting out such fair market value as determined by such Member of the Office of the Executive Chairman or such board of directors in good faith;

(viii)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, replaced, extended or restated;

(ix)	a “guarantee” includes:

(A)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(B)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person, and “guaranteed” and “guarantor” shall be construed accordingly

(x)	“indebtedness” includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xi)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xii)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(xiii)	a “transaction” includes the making of acquisitions, reorganisations, disposals, incurring Financial Indebtedness, granting loans and granting guarantees, the granting of Security or Quasi-Security, the making of payments and taking any other action contemplated by the restrictions and otherwise in Clause 27 (General Undertakings);

(xiv)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law which are binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xvi)	a “sub-participation” means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facilities and/or Finance Documents to a counterparty;

(xvii)	a provision of law is a reference to that provision as amended or re-enacted;

(xviii)	a time of day is a reference to London time; and

(xix)	references to any action, matter or thing being permitted under this Agreement or any other Finance Document or other agreement shall include references to such action, matter or thing not being prohibited or otherwise being approved under this Agreement, such Finance Document or such other agreement.

(b)	The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Borrower provides “cash cover” for a Letter of Credit or Ancillary Facility if it pays an amount in the currency of the Letter of Credit or Ancillary Facility (as the case may be) to an interest-bearing account in the name of the Borrower and the following conditions are met:

(i)	the account is with the Security Agent or the relevant Issuing Bank (if the cash cover is to be provided in respect of a Letter of Credit), or with the relevant Ancillary Lender (if the cash cover is to be provided in respect of an Ancillary Facility);

(ii)	subject to Clause 7.5 (Cash cover by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility (as the case may be), withdrawals from the account (other than in respect of accrued interest) may only be made to pay the relevant Issuing Bank or Ancillary Facility Lender (as applicable) amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility as the case may be, and for the purposes of this Agreement, a Letter of Credit or Ancillary Outstanding (as applicable) shall be deemed to be cash covered to the extent of any such provision of cash cover in respect of that Letter of Credit or Ancillary Outstanding (as applicable); and

(iii)	if requested by the Issuing Bank or Ancillary Lender, the relevant Borrower has executed and delivered a security document (in accordance with the Agreed Security Principles and in substantially the same form as an existing Transaction Security Document) over that account, which creates a first ranking Security over that account.

(f)	In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

(g)	Notwithstanding anything to the contrary in any Finance Document, nothing in the Finance Documents shall prohibit a non-cash contribution of any asset (including any participation, claim, commitment, rights, benefits and/or obligations in respect of the Facilities, and/or any other indebtedness borrowed or issued by any member of the Group from time to time) by a person that is not a member of the Group to the Company provided that:

(i)	to the extent such transaction results in any indebtedness or claim being outstanding from the Company to any of its direct or indirect shareholders, such indebtedness or claim is subordinated as “Subordinated Liabilities” pursuant to the Intercreditor Agreement or otherwise in a manner satisfactory to the Agent acting reasonably; and

(ii)	such transaction is not prohibited by Clause 27.11 (Arm’s Length Transactions).

(h)	A Default (including an Event of Default) is continuing if it has not been remedied or waived. A Declared Default is continuing unless the relevant demand or notice has been revoked by the Agent (acting on the instructions of the Majority Lenders). In addition, (i) if a Default or Event of Default occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an “Initial Default”) then at the time such Initial Default is remedied or waived, such Default for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Clause 25 (Information and Accounting Undertaking), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document.

(i)	A Borrower “repaying or prepaying” (or any derivative form thereof) a Letter of Credit or Ancillary Outstandings means:

(i)	that Borrower or any other Obligor providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	in the case of a Letter of Credit, a Borrower has made a payment of that amount under paragraph (b) of Clause 7.2 (Claims under a Letter of Credit) in respect of that Letter of Credit or a Borrower has made a reimbursement of that amount in respect of that Letter of Credit under Clause 7.3 (Indemnities);

(iii)	the maximum amount payable under the Letter of Credit or Ancillary Facility (as the case may be) being reduced or cancelled in accordance with its terms or otherwise reduced or cancelled in a manner satisfactory to the Issuing Bank in respect of such Letter of Credit or the Ancillary Lender in respect of such Ancillary Facility (as the case may be), each acting reasonably;

(iv)	the Letter of Credit or relevant Ancillary Facility expires in accordance with its terms or is otherwise returned by the beneficiary with its written confirmation that it is released and cancelled;

(v)	the Issuing Bank or Ancillary Lender (each acting reasonably) being satisfied that it has no further or a reduced liability under that Letter of Credit or Ancillary Facility (as the case may be) and accordingly all of (or such proportion of) the obligations are released or reduced; or

(vi)	a bank or financial institution having a long term credit rating from any of Moody’s, S&P or Fitch at least equal to Baa3/BBB- (as applicable or its equivalent or such other rating as the Agent and the applicable Issuing Bank or Ancillary Lender may agree (acting reasonably)), having issued an unconditional and irrevocable guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Letter of Credit or Ancillary Facility, in each case, unless it is otherwise agreed between the Company and the Issuing Bank or the Ancillary Lender (as applicable) that such Letter of Credit or Ancillary Facility will remain outstanding on a bilateral basis and, in each case, such Letter of Credit or Ancillary Facility (as applicable) will be treated as repaid for the purpose of the Finance Documents and no Lender will be required to provide any counter indemnity in respect thereof.

(j)	The amount by which the Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (g)(i) to (vi) above is the amount of the relevant cash cover, payment, release, cancellation, reduction or assurance.

(k)	Notwithstanding any other provision of this Agreement (including any definition set out herein), when establishing whether any action, transaction and/or incurrence of a liability is permitted under the terms of the Finance Documents, in relation to any Acquired Indebtedness, the raising of any Incremental Facility, New Senior Secured Debt or New Senior Subordinated Debt or any acquisition, disposition, merger, joint venture, incurrence, payment, investment or other similar transaction, the Group shall be entitled to rely on the fact that such action, transaction and/or incurrence was permitted at the time the relevant member of the Group entered into a legally binding commitment in respect of such action, transaction and/or incurrence (or, for the avoidance of doubt, in respect of debt incurrence the purpose of which is in whole or in part to finance an acquisition transaction or any other investment, the date of entry into a legally binding commitment in respect of such relevant acquisition transaction or other investment).

(l)	On or prior to the Closing Date, none of the (i) Existing Debt of the Group or guarantees or Security relating thereto; and (ii) no breach of representation, warranty, undertaking or other term of (or default or event of default under) the Existing Debt Financing arising as a direct or indirect result of the entry into or performance of obligations under the Transaction Documents shall constitute a breach of (or Default or Event of Default) under any Finance Document.

(m)	Where a Non-Obligor becomes an Obligor, the amount of loans to, guarantees of, assets transferred to, and contributions, investments or subscriptions in the equity of, such member of the Group will cease to be included in calculations for the purposes of any restrictions or limitations on loans, guarantees, disposals, dividends, share redemptions, other restricted payments, investments, or transactions, in each case, in connection with Non-Obligors in Clause 27 (General Undertakings).

(n)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(o)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(p)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

(q)	References to the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of any other relevant currency which can be purchased with the specified currency amount to the Agent’s Spot Rate of Exchange on the date on which the calculation falls to be made for spot delivery, as determined by the Agent.

(r)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in Sterling includes the equivalent of such amount, threshold or limit in other currencies.

(s)	In ascertaining the Majority Lenders or the Super Majority Lenders or whether any given percentage of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents or for the purpose of the allocation of any repayment or prepayment or for the purposes of taking any step, decision, direction or exercise of discretion which is calculated by reference to drawn amounts, any Commitments not denominated in Sterling (“Non-Sterling Commitments”) shall be deemed to be converted into Sterling at:

(i)	in the case of any Facility B2 Commitments, the EUR-to-GBP Conversion Rate; and

(ii)	in the case of any other Non-Sterling Commitments, the rate for the conversion of Sterling into the relevant currency of the Non-Sterling Commitment which the Company (acting reasonably and in good faith) has used and has notified to the Agent for the purposes of calculating the Permitted Indebtedness Cap for the relevant Incremental Facility, or if the Company has not notified the Agent of such conversion rate, the Agent’s Spot Rate of Exchange on the date on which that Commitment was provided under this Agreement or, if earlier, the date the aggregate amount of the Non-Sterling Commitment of the Incremental Facility was determined.

(t)	Where the Agent or the Security Agent is obliged to consult with the Company under the terms of this Agreement, the Agent or the Security Agent must request and carry out that consultation in accordance with the terms of this Agreement.

(u)	Where there is any reference in this Agreement or any other Finance Document to the Agent or the Security Agent acting reasonably or properly, or doing an act or coming to a determination, opinion or belief that is reasonable or proper, or any similar or analogous reference, the Agent or, as applicable, the Security Agent shall, where they have sought such instructions from the Majority Lenders, be deemed to be acting reasonably and properly or doing an act or coming to a determination, opinion or belief that is reasonable if, as applicable, the Agent or Security Agent acts on the instructions of the Majority Lenders. Where there is in this Agreement or any other Finance Document a provision to the effect that the Agent or the Security Agent is not to unreasonably withhold or delay its consent or approval, it shall be deemed not to have so withheld or delayed its consent or approval if the withholding or delay is caused by instructions being sought from the Majority Lenders.

(v)	Any reference in this Agreement or any other Finance Document to a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, corporation or partnership, or an allocation of assets to a series of one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company, corporation or partnership shall be deemed to constitute the formation of a separate person, and any such division shall constitute a separate person hereunder and under the other Finance Documents (and each division of any limited liability company, corporation or partnership that is a subsidiary, joint venture or any other like term shall also constitute such a person or entity).

1.3	Currency Symbols and Definitions

(a)	“€”, “Euro” and “EUR” mean the single currency unit of the Participating Member States.

(b)	“£”, “GBP” and “Sterling” means the lawful currency for the time being of the United Kingdom.

(c)	“$”, “US$” and “US Dollars” mean the lawful currency for the time being of the US.

1.4	Exchange rate fluctuations

(a)	When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Defaults under the Finance Documents, the equivalent to an amount in the Base Currency shall be calculated at the rate for the conversion of the Base Currency into the relevant currency of the non-base currency monetary limit, threshold and other exception which the Company (acting reasonably and in good faith) has used and has notified to the Agent or at the option of the Company at the Agent’s Spot Rate of Exchange, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action. For the avoidance of doubt, this paragraph (a) shall not apply to Clause 26.3 (Leverage) and Clause 26.5 (Calculations).

(b)	No Event of Default or breach of any representation and warranty or undertaking under the Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent, or any other currency specified in respect of, of any relevant amount due to fluctuations in exchange rates. For the avoidance of doubt, this paragraph (b) shall not apply to Clause 26.3 (Leverage) and Clause 26.5 (Calculations).

(c)	The Agent shall promptly on demand by the Company provide to the Company details of the then current Agent’s Spot Rate of Exchange.

1.5	Baskets

(a)	Any amounts incurred on the basis of any basket, test or permission where an element is set by reference to a percentage of Consolidated Pro Forma EBITDA (an "EBITDA based basket") shall (provided that such amounts are, at the time of incurrence, duly and properly incurred in accordance with the relevant basket, test or permission) be treated as having been duly and properly incurred without the incurrence of an Event of Default even in the event that such EBITDA based basket subsequently decreases by virtue of operation of that calculation.

(b)	Notwithstanding any other provisions to the contrary in this Agreement or any other Finance Document but always subject to the provisions of paragraph (c) of Clause 26.5 (Calculations), any financial definition or incurrence based permission, test or basket (including any EBITDA based basket or the calculation of the Leverage Ratio) prior to the first Quarter Date after the Closing Date for which Quarterly Financial Statements have been delivered to the Agent shall be calculated in accordance with levels as at the Closing Date as set out in the Base Case Model and thereafter as provided for and calculated in accordance with the provisions in this Agreement.

(c)	For any relevant basket set by reference to a Financial Year or a calendar year (each an "Annual Period"):

(i)	the maximum amount so permitted under such basket during such Annual Period shall be increased automatically by an amount equal to one hundred (100) per cent. of the difference (if positive) between the permitted amount in the immediately preceding Annual Period and the amount thereof actually used or applied by the Group during such preceding Annual Period (the "Carry Forward Amount"); and

(ii)	the maximum amount so permitted under such basket during such Annual Period may, at the Company’s election (at its sole discretion) be increased by an amount equal to up to one hundred (100) per cent. of the permitted amount in the immediately succeeding Annual Period (the "Carry Back Amount"), and, to the extent that the maximum amount so permitted under such basket during such Annual Period is increased in accordance with paragraph (i) and/or (ii) above, any usage of such basket during such Annual Period shall be deemed to be applied in the following order: (A) firstly against the Carry Forward Amount; (B) secondly against any Carry Back Amount and (C) thirdly against the maximum amount so permitted during such Annual Period prior to any increase in accordance with paragraphs (i) and/or (ii) above.

1.6	Third party rights

A person who is not a Party (other than the Hedge Counterparties notwithstanding that the consent of the Hedge Counterparties shall not be required under this Agreement except to the extent otherwise required pursuant to the Intercreditor Agreement) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

1.7	Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement. In the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.8	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

2	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement:

(i)	the Facility B1 Lenders make available to the Facility B1 Borrowers a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility B1 Commitments;

(ii)	the Facility B2 Lenders make available to the Facility B2 Borrowers a term loan facility in Euro in an aggregate amount equal to the Total Facility B2 Commitments; and

(iii)	the Initial Revolving Facility Lenders make available to the Initial Revolving Facility Borrowers a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Initial Revolving Facility Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make available an Ancillary Facility to any of the Revolving Facility Borrowers in place of all or part of its Commitment under a Revolving Facility.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank); or

(iii)	the Commitments of a Lender in accordance with Clause 11.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(i)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which satisfies all the Agent’s ‘know your customer’ or similar checks referred to in paragraph (b)(ii)(B) below, and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this Clause 2.2 (Increase) without the prior consent of that Party));

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iii)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company, the Increase Lender and the Issuing Bank; and

(iii)	in the case of an increase in the Total Revolving Facility Commitments, the Issuing Bank consenting to that increase.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £2,500 and the Company shall within 5 Business Days of demand pay to the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them (and/or any Receiver or Delegate) in connection with any increase Commitments under this Clause 2.2 (Increase).

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 (Increase) in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(g)	The Finance Parties shall be required to enter into any amendment to the Finance Documents required by a Borrower in order to facilitate or reflect any of the matters contemplated by this Clause 2.2. The Agent and the Security Agent are each authorised and instructed by each Finance Party (without any consent, sanction, authority or further confirmation from them) to execute any such amended or replacement Finance Documents (and shall do so on the request of and at the cost of the relevant Borrower).

2.3	Incremental Facility

(a)	Subject to this Clause 2.3 the Company may, at any time and from time to time following the Closing Date (provided that the Closing Date occurs before the end of the Certain Funds Period), give notice at least 10 Business Days’ in advance that the Total Incremental Facility Commitments will be increased by delivering to the Agent a duly completed Incremental Facility Increase Notice complying with paragraphs (b) and (c) below (signed by a Member of the Office of the Executive Chairman).

(b)	Each Incremental Facility Increase Notice shall be irrevocable and will not be regarded as being duly completed unless it specifies the following matters in respect of such Incremental Facility Commitments:

(i)	the Availability Period;

(ii)	the identities of the Borrowers in respect of the Incremental Facility Commitments which may be an existing Obligor or another member of the Group which accedes as a Borrower in accordance with Clause 31.2 (Additional Borrowers) or as a Guarantor in accordance with Clause 31.3 (Additional Guarantors);

(iii)	the amount of the Incremental Facility Commitments allocated to each Incremental Facility Lender;

(iv)	the Margin (and any applicable margin ratchet);

(v)	the commitment fees payable to the Incremental Facility Lender(s) in connection with the provision of Incremental Facility Commitments;

(vi)	the Termination Date;

(vii)	the currency or currencies in which the Incremental Facility Commitments may be drawn;

(viii)	the purpose of the Incremental Facility Commitments; and

(ix)	any applicable guarantee limitations in accordance with the Agreed Security Principles.

(c)	The Incremental Facility Increase Notice shall only be valid if:

(i)	in relation to any Incremental Facility Commitments incurred within the first 12 Months after the Closing Date that are established as a senior secured term loan facility in Sterling or Euro in each case ranking pari passu with Facility B as "Senior Secured Liabilities" under the Intercreditor Agreement, the all-in-yield in respect of such Incremental Facility Commitments (as certified to the Agent by the Company) does not exceed the all-in-yield yield applicable to, in relation to any such term Incremental Facility Commitments denominated in Sterling, Facility B1 on the Closing Date and in relation to any such term Incremental Facility Commitments denominated in Euro, Facility B2 on the Closing Date in each case by more than 1.0 per cent. per annum (calculated on a fully drawn basis) (the “MFN Rate”) unless the Margin on Facility B1 and/or Facility B2 (as applicable) is increased (at each level of the applicable Margin ratchet) by an amount equal to the amount by which the all-in-yield for such Incremental Facility exceeds the MFN Rate, provided further that the “all-in-yield” shall be calculated as the sum of the Margin and any original issue discount, arrangement fee or similar upfront fee payable on the relevant Facility (assuming such Facility is fully drawn) subject to any interest rate floor applicable to the relevant Facility, with OID, arrangement and similar upfront fees being equated to interest based on an assumed three-year life to maturity (the “MFN Condition”) and, for the avoidance of doubt, there shall be no cap on the all-in yield of (x) any Incremental Facility which is not established under paragraph (b) of the definition of Permitted Indebtedness Cap as a senior secured term loan facility in Sterling or Euro ranking pari passu with Facility B as "Senior Secured Liabilities" under the Intercreditor Agreement or (y) any Incremental Facility incurred or established after the date falling 12 Months after the Closing Date;

(ii)	(X) in relation to any Incremental Facility that is established as a term loan facility and is subject to the Intercreditor Agreement, that Incremental Facility shall have a final maturity date no earlier than the Termination Date applicable to Facility B and (Y) in relation to any Incremental Facility that is established as a revolving credit facility and is subject to the Intercreditor Agreement, that Incremental Facility will have a final maturity date no earlier than the Termination Date applicable to the Initial Revolving Facility, unless Facility B or the Initial Revolving Facility (as applicable) have been repaid in full or would be repaid in full after giving effect to the application of the proceeds of the relevant Incremental Facility (the "Maturity Condition");

(iii)	if the Incremental Facility is an Amortising Facility subject to the Intercreditor Agreement, that Incremental Facility may not amortise prior to the Termination Date applicable to Facility B as at the date of this Agreement, unless (A) such amortisation is not greater than 1.0 per cent. per annum (calculated by reference to the aggregate principal amount of such Incremental Facility) or (B) the Lenders participating in Facility B are also offered an amortisation schedule with an equivalent or lower weighted average life (irrespective of whether any such Lenders accept such offer) or (C), if at such time Facility B has been repaid in full or would be repaid in full after giving effect to the application of the proceeds of the relevant Incremental Facility (the "Amortisation Condition");

(iv)	no Incremental Facility may be established if an Event of Default has occurred and is continuing as at the date the relevant Incremental Facility is first committed (the "No Default Condition");

(v)	it is signed by the Company, the relevant Incremental Facility Borrower(s) and the relevant Incremental Facility Lender(s) confirming that the Incremental Facility Lenders(s) have agreed to provide such Incremental Facility Commitments on the terms of that Incremental Facility Increase Notice and this Agreement;

(vi)	(save in respect of any Incremental Facility the proceeds of which are applied in or towards (x) refinancing all or a portion of the Facilities and/or any New Senior Secured Debt and/or any New Senior Subordinated Debt and/or any other Permitted Financial Indebtedness, from time to time as elected by the Company and/or (y) financing or refinancing all fees, commissions, make-whole and other contractual premium payable in connection with such refinancing and any reasonable fees, costs and expenses incurred in connection with such refinancing(s) ("Incremental Refinancing Debt")) after giving pro forma effect in a manner consistent with the definition of Consolidated Pro Forma EBITDA and Clause 26.5 (Calculations) to the borrowing, issuance or incurrence of the principal or equivalent amount of the proposed Incremental Facility as if drawn in full and the proposed use of proceeds thereof (including any acquisition, acquired Consolidated Pro Form EBITDA (pro forma for the LTM period) or refinancing of indebtedness and assuming, for the avoidance of doubt, that all the proceeds thereof have been paid away in full with pro forma effect applied in a manner consistent with the definition of Consolidated Pro Forma EBITDA and Clause 26.5 (Calculations)), the Permitted Indebtedness Cap would not be exceeded; and

(vii)	the Incremental Facility Loan(s) made available under such Incremental Facility Commitments will rank pari passu with the other Facilities and the Transaction Security to be granted over any assets (including the assets purchased with the proceeds of any Incremental Facility Loans) will be shared pari passu with the Finance Parties (to the extent lawful) and any mandatory prepayments of any such Incremental Facility Loans will be shared rateably with Facility B.

(d)	An increase in the Total Incremental Facility Commitments shall only be effective:

(i)	on the execution of an Incremental Facility Increase Notice by the Company, the relevant Incremental Facility Borrower(s) and the relevant Incremental Facility Lender(s) and delivery of such executed notice to the Agent; and

(ii)	in relation to an Incremental Facility Lender which is not already a Lender immediately prior to the relevant increase:

(A)	on the Incremental Facility Lender acceding as a party to this Agreement and the Intercreditor Agreement; and

(B)	on the performance by the Agent of all necessary “know your customer” or other similar checks (if any) under all applicable laws and regulations in relation to the provision of Incremental Facility Commitments by that Incremental Facility Lender(s), the completion of which the Agent shall promptly notify to the Company and the Incremental Facility Letter, and no Utilisation Request in relation to an Incremental Facility shall be valid unless prior to (or simultaneously with) the delivery of the relevant Utilisation Request in relation to such Incremental Facility, the requirements of this Clause 2.3 have been satisfied.

(e)	By signing an Incremental Facility Increase Notice as an Incremental Facility Lender, each such entity agrees to commit the Incremental Facility Commitments set out against its name in that notice and, in the case of an entity which is not already a party to this Agreement as a Lender, become a Lender and a Party to this Agreement and to the Intercreditor Agreement.

(f)	Each Obligor and the Company confirms:

(i)	the authority of the Company to agree, implement and establish Incremental Facility Commitments in accordance with this Agreement; and

(ii)	that its guarantee and indemnity recorded in Clause 23 (Guarantees and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantees and Indemnity) and any Accession Deed pursuant to which it became an Obligor or the terms of the Transaction Security Documents, extend to include the Incremental Facility Loans and any other obligations arising under or in respect of the Incremental Facility Commitments.

(g)	Each Finance Party agrees and empowers the Agent and the Security Agent to (and the relevant Obligor shall promptly upon request by the Agent or the Security Agent (and vice versa) in accordance with the Agreed Security Principles) execute any necessary amendments to the Transaction Security Documents and other Finance Documents as may be required in order to ensure that any Incremental Facility Loans rank pari passu with the other Facilities and that the Transaction Security granted over any assets purchased with the proceeds of any Incremental Facility Loans is shared pari passu with the Finance Parties (to the extent lawful).

(h)	Each Incremental Facility Lender, by executing the Incremental Facility Increase Notice, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective and that it is bound by that decision and by the operations of any other provisions of this Agreement in relation to such consent, release, waiver or amendment.

(i)	No Lender will have any obligation to participate in an Incremental Facility (unless it has executed and delivered an Incremental Facility Accession Certificate or otherwise become an Incremental Facility Lender in respect of that Incremental Facility).

(j)	The Agent is authorised by the Group to disclose the terms of any Incremental Facility Increase Notice to any of the other Finance Parties and, upon request by the other Finance Parties, will promptly disclose such terms to the other Finance Parties.

(k)	The provisions of this Agreement will apply to the Incremental Facility Commitments and the provisions of Clause 5 (Utilisation – Loans) will apply to all Utilisations of Incremental Facility Commitments, provided that no Utilisation Request for an Incremental Facility Loan shall be valid unless prior to (or simultaneously with) such Incremental Facility Loan the requirements of this Clause 2.3 have been satisfied.

(l)	In relation to any Incremental Facility Commitments:

(i)	except as agreed to the contrary by the Company and the relevant Incremental Facility Lenders in accordance with this Clause 2.3, each of the Obligors and any Incremental Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Incremental Facility Lender would have assumed and/or acquired had the Incremental Facility Lender been an Original Lender under the Incremental Facility;

(ii)	each Incremental Facility Lender shall become a Party as a “Lender” and any Incremental Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Incremental Facility Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender under the Incremental Facility;

(iii)	the Commitments of the other Lenders shall continue in full force and effect; and

(iv)	any increase in the Total Incremental Facility Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in this Clause 2.3 are satisfied.

(m)	Clause 29.6 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Incremental Facility Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Incremental Facility Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(n)	Except to the extent as provided in paragraph (c) above, the terms applicable to any Incremental Facility will be those agreed by the Incremental Facility Lenders in respect of that Incremental Facility and the Company. If there is any inconsistency between any such term agreed in respect of an Incremental Facility and any other term of a Finance Document, the term agreed in respect of the Incremental Facility shall prevail with respect to such Incremental Facility (subject to the conditions in paragraph (c) above). Notwithstanding any provision of a Finance Document to the contrary, there shall be no obligation or requirement to enter into any hedging arrangement or other derivative transaction in relation to any Incremental Facility.

(o)	The Company may pay to an Incremental Facility Lender a fee in the amount and at the times agreed between the Company and the Incremental Facility Lender in a Fee Letter.

(p)	Nothing in this Clause 2.3 shall oblige any Lender to provide any Incremental Facility Commitment.

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Lender Affiliates

(a)	A Lender may nominate (by written notice to the Agent and the Company in the Transfer Certificate, Assignment Agreement, Increase Confirmation, Incremental Facility Increase Notice or Incremental Facility Accession Certificate pursuant to which such Lender becomes a Party) a branch or Affiliate (a Designated Affiliate) to discharge its obligations to participate in one or more Loans (a Designated Loan).

(b)	Any branch or Affiliate nominated by a Lender to participate in a Loan shall:

(i)	participate therein in compliance with the terms of this Agreement; and

(ii)	be entitled, to the extent of its participation, to all the rights and benefits of a Lender under the Finance Documents provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so.

(c)	Each Lender shall remain liable and responsible for the performance of all obligations assumed by a Designated Affiliate on its behalf under this Clause 2.5 and non performance of a Lender’s obligations by its Designated Affiliate following a nomination under this Clause 2.5 shall not relieve such Lender from its obligations under this Agreement (but without prejudice to a Lender’s rights under Clause 29 (Changes to the Lenders)).

(d)	No Obligor shall be liable to pay (i) any amount otherwise required to be paid by the Company or an Obligor under Clause 18 (Taxes) or Clause 19.1 (Increased costs) (arising as a result of laws or regulations in force or known to be coming into force on the date the relevant branch or Affiliate was nominated), or (ii) any cash repayment of a Loan to the extent that Clause 10.3 (Repayment of Revolving Facility Loans) would otherwise apply to such Loan, in each case in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the Facility or, to the extent that such Lender nominated such branch or Affiliate for particular Loans in the Transfer Certificate, Assignment Agreement, Increase Confirmation, Incremental Facility Increase Notice or Incremental Facility Accession Certificate pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had that Lender continued to make only those particular Loans through that branch or Affiliate. Each Lender shall promptly notify the Agent and the Company of the tax jurisdiction from which its branch or Affiliate will participate in the relevant Loans and such other information regarding that branch or Affiliate as the Company may reasonably request.

(e)	Any notice or communication to be made to a branch or an Affiliate of a Revolving Facility Lender pursuant to Clause 38 (Notices):

(i)	may be served directly upon the branch or Affiliate, at the address supplied to the Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Clause 19 (Increased Costs); or

(ii)	in any other circumstance, may be delivered to the Facility Office of the Lender.

(f)	If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)	will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes (other than those referred to in paragraphs (c) and (e)(ii) above and paragraph (ii) below) will be treated as separate Lenders; and

(ii)	will be regarded as a single Lender for the purpose of:

(A)	voting in relation to any matter in connection with a Finance Document; and

(B)	compliance with Clause 29 (Changes to the Lenders).

(g)	All payments of principal, interest, fees, costs and commissions in connection with a Designated Loan shall be for the account of the relevant Designated Affiliate. For the avoidance of doubt, this shall not apply to any commitment fee which shall be for the account of the relevant Lender.

(h)	A Lender that has made a nomination in accordance with paragraph (a) or(g) above may revoke such nomination in relation to any future Loans by giving the Agent at least five (5) Business Days’ written notice.

(i)	This Clause 2.5 is without prejudice to a Lender’s right to transfer its Commitments to an Affiliate under Clause 29 (Changes to the Lenders).

2.6	Obligors’ Agent

(a)	Each Obligor (other than the Company), by its execution of this Agreement or an Accession Deed, irrevocably (to the extent permitted by law) appoints the Company to act severally on its behalf as its agent in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, instructions and other communications under the Finance Documents (including, where relevant, Utilisation Requests) and to execute on its behalf any Accession Deed and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor (including, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities, guarantees or otherwise); and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Obligors' Agent on behalf of that Obligor.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it (to the extent permitted by law). In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

(c)	If (notwithstanding the fact that the guarantees granted under Clause 23 (Guarantees and Indemnity) are and the Transaction Security is, intended to guarantee and secure, respectively, all obligations arising under the Finance Documents), any guarantee or Transaction Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents, each Obligor expressly confirms that the Obligors' Agent is authorised to confirm such guarantee and/or Transaction Security on behalf of such Obligor.

(d)	For the purpose of this Clause 2.6, each Obligor other than the Company (to the extent necessary under applicable law) shall grant a specific power of attorney (notarized and apostilled) to the Company and comply with any necessary formalities in connection therewith.

(e)	The Obligors' Agent shall be released from any applicable restrictions of self-dealing under any applicable laws of any relevant jurisdiction.

3	Purpose

3.1	Purpose

(a)	Each Facility B Borrower shall apply all amounts borrowed by it under Facility B towards

(i)	directly or indirectly financing the consideration payable for the Acquisition;

(ii)	financing the payment of Transaction Costs and any other fees, costs and expenses incurred in connection with the Acquisition or the Refinancing; and/or

(iii)	the Refinancing,

in each case in accordance with the Funds Flow Statement.

(b)	Each Initial Revolving Facility Borrower shall apply all amounts borrowed by it by way of Loan under the Initial Revolving Facility or any Letter of Credit issued under the Initial Revolving Facility and any Utilisation of any Ancillary Facility established under the Initial Revolving Facility towards directly or indirectly financing or refinancing the working capital and/or general corporate purposes of the Group, including without limitation:

(i)	financing the payment of Transaction Costs, any payment in respect of purchase price adjustments or earn-out payments related to the Acquisition and any related fees, costs and expenses including without limitation any original issue discount fees;

(ii)	directly or indirectly financing or refinancing the consideration payable for any Permitted Acquisition or Permitted Joint Venture (including any purchase price adjustments or earn out payments) or the Acquisition;

(iii)	directly or indirectly financing or refinancing the payment of Permitted Acquisition Costs;

(iv)	directly or indirectly refinancing any outstanding indebtedness (including, for the avoidance of doubt, pursuant to the Refinancing) and any related hedging agreements the Group and/or of a target and its subsidiaries or a business or an undertaking acquired pursuant to any Permitted Acquisition or Permitted Joint Venture and financing the payment of any prepayment premiums, make-whole costs and other costs or fees in relation thereto;

(v)	directly or indirectly financing or refinancing Capital Expenditure requirements of the Group and all related fees, costs and expenses; and

(vi)	directly or indirectly financing or refinancing any fees, costs and expenses related to restructuring and reorganisation requirements of the Group (including, without limitation, any separation costs, Restructuring Costs, carve outs and corporate reorganisations related to or arising in connection with a Permitted Acquisition or Permitted Joint Venture (as the case may be)), provided that following the occurrence of the Closing Date amounts borrowed under the Initial Revolving Facility, any Letter of Credit or any Ancillary Facility may not be applied towards redeeming, purchasing or discharging New Senior Secured Notes or Senior Subordinated Notes.

(c)	Each Incremental Facility Borrower shall apply all amounts borrowed by it under an Incremental Facility towards the purposes specified in the Incremental Facility Increase Notice relating to the relevant Incremental Facility Commitments.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation the Agent (acting on instructions from the Majority Lenders) has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor) in form and substance satisfactory to the Agent (acting reasonably) or receipt of such documents and evidence has been waived by the Majority Lenders. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no notice of acceleration has been given by the Agent pursuant to Clause 28.20 (Acceleration) and no Event of Default has occurred and is continuing pursuant to Clauses 28.1 (Payment Default) or 28.8 (Insolvency); and

(b)	in the case of any other Utilisation:

(i)	no Default is continuing or would result from the proposed Utilisation; and

(ii)	in relation to any Utilisation made after the Closing Date, the Repeating Representations are true in all material respects (or, to the extent a materiality test applies, all respects).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency if it is:

(i)	in the case of the Initial Revolving Facility, Euro and US Dollars;

(ii)	in the case of an Incremental Facility, any currencies specified in the Incremental Facility Increase Notice relating to those Incremental Facility Commitments; or

(iii)	with the consent of the Lenders participating in the relevant Utilisation under the Facility concerned (each acting reasonably), any other currency readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation.

(b)	If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (a) above, the Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders under the relevant Facility have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of the Initial Revolving Facility if as a result of the proposed Utilisation more than 20 Initial Revolving Facility Utilisations (such limit not including Letters of Credit) would be outstanding.

(b)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of a Letter of Credit if as a result of the proposed Utilisation more than 20 Letters of Credit would be outstanding.

(c)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of Facility B1 if as a result of the proposed Utilisation more than one Facility B1 Loan would be outstanding.

(d)	A Borrower (or the Company) may not deliver a Utilisation Request in respect of Facility B2 if as a result of the proposed Utilisation more than one Facility B2 Loan would be outstanding.

(e)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(f)	Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of Clause 4.2 (Further conditions precedent), during the Certain Funds Period, a Lender will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if on the proposed Utilisation Date and the date of the Utilisation Request:

(i)	no Change of Control has occurred;

(ii)	it is not unlawful in any applicable jurisdiction for that Lender to perform any of its obligations to lend or participate or maintain its Commitment or participation in that Certain Funds Utilisation;

(iii)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation;

(iv)	the Major Representations are true in all material respects (or, to the extent the underlying representation is already subject to materiality, in all respects); and

(v)	solely in relation to a Certain Funds Utilisation under an Incremental Facility provided on a “certain funds” basis, the additional conditions or events (if any) specified in the relevant Incremental Facility Increase Notice are complied with or satisfied.

(b)	During the Certain Funds Period (save in respect of a Lender in circumstances where, pursuant to paragraph (a) above, that Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(c)	If the Incremental Facility Lenders in respect of any Incremental Facility Commitment and the Company so agree, those Incremental Facility Commitments shall be made available on a certain funds basis in connection with a Permitted Acquisition or such other agreed purpose, for such period and on such terms as the Company and those Incremental Facility Lenders shall agree.

5	Utilisation – Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to Facility B1, the Base Currency;

(ii)	in relation to Facility B2, Euro;

(iii)	in relation to the Initial Revolving Facility, the Base Currency or an Optional Currency; and

(iv)	in relation to the Incremental Facility, in the Base Currency or an Optional Currency.

(b)	The amount of a proposed Initial Revolving Facility Utilisation by way of a Loan must be in a minimum amount of £200,000 (or, its equivalent in an Optional Currency) and an integral multiple of £200,000 (or, its equivalent in an Optional Currency) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.3 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in cash by the Specified Time.

5.5	Limitations on Utilisations

(a)	Facility B must be drawn in full on the Closing Date.

(b)	The Initial Revolving Facility may not be utilised unless Facility B has been utilised (but, for the avoidance of doubt, the Initial Revolving Facility may be utilised contemporaneously with Facility B).

(c)	An Incremental Facility may not be utilised unless the Closing Date has occurred and Facility B has been utilized.

5.6	Cancellation of Commitment

(a)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(b)	The Initial Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Initial Revolving Facility or if the Closing Date has not occurred prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

(c)	Incremental Facility Commitments which are unutilised at the end of the Availability Period for those Incremental Facility Commitments shall be immediately cancelled at the end of the Availability Period for those Incremental Facility Commitments or if the Closing Date has not occurred prior to the end of the Certain Funds Period, at the end of the Certain Funds Period.

6	Utilisation – Letters of Credit

6.1	A Revolving Facility

(a)	A Revolving Facility may be utilised by a Revolving Facility Borrower by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations) and Clause 5.6 (Cancellation of Commitment), Clause 5 (Utilisation – Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Revolving Facility Borrower (or the Company on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the relevant Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the relevant Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls on or before the Termination Date in relation to the relevant Revolving Facility (unless cash cover is provided in respect of such Letter of Credit prior to the Termination Date);

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	subject to paragraph (a) of Clause 6.5 (Issue of Letters of Credit), the Issuing Bank is not precluded from issuing a Letter of Credit by law or regulation or its internal policies to the beneficiary of the Letter of Credit.

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not less than such amount as agreed between the Company, the Issuing Bank and the Agent and not more than the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent) the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit (other than one to which paragraph (c) applies), if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with paragraph (a) or (b) of Clause 6.6 (Renewal of a Letter of Credit), no notice has been delivered by the Agent in accordance with paragraphs (a) and (b) of Clause 28.20 (Acceleration);

(ii)	in the case of any other Utilisation other than one to which paragraph (c) below applies:

(A)	no Default is continuing or would result from the proposed Utilisation; and

(B)	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 24 (Representations and Warranties) or, in relation to any other Utilisation, the Repeating Representations to be made are true in all material respects.

(c)	Subject to Clause 4.1 (Initial conditions precedent) and notwithstanding the conditions of paragraph (b) above, during the Certain Funds Period, the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit which is a Certain Funds Utilisation if, on the proposed Utilisation Date:

(i)	no Change of Control has occurred;

(ii)	it is not unlawful in any applicable jurisdiction for the Issuing Bank to issue the Letter of Credit; and

(iii)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation.

(d)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (c) above, the Issuing Bank is not obliged to comply with paragraph (a) above, the Issuing Bank shall not be entitled to:

(i)	rescind, terminate or cancel this Agreement or the relevant Revolving Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(ii)	refuse to issue a Letter of Credit which is a Certain Funds Utilisation;

(iii)	exercise any right of set off or counterclaim in respect of Letter of Credit to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(iv)	cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document or exercise any enforcement rights under any Transaction Security Document to the extent to do so would prevent or limit the issuing of a Letter of Credit which is a Certain Funds Utilisation;

(v)	take any other action or make or enforce any claim (in its capacity as Issuing Bank) to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the Issuing of a Letter of Credit which is a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Issuing Bank notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(e)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the relevant Revolving Facility) immediately prior to the issue of the Letter of Credit.

(f)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Company on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in paragraph (f) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit any of the Lenders under a Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) following such request by the Issuing Bank; and

(ii)	either:

(A)	the Issuing Bank has not required the relevant Borrower to provide cash cover pursuant to Clause 7.5 (Cash cover by Borrower); or

(B)	the relevant Borrower has failed to provide cash cover to the Issuing Bank in accordance with Clause 7.5 (Cash cover by Borrower),

then, the Issuing Bank may refuse to issue that Letter of Credit or, with the agreement of the Company, shall reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Company of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)	If any Letter of Credit is denominated in an Optional Currency, the Agent shall on the last day of each Financial Year recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	A Revolving Facility Borrower (or the Company on its behalf) shall, if so requested by the Agent or the Issuing Bank, within five Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Letters of Credit are prepaid, or Loans prepaid, to prevent the Base Currency Amount of the Letters of Credit and the Base Currency Amount of all Loans under the relevant Revolving Facility from exceeding the relevant Revolving Facility Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.10	Effect of Termination Date

Each Letter of Credit shall be repaid by the Borrower of that Letter of Credit (or the Company on its behalf) on the Termination Date applicable to the relevant Revolving Facility, (or such earlier date in accordance with this Agreement) provided that if any Letter of Credit has an Expiry Date ending on or after the Termination Date applicable to the relevant Revolving Facility, without prejudice to the repayment obligation in Clause 6.8 (Revaluation of Letters of Credit), on such Termination Date each such Letter of Credit shall be repaid unless, in the case of a Letter of Credit with an Expiry Date falling after such Termination Date:

(a)	the relevant Issuing Bank agrees that such Letter of Credit shall continue as between that Issuing Bank, and the relevant member of the Group on a bilateral basis and not as part of or under the Finance Documents; and

(b)	save for any rights and obligations against any other Finance Party under the Finance Documents arising prior to such Termination Date applicable to the relevant Revolving Facility, no rights and obligations in respect of the Letter of Credit shall, as between the Finance Parties, continue, any cash cover or other collateral provided by any Lender in relation to such Letter of Credit shall be released on the Termination Date, and the Transaction Security shall not (following release thereof by the Security Agent) support any such Letter of Credit in respect of any claims that arise after such Termination Date and, in such circumstances, from the Termination Date paragraph (b) of Clause 7.3 (Indemnities) and Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) shall not apply to any such Letter of Credit or to any claim made or purported to be made under a Letter of Credit made after the Termination Date applicable to the relevant Revolving Facility.

7	Letters of Credit

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Company requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Company on its behalf) and which claim appears on its face to comply with the terms of that Letter of Credit and to be in order (in this Clause 7.2, a “claim”).

(b)	Each Borrower shall within five Business Days of demand pay to the Issuing Bank an amount equal to the amount of any claim or, provided that no Declared Default has occurred and no cash collateral has been provided in respect of that claim, may elect to have that claim converted into a Revolving Facility Loan under the relevant Revolving Facility.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim (including any solvency investigation); and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Each Borrower shall within 5 Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Revolving Facility Lender under the relevant Revolving Facility shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Revolving Facility Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Company requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)	The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument (other than the relevant Letter of Credit) or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document or any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non-Acceptable L/C Lender

(a)	If, at any time, a Lender under a Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of the outstanding amount of a Letter of Credit and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to the Issuing Bank amounts due and payable to the Issuing Bank by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit or as contemplated by Clause 6.10 (Effect of Termination Date).

(d)	Each Lender under a Revolving Facility shall notify the Agent:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender within paragraph (a) of the definition thereof; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) to the Agent.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	If a Lender who has provided cash collateral in accordance with this Clause 7.4:

(i)	ceases to be a Non-Acceptable L/C Lender; and

(ii)	no amount is due and payable by that Lender in respect of a Letter of Credit,

that Lender may, at any time it is not a Non-Acceptable L/C Lender, by notice to the Issuing Bank request that an amount equal to the amount of the cash provided by it as collateral in respect of that Letter of Credit (together with any accrued interest) standing to the credit of the relevant account held with the Issuing Bank be returned to it and the Issuing Bank shall pay that amount to the Lender within five Business Days after the request from the Lender (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

7.5	Cash cover by Borrower

(a)	If a Lender which is a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank or the Agent that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender) and the Issuing Bank notifies the Obligors’ Agent of such event (with a copy to the Agent), the Borrower of the relevant Letter of Credit or proposed Letter of Credit may (in the case of a Letter of Credit not yet issued) elect to or (in the case of a Letter of Credit that has already been issued) shall provide cash cover to an account with the Issuing Bank in an amount equal to that Lender’s L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit and that Borrower shall do so within three Business Days after (as the case may be) such election or the notice is given.

(b)	Notwithstanding paragraph (e) of Clause 1.2 (Construction), the Issuing Bank may agree to the withdrawal of amounts up to the level of that cash cover from the account if:

(i)	it is satisfied that the relevant Lender is no longer a Non-Acceptable L/C Lender; or

(ii)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(iii)	an Increase Lender has agreed to undertake the obligations in respect of the relevant Lender’s L/C Proportion of the Letter of Credit.

(c)	To the extent that a Borrower has provided cash cover in accordance with this Clause 7.5, the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (e)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.5 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it complies with that obligation to provide cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.5 and of any change in the amount of cash cover so provided.

7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7 (Letters of Credit).

7.7	Lender as Issuing Bank

A Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as a Lender, of contracting with itself as an Issuing Bank.

7.8	Existing Letters of Credit

Notwithstanding any provision of this Agreement to the contrary, a Borrower (or the Company on its behalf) may by notice in writing to the Agent prior to the Closing Date (including in any Utilisation Request) request that any Existing Letter of Credit issued by an Issuing Bank be deemed a Letter of Credit issued and established under a Revolving Facility and with effect from the date specified in such notice (being a date falling within the Availability Period of the relevant Revolving Facility) that any such Existing Letter of Credit shall be a Letter of Credit for all purposes under this Agreement, subject to the Agent having received notification in writing from the Issuing Bank that it agrees to the Existing Letter of Credit being a Letter of Credit for all purposes under this Agreement.

8	Optional Currencies

8.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Revolving Facility Utilisation or an Incremental Facility Loan in a Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that an Optional Currency requested under paragraph (a) of Clause 4.3 (Conditions relating to Optional Currencies) is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in an Optional Currency requested under paragraph (iii) of Clause 4.3(a) (Conditions relating to Optional Currencies) would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower (or the Company on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9	Ancillary Facilities

9.1	Type of Facility

An Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, automatic payment or other current account facility;

(b)	a guarantee, bonding or documentary or stand-by letter of credit facility;

(c)	a short-term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; and

(f)	any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Company and the relevant Ancillary Lender.

9.2	Availability

(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender’s unutilised Revolving Facility Commitment (which shall (except for the purposes of determining the Majority Lenders and of Clause 42.4 (Replacement of Lender) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	Except for the Approved Existing Ancillary Facilities which shall be made available on and from the Closing Date as Ancillary Facilities without any further notice or delivery of information (but, for the avoidance of doubt, will otherwise be subject to the terms of this Clause 9), an Ancillary Facility shall not be made available unless at least five Business Days (or any other period agreed between the Company and the relevant Ancillary Lender) prior to the Ancillary Commencement Date for that Ancillary Facility, the Agent has received from the Company a notice in writing of the establishment of that Ancillary Facility and specifying:

(i)	the Revolving Facility Borrower(s) (or, subject to Clause 9.9 (Affiliates of Borrowers), Affiliate(s) of a Revolving Facility Borrower which is/are a member of the Group (and not, for the avoidance of doubt, an Unrestricted Subsidiary)) which may use that Ancillary Facility;

(ii)	the Ancillary Commencement Date and expiry date of that Ancillary Facility;

(iii)	the type or types of Ancillary Facility to be provided;

(iv)	the Ancillary Lender;

(v)	the amount of the Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the Designated Gross Amount) and its maximum net amount (that amount being the Designated Net Amount); and

(vi)	the currency or currencies of that Ancillary Facility (if not denominated in the Base Currency),

without prejudice to the rights of the Agent to so request, any other information which the Agent may reasonably request in relation to that Ancillary Facility.

(c)	The Agent shall promptly notify each Revolving Facility Lender under the relevant Revolving Facility of the establishment of an Ancillary Facility.

(d)	No amendment or waiver of any term of an Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause). In such a case, the provisions of this Agreement with regard to amendments and waivers will apply.

(e)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided in paragraph (b) below, the terms of any Ancillary Facility will be those agreed by the relevant Ancillary Lender and the Company.

(b)	However, those terms:

(i)	to the extent relating to the rate of interest, fees and other remuneration in respect of that Ancillary Facility, must be based upon the normal market rates and terms at that time of that Ancillary Facility Lender;

(ii)	may only allow Revolving Facility Borrowers (or Affiliates of Revolving Facility Borrowers nominated pursuant to Clause 9.9 (Affiliates of Borrowers)) to use that Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment under that Ancillary Facility;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Available Commitment with respect to the relevant Revolving Facility of that Lender; and

(v)	must require that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid (or cash cover is provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the relevant Revolving Facility (or such earlier date as the relevant Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 39.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility; (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent necessary to permit the netting of balances on those accounts; and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.6 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date in relation to the relevant Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If and to the extent that an Ancillary Facility expires, or is cancelled (in whole or in part) in accordance with its terms or is otherwise cancelled in accordance with this Agreement, the Ancillary Commitment of the Ancillary Lender shall be reduced, and the relevant Revolving Facility Commitment of the relevant Lender will immediately be increased, accordingly by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or, if less, that part of it which has expired or been cancelled).

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstanding down to the net limit) prior to its expiry date unless:

(i)	the relevant Total Revolving Facility Commitments have been cancelled in full, or all outstanding Utilisations under the relevant Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the relevant Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Revolving Facility Utilisation under the Revolving Facility pursuant to which that Ancillary Outstanding was incurred and the Ancillary Lender gives sufficient notice to enable such Revolving Facility Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation of the Revolving Facility pursuant to which that Ancillary Outstanding was incurred:

(i)	the relevant Revolving Facility Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iv) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation of a Revolving Facility to refinance all or part of any Ancillary Outstandings under the same Revolving Facility:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the relevant Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the relevant Revolving Facility Utilisations then outstanding as its relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled to the extent of such refinancing.

(f)	In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authorities as netted for capital adequacy purposes.

9.5	Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not at any time exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words “net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility” of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.6	Voluntary cancellation of Ancillary Facilities

The Company may, if it gives the Agent and the relevant Ancillary Lender not less than three Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

9.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Revolving Facility Lender may become an Ancillary Lender. In such case, the Revolving Facility Lender and its Affiliate shall be treated as a single Revolving Facility Lender whose Revolving Facility Commitment is the amount of such Lender’s Revolving Facility Commitment under the relevant Revolving Facility. For the purposes of calculating the Lender’s Available Commitment with respect to the relevant Revolving Facility, the Lender’s Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Revolving Facility Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b) of Clause 9.2 (Availability).

(c)	An Affiliate of a Revolving Facility Lender which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an “Ancillary Lender” and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a party to this Agreement as an Ancillary Lender in accordance with clause 18.9 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender (as defined in Clause 29 (Changes to the Lenders), its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, a member of the Group which is an Affiliate of a Revolving Facility Borrower (other than an Unrestricted Subsidiary) may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Revolving Facility Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b) of Clause 9.2 (Availability).

(c)	If a Borrower ceases to be a Revolving Facility Borrower under this Agreement in accordance with Clause 31.4 (Resignation of an Obligor), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document. If an Affiliate of a Revolving Facility Borrower ceases to be an Affiliate of such Revolving Facility Borrower, it shall cease to have any rights under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.10	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

9.11	Adjustments required in relation to Ancillary Facilities

The Agent may, by notice in writing to the relevant Revolving Facility Lenders, reallocate drawn and undrawn Revolving Facility Commitments at the end of an Interest Period among relevant Revolving Facility Lenders as may be necessary to ensure that any relevant Revolving Facility Lender that intends to enter into an Ancillary Facility has an undrawn Revolving Facility Commitment under the relevant Revolving Facility sufficient to allow it to enter into such Ancillary Facility, provided that for the avoidance of doubt no such reallocation may increase any Revolving Facility Lender’s Revolving Facility Commitment.

9.12	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 9.12:

“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of (i) its participation in each Revolving Facility Utilisation then outstanding under a particular Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under such Revolving Facility), and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender in respect of the Ancillary Facility).

“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(b)	If a Declared Default occurs, each Lender and each Ancillary Lender shall promptly adjust by corresponding transfers (to the extent necessary) their claims in respect of amounts outstanding to them under the relevant Revolving Facility and each Ancillary Facility to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s relevant Revolving Facility Commitment bears to the relevant Total Revolving Facility Commitments, each as at the date the notice of such Declared Default is served under Clause 28.20 (Acceleration)).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Prior to the application of the provisions of paragraph (a) of this Clause 9.12, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set-off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

(e)	All calculation to be made pursuant to this Clause 9.12 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

9.13	Continuation of Ancillary Facilities

(a)	Each Ancillary Facility shall be prepaid and cancelled on the Termination Date (or such earlier date in accordance with this Agreement), provided that a Borrower and an Ancillary Lender may, as between themselves only, agree that any Ancillary Facilities will continue to remain available on a bilateral basis following the Termination Date applicable to the relevant Revolving Facility or, as the case may be, the date the relevant Revolving Facility Commitments are otherwise cancelled under this Agreement.

(b)	If any arrangement contemplated in paragraph (a) above is to occur, each relevant Borrower and the Ancillary Lender shall each confirm that to be the case in writing to the Agent. Upon such Termination Date or, as the case may be, date of cancellation, any such facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Finance Documents. Save for any rights and obligations against any Finance Party under the Finance Documents arising prior to such Termination Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall, as between the Finance Parties, continue and the Transaction Security shall not support any such facility in respect of any matters that arise after such Termination Date or, as the case may be, date of cancellation.

10	Repayment

10.1	Repayment of Facility B Loans

(a)	Each Facility B Borrower shall repay the aggregate Facility B Loans made to it in full on the Termination Date in respect of Facility B.

(b)	The Borrowers may not reborrow any part of a Facility B Loan which is repaid.

10.2	Repayment of Incremental Facility Loans

(a)	Each Borrower of an Incremental Facility Loan which is made available under a Term Facility shall repay that Incremental Facility Loan borrowed by it:

(i)	in relation to an Incremental Facility which is repayable in instalments, in instalments by repaying on each applicable Amortising Facility Repayment Date the amount set opposite that Amortising Facility Repayment Date as set out in the table in the relevant Incremental Facility Increase Notice; and

(ii)	in relation to an Incremental Facility which is not repayable in instalments, in full on the Termination Date applicable to that Incremental Facility Loan.

(b)	The Borrowers may not reborrow any part of an Incremental Facility Loan which is repaid.

10.3	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (b) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Facility Loans are to be made available to a Revolving Facility Borrower:

(i)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Revolving Facility Borrower;

(ii)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan,

the aggregate amount of the new Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(I)	the relevant Revolving Facility Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(II)	each Revolving Facility Lender’s participation (if any) in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and that Revolving Facility Lender will not be required to make its participation in the new Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(I)	the relevant Revolving Facility Borrower will not be required to make any payment in cash; and

(II)	each Revolving Facility Lender will be required to make its participation in the new Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Revolving Facility Loans exceeds that Revolving Facility Lender’s participation (if any) in the maturing Revolving Facility Loan and the remainder of that Revolving Facility Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Revolving Facility Borrower in or towards repayment of that Revolving Facility Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Revolving Facility Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Revolving Facility Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date in relation to the relevant Revolving Facility and will be treated as separate Revolving Facility Loans (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(d)	A Revolving Facility Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving five Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Revolving Facility Borrower (or the Company on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Revolving Facility Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

10.4	Effect of cancellation and prepayment on scheduled repayments

(a)	If the Company cancels the whole or any part of an Amortising Facility Commitment in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 11.7 (Right of cancellation in relation to a Defaulting Lender)or if the Amortising Facility Commitment of any Lender is reduced under Clause 11.1 (Illegality), then (other than, in any relevant case, to the extent that any part of the relevant Amortising Facility Commitment(s) is subsequently increased pursuant to Clause 2.2 (Increase)) the amount of the Amortising Facility Repayment Instalment for the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that prepayment will reduce pro rata by the amount of the Amortising Facility Commitment cancelled.

(b)	If the Company cancels the whole or any part of an Amortising Facility Commitment in accordance with Clause 11.3 (Voluntary cancellation), then the amount of the Amortising Facility Repayment Instalment for the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(c)	If any of the Amortising Facility Loans are prepaid in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 11.1 (Illegality), then the amount of the Amortising Facility Repayment Instalment for the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that prepayment will reduce pro rata by the amount of the Amortising Facility Loan prepaid.

(d)	For any prepayment of any Amortising Facility Loans other than as contemplated by paragraph (c) above the relevant Amortising Facility for each Amortising Facility Repayment Date falling after that prepayment will reduce in accordance with the allocation of such prepaid amounts against the Amortising Facility Repayment Instalments as notified by the Company in its sole discretion.

11	Illegality, Voluntary Prepayment and Cancellation

11.1	Illegality

If after the date of this Agreement (or, if later, the date the relevant Lender became a Party) it becomes unlawful in any applicable jurisdiction for a Lender, or it becomes unlawful for an Affiliate of a Lender for that Lender, to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its Commitment or participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event setting out the details thereof;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 42.4 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

11.2	Illegality in relation to Issuing Bank

If after the date of this Agreement (or, if later, the date on which the relevant Letter of Credit is issued) it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

(c)	to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Company shall procure that the relevant Borrower shall use all reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	unless any other Lender is or has agreed to be an Issuing Bank pursuant to the terms of this Agreement, a Revolving Facility under which the relevant Lender was the Issuing Bank shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being, in the case of Facility B, a minimum amount of £1,000,000, and, in the case of the Initial Revolving Facility, £500,0000, and, in each case, in further multiples of £500,000) of an Available Facility. Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Term Loans

(a)	A Borrower to which a Term Loan has been made may, if it or the Company gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders under the relevant Facility may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the amount of that Term Loan by a minimum amount of £1,000,000 and in further multiples of £500,000).

(b)	The Company or a Borrower may elect to apply a prepayment of Term Loans made under this Clause 11.4 against any or all of the Terms Loans in such proportions as it selects in its sole discretion.

11.5	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Company gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders under the relevant Revolving Facility may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the amount of the Revolving Facility Utilisation by a minimum amount of £500,000 or its equivalent and multiples thereof).

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 18.2 (Tax Gross Up);

(ii)	any Lender or Issuing Bank claims indemnification from an Obligor under Clause 18.3 (Tax Indemnity) or Clause 19.1 (Increased costs), or

(iii)	any Lender requests payment from any Obligor based on the occurrence of a Market Disruption Event.

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice:

(iv)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(v)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

11.8	Right of prepayment of Non-Consenting Lender

If any Lender becomes a Non-Consenting Lender (as defined in Clause 42.4 (Replacement of Lender) below) the Company may within 90 days after the date on which that Lender is deemed to be a Non-Consenting Lender (and provided such Lender continues to be a Non-Consenting Lender) cancel the Commitments of such Non-Consenting Lender and prepay all (but not part only) of the participations of such Non-Consenting Lender in the Facilities together with all interest and other amounts accrued under the Finance Documents, provided that it may only make such prepayment using Retained Excess Cash and/or New Shareholder Injections (in each case to the extent Not Otherwise Applied).

12	Mandatory Prepayment

12.1	Exit and Sale

If a Change of Control or a Sale (an “Exit Event”) occurs:

(a)	the Company shall promptly notify the Agent upon becoming aware of that Exit Event (and may notify the Agent prior to the relevant Exit Event) and the Agent shall promptly notify the Lenders and Issuing Bank accordingly; and

(b)	each Lender shall be entitled to cancel its Commitments and require repayment of all of its participation in the Utilisations and payment of all amounts owing to it under the Finance Documents and each Issuing Bank shall be entitled to require that any Letters of Credit issued by it are prepaid and cancelled, in each case by written notice (an “Exit Notice”) to the Company and the Agent within 15 Business Days of the Company notifying the Agent that the Exit Event has or will occur, whereupon:

(i)	the undrawn Commitments of such Lender shall be cancelled on the date such Exit Notice is received by the Agent and the Company (or, if later, the date the relevant Exit Event occurs), or as otherwise agreed between the Company and the relevant Finance Party, and such Lender shall have no obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility or Fronted Ancillary Facility (as the case may be) and, in the case of an Issuing Bank, such Issuing Bank shall have no obligation to issue any new Letter of Credit; and

(ii)	on the date falling 30 Business Days after such Lender or Issuing Bank (as the case may be) provides such Exit Notice to the Agent and the Company (or, if later, the date on which the relevant Exit Event occurs) or as otherwise agreed between the Company and the relevant Finance Party, all outstanding Utilisations provided by such Lender and Ancillary Outstandings of such Lender (and/or, in the case of an Issuing Bank, all Letters of Credit provided by that Issuing Bank), together with accrued interest, and all other amounts accrued or owing to such Lender (or Issuing Bank, as the case may be) under the Finance Documents shall become immediately due and payable, and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender and procure that any cash collateral provided by that Lender is immediately released and (unless otherwise agreed between the Company and that Lender) any Letter of Credit or Ancillary Facility provided by that Lender (or Issuing Bank, as the case may be) is prepaid and cancelled, provided that, if a Lender or Issuing Bank has not submitted an Exit Notice to the Agent and the Company in accordance with the provisions of this Clause 12.1 within 15 Business Days of being notified of such Exit Event by the Agent in accordance with this Clause 12.1, in respect of that Exit Event (only), that Lender shall not be able to cancel its Commitments or require repayment of its share of the Utilisations and the prepayment of any other amount owing to it under the Finance Document and an Issuing Bank shall not be entitled to require that any Letter of Credit issued by it are repaid and cancelled, in each case pursuant to this Clause 12.1.

12.2	Disposal and insurance and recovery proceeds

(a)	In this Agreement:

“Disposal Proceeds” means the Net Cash Proceeds received by the Group in relation to any Disposal (or series of related Disposals) except for Excluded Disposal Proceeds.

“Disposal” means any sale, lease, licence, transfer, loan or other disposal of all or any part of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions, including any Permitted Sale and Leaseback) of any member of the Group.

“Excluded Disposal Proceeds” means the Net Cash Proceeds received by the Group of any Disposal:

(i)	of assets made in the ordinary course of trading of the disposing entity;

(ii)	to the extent falling within paragraphs (a), (b), (c), (d), (f), (h), (i), (j), (k), (l), (n), (o), (p) (unless otherwise agreed with the relevant Majority Lenders), (q), (r), (s), (u) and/or (v) of the definition of Permitted Disposals and/or paragraph (k) of the definition of Permitted Transaction, in each case to the extent such Net Cash Proceeds do not need to be applied in any repayment, prepayment or acquisition of any Permitted Financial Indebtedness which ranks pari passu with the Term Facilities and the New Senior Secured Debt;

(iii)	which is an individual Disposal where the Net Cash Proceeds from such Disposal are in an amount less than £1,000,000 (or its equivalent in other currencies);

(iv)	arising as a result of Permitted Factoring or a Permitted Sale and Leaseback;

(v)	which is a Permitted Disposal to the extent not otherwise excluded in this definition, where the Net Cash Proceeds of such disposal are, within 12 Months of the later of (i) the date of completion of such Permitted Disposal and (ii) the receipt of such Net Cash Proceeds, applied or committed to be applied by the board of the Company (and if so committed to be applied, are actually applied within 18 Months of receipt) (y) to be used to purchase or invest in assets or services that are used or useful in a similar, related or complementary business to the Group or otherwise reinvested in the business of the Group (including by way of Permitted Acquisition, Permitted Joint Venture, Capital Expenditure, to finance any payments, fees, costs or expenses related to the restructuring or reorganization requirements of the Group and/or as otherwise contemplated by the terms of this Agreement) or (z) to be otherwise applied in mandatory prepayment of the Facilities in accordance with Clause 12.4 (Application of prepayments); and

(vi)	which, when aggregated with the Net Cash Proceeds of other Disposals made in the same Financial Year of the Company, up to a maximum aggregate amount of £3,000,000 (or its equivalent in other currencies) provided that the Net Cash Proceeds of a Disposal under sub-paragraphs (i) to (iv) above shall be disregarded for the purposes of calculating the amount of the Net Cash Proceeds under this sub-paragraph.

“Excluded Insurance Proceeds” means the Net Cash Proceeds received by the Group of any insurance claim:

(i)	which are received in respect of third party liability, public liability, directors liability, business interruption (covering certain operating losses or in reinstatement of the relevant asset or otherwise in amelioration of the relevant loss), loss of earnings or similar claims; or

(ii)	in respect of the loss or destruction of assets and where the Net Cash Proceeds of such insurance claim are, within 12 Months of receipt, applied or committed to be applied by the board of the Company (and if so committed to be applied, are actually applied within 18 Months of receipt) (x) in the replacement, reinstatement and/or repair of the relevant asset (or reimbursement of a member of the Group for funding any of the foregoing) or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made or (y) to be otherwise applied in mandatory prepayment of the Facilities in accordance with Clause 12.4 (Application of prepayments);

(iii)	which relates to an individual claim the aggregate proceeds of which are less than £1,000,000 (or its equivalent in other currencies); or

(iv)	which, when aggregated with the Net Cash Proceeds of other insurance claims made in the same Financial Year of the Company, are in a maximum aggregate amount of up to £3,000,000 (or its equivalent in other currencies) provided that the Net Cash Proceeds of an insurance claim under sub-paragraphs (i) to (iii) above shall be disregarded for the purposes of calculating the amount of the Net Cash Proceeds under this sub-paragraph.

“Excluded Recovery Proceeds” means the Net Cash Proceeds received by the Group of any Recovery Claim:

(i)	which are, within 12 Months of receipt, applied or committed to be applied by the board of the Company (and if so committed to be applied, are actually applied within 18 Months of receipt) (x) to satisfy (or reimburse a member of the Group which has discharged) a liability of a member of the Group in compensation for a loss or in rectifying the deficiency (including, without limitation, tax liability, environmental liability, litigation and working capital deficiency) giving rise to that Recovery Claim or (y) to be otherwise applied in mandatory prepayment of the Facilities in accordance with Clause 12.4 (Application of prepayments);

(ii)	which relate to an individual Recovery Claim where the Net Cash Proceeds from such Recovery Claim are in an amount less than £1,000,000 (or its equivalent in other currencies); or

(iii)	which, when aggregated with the Net Cash Proceeds of other Recovery Claims made in the same Financial Year of the Company, are in a maximum aggregate amount of up to £3,000,000 (or its equivalent in other currencies) provided that the Net Cash Proceeds of a Recovery Claim under sub-paragraphs (i) and (ii) above shall be disregarded for the purposes of calculating the amount of the Net Cash Proceeds under this sub-paragraph.

“Insurance Proceeds” means the Net Cash Proceeds received by the Group of any insurance claim (or series of related insurance claims) received in respect of the loss or destruction of assets of the Group except for Excluded Insurance Proceeds.

“Net Cash Proceeds” means the cash proceeds, in each case, consequent upon a Disposal, insurance claim or Recovery Claim, in each case, after deducting:

(i)	all taxes incurred and required to be paid or reserved against (as reasonably determined by the Company on the basis of their existing rates) by the seller or claimant in relation to the Disposal, insurance claim or Recovery Claim (including without limitation any Taxes incurred as a result of the transfer of any cash consideration intra-Group);

(ii)	any reasonable fees, costs and expenses (including, for the avoidance of doubt, reasonable legal fees, reasonable agents’ commission, reasonable auditors’ fees, reasonable out-of-pocket reorganisation costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, the relevant Disposal, insurance claim or Recovery Claim)) incurred by a member of the Group to persons who are not members of the Group;

(iii)	any amount required to be applied in repayment or prepayment of any Financial Indebtedness other than the Facilities (including, without limitation, to an entity the subject of a Disposal, amounts to be repaid or prepaid to the entity disposed of in respect of intra-Group indebtedness and any third party debt secured on the assets disposed of which is to be repaid or prepaid out of those proceeds) or amounts owed to partners in Permitted Joint Ventures as a consequence of that Disposal, insurance claim or Recovery Claim; and

(iv)	any reasonable amounts retained to cover indemnities, contingent and other liabilities in connection with the Disposal, insurance claim or Recovery Claim (and provided that, if the relevant liability in respect of which such amounts are retained does not arise, such amounts shall be treated as Net Cash Proceeds).

“Recovery Claim” means:

(i)	any claim against the Vendor (or any of their respective Affiliates, employees, officers or advisers, or any other person) in relation to the Acquisition Documents; and

(ii)	any claim against the provider of any Report.

“Recovery Proceeds” means the Net Cash Proceeds of any Recovery Claim except for Excluded Recovery Proceeds.

(b)	The Company shall ensure that an amount equal to the following amounts is applied in prepayment of the Facilities at the times and in the order of application contemplated by Clause 12.4 (Application of prepayments):

(i)	an amount equal to any Disposal Proceeds;

(ii)	an amount equal to any Insurance Proceeds; and

(iii)	an amount equal to any Recovery Proceeds.

(c)	Any prepayment under this Clause 12.2 shall, unless the Company makes an election under paragraph (d) below, be made promptly (and by no later than 15 Business Days) after the relevant circumstance or event giving rise to such prepayment.

(d)	The Company may elect that any prepayment under this Clause 12.2 shall be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan provided that:

(i)	if the Company makes such an election then a proportion of the Loan equal to the amount of the relevant prepayment shall be due and payable on the last day of its next Interest Period; and

(ii)	no such election may be made at any time while an Event of Default has occurred and is continuing, and if the Company has so made an election under this paragraph (d) but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (if the Majority Lenders so require in writing).

12.3	Excess Cash Flow

The Company will ensure that as soon as reasonably practicable, and in any event within 10 Business Days of the delivery of the Annual Financial Statements for the relevant Financial Year (commencing with the first full Financial Year after the Closing Date), the Facilities shall be prepaid in accordance with Clause 12.4 (Application of prepayments) in an amount (if positive) equal to the applicable percentage of the Excess Cash Flow for such Financial Year provided that following the application of the applicable percentage, there shall be deducted from the remaining balance of Excess Cash Flow for such Financial Year:

(a)	the Excess Cash Flow De Minimis Amount; and

(b)	the amount of any voluntary prepayments and Debt Purchase Transactions of Financial Indebtedness by the Group in that Financial Year and between the end of that Financial Year and the date on which the prepayment is to be made hereunder (provided that any such amount so deducted may not be deducted in any subsequent calculation)).

The applicable percentage is set out in the table below opposite the applicable Leverage Ratio as demonstrated by the Annual Financial Statements for such Financial Year and, for this purpose, the Leverage Ratio shall be calculated taking into account any prepayment made under this Clause until such time (if any) as such ratio falls to the next or subsequent level, whereupon that applicable percentage shall apply:

Leverage Ratio	Percentage of Excess Cash Flow
Greater than or equal to 2.9:1	50%
Less than 2.9:1 but greater than 2.4:1	25%
Equal to or less than 2.4:1	0%

12.4	Application of prepayments

(a)	Subject to the terms of the Intercreditor Agreement, prepayments made pursuant to this Clause 12 (Mandatory Prepayment) shall be applied in the following order:

(i)	first, in prepayment of each Amortising Facility (if any) (and in the case of an Amortising Facility which is an Incremental Facility, only to the extent such Incremental Facility ranks pari passu with Facility B as “Senior Secured Liabilities” under the Intercreditor Agreement), pro rata;

(ii)	secondly, in prepayment of the Term Loans under Facility B and Term Loans under each Incremental Facility which is not an Amortising Facility but which ranks pari passu with Facility B as “Senior Secured Liabilities” under the Intercreditor Agreement, pro rata;

(iii)	thirdly, in cancellation of the Available Commitments under Facility B and any Incremental Facility which is a Term Facility pro rata (and the Available Commitment of the respective Lenders under each such Facility will be cancelled rateably);

(iv)	fourthly, in cancellation of the Available Commitments under each Revolving Facility pro rata (and the Available Commitment of the respective Lenders under the relevant Revolving Facility will be cancelled rateably);

(v)	fifthly, in permanent prepayment and cancellation of Revolving Facility Utilisations pro-rata (such that any outstanding Revolving Facility Loans shall be prepaid before outstanding Letters of Credit) and cancellation of Revolving Facility Commitments pro rata; and

(vi)	then, in prepayment and cancellation of the Ancillary Outstandings and Ancillary Commitments pro rata,

provided that any Term Loans under an Incremental Facility which is a Term Facility (if any) will only be prepaid in accordance with sub-paragraphs (i) and (ii) and paragraphs (b) and (c) below and will only be cancelled in accordance with paragraph (iii) above after the end of the applicable Availability Period for such Incremental Facility.

(b)	A prepayment which is to be applied to prepay Amortising Facilities shall be applied in amounts which reduce the relevant Amortising Facility pro rata to each Incremental Facility Loan under such Amortising Facility.

(c)	A prepayment which is to be applied to prepay the Term Loans under paragraph (a) above shall, subject to Clause 12.5 (Right to Refuse Prepayment), be applied in amounts which reduce the relevant Facility B Loans and the applicable Term Loans under each Incremental Facility which is a Term Facility by the same proportion, and, as within any Facility, against such Loans as the Company may select.

(d)	The Company and each other Obligor shall use all reasonable endeavours to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Obligors to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made, cash cover lawfully provided and the proceeds lawfully applied as provided under this Clause 12 (Mandatory Prepayment), and/or to minimise the costs and Taxes of making such mandatory prepayment (including using all reasonable endeavours to fund such payment from surplus cash in the Group that is not so trapped provided doing so would not be materially prejudicial to overall Group liquidity or the availability of such cash to members of the Group requiring funds). If, however the costs and Taxes of making (or moving the funds to make) such mandatory prepayment would exceed three per cent. of the amount of such payment at that time or after the Company and each such Obligor has used all such reasonable endeavours and taken such reasonable steps, it will still:

(i)	be unlawful (including, without limitation, by reason of thin capitalisation, capital maintenance, financial assistance, corporate benefit restrictions on upstreaming cash intra-group and the fiduciary and statutory duties of the directors or other officers of any member of the Group or give rise to material risk of personal liability of such officers or directors) or breach contractual restrictions (that were not entered into for the purpose of limiting such prepayment) for such a prepayment to be made and/or cash cover to be provided and the proceeds so applied (including where counsel to the Group has advised that there is a reasonable likelihood of personal liability of management or shareholders);

(ii)	be unlawful (including, without limitation, by reason of thin capitalisation, capital maintenance, financial assistance, corporate benefit restrictions on upstreaming cash intra-group and the fiduciary and statutory duties of the directors or other officers of any member of the Group or give rise to material risk of personal liability of such officers or directors) or breach contractual restrictions (that were not entered into for the purpose of limiting such prepayment) to make funds available to a member of the Group that could make such a prepayment and/or provide such cash cover (including where counsel to the Group has advised that there is a reasonable likelihood of personal liability of management or shareholders), then such prepayment and/or provision of cash cover shall not be required to be made (and, for the avoidance of doubt, the relevant amount shall be available for the general corporate and/or working capital purposes of the Group and shall not be required to be paid to any blocked account) provided always that if the restriction preventing such payment/provision of cash cover or giving rise to such liability is subsequently removed, any relevant proceeds will immediately be applied in prepayment and/or the provision of cash cover in accordance with this Clause 12 (Mandatory Prepayment) at the end of the relevant Interest Period(s) to the extent that such payment has not otherwise been made.

(e)	The obligation to make a mandatory prepayment under Clause 12.1 (Exit and Sale) shall not be subject to any limitation set out under paragraph (d) above.

(f)	If any Term Loans are prepaid in accordance with Clause 11.4 (Voluntary prepayment of Term Loans) then:

(i)	the Company may, by giving not less than three Business Days’ notice to the Agent, select in the case of a Term Facility, which Borrower or Borrowers (if more than one) under that Term Facility shall effect repayment of each Loan; or

(ii)	if the Company does not make an election under this paragraph, each Borrower shall effect such repayment on a pro rata basis.

12.5	Right to Refuse Prepayment

(a)	The Agent shall notify the Lenders as soon as practicable of any proposed prepayment of Term Loans under Clause 12.2 (Disposal and insurance and recovery proceeds ) or Clause 12.3 (Excess Cash Flow) whereupon the Agent shall notify the Lenders accordingly.

(b)	If a Facility B Lender (a "Non Accepting Lender") to which the proposed payment under Clause 12.2 (Disposal and insurance and recovery proceeds ) or 12.3 (Excess Cash Flow) would otherwise be made, gives notice (which may be given electronically) to the Agent by 11.00 a.m. on the third Business Day prior to the date on which a prepayment referred to in paragraph (a) above is to be made (or such shorter period as the Majority Lenders may agree), that Lender will waive its right to receive such prepayment to the extent specified in its notice.

(c)	If any Non Accepting Lender delivers any notice under paragraph (b) above, at the election of the Company, the amount in respect of which that Non Accepting Lender has waived its right to prepayment (the "Waived Amount") may, at the election of the relevant Non Accepting Lender, be allocated to any of its Affiliates and/or Related Funds which are also Lenders at the relevant time, and otherwise shall be (i) offered to the other Facility B Lenders (pro rata to their respective Facility B Commitments) (with the balance of the Waived Amount which those Facility B Lenders elect not to receive being permitted to be applied in accordance with sub-paragraphs (ii) and (iii) of this paragraph(c)), (ii) prepaid to the relevant Non Accepting Lender, or (iii) retained by the Group and shall be permitted to be applied towards any purpose not prohibited by this Agreement.

12.6	Excluded proceeds

(a)	Where Excluded Recovery Proceeds, Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the applicable definition of Excluded Recovery Proceeds, Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Company shall ensure that those amounts are used for that purpose and/or otherwise applied in prepayment of the Facilities in accordance with this Clause 12.

(b)	Subject to (a) above, any proceeds of Disposals, insurance claims, Recovery Claims and Excess Cashflow not, in each case, required to be applied in prepayment of the Facilities hereunder, may be retained by the Group for its general corporate purposes and application by it in any manner not restricted by the Finance Documents or to fund or make Capital Expenditure, Permitted Acquisitions, Permitted Joint Ventures, Permitted Loans, Permitted Guarantees, or Permitted Payments or refinance amounts applied for any of the foregoing.

13	Restrictions

13.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or Clause 12.5 (Right to Refuse Prepayment) shall (subject to the terms of those Clauses), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. In the event that a Borrower delivers a conditional or revocable notice of voluntary cancellation and/or voluntary prepayment under this Agreement, which it shall be permitted to do, that Borrower shall be liable for any Break Costs if the relevant prepayment is not made.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, Clause 13.9 (Facility B Prepayment Fee – Year 1) and Clause 13.10 (Facility B Prepayment Fee/Repayment Fee – Year 5), without premium or penalty.

13.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of a Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under Clause 12.5 (Right to Refuse Prepayment), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

13.8	Effect of Repayment and Prepayment on Commitments

If all or part of a participation of a Lender in a Term Loan is repaid or prepaid and is not available for redrawing, that Lender’s Commitment under the relevant Facility shall be reduced and cancelled by an amount equal to the amount repaid or prepaid.

13.9	Facility B Prepayment Fee – Year 1

(a)	Subject to paragraph (b) below, if any Facility B Loan is prepaid pursuant to Clause 11.4 (Voluntary prepayment of Term Loans) prior to the date falling twelve (12) Months after the Closing Date:

(i)	in connection with any Approved Acquisition, in addition to all other sums required to be paid under this Agreement in connection with such prepayment, including all accrued and unpaid interest and Break Costs (if any), the Company shall (within five (5) Business Days of such prepayment taking effect) pay (or procure the payment of) to the Agent (for the account of the Facility B Lenders pro rata to their participation in that Facility B Loan at the time of that prepayment) a prepayment fee equal to two (2) per cent. of the principal amount prepaid, refinanced or repriced; or

(ii)	other than in connection with any Approved Acquisition, in addition to all other sums required to be paid under this Agreement in connection with such prepayment, including all accrued and unpaid interest and Break Costs (if any), the Company shall (within five (5) Business Days of such prepayment taking effect) pay (or procure the payment of) to the Agent (for the account of the Facility B Lenders pro rata to their participation in that Facility B Loan at the time of that prepayment) a prepayment fee equal to the Make-Whole Amout in respect of the principal amount prepaid, refinanced or repriced.

(b)	The fee set out in paragraph (a) above shall not be due in respect of any portion of a Facility B Commitment of a Lender the prepayment of which is financed directly or indirectly from the proceeds of any Financial Indebtedness in respect of which that Lender (or any of its Affiliates or Related Funds) is an arranger, an underwriter or a lender, as the case may be.

13.10	Facility B Prepayment/Repayment Fee – Year 5

(a)	Subject to paragraph (b) below, if any Facility B Loan is prepaid pursuant to Clause 11.4 (Voluntary prepayment of Term Loans) on or after the date falling on the fourth anniversary of the Closing Date or is repaid pursuant to Clause 10.1 (Repayment of Facility B Loans) then, in addition to all other sums required to be paid under this Agreement in connection with such prepayment or repayment (as applicable), including all accrued and unpaid interest and Break Costs (if any), the Company shall (within five (5) Business Days of such prepayment or repayment (as applicable) taking effect) pay (or procure the payment of) to the Agent (for the account of the Facility B Lenders pro rata to their participation in that Facility B Loan at the time of that prepayment or repayment (as applicable)) a prepayment/repayment fee equal to two (2) per cent. of the principal amount prepaid or repaid.

(b)	The fee set out in paragraph (a) above shall not be due in respect of any portion of a Facility B Commitment of a Lender the prepayment or repayment of which is financed directly or indirectly from the proceeds of any Financial Indebtedness in respect of which that Lender (or any of its Affiliates or Related Funds) is an arranger, an underwriter or a lender, as the case may be.

14	Interest

14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	EURIBOR or LIBOR as the case may be.

14.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the Annual Financial Statements and related Compliance Certificate received by the Agent show a higher or lower Margin should have applied during a certain period then the next payment of interest under the relevant Facility following receipt of the relevant Annual Financial Statements by the Agent shall be increased or reduced (as the case may be) by such amount as is necessary to put the Agent and the Lenders in the position that they should have been in had the appropriate rate of Margin been applied at the time (provided that any such reduction shall only apply to the extent the Lender which received the overpayment of interest remains a Lender as at the date of such adjustment and, with respect to payments to Lenders, such payments shall only apply to Lenders who were participating in the relevant Facility both at the time to which the adjustments relate and the time when the adjustments are actually made).

14.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under applicable law) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest under this Agreement.

14.5	Replacement of Screen Rate

(a)	If any Screen Rate is not available for a currency which can be selected for a Loan and the Agent determines that this situation is unlikely to be temporary (which determination shall be conclusive absent manifest error), any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Company.

(b)	If, following consultation between the Company and the Majority Lenders, another benchmark rate cannot be agreed upon by the date which is five (5) Business Days before the end of the current Interest Period, the Screen Rate applicable to any Lender’s share of a Loan shall be replaced by the rate certified to the Agent by that Lender as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan in the relevant interbank market.

15	Interest Periods

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 15, a Borrower (or the Company) may select, with respect to Facility B, an Interest Period of 1, 2, 3 or 6 Months and, with respect to any other Facility, an Interest Period of 1, 2, 3 or 6 Months, or, in each case, such other period agreed between the Company and the Agent (acting on the instructions of the all of the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)	A Borrower (or the Company on its behalf) may select an Interest Period of less than one Month in relation to a Term Facility if necessary or desirable to implement any interest rate hedging in relation to the Facilities.

(i)	A Borrower (or the Company on its behalf) may select an Interest Period of any duration in relation to an Amortising Facility if necessary or desirable to ensure that there are Amortising Facility Loans (with an aggregate Base Currency Amount) equal to or greater than an Amortising Facility Repayment Instalment with an Interest Period ending on an Amortising Facility Repayment Date for an Amortising Facility in order for the Borrowers to make the Amortising Facility Repayment Instalment due on that date.

(j)	Prior to completion of syndication of the Facilities in the manner agreed between the Company and the Arrangers on or prior to the date of the Commitment Letter (as notified by the Arrangers to the Company), Interest Periods may be one or two weeks or such other period as the Agent and the Company may agree.

15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.3	Consolidation and division of Term Loans

(a)	If two or more Interest Periods:

(i)	relate to Facility B Loans to be made to the same Borrower; and

(ii)	end on the same date,

those Facility B Loans will, unless that Facility B Borrower requests to the contrary in a Selection Notice for the next Interest Period or those Loans are denominated in different currencies, be consolidated into, and treated as, a single Facility B Loan, as applicable, on the last day of the Interest Period.

(b)	If two or more Interest Periods:

(i)	relate to Incremental Facility Loans to be made to the same Borrower by the same Lenders; and

(ii)	end on the same date,

those Incremental Facility Loans will, unless that Incremental Facility Borrower requests to the contrary in a Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Incremental Facility Loan on the last day of the Interest Period.

(c)	Subject to Clause 4.4 (Maximum number of Utilisations), and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Term Loans under the relevant Facility, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the relevant Term Loan immediately before its division.

16	Changes to the Calculation of Interest

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption) if EURIBOR or LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

16.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 2 Business Days after the Quotation Day (or, if earlier, on the date falling 5 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select provided that, if any Lender is a fund (and only to the extent it actually borrows monies which are subject to LIBOR or EUIRBOR to fund its participation in that Loan (in whole or in part)), the cost of funding its participation in that Loan shall be no more than the cost to such fund of borrowing any amount used to fund its participation in that Loan, provided that, if the percentage rate per annum notified by the Lender is less than the applicable EURIBOR or LIBOR or a Lender has not notified the Agent of a percentage rate per annum, the cost of that Lender of funding its participation in that Loan for that Interest Period shall be deemed (for the purposes of this paragraph (a) to be the applicable EURIBOR or LIBOR.

(b)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period, EURIBOR or LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine the applicable EURIBOR or LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that by reason of circumstances affecting the Relevant Interbank Market generally the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of the applicable LIBOR or EURIBOR.

16.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

16.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being prepaid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with any demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Company.

17	Fees

17.1	No deal, No fees

No fees, commissions, costs or other expenses (other than reasonable legal fees up to an amount to be agreed) will be payable unless the Closing Date occurs.

17.2	Commitment fee

(a)	The Company shall pay (or procure there is paid) to the Agent (for the account of each Lender) a fee in the Base Currency computed at:

(i)	in the case of the Initial Revolving Facility, the rate of 30 per cent of the applicable Margin on that Lender’s Available Commitment under the Initial Revolving Facility for the period commencing on the Closing Date and ending on the last day of the Availability Period applicable to the Initial Revolving Facility ; and

(ii)	in the case of an Incremental Revolving Facility, the rate and for the period (if any) specified in the relevant Incremental Facility Increase Notice on that Incremental Facility Lenders Available Commitment under the relevant Incremental Revolving Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period applicable to the Initial Revolving Facility or Incremental Revolving Facility (as applicable), on the last day of the Availability Period applicable to the Initial Revolving Facility or Incremental Revolving Facility (as applicable) and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No accrued commitment fee shall be payable if the Closing Date does not occur.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.3	Underwriting and other Fees

The Company shall pay (or procure there is paid) to the Underwriters (as defined in the Commitment Letter) an underwriting fee and any other fees in the amounts and at the times agreed in a Fee Letter.

17.4	Agent and Security Agent fees

The Company shall pay (or procure there is paid) to the Agent and the Security Agent (in each case for its own account) a fee in the amount and at the times agreed in a Fee Letter.

17.5	Fees payable in respect of Letters of Credit

(a)	The Company or a Revolving Facility Borrower shall pay (or procure there is paid) to the Issuing Bank a fronting fee at the rate of 0.125 per cent. per annum (unless otherwise agreed by the relevant Issuing Bank) on the part of its outstanding exposure under each Letter of Credit requested by it which is counter-indemnified by other Lenders (that are not Affiliates of the Issuing Bank) and which is not cash collateralised, repaid, prepaid or cancelled, for the period from the issue of that Letter of Credit until its Expiry Date (or the date of its repayment, prepayment or cancellation, if earlier).

(b)	The Company or each Revolving Facility Borrower for whose account a Letter of Credit is issued shall pay (or procure there is paid) to the Agent (for the account of each Revolving Facility Lender under the Revolving Facility pursuant to which such Letter of Credit is issued) a Letter of Credit fee in the currency of that Letter of Credit on the outstanding amount of each Letter of Credit (excluding any amount in respect of which cash cover has been provided) requested by it for the period from the issue of that Letter of Credit until the expiry date (or the date of its cancellation, if earlier). The Letter of Credit Fee shall be computed at the rate equal to the applicable Margin for the relevant Revolving Facility. Any such fee shall be distributed according to L/C Proportion of that Letter of Credit of each Revolving Facility Lender in the relevant Revolving Facility.

(c)	The fees payable under paragraphs (a) and (b) above shall be payable in arrears on:

(i)	each Quarter Date or such shorter period ending on its Expiry Date;

(ii)	with respect to each Letter of Credit, on its Expiry Date;

(iii)	with respect to the amount of any reduction of a Letter of Credit from time to time on the date such reduction becomes effective; and

(iv)	on the date on which the relevant Letter of Credit is repaid or prepaid or the relevant Revolving Facility Commitments are cancelled in full.

(d)	Any other fees in respect of each Letter of Credit (if any) shall be determined by agreement between the relevant Issuing Bank and the relevant Revolving Facility Borrower.

17.6	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility.

18	Taxes

18.1	Tax Definitions

In this Agreement:

“Borrower DTTP Filing” means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)	where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender's name in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties), and where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(b)	where it relates to a UK Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate, Increase Confirmation, Incremental Facility Increase Notice or Assignment Agreement, and:

(i)	where the Borrower is a Borrower as at the relevant Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect), is filed with HM Revenue & Customs within 30 days of that Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation or Incremental Facility Increase Notice takes effect); or

(ii)	where the Borrower is not a Borrower as at the relevant Transfer Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect), is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower (or date on which the increase in Commitments described in the relevant Increase Confirmation or Incremental Facility Increase Notice takes effect).

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax Gross Up) or a payment under Clause 18.3 (Tax Indemnity).

“Treaty Lender” means a UK Treaty Lender.

“UK Non-Bank Lender” means:

(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties) as being a UK Non-Bank Lender; and

(ii)	where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment Agreement, Transfer Certificate, Incremental Facility Increase Notice or Increase Confirmation which is executes on becoming a party.

“UK Qualifying Lender” means, in relation to a payment under a Finance Document made by a Borrower incorporated in the UK:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(I)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or

(II)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(I)	a company resident in the United Kingdom for United Kingdom tax purposes;

(II)	a partnership each member of which is:

1.	a company so resident in the United Kingdom; or

2.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(III)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a UK Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Treaty Lender” means a Lender which:

(i)	is treated as resident of a UK Treaty State for the purposes of the UK Treaty;

(ii)	does not carry on business in UK through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(iii)	fulfils any other conditions which must be fulfilled under the UK Treaty in order to obtain exemption from Tax imposed on interest payments due by that Borrower under a Finance Document including the completion of all procedural formalities (and, for purposes of this paragraph (iii), it shall be assumed that any procedural formalities have been satisfied by a Lender that confirms its scheme reference number and jurisdiction of tax residence in accordance with Clause 18.2 (Tax Gross Up) below).

“UK Treaty State” means a jurisdiction having a double taxation agreement with the United Kingdom (the “UK Treaty”), which makes provision for full exemption from Tax imposed by the United Kingdom on interest payments.

“US Qualifying Lender” means, in respect of a payment by or in respect of a US Borrower, a Lender or Agent which, as of the date it became a party to this Agreement (or, in the case of a Lender, if it subsequently changes its Facility Office, the date on which it changes its Facility Office), (a) is entitled to a complete exemption from withholding of US federal income tax on all payments payable to it under this Agreement and (b) has supplied to the relevant US Borrower a properly completed and executed applicable US Tax Form evidencing such exemption.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“US Tax Form” means, as applicable:

(a)	an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, that either: (A) includes a claim for an exemption from or reduction of US withholding tax under an applicable income tax treaty, with Part II of such W-8BEN (or Part III of such W-8BEN-E, as applicable) completed, or (B) if such claim for exemption is based on the “portfolio interest exemption” is accompanied by a certificate representing that such Lender or the Agent, as applicable, is not described in Section 871(h)(3) or Section 881(c)(3) of the Code;

(b)	an IRS Form W-8ECI;

(c)	an IRS Form W-9; or

(d)	any other IRS form establishing an exemption from withholding of US federal income tax on payments to that person under this Agreement;

which, in each case, may be provided under cover of, if required to establish such an exemption, an IRS Form W-8IMY and the certificate described in paragraph (a)(B) above in respect of its beneficial owners, if applicable.

Unless a contrary indication appears, in this Clause 18 a reference to “determine” or “determined” means a determination made in the absolute discretion of the person making the determination.

18.2	Tax Gross Up

(a)	All payments shall be made by each Obligor under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which, after any Tax Deductions, leaves an amount equal to the payment which would have been due had no Tax Deduction been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without such a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of "UK Qualifying Lender" and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of "UK Qualifying Lender" and:

(A)	the relevant Lender has not given a UK Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a UK Tax Confirmation to the Company, on the basis that the UK Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)	If an Obligor is required by law to make a Tax Deduction it shall make the Tax Deduction and any payment required in connection with that Tax Deduction in the minimum amount required by law and within the time period allowed by law.

(f)	Within 30 days after making either a Tax Deduction or a payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the relevant Finance Party a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been made to the relevant Tax authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction, provided always that:

(i)	a Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 (The Original Lenders) of Schedule 1 (The Original Parties); and

(ii)	a Lender which becomes a Party on a day after the date on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate, Assignment Agreement, Incremental Facility Increase Notice or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to this paragraph (g).

(h)	If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g) above and:

(i)	a Borrower making a payment to that UK Treaty Lender has not made a Borrower DTTP Filing in respect of that UK Treaty Lender; or

(ii)	a Borrower making a payment to that UK Treaty Lender has made a Borrower DTTP Filing in respect of that UK Treaty Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that UK Treaty Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and in each case, the Borrower has notified that UK Treaty Lender in writing, that UK Treaty Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(j)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a UK Tax Confirmation to the Company by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(m)	A payment shall not be increased under paragraph (c) above by reason of a Tax imposed by the US if, solely in the case of a payment by or in respect of a US Tax Obligor, (A) the payment could have been made to the relevant Lender without a Tax Deduction if it were a US Qualifying Lender, but on that date the Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date such Lender first became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement; or (B) such Tax arises from a failure of the relevant Lender or the Agent, as applicable, to comply with its obligations under paragraph (n) below.

(n)	With respect to payments made by or in respect of a US Tax Obligor, each Lender and the Agent shall supply to the relevant Obligor a properly completed and executed applicable US Tax Form and will supply additional US Tax Forms upon a reasonable time following a written request by that Obligor, in each case, to the extent such Lender or the Agent, as applicable, is legally entitled to do so. A Lender or the Agent, as applicable, shall promptly notify the Agent and such Obligor if any US Tax Form previously provided by such Lender or the Agent, as applicable, has become invalid or incorrect, and shall provide a replacement US Tax Form to the Agent and such Obligor to the extent such Lender or the Agent, as applicable, is legally entitled to do so.

18.3	Tax Indemnity

(a)	The Company shall, within five Business Days of demand by the Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines (acting reasonably) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax of a Finance Party under the laws of the jurisdiction in which:

(A)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(B)	that Finance Party has a permanent establishment to which income under any Finance Document is attributed in respect of amounts received or receivable in that jurisdiction; or

(C)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	if and to the extent that a loss, liability or cost:

(A)	is compensated for by an increased payment pursuant to Clause 18.2 (Tax Gross Up); or

(B)	would have been so compensated but was not so compensated solely because one or more of the exclusions contained in Clause 18.2 (Tax Gross Up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	(for the avoidance of doubt) is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) of Clause 18.3 (Tax Indemnity) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3 (Tax Indemnity), notify the Agent.

18.4	Tax Credits

If an Obligor makes a Tax Payment and the relevant Finance Party determines that it has obtained and utilised a Tax Credit which is attributable to an increased payment of which that Tax Payment forms part, or to that Tax Payment, or to a Tax Deduction in consequence of which that Tax Payment was required, that Finance Party shall pay to the relevant Obligor such amount as that Finance Party determines will leave that Finance Party (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by that Obligor.

18.5	Stamp taxes

The Company shall pay and, within five Business Days of demand by the Agent, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration and other similar Tax payable on, in respect of any Finance Document (except for any such stamp duty, registration and other similar Tax payable in respect of: (i) any voluntary assignment, transfer, sub-participation or sub-contract by a Lender or in connection with the voluntary entry into an Increase Confirmation or an Incremental Facility Increase Notice; or (ii) a voluntary registration made by a Secured Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such party or obligations of any party under the Finance Document).

18.6	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, which of the following categories it falls in:

(a)	With respect to a Loan or Commitment extended to a US Tax Obligor:

(i)	not a US Qualifying Lender; or

(ii)	a US Qualifying Lender.

(b)	With respect to a Loan or Commitment that is extended to an Obligor that is not a US Tax Obligor:

(i)	not a UK Qualifying Lender;

(ii)	a UK Qualifying Lender (other than a UK Treaty Lender); or

(iii)	a UK Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 18.6 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a UK Qualifying Lender or a US Qualifying Lender (as appropriate) until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 18.6.

18.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply or supplies made by any Finance Party to any Party in connection with a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration for that supply or supplies) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient determines (acting reasonably) relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines (acting reasonably) that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) the Finance Party against any VAT incurred by the Finance Party in respect of the costs or expenses, to the extent that the Finance Party determines (acting reasonably) that it is not entitled to credit for or repayment in respect of the VAT from the relevant tax authority.

(d)	Any reference in Clause 18.7 (VAT) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union)).

18.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to 18.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date or on the date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase) and the relevant Lender is a New Lender or an Increase Lender, the relevant Transfer Date or the date on which an increase in Commitments takes effect pursuant to Clause 2.2 (Increase);

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(A)	a withholding certificate on Form W 8, Form W 9 or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

18.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

19	Increased Costs

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or treaty after the date of this Agreement (or, if later, the date it became a Party) or (ii) compliance with any law or regulation or treaty made after the date of this Agreement (or, if later, the date it became a Party) or (iii) the implementation or application of, or compliance with, Basel III or any law or regulation that implements Basel III including, for the avoidance of doubt, the implementation of Basel III by CRD IV.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs, a copy of which shall be provided to the Company.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	related to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 18.3 (Tax Indemnity) (or would have been compensated for under Clause 18.3 (Tax Indemnity) but was not so compensated because any of the exclusions in paragraph (b) of Clause 18.3 (Tax Indemnity) applied);

(iv)	compensated for by Clause 18.5 (Stamp taxes) (or would have been so compensated for under that Clause but was not so compensated solely because any of the exceptions set out therein applied);

(v)	is suffered or incurred with respect to any Bank Levy (or any payment attributable to, or any liability arising as a consequence of, a Bank Levy);

(vi)	attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (as defined in paragraph (c) below)) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(vii)	attributable to the implementation or application of, or compliance with, Basel III or or any other law or regulation which implements Basel III (in each case, unless a Finance Party knew about the relevant Increased Cost on or prior to the date on which it became a Finance Party) (provided that, if the Increased Cost was not fully quantifiable on or prior to the date on which it became a Finance Party, Clause 19.1 (Increased costs) shall apply to that amount of the Increased Cost which was not, or could not reasonably be expected to have been, quantifiable);

(viii)	attributable to the breach by any Finance Party or its Affiliates of any law or regulation or the terms of any Finance Document;

(ix)	attributable to a change (whether in the rate basis, timing or otherwise) of Tax on the overall net income of the Finance Party (or any Affiliate of it) making such claim or of the branch or office through which it lends a Loan;

(x)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(xi)	not notified to the Agent or the Company in accordance with paragraph (a) of Clause 19.2 (Increased cost claims) above.

(b)	In this Clause 19.3 reference to a Tax Deduction has the same meaning given to the term in Clause 18.1 (Tax Definitions).

(c)	Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework or more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

(d)	“CRD IV” means the Capital Requirements Regulation (Regulation 575/2013) and the CRD IV Directive (2013/36/EU).

20	Other Indemnities

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will), within three Business Days of demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify the Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Company or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(v)	any prepayment payable by any Borrower under the Finance Documents not being paid after irrevocable notice of such prepayment has been made to the Agent.

(b)	The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Person”), against any cost, loss, liability or expense incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the Refinancing or the funding of the Acquisition or the Refinancing (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition or the Refinancing), except to the extent such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate or by a breach by that Finance Party or its Affiliate of any term of the Finance Documents (or, in each case, employee or officer of that Finance Party or Affiliate) and provided that the Indemnified Persons together shall instruct only one legal counsel in any one jurisdiction at any one time (unless it is reasonably determined they have a conflict as between themselves).

(c)	Notwithstanding any other provision in this Agreement, each Indemnified Person shall be entitled to rely on the indemnities contained in this Clause 20.2 as if it were a party to this Agreement.

20.3	Indemnity to the Agent

Each Obligor shall within 5 Business Days of demand indemnify the Agent against any third party cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(d)	(including, without limitation, for negligence or any other category of liability whatsoever) any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

21	Mitigation by the Lenders

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of the Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Taxes) or Clause 19 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Company shall promptly and in any event within 5 Business Days of demand (accompanied by reasonable details of the amount claimed) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22	Costs and Expenses

22.1	Transaction expenses

The Company shall within 5 Business Days of demand pay the Agent, the Arrangers, the Issuing Bank and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all costs and expenses (including, but not limited to, legal fees (subject to agreed caps, if any)) reasonably incurred by any of them (evidence of which shall be provided to the Company) in relation to the Finance Documents, the Acquisition and the Refinancing and arrangement, negotiation, preparation, printing, execution and syndication and perfection of the Facilities up to a maximum amount agreed (if any), provided that no such fees, costs and expenses (other than reasonable and properly incurred legal fees and expenses in connection with the preparation, drafting, negotiation, printing and execution of the Finance Documents and subject to any agreed caps) shall be payable if the Closing Date does not occur and if the Closing Date occurs, shall not be payable before the date falling five Business Days after receipt of the corresponding invoice.

22.2	Amendment costs

If (a) the Company or any other Obligor requests an amendment, waiver or consent, or (b) an amendment is required pursuant to Clause 2.3 (Incremental Facility) or Clause 35.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case, subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

23	Guarantees and Indemnity

23.1	Guarantee and indemnity

Subject to any applicable limitation provided under this Clause 23, each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all of that Obligor’s obligations under the Finance Documents excluding any Excluded Swap Obligations and including, without limitation:

(i)	obligations which, but for the automatic stay under section 362(a) of the Bankruptcy Code, would become due; and

(ii)	any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.

The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences) but subject to the guarantee limitations set out in Clause 23.11 (Guarantee Limitations: General) to 23.14 (Additional guarantee limitations), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor on account of any Guarantor’s liability under this Clause 23.

23.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantees and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations: General

(a)	Without limiting any specific exemptions set out below:

(i)	no Guarantor’s obligations and liabilities under this Clause 23.11 and under any other guarantee or indemnity provision in a Finance Document (the “Guarantee Obligations”) will extend to include any obligation or liability; and

(ii)	no Transaction Security granted by a Guarantor will secure any Guarantee Obligation,

if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company under the laws of its jurisdiction of incorporation.

(b)	If, notwithstanding paragraph (a) above, the giving of the guarantee in respect of the Guarantee Obligations or Transaction Security would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (a) above, the obligations under the Finance Documents will be deemed to have been split into two tranches; “Tranche 1” comprising those obligations which can be secured by the Guarantee Obligations or Transaction Security without breaching or contravening relevant financial assistance laws and “Tranche 2” comprising the remainder of the obligations under the Finance Documents. The Tranche 2 obligations will be excluded from the relevant Guarantee Obligations and will be allocated to the Revolving Facility to which those obligations relate, to the extent that that can be determined.

23.12	Contribution

(a)	At any time a payment is made pursuant to this Clause 23 by a US Guarantor, the right of contribution of each US Guarantor against each other US Guarantor shall, subject to the other terms of this Clause 23, be determined as set out in paragraph (b) below with the right of contribution of each US Guarantor to be revised and restated each time a payment (a “Relevant Payment”) is made in relation to the obligations guaranteed under the Finance Documents, provided, however, that no such right of contribution shall exist against any direct or indirect non-US Subsidiary of such US Guarantor.

(b)	If a Relevant Payment is made resulting in the aggregate payments made by such US Guarantor in respect of its guarantee obligations under the Finance Documents to and including the date of the Relevant Payment exceeding such US Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all US Guarantors in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such US Guarantor shall have a right of contribution against each other US Guarantor who has made payments in respect of the obligations under the Finance Documents to and including the date of the Relevant Payment in an aggregate amount less than such other US Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all US Guarantors in respect of the obligations under the Finance Documents (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to:

(i)	a fraction the numerator of which is the Aggregate Excess Amount of such US Guarantor and the denominator of which is the Aggregate Excess Amount of all US Guarantors,

multiplied by

(ii)	the Aggregate Deficit Amount of such other US Guarantor.

(c)	A US Guarantor’s right of contribution under paragraph (b) above shall arise at the time of each computation, subject to adjustment to the time of each computation, provided that no US Guarantor may take any action to enforce such right until the obligations under the Finance Documents have been paid in full in cash and the commitments hereunder (and thereunder) terminated or cancelled, it being expressly recognised and agreed by all Parties that any US Guarantor’s right of contribution arising pursuant to this Clause 23.12 against any other US Guarantor shall be expressly junior and subordinate to such other US Guarantor’s obligations and liabilities in respect of the obligations under the Finance Documents and any other obligations owing under this Clause 23.12.

(d)	As used in this Clause 23.12:

“Adjusted Net Worth” of each US Guarantor shall mean the greater of (i) the Net Worth (as defined below) of such US Guarantor and (ii) zero;

“Contribution Percentage” of a US Guarantor shall mean the percentage obtained by dividing (i) the Adjusted Net Worth (as defined above) of such US Guarantor by (ii) the aggregate Adjusted Net Worth of all US Guarantors; and

“Net Worth” of each US Guarantor shall mean the amount by which the fair saleable value of such US Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any obligations under the Finance Documents arising under this Clause 23 on such date).

(e)	Notwithstanding anything to the contrary contained above, any US Guarantor that is released from this Clause 23 shall thereafter have no contribution obligations, or rights, pursuant to this Clause 23, and, at the time of any such release, if the released US Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, it shall be deemed reduced to US$0, and the contribution rights and obligations of the remaining US Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining US Guarantors. All Parties recognise and agree that, except for any right of contribution arising pursuant to this Clause 23, each US Guarantor who makes any payment in respect of the obligations under the Finance Documents shall have no right of contribution or subrogation against any other US Guarantor in respect of such payment until all of the obligations under the Finance Documents have been paid in full, in cash. Each of the US Guarantors recognises and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favour of the party entitled to such contribution. In this connection, each US Guarantor has the right to waive its contribution right against any US Guarantor to the extent that giving effect to such waiver such US Guarantor would remain solvent, in the determination of the Majority Lenders. Notwithstanding anything to the contrary in this Clause 23, this Clause 23 will not be construed to limit the claim of any Finance Party under this Clause 23, the only such limitation being set forth in Clause 23.13 (US Guarantee Limitations).

23.13	US Guarantee Limitations

(a)	Each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 23) hereby confirms that it is its intention that the guarantee under this Clause 23 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar federal, state or foreign law. To effectuate the foregoing intention, each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 23) hereby irrevocably agrees that the maximum aggregate amount of the obligations for which such US Obligor shall be liable under such guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Obligor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for equitable contribution among such US Obligor and the other Obligors, result in such obligations of such US Obligor not constituting a fraudulent transfer or conveyance.

(b)	Notwithstanding anything to the contrary in this Agreement or any other Finance Document, in no circumstances shall proceeds of any Security constituting an asset of a Guarantor which is not a Qualified ECP Guarantor be applied towards the payment of any Excluded Swap Obligations nor shall any guarantee provided by any Guarantor pursuant to any Finance Document guarantee any obligations which are Excluded Swap Obligations, notwithstanding the terms of such Finance Document (and in the case of any conflict between the terms of any Finance Document and this Clause 23.13, the terms of this Clause 23.13 shall prevail).

23.14	Additional Guarantee Limitations

The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor on the amount guaranteed or to the extent of the recourse of the beneficiaries of the guarantee which is set out in the Accession Deed applicable to such Additional Guarantor and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

24	Representations and Warranties

Each Obligor and, in the case of Clause 24.10 (No misleading information), the Company only, represents and warrants to each of the Finance Parties that:

24.1	Status

(a)	It and each of its Material Subsidiaries is duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business substantially as it is now being conducted.

24.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	its obligations under the Finance Documents to which it is a party are valid, legally binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each of the Transaction Security Documents to which it is party creates valid security interests which that Transaction Security Document purports to create, ranking in accordance with the terms of such documents and those security interests are valid and effective.

24.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, the entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not contravene:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents in any material respect; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or their respective assets, to an extent which has or is reasonably likely to have a Material Adverse Effect.

24.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents.

24.5	Validity and admissibility in evidence

All Authorisations required by it in order:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party, subject to the Legal Reservations, admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, subject to the Legal Reservations and Perfection Requirements.

24.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised in its jurisdiction of incorporation.

(b)	Subject to the Legal Reservations and the Perfection Requirements, (i) any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation and (ii) any judgment obtained in relation to a Transaction Security Document will be recognised and enforced in the jurisdiction of the governing law of that Transaction Security Document.

24.7	Filing and stamp taxes

Under the laws of its Relevant Jurisdictions (and, in relation to Transaction Security Documents, subject to the Perfection Requirements) it is not necessary that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (it being understood that this Clause 24.7 does not extend to assignments or transfers made pursuant to Clause 29 (Changes to the Lenders) or, as the case may be, to the enforcement of Transaction Security) and, subject to the Perfection Requirements, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, except for any filing, recording or enrolling which is referred to in any Legal Opinion and which will be made within the period allowed by applicable law or the relevant Finance Document.

24.8	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 18.1 (Tax Definitions)) from any payment it may make under any Finance Document to a Lender which is:

(a)	a UK Qualifying Lender falling within paragraph (i)(A) of the definition of "Qualifying Lender";

(b)	a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488); or

(c)	a US Qualifying Lender.

24.9	No Default

(a)	No Event of Default (or, when this representation is made on the date of this Agreement, no Default) has occurred and is continuing or could reasonably be expected to result from any Utilisation or the entry into or the performance of any Finance Document.

(b)	To the best of the knowledge and belief of the Company, no event has occurred and is continuing which constitutes a default (howsoever described) under any agreement to which it or any of its Subsidiaries is party and which has or could reasonably be expected to have a Material Adverse Effect.

24.10	No misleading information

(a)	Except as disclosed to the Agent or the Arrangers in writing prior to the date on which the Company approves the Information Memorandum:

(i)	to the best of the knowledge, information and belief of the Company, all the material factual information (taken as a whole) contained in the Information Memorandum is true and accurate in all material respects at the date (if any) ascribed thereto in the Information Memorandum or (if none) at the date of the relevant component of the Information Memorandum;

(ii)	to the best of the knowledge, information and belief of the Company, all expressions of opinion and/or intention in the Information Memorandum were arrived at after careful consideration and are based on reasonable grounds at the time of being made;

(iii)	the projections and forecasts contained in the Information Memorandum are based upon recent historical information and on the basis of assumptions believed to be reasonable by the Company (after careful consideration) at the time of being made; and

(iv)	to the best of the knowledge, information and belief of the Company as at the date of the approval by the Company of the Information Memorandum, no event or circumstance has occurred and the Information Memorandum does not omit to disclose any matter where failure to disclose or take into account such event or circumstances would result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum (taken as a whole) being untrue or misleading in any material respect.

(b)	The forecasts and projections contained in the Base Case Model were prepared based on assumptions believed to be reasonable by the Company at the time made.

(c)	To the best of the knowledge, information and belief of the Company, all material factual information relating to the Group and/or the Target Group (in each case, taken as a whole) contained in the Reports is accurate in all material respects on the date of the relevant Report or (if different) as at the date ascribed thereto in such Report.

24.11	Financial statements

(a)	To the best of the knowledge, information and belief of the Company:

(i)	the Original Financial Statements under paragraph (a) of that definition give a true and fair view of the financial position of the Group for the period to which they relate and were prepared in accordance with the Accounting Principles consistently applied; and

(ii)	the Original Financial Statements under paragraph (b) of that definition fairly represent the financial position of the Target Group for the period to which they relate and were prepared in accordance with the accounting principles applicable to them consistently applied, in each case, unless expressly disclosed in the Reports.

(b)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to Clause 25.4 (Financial Statements):

(i)	give a true and fair view of the consolidated financial position of the Group as at the date to which they were prepared and for the Financial Year then ended; and

(ii)	were subject to Clause 25.9 (Agreed Accounting Principles) prepared in accordance with the Accounting Principles consistently applied.

(c)	The Quarterly Financial Statements most recently delivered pursuant to Clause 25.4 (Financial Statements):

(i)	fairly present (subject to customary year-end adjustments) the financial position of the Company and its Subsidiaries as at the date to which they were prepared and for the Quarter Date to which they relate; and

(ii)	were, subject to Clause 25.9 (Agreed Accounting Principles), prepared on a basis consistent with the Accounting Principles (to the extent appropriate in the context of such accounts).

(d)	The Monthly Financial Statements most recently delivered pursuant to Clause 25.4 (Financial Statements):

(i)	fairly present (subject to customary year-end adjustments) the financial position of the Company and its Subsidiaries as at the date to which they were prepared and for the Month to which they relate; and

(ii)	were, subject to Clause 25.9 (Agreed Accounting Principles), prepared on a basis consistent with the Accounting Principles (to the extent appropriate in the context of such accounts).

24.12	No proceedings

(a)	No litigation, arbitration, action, administrative proceeding or Environmental Claim of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and which, if adversely determined, would have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it or any member of the Group.

(b)	There are no labour disputes current, pending or, to its knowledge, threatened which could reasonably be expected to have a Material Adverse Effect.

24.13	No breach of laws

It and each of its Subsidiaries is in compliance with all laws and regulations applicable to it in its jurisdiction of incorporation or jurisdictions in which it operates where non-compliance would reasonably be expected to have a Material Adverse Effect.

24.14	Environmental Laws

(a)	It, and each of its Subsidiaries, is in compliance with all Environmental Laws and all Environmental Permits necessary in connection with the ownership and operation of its business are in full force and effect in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief, there are no circumstances which may reasonably be expected to prevent or interfere with it or any of its Subsidiaries being in compliance with any Environmental Law including, without limitation, obtaining or being in compliance with any Environmental Permits in the future where failure to so comply would reasonably be expected to have a Material Adverse Effect.

24.15	Taxation

(a)	No claims are being asserted against it or any of its Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, would have or would reasonably be expected to have a Material Adverse Effect and all reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits and all Taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period) save, in each case, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)	It is not (and none of its Material Subsidiaries are) overdue (taking into account any extension or grace period) in the filing of any Tax return to an extent which would reasonably be expected to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in its jurisdiction of incorporation.

24.16	Anti-corruption and sanctions

(a)	Neither it, its Subsidiaries or Unrestricted Subsidiaries and its and their respective directors, officers and employees nor, to the best of its knowledge, its affiliates, agents, or representatives is a person currently the subject of any Sanctions, nor is it located, organised or resident in a Sanctioned Country.

(b)	It has not directly or knowingly indirectly, used the proceeds of the Facilities, or lent, contributed or otherwise made available such proceeds to any subsidiary, joint venture partner or other person, to fund any activities of or business with any person, or in any Sanctioned Country, or in any other manner that resulted in or would reasonably be expected to result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions.

(c)	It will not directly or knowingly indirectly use any Utilisation, use of proceeds or other transaction contemplated by this Agreement to violate any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.

(d)	Nothing in this Clause shall create or establish an obligation or right for any entity to the extent that, by agreeing to it, complying with it, exercising it, having such obligation or right, or otherwise, any member of the Group (or any directors, officers or employees, agents and affiliates thereof) would be placed in violation of any foreign trade law or anti-boycott law applicable to it and any provision of Council Regulation (EC) 2271/1996), and any representation made in or pursuant to this Clause shall be so limited in relation to such entity and to that extent shall not be made by nor apply to any such entity.

(e)	In relation to each Lender that notifies the Agent to this effect (each a "Restricted Lender"), this Clause shall only apply for the benefit of that Restricted Lender to the extent that the provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/1996 or a similar anti-boycott law. In connection with any amendment, waiver, determination or direction relating to any part of this Clause of which a Restricted Lender does not have the benefit, the commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders or any other applicable group or class of Lenders has been obtained or whether the determination or direction by the Majority Lenders or any other applicable group or class of Lenders has been made.

24.17	Pari passu Ranking

The payment obligations of each Obligor under each of the Finance Documents rank and will at all times (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

24.18	Good title to assets

It and each of its Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business as it is presently being conducted, where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.19	Legal and Beneficial Ownership

(a)	Save for Permitted Security and subject to paragraph (b) below, it and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Transaction Security.

(b)	The Target Shares are beneficially but not legally owned by the purchaser until those shares are registered in the register of shareholders of each Target, which registration will be made as soon as possible after the Closing Date.

24.20	Shares

The shares of any Obligor or Material Subsidiary which are subject to the Transaction Security under the laws of that Obligor’s or that Material Subsidiary’s (as the case may be) jurisdiction of incorporation are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of such members of the Group do not and will not materially restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security, other than to the extent (i) such restrictions or inhibitions are required by applicable law or regulation or (ii) cannot be removed without consent from a third party (provided that reasonable endevaours shall be used for a period of 20 Business Days from request by the Agent to obtain such consent further provided that such obligation to use reasonable endeavours shall fall away upon expiry of such 20 Business Day period whether or not such consent has been obtained).

24.21	Intellectual Property

The Intellectual Property required in order to conduct the business of the Group:

(a)	is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property in the business of the Group and will not be adversely affected by the transactions contemplated by the Finance Documents in each case to an extent which would reasonably be expected to have a Material Adverse Effect; and

(b)	has not lapsed or been cancelled in any respect which has or could reasonably be expected to have a Material Adverse Effect and all steps have been taken to protect and maintain such Intellectual Property, including, without limitation, paying renewal fees where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.22	Group structure

Assuming the Acquisition has been completed, the factual information relating to the structure of the Group contained in the Group Structure Chart accurately records in all material respects the structure of the Group.

24.23	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation.

24.24	No Security/Guarantees/Financial Indebtedness

(a)	No Security or Quasi-Security (or agreement to create the same) exists on or over its or any of its Subsidiaries’ assets except as permitted by Clause 27.12 (Negative Pledge);

(b)	Neither it nor any of its Subsidiaries has granted any guarantee except as permitted by Clause 27.15 (Guarantees); and

(c)	Neither it nor any of its Subsidiaries has incurred any Financial Indebtedness except as permitted under Clause 27.14 (Indebtedness).

24.25	Obligors and Guarantor Coverage Level

(a)	Subject to the Agreed Security Principles and to the extent required pursuant to Clause 27.27 (Guarantees and Security), each Material Subsidiary (other than a Material Subsidiary that is a member of the Target Group) is an Obligor on the Closing Date, or in the case of any member of the Target Group that is a Material Subsidiary, will be an Obligor within 90 days of the Closing Date.

(b)	Subject to the Agreed Security Principles and to the extent required pursuant to Clause 27.27 (Guarantees and Security), on the date falling 90 days after the Closing Date, the Guarantor Coverage Level will be met.

24.26	Accounting reference date

To the best of its knowledge and belief, the financial year of each member of the Group ends on 31 December.

24.27	Acquisition Documents

(a)	As at the date of this Agreement, the Acquisition Documents contain all the material terms and conditions of the Acquisition.

(b)	There is no disclosure made to the Acquisition Documents which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the Information Memorandum.

(c)	To the best of its knowledge, no representation or warranty given by any party to the Acquisition Documents is untrue or misleading in a material respect.

24.28	Pension Schemes

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.29	Margin Stock

(a)	Neither it nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	Any proceeds of the Loans will not be used for the purpose of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(c)	As of the date of this Agreement, neither it nor any of its Subsidiaries owns any Margin Stock.

(d)	Neither the making of any Loan nor the use of the proceeds of it will violate or be inconsistent with the provisions of US Regulation T, U, or X of the Board of Governors of the Federal Reserve System from time to time in effect or any successor to all or a portion thereof.

24.30	ERISA

(a)	Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)	Except as would not, individually or in the aggregate, result in a Material Adverse Effect:

(i)	no Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA; and

(ii)	none of the Obligors nor any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(c)	There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Obligor, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(d)	Except as would not, individually or in the aggregate, result in a Material Adverse Effect:

(i)	each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability;

(ii)	all contributions required to be made with respect to a Non-U.S. Plan have been timely made; and

(iii)	none of the Obligors nor any of their Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.

24.31	Investment Company Act

(a)	Neither it nor any of its Subsidiaries is an “investment company” within the meaning of the US Investment Company Act of 1940, as amended.

(b)	Neither the making of any Loans nor the application of the proceeds or repayment thereof by any Obligor, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the US Securities and Exchange Commission thereunder.

24.32	US solvency

On the Closing Date immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Company on a consolidated basis with its Subsidiaries, will be Solvent.

24.33	Holding companies

(a)	Each of the Company, DMWSL 633 Limited and DMWSL 632 Limited is a holding company and:

(i)	has not traded, other than by entering into the Transaction Documents, the provision of administrative services to other members of the Group and any other activity expressly permitted under Clause 27.26 (Holding Company);

(ii)	does not own any asset, other than loans and money received by it which are in each case permitted by the terms of the Finance Documents, rights arising under the Finance Documents, the shares in the capital of its Subsidiaries and any other ownership or rights expressly permitted under Clause 27.26 (Holding Company); and

(iii)	does not have liabilities to any person, other than pursuant to the Transaction Documents and in respect of payment of costs, legal fees, auditors fees and other similar fees and expenses, and other matters expressly permitted under Clause 27.26 (Holding Company).

(b)	Each of the Closing Date Dormant Subsidiaries is a Dormant Subsidiary.

24.34	Repetition

(a)	The representations and warranties in this Clause 24 shall be made on the date on the date of this Agreement and the Closing Date except that:

(i)	the representations and warranties set out in Clause 24.10 (No misleading information), to the extent relating to the Information Memorandum, shall be made only on the date of approval by the Company and not repeated thereafter;

(ii)	the representations and warranties set out in Clause 24.10 (No misleading information) to the extent relating to the Reports and the Base Case Model shall be made only on the later of the date of this Agreement and the date of approval and delivery in final form to the Agent and not repeated thereafter; and

(iii)	the representations and warranties set out in paragraph (a) of Clause 24.11 (Financial statements) shall be made only on the date of this Agreement and not repeated thereafter.

(b)	The representations and warranties set out in Clauses 24.1 (Status) to 24.6 (Governing law and enforcement) (inclusive), paragraph (a) of Clause 24.9 (No Default), Clause 24.10 (No misleading information), Clauses 24.16 (Anti-corruption and sanctions) to Clause (24.20 Shares) (inclusive), Clause 24.23 (Centre of main interests and establishments) and Clauses 24.29 ( Margin Stock) to 24.31 (Investment Company Act) (inclusive) (such representations and warranties being the “Repeating Representations”) shall be deemed to be repeated on the date of each Utilisation Request, each Utilisation Date and on the first day of each Interest Period.

(c)	The representations and warranties set out in Clause 24.32 (US solvency) shall be deemed to be repeated on the date of each Utilisation Request and on each Utilisation Date, provided that such Utilisation Request and Utilisation Date relate to a Utilisation advanced to a Borrower incorporated in the US.

(d)	The Repeating Representations shall in addition be repeated in relation to the relevant Additional Obligor on each date on which it becomes an Obligor.

(e)	The representations and warranties set out in paragraph (b), (c) and (d) of Clause 24.11 (Financial statements) in respect of each set of financial statements delivered pursuant to Clause 25.4 (Financial Statements) shall only be made once in respect of each set of financial statements and shall be made on the date such financial statements are delivered.

25	Information and Accounting Undertaking

The undertakings in this Clause 25 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force.

25.1	Events of Default

The Company and each other Obligor will, promptly after becoming aware of it, notify the Agent (with a copy to the Security Agent) of the occurrence of any Default that is continuing (and the steps if any being taken to remedy it and will from time to time if the Agent has reasonable grounds for believing that a Default has occurred and is continuing and so requests in writing, deliver to the Agent a certificate on behalf of the Company, signed by a Member of the Office of the Executive Chairman confirming that to the best of the Company’s knowledge (having carried out due and careful inquiry), no Default has occurred and is continuing or setting out details of any Default of which such director is aware and the action (if any) taken or proposed to be taken to remedy it.

25.2	Books of Account

Each Obligor will keep, and each Obligor will procure that its Subsidiaries will keep, proper books of account relating to its business.

25.3	Appointment of Auditors

The Company will not (except where required by applicable law) appoint any auditors other than the Auditors in respect of the Annual Financial Statements.

25.4	Financial Statements

(a)	The Company will deliver (or will procure that the relevant Obligor delivers) to the Agent for distribution to the Lenders (with sufficient copies for each of the Lenders if so requested by the Agent) copies of the following:

(i)	as soon as these are available and in any event within 120 days after the end of each Financial Year of the Company the audited consolidated financial statements of the Group for that Financial Year (the “Annual Financial Statements”);

(ii)	beginning with the first full Financial Quarter to occur after the Closing Date, within 60 days after the end of each Month ending on Quarter Date, the consolidated financial statements of the Company for that Financial Quarter (the “Quarterly Financial Statements”);

(iii)	beginning with the first full Month to occur after the Closing Date, within 45 days of the end of each Month not ending on a Quarter Date, the monthly unaudited consolidated management accounts of the Company (the “Monthly Financial Statements”); and

(iv)	if prepared and if requested by the Agent, the audited financial statements (consolidated if appropriate) of each Obligor for that Financial Year.

(b)	The Company shall ensure that each of the Financial Statements delivered to the Agent pursuant to this Agreement shall:

(i)	in the case of the Monthly Financial Statements, include cumulative management accounts for the Financial Year to date together with a statement from the directors of the Company commenting on that month's performance and any material developments;

(ii)	in the case of the Annual Financial Statements and the Quarterly Financial Statements, include a balance sheet, profit and loss account and full cashflow statement; and

(iii)	fairly represent (subject to customary year-end adjustments) the financial condition of the Group and its operations as at the date on which those financial statements or accounts were drawn up.

25.5	Compliance Certificates

(a)	The Company shall deliver to the Agent with each set of Quarterly Financial Statements a Quarterly Compliance Certificate signed by one director of the Company:

(i)	certifying whether or not as at the date of the relevant accounts the Group was in compliance with the financial covenants contained in Clause 26 (Financial Covenants);

(ii)	setting out (in reasonable detail) computations as to compliance with the financial covenants and the calculation of the Margin set out in the definition of Margin; and

(iii)	with respect to any basket, test or permission where an element is set by reference to a percentage Consolidated Pro Forma EBITDA, setting out the Euro equivalent of such percentage.

For the avoidance of doubt there will be no requirement to deliver a Compliance Certificate with any set of Monthly Financial Statements delivered to the Lenders.

(b)	The Company shall deliver to the Agent with the Annual Financial Statements, an Annual Compliance Certificate signed by one director of the Company:

(i)	confirming whether or not as at the date of the relevant accounts the Group was in compliance with the financial covenants contained in Clause 26 (Financial Covenants);

(ii)	setting out (in reasonable detail) computations as to compliance with the financial covenants and the calculation of the Margin set out in the definition of Margin;

(iii)	confirming the amount of Excess Cash Flow and Retained Excess Cash; and

(iv)	confirming the Material Subsidiaries and compliance with paragraphs (b) and (c) of Clause 27.27 (Guarantees and Security) (such certificate to contain reasonably detailed calculations demonstrating such matters).

(c)	Each Annual Compliance Certificate shall be reported on by the Auditors as to the proper extraction of the numbers set out in the Annual Financial Statements to the extent such numbers are used in the calculation of the financial covenants contained in Clause 26 (Financial Covenants) and shall, if such financial statements are prepared on a different accounting basis to the Accounting Principles, be accompanied by a certificate from the Auditors confirming the basis for such changes and the calculations and adjustments and a reconciliation to the original Accounting Principles (subject to each Finance Party agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the auditors specify) and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such reports), it being understood, for the avoidance of doubt, that nothing in this Agreement shall require the Auditors to confirm or comment on the actual calculation of such financial covenants or any other matter other than the extraction of the numbers referred to above. The Company shall use all reasonable endeavours to ensure that the Auditors provide an engagement letter on acceptable terms.

25.6	Investigations

Each Obligor will (and the Company will ensure that each other member of the Group will) while an Event of Default is continuing under any of Clause 28.1 (Payment Default), Clause 28.2 (Financial covenants) or any of Clauses 28.8 (Insolvency) to 28.11 (Similar events elsewhere), permit the Agent or other professional advisers engaged by the Agent (after consultation with the Company as to the scope of the investigation and engagement), at the cost of the Company (provided that such costs are reasonably and properly incurred):

(a)	free access (in the presence of the Company) at all reasonable times and on reasonable notice to the books, accounts and records of each member of the Group to the extent the Agent (acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and to inspect and take copies of and extracts from such books, accounts and records; and

(b)	during normal business hours and on reasonable notice to meet and discuss with senior management of the relevant Obligor or other member of the Group,

provided that all information obtained by the Finance Parties as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement and provided further that any third party engaged by the Agent must provide a confidentiality undertaking in favour of the Company and any other relevant members of the Group prior to receiving access unless such third party is under a professional duty of confidentiality.

25.7	Other Information

Subject to any applicable laws, regulations and/or duties of confidentiality, the Company will, and will procure that each other Obligor shall (unless it is aware that another Obligor has already done so), promptly upon becoming aware of or receiving a request (as the case may be) deliver to the Agent for distribution to the Lenders:

(a)	details of any litigation, arbitration or administrative proceedings, Environmental Claim, action or labour dispute affecting it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(b)	at the same time as they are dispatched, copies of all material documents dispatched by the Company to its shareholders generally (or any class of them);

(c)	at the same time as sent to the Company’s creditors, any other material document or material information sent to the Company’s creditors generally (or any class of them) by reason of financial difficulty;

(d)	details of any claim exceeding £2,000,000 made by or against it under the terms of the Acquisition Documents of which it is aware;

(e)	details of any Disposal that would lead to a mandatory prepayment of the Facilities pursuant to Clause 12 (Mandatory Prepayment); and

(f)	such other information relating to the financial condition, assets or operation of the Group, as the Agent (acting on the instructions of the Majority Lenders) may from time to time reasonably request.

25.8	ERISA

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests), promptly and in any event within 30 days after an Obligor becomes aware of the occurrence of any ERISA Event, a certificate of a Member of the Office of the Executive Chairman, or other officer or employee, of the Obligor describing such ERISA Event, what action the Obligor or any ERISA Affiliate has taken, is taking or proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Obligor or ERISA Affiliate from the PBGC, any other governmental agency with respect thereto or any Multiemployer Plan.

25.9	Agreed Accounting Principles

(a)	The Company shall procure that all its Financial Statements delivered or to be delivered to the Agent under this Agreement shall be prepared in accordance with the Accounting Principles, accounting practices and (without prejudice to the Accounting Reference Date) financial reference periods consistent with those applied in the Original Financial Statements under paragraph (a) of that definition and the Base Case Model. If such Financial Statements are prepared on a different accounting basis to the Accounting Principles (including in the case of a change of Accounting Principles), accounting practices and (without prejudice to the Accounting Reference Date) financial reference periods consistent with those applied in the Original Financial Statements under paragraph (a) of that definition and the Base Case Model:

(i)	the Company shall promptly so notify the Agent;

(ii)	if requested by the Agent following notification under paragraph (i) above, the Company must promptly supply to the Agent a full description of the change notified under paragraph (i) and a statement (the “Reconciliation Statement”) signed by a Member of the Office of the Executive Chairman;

(iii)	the Company and the Agent (on behalf of the Lenders) shall promptly after such notification enter into negotiations in good faith with a view to agreeing (A) such amendments to Clause 26 (Financial Covenants) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement and (B) any other amendments to this Agreement which are necessary to ensure that the adoption by the Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of any Obligor in the Finance Documents;

(iv)	if amendments satisfactory to the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause) are agreed by the Company and the Agent in writing within 30 days of such notification to the Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(v)	if such amendments are not so agreed within 30 days, the Company shall promptly deliver to the Agent:

(A)	in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need to be made to the relevant financial statements in order to reflect the applicable accounting principles at the date of delivery of the relevant financial statements;

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 26 (Financial Covenants) has been complied with including but not limited to a Reconciliation Statement to be delivered with each set of Financial Statements; and

(C)	together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Company under paragraphs (A) and (B) above (subject to each Finance Party agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the auditors specify) and only to the extent that the Auditors have not adopted a general policy of not providing such confirmation).

(b)	No alteration may be made to the Accounting Reference Date of the Company without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) (in which event the Agent may require such changes to the financial covenants set out in Clause 26 (Financial Covenants) and/or definitions of any or all of the terms used therein, and any Financial Year based general baskets, exceptions and permissions and in relation to the amount and timing of mandatory prepayments of Excess Cash Flow, as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement as will fairly reflect such change) provided that the consent of the Agent (acting on the instructions of the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause)) shall not be required to any such change where:

(i)	the Accounting Reference Date is changed to another Quarter Date and the Financial Year of the Company is not longer than 12 months; or

(ii)	the Company:

(A)	delivers to the Agent, in reasonable detail and in a form satisfactory to the Agent (acting on the instructions of the Majority Lenders) on the date of delivery of each set of Audited Financial Statements required to be delivered pursuant to Clause 25.4 (Financial Statements), details of all such adjustments as need to be made to such financial statements to provide the information required to test compliance with Clause 26 (Financial Covenants); and

(B)	together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, provides written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Company under paragraph (A) above, provided further that the Company may not exercise this right to alter its Accounting Reference Date on more than two occasions.

25.10	Annual Presentation

Once in every Financial Year of the Group (or, upon request by the Majority Lenders (acting reasonably), more frequently if an Event of Default has occurred and is continuing), at least two executive directors of the Company (one of whom shall be the finance director or the CFO) shall, as requested by the Agent, give a presentation to the Finance Parties, at a time and venue agreed with the Agent (and, at the Company's election in its discretion, such presentation may take place over the telephone or at a physical location), about the financial performance of the Group and the ongoing business of the Group.

25.11	“Know your customer” checks

(a)	Each Obligor shall promptly, upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) (provided it has entered into a confidentiality undertaking substantially in the standard LMA form) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly, upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) (provided it has entered into a confidentiality undertaking substantially in the standard LMA form) in order for the Agent, or any Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)	Without limiting the generality of the foregoing, each Lender subject to the USA PATRIOT Act (Title III of Pub. Law 107 56 (signed into law 26 October, 2001)) (as amended from time to time, the “PATRIOT Act”) hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company and any other Obligor and other information that will allow such Lender to identify the Company and any other Obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Agent and each Lender. The Obligors hereby acknowledge and agree that the Agent shall be permitted to share any or all such information with the Lenders.

25.12	Public Lender Information

(a)	The Company acknowledges that certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive MNPI which may be included in the information provided to the Lenders pursuant to this Clause 25 (Information and Accounting Undertaking) (the “Borrower Materials”).

(b)	The Company hereby agrees that (unless otherwise agreed by the Agent (acting on the instructions of the Majority Lenders)):

(i)	all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(ii)	by marking Borrower Materials “PUBLIC”, the Company shall be deemed to have authorised the Agent and the Finance Parties to treat such Borrower Materials as not containing any MNPI; and

(iii)	the Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for Lenders who are not Public Lenders (it being understood that such information may, notwithstanding that it is not MNPI, not be in the public domain and may be confidential, sensitive and proprietary), it being understood, for the avoidance of doubt, that the Monthly Financial Statements shall in any event only be distributed to Lenders who are not Public Lenders.

26	Financial Covenants

26.1	Financial definitions

In this Agreement:

“Acceptable Capital Expenditure Funding Sources” means:

(a)	New Shareholder Injections;

(b)	Permitted Financial Indebtedness;

(c)	Retained Cash; and

(d)	cash and cash equivalent investments held by members of the Group provided that such cash and cash equivalent investments would otherwise have been able to be used at that time to make a payment or distribution under paragraph (c) of Permitted Payment, in each case to the extent Not Otherwise Applied.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of the Financial Indebtedness of members of the Group (on a consolidated basis) other than, without double counting:

(a)	any indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness;

(b)	the amount of any liability of pension obligations of the Group

(c)	any indebtedness under any operating lease;

(d)	in relation to the minority interests line in the balance sheet of any member of the Group;

(e)	the proceeds of any New Senior Secured Notes or any New Senior Subordinated Notes, but only to the extent that, and for so long as, such proceeds are subject to an escrow agreement pursuant to paragraph (u) of the definition of Permitted Security;

(f)	any Financial Indebtedness represented by shares (except for shares redeemable mandatorily or at the option of the holder prior to the final maturity date of Facility B);

(g)	all contingent liabilities under a guarantee, indemnity, bond, standby or documentary letter of credit to the extent such contingent liabilities do not guarantee or support Financial Indebtedness of a member of the Group and are not treated as Financial Indebtedness in accordance with the Accounting Principles unless the underlying liability covered by such instrument has become due and payable and remains unpaid;

(h)	any liability to a financial institution in respect of any credit for goods and services raised in the ordinary course and outstanding for more than 120 days after its customary date of payment; and

(i)	any intra-Group liabilities.

“Business Acquisition” means the acquisition of or investment in a company or any shares (or equivalent ownership interests), or securities or a business, real estate, or undertaking (or, in each case, any interest in any of them) or the incorporation of a company (including a Permitted Acquisition or Permitted Joint Venture).

“Capital Expenditure” means any cash expenditure (other than expenditure in respect of Business Acquisitions or Restructuring Cost) which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element only of any expenditure incurred in connection with a Capitalised Lease Obligation (other than for purposes of Consolidated Cash Flow)), and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

“Capitalised Lease Obligations” means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a finance lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment.

“Consolidated Cash Flow” means, in respect of the Group and any Relevant Period, Consolidated EBITDA:

(a)	less any increase in Working Capital;

(b)	plus any decrease in Working Capital;

(c)	less all amounts actually paid in cash by members of the Group during the Relevant Period in respect of Capital Expenditure;

(d)	less all amounts actually paid in cash by members of the Group during the Relevant Period in respect of Business Acquisitions other than the Acquisition;

(e)	less Pension Items paid in cash to the extent not included in Consolidated EBITDA;

(f)	less amounts paid in cash or falling due for payment during such period in respect of income tax, corporation tax, withholding tax, trade tax or any other equivalent;

(g)	plus the amount of any tax credit or rebate received in cash;

(h)	plus exceptional, one-off and non-recurring items received in cash (to the extent not included in Consolidated EBITDA);

(i)	(without double counting) less exceptional, one-off and non-recurring items and Restructuring Costs and reorganisation costs paid in cash (to the extent not taken into account in calculating Consolidated EBITDA);

(j)	plus (to the extent not included in Consolidated EBITDA) the amount of any dividends or other profit distributions or loan repayments or prepayments or other cash payments (including royalties) received in cash (and grossed up for any withholding tax) by any member of the Group during such period from any entity or investment (including Joint Ventures and associates) which is not itself a member of the Group;

(k)	less (to the extent not included in Consolidated EBITDA) amounts invested in cash in Permitted Joint Ventures or Unrestricted Subsidiaries;

(l)	(to the extent not taken into account in or excluded by any other paragraph of this definition) less all non-cash credits and plus all non-cash debits and other non-cash charges included in establishing Consolidated EBITDA;

(m)	(to the extent included in Consolidated EBITDA or in any other paragraph of this definition) excluding the effect of all cash movements associated with the Acquisition or the Refinancing and excluding any Transaction Costs;

(n)	less any fees, costs or charges of a non-recurring nature related to any equity offering, investments, acquisitions or Financial Indebtedness permitted under the Finance Documents (whether or not successful) and paid in cash;

(o)	plus to the extent not already taken into account as exceptional items under the paragraphs above or applied to exclude items as contemplated under the paragraphs above and to the extent not already included in calculating Consolidated EBITDA, Net Cash Proceeds received by the Group which it is permitted to retain and which are not required to be reinvested or applied in mandatory prepayment;

(p)	less any amounts paid outside the Group to minority shareholders or partners of members of the Group or pursuant to a Permitted Payment to the extent not already taken into account in calculating Consolidated EBITDA;

(q)	without double counting, for any Quarter Date falling at the end of a Financial Year, less any amounts that constitute Trapped Cash at the last day of the applicable Relevant Period and plus any amounts that were deducted under this paragraph for the calculation of this definition for the Quarter Date ending on the immediately previous Financial Year but no longer constitute Trapped Cash;

(r)	less any amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period to the extent not received in cash during that Financial Year; and

(s)	(to the extent not included in calculating Consolidated Total Net Cash Interest Expenses) plus the amount of any cash receipts and less the amount of any cash payments paid, under any Treasury Transaction by a member of the Group during the Relevant Period (including any one-off cash payments, premia fees, costs or expenses in connection with the purchase of a Treasury Transaction or which arise upon maturity, close-out or termination of any Treasury Transaction), and so that no amount shall be added (or deducted) more than once, and excluding amounts already taken into account in calculating Consolidated EBITDA, and there shall also be excluded:

(i)	the effect of all cash movements (including purchase price adjustments or one off consolidation effects) associated with the Acquisition, the Refinancing, Permitted Acquisitions, Permitted Joint Venture investments, investments in Unrestricted Subsidiaries and transaction costs, Debt Purchase Transactions and any share options relating to a member of the Group existing at the Closing Date; and

(ii)	any item expressed to be deducted to the extent at any time allocated by the Company as funded directly or indirectly from Acceptable Funding Sources (other than under paragraph (b) thereof).

“Consolidated Debt Service” for any period and in relation to the Group, means Consolidated Total Net Cash Interest Expenses of the Group for such period, plus all scheduled repayments (as reduced by any prior repayments) of Borrowings on a consolidated basis which fell due for repayment or prepayment (excluding, for the avoidance of doubt, any voluntary or mandatory prepayment) during such period, but excluding any principal amount which fell due under any overdraft or revolving credit facility and which was available for simultaneous redrawing according to the terms of such facility or under a Revolving Facility and any Ancillary Facility or which would have been available for simultaneous redrawing but for a cancellation or termination of the available facility by a member of the Group and excluding any repayment of Financial Indebtedness existing on the Closing Date which is required to be repaid under the Finance Documents and excluding any repayment of amounts under the Finance Documents which are refinanced by a replacement facility or notes permitted under the Finance Documents.

“Consolidated EBIT” for any period (and without double counting), means the consolidated profits of the Group (including the results from discontinued operations) from ordinary activities before taxation:

(a)	before taking into account any accrued interest (including capitalised interest and amortisation of arrangement, underwriting and participation fees and similar issue costs), commission, fees (including agency fees), discounts and other finance charges and losses (including repayment and prepayment premiums) incurred or payable or owed to any member of the Group in respect of Borrowings (but calculated to disregard the carve outs in paragraphs (a), (d), (e), (f), (g) and (i) of that definition);

(b)	after including the amount of profit and deducting the amount of any loss of any member of the Group which is attributable to any third party (not being a member of the Group) which is a shareholder (or holder of a similar interest) in such member of the Group;

(c)	before taking into account any (w) unrealised gains or losses on hedging or other derivatives or (x) realised gains or losses on hedges or other derivatives entered in relation to the Facilities, New Senior Secured Debt, New Senior Subordinated Debt or Acquired Indebtedness or otherwise in connection with any purpose other than in the ordinary course of trading (including for the avoidance of doubt before taking into account mark-to-market adjustments on currency swaps) or (y) exchange rate gains or losses arising due to the re-translation of the balance sheet items but (z) after taking into account any realised gains on hedges or other derivatives entered into in the ordinary course of trading (but before taking into account realised losses on such hedges or derivatives);

(d)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset or liability or on the disposal or write down of an asset or liability or any non-cash charges, expenses or negative adjustments (or minus non-cash gains or positive adjustments) relating to any adjustments arising by reason of the application of certain accounting principles with respect to ASC 805 (relating to changes in accounting for earn-out obligations);

(e)	before taking into account any items (positive or negative) of a one-off, non-recurring, extraordinary or exceptional nature;

(f)	plus any amounts claimed under loss of profit, business interruption or equivalent insurance;

(g)	before deducting Restructuring Costs and Hedging Costs;

(h)	before deducting any Transaction Costs and Permitted Acquisition Costs;

(i)	before deducting Pension Items and any expenses relating to pensions including service costs and pension interest costs;

(j)	plus the amount received in cash by members of the Group through dividends, profit distributions, returns on investments, royalties or similar payments by any entity (which is not a member of the Group) in which any member of the Group has an ownership interest (grossed up in respect of any applicable withholding tax and including any repayment to the Group of loans to, or other investments, in associates or joint ventures);

(k)	before deducting any fees, costs or charges related to any actual or attempted equity offering or equity transaction or sale, investments, acquisitions or Financial Indebtedness permitted under the Finance Documents (whether or not successful) and before deducting agency and trustee fees under Permitted Financial Indebtedness;

(l)	before deducting any amount referred to in the definition of Permitted Payment; and

(m)	before taking into account any expense referable to equity settled share based compensation of employees or management or profit sharing schemes or compensation or payments to departing management;

(n)	before taking into account any gains or losses arising on litigation settlements or with respect to indemnification provisions or similar agreement or insurance;

(o)	before taking into account (i) any costs or expenses relating to plant and/or business relocation, (ii) any research, development or other similar costs, and (iii) any costs that are costs of the type that are capitalised in the Base Case Model;

(p)	before deducting the impact of any non-cash provisions; and

(q)	plus any amount of Tax that would be accounted for below Consolidated EBIT in accordance with the Accounting Principles,

provided that any profit or loss on any Notifiable Debt Purchase Transaction shall not be taken into account in calculating Consolidated EBIT.

“Consolidated EBITDA” for any period and without double counting means the Consolidated EBIT of the Group plus the consolidated depreciation and amortisation (including, for the avoidance of doubt and without double counting, lease depreciation charges and amortisation of acquisition goodwill) and any impairment costs of the Group (each as defined by reference to the consolidated financial statements of the Group).

“Consolidated Pro Forma EBITDA” for any Relevant Period, means Consolidated EBITDA as adjusted in accordance with Clause 26.5 (Calculations) below.

“Consolidated Total Net Cash Interest Expenses” for any period and in relation to the Group, means:

(a)	the aggregate of interest, commitment or non-utilisation fees, annual agency fees and other recurring fees (other than as excluded in paragraph (g) below) relating to the Facilities, New Senior Secured Debt, New Senior Subordinated Debt or Acquired Indebtedness accruing (whether or not paid) during a period plus or minus net amounts receivable or payable or accrued by the Group under the Hedging Agreements or other Treasury Transactions in respect of interest but excluding any one-off cash payments, premia fees, costs or expenses in connection with the purchase of a Treasury Transaction or which arise upon maturity, close-out or termination of any Treasury Transaction and any unrealised gains or losses on any Treasury Transactions;

(b)	plus interest, commitment fees and other fees on any other Borrowings (including the interest element of any Finance Leases) accruing (whether or not paid) during a period;

(c)	plus discount and acceptance fees payable by the Group in connection with any acceptance credit, bill discounting debt factoring or other like arrangement;

(d)	less interest income accrued (whether or not paid) for the account of a member of the Group;

(e)	excluding the non-cash element of interest on any Financial Indebtedness during that period;

(f)	excluding any amortisation of Transaction Costs or Permitted Acquisition Costs;

(g)	excluding all one-off agency, arrangement, underwriting, amendment, consent or other front end, one-off or similar non-recurring fees (and any amortisation thereof); repayment and prepayment premiums, fees or costs; any deemed finance charges or notional interest in relation to pension liabilities and any withholding tax (or gross up obligation) on interest receivable, received, payable or paid.

“Consolidated Total Net Debt” means the principal amount of all Borrowings of the Group less the aggregate amount at that time of Cash and Cash Equivalent Investments held by members of the Group.

“Excess Cash Flow” means in relation to any Financial Year of the Group, the result (if positive) of Consolidated Cash Flow for such period less (to the extent otherwise included) the aggregate of:

(a)	Consolidated Debt Service for such Financial Year;

(b)	to the extent included in Consolidated Cash Flow, any mandatory prepayments of Financial Indebtedness made during such period but only to the extent that any Financial Indebtedness so prepaid is not available for immediate redrawing and disregarding any such prepayments to the extent funded from the proceeds of Permitted Financial Indebtedness;

(c)	to the extent included in Consolidated Cash Flow, any voluntary prepayments of Financial Indebtedness made during such period but only to the extent that any Financial Indebtedness so prepaid is not available for immediate redrawing and disregarding any such prepayments to the extent funded from the proceeds of Permitted Financial Indebtedness;

(d)	to the extent included in Consolidated Cash Flow, the cash proceeds of any subscription (to the extent paid in cash) for common and/or preference shares of the Group by way of any capital contribution to the Group or any raising of funds by way of private placement of ordinary or preference share capital;

(e)	to the extent included in Consolidated Cash Flow, the cash proceeds of New Shareholder Injections;

(f)	any Net Cash Proceeds referred to in paragraph (n) of Consolidated Cash Flow;

(g)	any amount which is not deducted from the definition of Consolidated Cash Flow as a result of the operation of paragraph (ii) of the proviso to that definition;

(h)	any Pending Acquisition Amount (except to the extent that the Pending Acquisition Amount is funded or refinanced from the proceeds of an Incremental Facility, New Senior Secured Debt or New Senior Subordinated Debt) and any Pending Restructuring Amount (except to the extent that the Pending Restructuring Amount is funded or refunded to the extent funded from the proceeds of an Incremental Facility, New Senior Secured Debt or New Senior Subordinated Debt);

(i)	amounts claimed under loss of profit, business interruption or equivalent insurance in respect of such period to the extent not received in cash during that Financial Year;

(j)	the amount of any committed Capital Expenditure contracted for during that Financial Year but unspent during such Financial Year (“Pending Capital Expenditure Amount”);

(k)	tax accrued and/or payable during or in respect of such Financial Year but not overdue (save if under dispute) and not paid (“Pending Tax Amount”);

(l)	any cash amounts attributable to a person, property, business or material fixed asset that a member of the Group has committed to transfer or otherwise dispose of during such Financial Year and that is to be transferred or otherwise disposed of in the immediately following Financial Year (“Pending Disposal Cash”);

plus any Pending Acquisition Amount, Pending Capital Expenditure Amount, Pending Restructuring Amount, Pending Tax Amount or Pending Disposal Cash already subtracted from Excess Cash Flow in respect of the previous Financial Year and which is not actually spent in the current Financial Year or, in relation to Pending Disposal Cash, in respect of which a disposal has not occurred.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means each annual accounting period of the Group, ending on the Accounting Reference Date in each year.

“Leverage Ratio” means the ratio of Consolidated Total Net Debt as at the last day of a Relevant Period to Consolidated Pro Forma EBITDA (each as shown in the relevant Compliance Certificate).

“Pending Acquisition Amount” means, in respect of any Financial Year (the “Relevant Financial Year”), the aggregate cash amounts to be paid in respect of the consideration for Permitted Acquisitions for which a member of the Group has entered into a commitment before the end of the Relevant Financial Year.

“Pending Restructuring Amount” means, in respect of any Financial Year, the aggregate cash amounts to be paid in respect of any Restructuring Costs for which a member of the Group has entered into a commitment before the end of the Financial Year.

“Pension Items” means the current cash service costs attributable to any income or charge attributable to a post-employment benefit scheme.

“Permitted Acquisition Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with any Permitted Acquisition or Permitted Joint Venture or an investment in an Unrestricted Subsidiary and the negotiation, preparation, execution, notarisation and registration of related documentation together with all fees, commissions, costs and expenses incurred by the target entity in connection with such acquisition or related documentation (including for the avoidance of doubt any costs relating to the hedging arrangements of the target entity).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within each Financial Year.

“Relevant Period” means each period of four consecutive Financial Quarters ending on a Quarter Date (which for the avoidance of doubt may include periods prior to the Closing Date).

“Restructuring Costs” means costs or expenses relating to cost savings initiatives, operating expense reductions, transition, business optimisation, inventory optimisation programmes, software development costs, costs related to the closure, relocation or consolidation of facilities, retail, administrative or production locations and other similar items and curtailments (including the cessation of the Mexican server-based gaming division), consulting fees, signing costs, retention and completion bonuses, relocation expenses and modifications to pension and post-retirement employee benefit plans, retraining, severance and termination, new system designs and implementation costs, business interruption, reorganisation and other restructuring or cost-cutting measures, carve-outs, separations, the rationalisation, re-branding, start-up, reduction or elimination of product lines, assets or businesses (for the avoidance of doubt, excluding any related Capital Expenditure).

“Retained Cash” means, at any time and from time to time to the extent allocated as such at the option of the Company and to the extent not previously applied or allocated for a particular purpose, Retained Excess Cash; Net Cash Proceeds which any member of the Group is permitted to retain and which are not required to be applied in mandatory prepayment; any prepayments waived (and not taken up by another Lender) or deemed waived by a Lender, any amounts received or receivable from any person which is not a member of the Group for the purpose of, or with the intention that such amounts are available to be used for, the relevant expenditure (including under the Acquisition Documents or any agreements governing any Permitted Acquisitions (by way of indemnity, compensation or otherwise)); prepayments under any relevant contractual arrangements; investment grants; and capital contributions received from landlords in relation to real property).

“Retained Cash Flow” means Excess Cash Flow not required to be applied in prepayment of the Facilities, New Senior Secured Debt or New Senior Subordinated Debt including for the avoidance of doubt all Excess Cash Flow generated in any Financial Year which ends after the Closing Date but which is not required to be prepaid pursuant to Clause 12.3 (Excess Cash Flow) and (without double counting and to the extent deducted from positive Excess Cash Flow in determining the amount of Excess Cash Flow required to be prepaid (if any) under Clause 12.3 (Excess Cash Flow)) the Excess Cash Flow De Minimis.

“Retained Excess Cash” means accumulated unspent Retained Cash Flow from any Financial Year of the Group to the extent not utilised or applied in accordance with the terms of the Finance Documents and shall for the avoidance of doubt include all Excess Cash Flow generated in any Financial Year which ends after the Closing Date but which is not required to be prepaid pursuant to Clause 12.3 (Excess Cash Flow).

“Transaction Costs” means all fees, commissions, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group or the Target Group in connection with the integration of the Target Group with the Group, the Acquisition or the Refinancing or the negotiation, preparation, execution, notarisation and registration of the Transaction Documents (including for the avoidance of doubt Hedging Costs and all payments made to any Hedge Counterparty, and all fees, costs and expenses incurred, by any member of the Group or the Target Group in connection with the close-out or termination on or about the Closing Date of any hedging arrangements in respect of which any member of the Group or the Target Group was a party (including without limitation in respect of interest rate, exchange rate and commodity price risk hedging)).

“Trapped Cash” means any cash, cash equivalent investments or other amounts that would, if it constituted an applicable mandatory prepayment proceed, be exempt from being required to be applied in a mandatory prepayment of the Facilities pursuant to this Agreement, for reasons of unlawfulness, inability to upstream to applicable Borrowers and otherwise.

“Working Capital” means trade and other debtors in relation to operating items of any member of the Group plus prepayment in relation to operating items, inventory and stock, less trade and other creditors in relation to operating items (but not including sums payable in respect of any Borrowings) of any member of the Group and less accrued expenses and accrued costs of any member of the Group.

26.2	Financial condition

The undertaking in this Clause 26.2 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force.

26.3	Leverage

The Company shall ensure that as at the last day of each Relevant Period (commencing with the Relevant Period ending on the last day of the third complete Financial Quarter following the Closing Date (the “First Relevant Period”) it being understood, for the avoidance of doubt, that any Relevant Period set out in the table below ending prior to the First Relevant Period (a “Prior Relevant Period”), together with any Leverage Ratio set opposite such Prior Relevant Period, shall be disregarded for all purposes under this Agreement and the financial covenant set out in this Clause 26.3 shall not be required to be tested on any such Prior Relevant Period) the Leverage Ratio in respect of that Relevant Period will not exceed the ratio set opposite such Relevant Period below:

Relevant Period (ending in)	Leverage Ratio
30 June 2020	4.1:1
30 September 2020	4.1:1
31 December 2020	4.1:1
31 March 2021	4.1:1
30 June 2021 and thereafter	3.0:1

26.4	Capital Expenditure

(a)	Subject to paragraphs (b) and (c) below, in respect of each Financial Year ending on a date set out in Column 1 below, the aggregate Capital Expenditure of the Group (disregarding any Capital Expenditure funded using Acceptable Capital Expenditure Funding Sources) shall not exceed the amount set out in Column 2 below opposite such date (each such amount, an “Original Capital Expenditure Limit”), provided that, if the Group makes any Approved Acquisition that results in an increase of Consolidated Pro Forma EBITDA (the proportion by which such Consolidated Pro Forma EBITDA is so increased being the “Relevant Increase”), the Original Capital Expenditure Limit for the then current Financial Year and each subsequent Financial Year shall be increased by a proportion equal to the Relevant Increase (each such increased amount, a “Capital Expenditure Limit”):

Column 1	Column 2
31 December 2019	£13,000,000
31 December 2020	£31,000,000
31 December 2021	£27,000,000
31 December 2022	£28,000,000
31 December 2023	£30,000,000
31 December 2024	£32,000,000
31 December 2025	£34,000,000
31 December 2026	£18,000,000

(b)	If in any Financial Year (the “Original Financial Year”) the amount of Capital Expenditure (disregarding any Capital Expenditure funded using Acceptable Capital Expenditure Funding Sources) is less than the Capital Expenditure Limit for that Original Financial Year (the difference being referred to below as the “Capex Unused Amount”), then the maximum expenditure amount for the immediately following Financial Year (the “Carry Forward Year”) shall be automatically increased by an amount equal to 100 per cent. of the Capex Unused Amount (the “Permitted Carry Forward Amount”). In any Carry Forward Year, the Capital Expenditure Limit for such Carry Forward Year shall be treated as having been incurred before any Permitted Carry Forward Amount carried forward into such Carry Forward Year. If the Permitted Carry Forward Amount is not used in the Carry Forward Year into which it was originally carried forward, it shall be extinguished.

(c)	The maximum expenditure amount for any Financial Year (the “Carry Back Year”) may, at the election of the Company (at its sole discretion) be increased by an amount equal to up to 50 per cent. of the Capital Expenditure Limit for the immediately following Financial Year (the “Immediately Following Financial Year” and the amount of such increase, the “Carry Back Amount”). In any Carry Back Year, the Capital Expenditure Limit for such Carry Back Year shall be treated as having been incurred before any Carry Back Amount carried back into such Carry Back Year. If the Carry Back Amount is not used in the Carry Back Year into which it was originally carried back, it shall be extinguished. The Capital Expenditure Limit for the Immediately Following Financial Year shall be reduced by the amount of the Carry Back Amount which has been carried back to the Carry Back Year.

26.5	Calculations

(a)	The financial covenants will be tested by reference to each set of Quarterly Financial Statements and Annual Financial Statements delivered to the Agent for the Relevant Period or any part thereof and/or each Compliance Certificate.

(b)	The components of each definition in Clause 26.1 (Financial definitions) will be calculated in accordance with the Finance Documents and as applicable with the Accounting Principles after taking into account any adjustment to the financial statements necessary to reflect the information delivered to the Agent pursuant to paragraph (a)(v) of Clause 25.9 (Agreed Accounting Principles), if any.

(c)	For a Relevant Period ending less than 12 Months after the Closing Date the financial covenant ratios set out in this Clause 26 (and any other relevant ratio or financial definition calculated for the purposes of this Agreement) shall be calculated using:

(i)	Consolidated Total Net Debt as at the end of that Relevant Period; and

(ii)	Consolidated EBIT, Consolidated EBITDA, Consolidated Pro Forma EBITDA and Consolidated Cash Flow calculated on an actual basis over the Relevant Period; and

(iii)	Consolidated Debt Service and Consolidated Total Net Cash Interest Expenses calculated on a cumulative basis by reference to the amount thereof for the period from the Closing Date.

(d)	For the purpose of this Clause 26, no item shall be included or excluded more than once in any calculation.

(e)	For the purposes of this Clause 26 in respect of any Relevant Period and to the extent the Leverage Ratio or any financial definition contained in this Clause 26 is used as the basis (in whole or in part) for permitting any transaction or making any determination under this Agreement (including on a pro forma basis), the exchange rates (including for the purposes of determining any interest rate) and interest rates used for determination of Consolidated Total Net Debt and Consolidated Total Net Cash Interest Expenses for that Relevant Period shall be (i) with respect to Financial Indebtedness for which the Group has entered into interest rate and/or cross currency derivatives, the rate or level at which such derivative has been entered into and (ii) with respect to all other Financial Indebtedness, the interest rate and/or exchange rate calculated in accordance with paragraph (f) below.

(f)	Subject to paragraph (e) above, for the purposes of this Clause 26.4 in respect of any Relevant Period, the exchange rates (including for the purposes of determining any interest rate) used in the calculation of Consolidated EBIT, Consolidated EBITDA, Consolidated Pro Forma EBITDA and Consolidated Total Net Cash Interest Expenses shall be the weighted average exchange rates for the Relevant Period or otherwise consistent with the exchange rate methodology applied in the financial statements delivered pursuant to Clause 25.4 (Financial Statements), in each case as selected and determined by the Company.

(g)

(i)	The financial covenants contained in this Clause 26 and definitions in Clause 26.1 (Financial definitions) for all purposes in this Agreement (other than to the extent such definitions are used for the purposes of calculating Consolidated Pro Forma EBITDA and Consolidated Cash Flow, in each case for the purposes of calculating Excess Cash Flow) shall be calculated to give pro forma effect to any synergies and cost savings arising from steps taken or committed to be taken in any Relevant Period (including the portion thereof occurring prior to the relevant event) in connection with acquisitions, dispositions or restructurings, reorganisations, synergies or cost saving or other similar initiatives (such initiatives being “Group Initiatives”) and taking into account throughout (without double counting any synergies and cost savings actually achieved) Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and/or Pro Forma Group Initiative Synergies and Cost Savings and to give pro forma effect to any related incurrence, assumption or repayments of Financial Indebtedness.

(ii)	For the purposes of the calculation of Consolidated Pro Forma EBITDA (other than to the extent such definitions are used for the purposes of calculating Excess Cash Flow), the aggregate earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated bases (except to the extent that the entity, business or material fixed asset acquired itself has Subsidiaries) (“EBITDA”) of any entity, business or material fixed asset that is acquired during a Relevant Period shall be included for the full Relevant Period (as adjusted by any Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and/or Pro Forma Group Initiative Synergies and Cost Savings) and shall exclude any non-recurring costs and other expenses related to such acquisitions or investments or Group Initiatives.

(iii)	For the purposes of the calculation of Consolidated Pro Forma EBITDA and (for the purposes of calculating Excess Cash Flow) Consolidated Cashflow, the EBITDA and cashflow (calculated on the same basis as Consolidated Cashflow but on an unconsolidated basis (except to the extent that the entity or business sold itself has Subsidiaries) (“Cashflow”) of any entity, business or material fixed asset that is sold (in the case of Consolidated Pro Forma EBITDA) during the Relevant Period or (in the case of Consolidated Cashflow) at any time shall be excluded, in the case of EBITDA (as defined in paragraph (ii) above), for the full Relevant Period and in the case of Cashflow, from the date on which it is agreed that the Cashflow of the relevant entity, business or material fixed asset is transferred to or held for the benefit of the buyer (including without limitation under any lock-box arrangements involving an economic transfer occurring prior to a legal transfer of the relevant entity, business or assets) (in the case of Consolidated Pro Forma EBITDA, as adjusted by any Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and/or Pro Forma Group Initiative Synergies and Cost Savings) and shall exclude any non-recurring costs and other expenses related to such sales, transfers, dispositions or Group Initiatives.

(iv)	Consolidated Total Net Debt and Consolidated Total Net Cash Interest Expenses shall be adjusted to give pro forma effect to any incurrence, assumption or repayment of Financial Indebtedness (including any reduction in Consolidated Total Net Debt from the proceeds of any asset sales) arising from any acquisitions, investments, dispositions or Group Initiatives if a related adjustment has been made to Consolidated Pro Forma EBITDA.

(v)	To the extent the Leverage Ratio or any financial definition contained in this Clause 26 is used as the basis (in whole or part) for permitting any transaction or making any determination under this Agreement (including on a pro-forma basis) at any time after a Quarter Date, Consolidated Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness made on or before the relevant date.

(vi)	If the aggregate amount of Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings or Pro Forma Group Initiative Synergies and Cost Savings taken into account in any applicable calculation are greater than 15 per cent. of Consolidated Pro Forma EBITDA (after taking into account such acquisition, disposal or Group Initiative), those Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Group Initiatives Synergies and Cost Savings or Pro Forma Disposal Synergies and Cost Savings (as the case may be) shall be commented on as not being unreasonable by any independent reputable accountancy firm or industry specialist (or such other firm approved by the Majority Lenders) (which commentary may be provided in any accompanying accountants’ or industry specialist due diligence report).

(vii)	The aggregate amount of Pro Forma Acquisition Synergies and Cost Savings, Pro Forma Disposal Synergies and Cost Savings and Pro Forma Group Initiative Synergies and Cost Savings taken into account in any Relevant Period shall not be greater than 20 per cent. of Consolidated Pro Forma EBITDA (after taking into account such acquisition, disposal or Group Initiative) for that Relevant Period.

(h)	Notwithstanding anything to the contrary (including anything in the financial definitions set out in the Agreement), when calculating any financial definition or ratio under the Finance Documents (excluding for the avoidance of doubt, Excess Cashflow), the Company shall be permitted to exclude all or any part of any expenditure or other negative item (and/or the impact thereof) directly or indirectly relating to or resulting from:

(i)	the Acquisition;

(ii)	the Refinancing;

(iii)	start-up costs for new businesses and branding or re-branding of existing businesses; and

(iv)	Restructuring Costs and/or Transaction Costs.

27	General Undertakings

The undertakings in this Clause 27 shall operate from the date of this Agreement and continue for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

27.1	Authorisations and Consents

Each Obligor will (and will ensure that each of its Subsidiaries will) promptly apply for, obtain and promptly renew from time to time and maintain in full force and effect all Authorisations and consents and comply with the terms of all such Authorisations and consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or regulation to enable it to enter into, and perform its obligations under the Finance Documents to which it is party and to:

(a)	carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to the Legal Reservations and Perfection Requirements, its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable and each of the Transaction Security Documents to which it is party constitutes valid security ranking, subject to the Legal Reservations and Perfection Requirements, in accordance with its terms; and

(b)	carry on its business save to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

27.2	Maintenance of status and authorisation

Each Obligor will, and will ensure that each of its Subsidiaries will:

(a)	ensure that it has the right to conduct its business and will obtain and maintain all material consents and make all material filings necessary for the conduct of such business and take all steps necessary to ensure that the same are in full force and effect, save where non-compliance would not reasonably be expected to have a Material Adverse Effect; and

(b)	comply with all laws and regulations binding upon it save where non-compliance would not reasonably be expected to have a Material Adverse Effect.

27.3	Pari passu Ranking

Each Obligor will ensure that (except pursuant to a Notifiable Debt Purchase Transaction) at all times any unsecured and unsubordinated claims of a Finance Party against it under each of the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated creditors except creditors whose claims are mandatorily preferred by laws of general application

27.4	Insurances

Each Obligor will, and will ensure that each of its Subsidiaries will effect and thereafter maintain at its own expense such insurances in respect of its material assets and business of an insurable nature which:

(a)	provide cover against risks which are normally insured against by other companies in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses; and

(b)	are at levels usual for a business of its size and nature as may be reasonably available in the insurance market at that time,

provided that no member of the Group shall be required to maintain any key-man life insurance or to ensure that any insurance arrangements include any loss payee endorsements or arrangements in favour of the Finance Parties.

27.5	Taxes

(a)	Each Obligor will, and will ensure that each of its Subsidiaries will duly and punctually pay and discharge all Taxes imposed by any agency of any state upon it or any of them or any of its or their assets, income or profits or any transactions undertaken or entered into by it or any of them due and payable by it or that Subsidiary within the time period allowed therefor without imposing material penalties where failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes without the prior written consent of the Lenders.

27.6	Pension Schemes

Each Obligor will (and will ensure that each of its Subsidiaries shall) ensure that all pension schemes for the time being operated by members of the Group are fully funded to the extent required by law, where failure to do so would reasonably be expected to have a Material Adverse Effect.

27.7	Intellectual Property

Each Obligor will and each Obligor will ensure that each of its Subsidiaries will:

(a)	observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which is required to conduct the business of the Group and where failure to do so would reasonably be expected to have a Material Adverse Effect;

(b)	do all acts as are necessary to preserve, maintain, protect and safeguard such Intellectual Property as is required to conduct the business of the Group where failure to do so would reasonably be expected to have a Material Adverse Effect and not change, terminate or discontinue the use of any of such Intellectual Property nor allow it to be infringed or used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would reasonably be expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct the Business if to do so would have or could be reasonably expected to have a Material Adverse Effect.

27.8	Environmental Undertakings

Each Obligor will, and each Obligor will ensure that each of its Subsidiaries will obtain, monitor and comply with the terms and conditions of all Environmental Permits and all Environmental Laws applicable to it where failure so to do would reasonably be expected to have a Material Adverse Effect.

27.9	Amalgamations and Change of Business

No Obligor will and each Obligor will ensure that none of its Subsidiaries will:

(a)	amalgamate, merge, demerge or consolidate with or into any other person or undertake any corporate reorganisation or other reorganisation except for any Permitted Transaction or Permitted Reorganisation; or

(b)	substantially change the general nature of the business of the Group taken as a whole at the date of this Agreement.

27.10	Disposals

No Obligor will and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a number of related or unrelated transactions and whether at the same time, and whether voluntary or involuntary or over a period of time) sell, transfer, lease out, lend or otherwise dispose of any of its assets except pursuant to a Permitted Transaction or Permitted Disposal.

27.11	Arm’s Length Transactions

No Obligor will and each Obligor will ensure that none of its Subsidiaries will, enter into any material arrangement or transaction with an Affiliate other than on an arm’s length basis (or better), save for:

(a)	loans between members of the Group which are Permitted Loans;

(b)	any other transaction or arrangement (including, without any limitation, any disposal) entered into between members of the Group;

(c)	any Permitted Payment; or

(d)	a Permitted Transaction.

27.12	Negative Pledge

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, create or permit to subsist any Security or Quasi Security on or over the whole or any part its undertaking or assets (present or future) except for Permitted Security or a Permitted Transaction.

27.13	Factoring

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will:

(a)	sell or otherwise dispose of any asset on terms whereby such asset is or may be leased back to or re-acquired by it or any other member of the Group except to the extent that the aggregate cash consideration for all such assets disposed (and which have not been reacquired by the Group at the end of the applicable lease) does not exceed, at any time (when aggregated with the aggregate capital element of all rentals under any Finance Leases outstanding) the greater of (i) £10,000,000 and (ii) an amount equal to 16 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent (a “Permitted Sale and Leaseback”); or

(b)	sell or otherwise dispose of any receivable as part of factoring, invoice discounting or receivables financing to any person who is not a member of the Group except for (i) Permitted Factoring or (ii) where to do so could not reasonably be expected to have an adverse effect on the interests of the Lenders and does not give rise to any Financial Indebtedness, and, in each case, other than a Permitted Transaction.

For the purposes of this Clause 27.13, “Permitted Factoring” means recourse or non-recourse sales or disposals pursuant to factoring, invoice discounting, receivables financings or similar arrangements on arm’s length terms for cash payable at the time of disposal provided that, if there is recourse (other than where recourse pursuant to such arrangements is limited to customary indemnities, warranties and/or security), the maximum aggregate amount of cash consideration for such receivables which have been sold or disposed of pursuant to such factoring or similar arrangements (such factoring or similar arrangements, “Recourse Factoring”) and which remain outstanding (other than as a result of a default by the relevant debtor) does not (without double counting) exceed, at any time (when aggregated with the principal outstanding amount of any Financial Indebtedness incurred pursuant to paragraph (o) of the definition of “Permitted Financial Indebtedness”) the greater of (i) £10,000,000 and (ii) an amount equal to 16 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent at any time.

27.14	Indebtedness

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, incur or permit to subsist or remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness or a Permitted Transaction.

27.15	Guarantees

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, grant or permit to subsist or remain outstanding any guarantee other than a Permitted Transaction or a Permitted Guarantee.

27.16	Loans

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, make or permit to be outstanding any loans or be a creditor in respect of any Financial Indebtedness other than Permitted Transactions and Permitted Loans.

27.17	Leasing Arrangements

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, except with the prior written consent of the Majority Lenders or as a Permitted Transaction, enter into or permit to subsist any Finance Lease, provided that members of the Group may enter into or permit to subsist any Finance Leases where the aggregate capital element of all rentals under such Finance Leases and agreements does not exceed, at any time (when aggregated with the aggregate cash consideration for all assets disposed in the manner set out in paragraph (a) of Clause 27.13 (Factoring) (and which have not been reaquired by the Group at the end of the applicable lease)) the greater of (i) £10,000,000 and (ii) an amount equal to 16 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements together with the relevant Quarterly Compliance Certificate have been delivered to the Agent.

27.18	Acquisition Documents

(a)	Each Obligor shall, and the Company shall ensure that each other member of the Group will, take all reasonable action to preserve and enforce any rights it has in relation to the Acquisition Documents and to enforce all other rights and entitlements they may have under the Acquisition Documents, if and to the extent that the directors of the Company (acting reasonably) believe that it is commercially advantageous for the Group and appropriate to do so.

(b)	No Obligor shall, and the Company shall ensure that no member of the Group will, amend, vary, novate, supplement, supersede, waive or terminate any terms of an Acquisition Document, in each case in any respect which is materially adverse to the interests of the Lenders (otherwise than with the consent of the Majority Lenders).

27.19	Treasury Transactions

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will, enter into any Treasury Transaction other than:

(a)	any Hedging Agreement or Unsecured Hedging Agreement entered into for the purposes of hedging interest rate liabilities under any Permitted Financial Indebtedness with a floating interest rate (including, without limitation, any hedging entered into pursuant to the Hedging Letter) and any arrangement replacing or extending such Hedging Agreement or Unsecured Hedging Agreement (as applicable) on terms permitted by the Finance Documents;

(b)	any Hedging Agreement or Unsecured Hedging Agreement entered into for the purposes of hedging exchange rate liabilities in respect of any amount outstanding under any Permitted Financial Indebtedness which is not denominated in the Base Currency (including, without limitation, both the interest and principal liabilities and any hedging entered into pursuant to the Hedging Letter) and any arrangement replacing or extending such Hedging Agreement or Unsecured Hedging Agreement (as applicable) on terms permitted by the Finance Documents); or

(c)	any Treasury Transactions entered into in the ordinary course of business not for speculative purposes.

27.20	Joint Ventures

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will enter into, invest in, acquire or permit to subsist any Joint Venture, or transfer any assets to or lend to or give any guarantee, indemnity or Security for or on behalf of a Joint Venture, other than a Permitted Joint Venture.

27.21	Acquisitions and Investments

No Obligor will and each Obligor will ensure that none of its Subsidiaries will:

(a)	acquire any entity, shares, securities or all or substantially all of a business or undertaking; or

(b)	own any interest in any share or equity investment or equity security or make any capital contribution to any person,

other than any Permitted Acquisition or Permitted Transaction, pursuant to a Permitted Share Issue, or to the extent such acquisition or investment falls within paragraph (a) of the definition of Permitted Holding Company Activity.

27.22	Centre of Main Interests

No Obligor incorporated in the European Union shall without the prior written consent of the Agent deliberately cause or allow its “centre of main interests” (as that term is used in Article 3(1) of The Regulation) to change in a manner which would materially adversely affect the Lenders.

27.23	Control and Share Issues

No Obligor shall (and each Obligor will ensure that none of its Subsidiaries will), issue any shares or grant any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group except pursuant to a Permitted Share Issue or a Permitted Transaction.

27.24	Restriction on Redemption of Capital Contribution

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, directly or indirectly redeem, purchase, retire or otherwise withdraw any capital contributions made to the capital reserves, convert such capital contributions into shareholder loans or redeem, purchase, retire, repay or otherwise acquire for consideration any shares or warrants issued by it or set apart any sum for any such purpose or otherwise reduce its capital (together, a "Redemption"), except where such Redemption:

(a)	is made by a Subsidiary of the Company to its direct shareholders;

(b)	constitutes a Permitted Payment; or

(c)	is a Permitted Transaction.

27.25	Restriction on Payment of Dividends

No Obligor will, and each Obligor will ensure that none of its Subsidiaries will declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital (together a “Dividend”) until the Facilities have been repaid in full except, (i) payment of a Dividend by a Subsidiary of the Company to its direct shareholders either pro rata to their shareholdings or to members of the Group, (ii) payment of a Dividend by a Permitted Joint Venture in accordance with its joint venture arrangements (iii) a Permitted Payment, (iv) payments as a result of a Permitted Transaction.

27.26	Holding Company

Each of the Company, DMWSL 632 Limited and DMWSL 633 Limited shall not trade, carry on any business, own any assets or incur any liabilities or grant any Security except for a Permitted Holding Company Activity.

27.27	Guarantees and Security

The Company shall ensure that, to the extent legally possible and subject to the Agreed Security Principles:

(a)	each Material Subsidiary and each Holding Company of a Material Subsidiary which is a member of the Group, is a Guarantor (provided that to the extent any Material Subsidiary on the Closing Date is a member of the Target Group, each such Material Subsidiary and each Holding Company of such Material Subsidiary shall only be obliged to become a Guarantor within 90 days after the Closing Date);

(b)	each member of the Group which is or becomes a Material Subsidiary (by reference to the most recent Annual Financial Statements delivered to the Agent under this Agreement) shall, as soon as reasonably practicable (and in any event, within 120 days (or, in the case of any such member of the Group that is not incorporated in a jurisdiction that an existing Obligor is incorporated in, 150 days) of the date on which such Annual Financial Statements are required to be delivered to the Agent demonstrating that it is or has become a Material Subsidiary), become an Additional Guarantor (subject to Clause 23.11 (Guarantee Limitations: General) and to the Agreed Security Principles); and

(c)	on the date falling 90 days after the Closing Date and, thereafter, on the date on which the Annual Financial Statements are required to be delivered to the Agent in each Financial Year (each such date a “Test Date”), the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on a LTM basis on the same basis as Consolidated EBITDA) (but taking each entity on an unconsolidated basis and excluding all intra-Group items, goodwill and investments in Subsidiaries of any member of the Group (in each case to the extent applicable)) of the Guarantors is equal to or exceeds 80 per cent. of the Consolidated EBITDA of the Group (the "Guarantor Coverage Level") provided that, if on the relevant Test Date, the Guarantor Coverage Level is not met, within 120 days (or, in the case of any relevant member of the Group that is not incorporated in a jurisdiction that an existing Obligor is incorporated in, 150 days) of such Test Date, such other members of the Group shall accede as Additional Guarantors to ensure that the Guarantor Coverage Level is met (calculated as if such Additional Guarantors had been Guarantors as at the relevant Test Date and provided that, if the Guarantor Coverage Level is met within such time period, no Default, Event of Default or other breach of the Finance Documents shall arise in respect thereof).

(d)	For the purpose of calculating the Guarantor Coverage Level under paragraph (c) above:

(i)	any entity having negative earnings before interest, tax, depreciation and amortisation shall be deemed to have zero earnings before interest, tax, depreciation and amortisation;

(ii)	to the extent the Agreed Security Principles dictate that a member of the Group would not be required to accede as a Guarantor, the earnings before interest, tax, depreciation and amortisation of that member of the Group shall be entirely excluded from the calculation of the Guarantor Coverage Level; and

(iii)	any earnings before interest, tax, depreciation and amortisation resulting from or attributable to Joint Ventures that are consolidated with the earnings before interest, tax, depreciation and amortisation of the Group shall be deemed to be zero.

27.28	Further Assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Company shall ensure that each member of the Group will) promptly do all such acts or execute all such documents from time to time (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify from time to time (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created from time to time under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer from time to time on the Security Agent or confer on the Finance Parties, Security over any property and assets (whether present or future, and whether owned now, or owned or acquired in the future) of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor shall (and the Company shall ensure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of this Agreement which requires the Obligors or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

27.29	New Senior Subordinated Debt Principal Payments

The Company shall not, and shall ensure that no member of the Group will, repay, prepay, purchase, defease, redeem or repurchase or otherwise retire for value any principal amount of Financial Indebtedness in respect of any New Senior Subordinated Debt other than:

(a)	as permitted by the Intercreditor Agreement; or

(b)	using the proceeds of the issuance or incurrence of New Senior Secured Notes and/or Incremental Facility Loans as permitted by this Agreement;

(c)	using the proceeds of the issuance or incurrence of New Senior Subordinated Debt;

(d)	using funds which would otherwise be capable of being paid as a dividend by the Company pursuant to paragraph (c) of the definition of Permitted Payment.

27.30	Anti-corruption law/Sanctions

(a)	The Company has instituted and shall maintain policies and procedures designed to ensure compliance by the Company and each of its Subsidiaries and Unrestricted Subsidiaries with Anti-Corruption Laws and Anti-Terrorism Laws and Sanctions.

(b)	No Obligor shall (and the Company shall ensure that no Subsidiary or Unrestricted Subsidiary will) request any Utilisation or, directly or indirectly, use the Utilisation and the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in furtherance of an offer, payment, promise to pay or authorisation of the payment or giving of money, or anything else of value, in violation of any Anti-Corruption Laws for the purpose of funding, financing or facilitating any activities, business or transaction of or with, any Sanctioned Person or in any Sanctioned Country in breach of Sanctions.

27.31	Preservation of assets

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business where the failure to maintain such assets to such standard has or is reasonably likely to have a Material Adverse Effect.

27.32	Financial assistance

Each Obligor shall (and the Company shall procure each other member of the Group will) comply in all material respects with sections 678 and 679 of the Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

27.33	People with Significant Control regime

Each Obligor shall (and the Company shall ensure that each other member of the Group will) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security.

27.34	Rating

If and to the extent that the Company has obtained at the date of this Agreement or thereafter obtains a corporate family rating and/or a rating for the Facilities and/or the Company from Fitch Ratings Ltd, Standard & Poor’s Rating Services or Moody’s Investor Services Limited, it will use commercially reasonable endeavours to maintain each such rating to the extent Fitch Ratings Ltd, Standard & Poor’s Rating Services or Moody’s Investor Services Limited will provide a corporate family rating or a rating for the Facilities or the Company (or such other member of the Group) (as applicable) but in each case, in any event, not a specific rating level, and such “commercially reasonable endeavours” shall be considered discharged with the payment by the Company of customary rating agency fees and cooperation with any reasonable information requests from Fitch Ratings Ltd, Standard & Poor’s Rating Services or Moody’s Investor Services Limited in connection with their ratings process.

27.35	Compliance with Hedging Letter

The Company shall ensure that all interest rate hedging arrangements required by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter (the “Minimum Hedging Requirements”).

27.36	Unrestricted Subsidiaries

Notwithstanding anything to the contrary in the Finance Documents:

(a)	no Unrestricted Subsidiary shall be a member of the Group and consequently no Unrestricted Subsidiary shall be entitled to benefit from any basket or exception in the Finance Documents relating to transactions between members of the Group;

(b)	in addition and without prejudice to the other baskets and exceptions in the Finance Documents relating to transactions with persons that are not members of the Group, members of the Group (other than any member of Group that is a Holding Company of DMWSL 631 Limited) shall be permitted to enter into or permit to subsist any investment in any Unrestricted Subsidiary provided that:

(i)	the relevant Unrestricted Subsidiary is incorporated in, or is established and carries on its principal business (in compliance with all the applicable Sanctions) in, a country which, as at the date of its legally binding commitment in respect of such investment, is not a Sanctioned Country;

(ii)	as at the date of its legally binding commitment in respect of such investment, no Event of Default has occurred and is continuing pursuant to Clauses 28.1 (Payment Default) or 28.8 (Insolvency) or, on the basis of circumstances existing as of such date that are actually known to the Company, could reasonably be expected to occur as a result of such investment; and

(iii)	subject to any adjustments contemplated pursuant to paragraph (c) below, net of profit distributions and returns on investments in cash (in each case after the Closing Date and during the relevant Financial Year) and after deducting investments funded (whether notionally or in fact) with Acceptable Funding Sources during the relevant Financial Year, the maximum aggregate outstanding principal amount invested pursuant to this paragraph (b) shall not, in any Financial Year, exceed the Investment Basket (as such basket may be reduced in that Financial Year pursuant to and in accordance with the definition of “Permitted Joint Venture”), provided further that:

(A)	for the purpose of this paragraph (b) the term "investment" shall comprise any acquisition of an ownership interest in, transfer of assets or loan to or grant of a guarantee or security in respect of obligations of, an Unrestricted Subsidiary, in each case without double counting (but, for the avoidance of doubt, shall not include transactions entered into or made in the ordinary course of trading and shall exclude capitalised interest); and

(B)	any reference to an investment in this paragraph (b) shall be a reference to that investment as renewed, extended or otherwise replaced from time to time, however any increase in that investment must be otherwise permitted under this paragraph (b) or another provision of the Finance Documents; and

(c)	in the event that a person ceases to be an Unrestricted Subsidiary:

(i)	any amounts which would prior to such cessation have fallen within the calculation set out in paragraph (b) above as a result of such person being an Unrestricted Subsidiary shall be ignored for this purpose; and

(ii)	any investment made by or in an Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary ceases to be an Unrestricted Subsidiary shall notwithstanding any other provision of this Agreement be permitted under the provisions of this Agreement so long as the relevant investment was not made in contemplation of the designation of such Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary and becoming a member of the Group.

27.37	DACAs

Notwithstanding anything to the contrary in this Agreement, each US Obligor shall take commercially reasonable efforts for a period of 90 days from the Closing Date to deliver deposit account control agreements with respect to its deposit accounts that are not Excluded Accounts (as defined in the US Security Agreement), provided that if such US Obligor has used its commercially reasonable endeavours but has not been able to deliver such deposit account control agreements its obligations under this Clause 27.37 shall cease on the expiry of that 90 day period.

27.38	Condition Subsequent

The Company shall (and shall procure that the relevant US Obligors will) within 90 days from the Closing Date (or such later date as the Agent shall approve) deliver to the Agent lender loss payee, co-insured or other applicable endorsements made on the US insurance policies of the US Obligors.

28	Events of Default

Each of the events or circumstances set out in this Clause 28 (save for Clause 28.20 (Acceleration) and Clause 28.21 (Clean-Up Period)) shall constitute an Event of Default.

28.1	Payment Default

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal and interest, such non-payment is made within three Business Days of its due date; or

(b)	in the case of any other amount, payment is made within five Business Days of the due date.

28.2	Financial covenants

(a)	Any requirement of:

(i)	Clause 26.3 (Leverage) is not satisfied or the Company does not comply with its obligations under Clause 26.3 (Leverage); and/or

(ii)	Clause 26.4 (Capital Expenditure) is not satisfied or the Company does not comply with its obligations under Clause 26.4 (Capital Expenditure).

(b)	No Event of Default will occur under paragraph (a)(i) above if prior to, or within 20 Business Days after, the date that the Quarterly Financial Statements or, as applicable, Annual Financial Statements for the Relevant Period in which such failure to comply was first evidenced are due to be delivered in accordance with Clause 25.4 (Financial Statements), the Group received the proceeds of New Shareholder Injections, in an amount at least sufficient to ensure that the financial covenant in Clause 26.3 (Leverage) would be complied with (the amount, if any, of New Shareholder Injections in excess of the amount required to ensure that the financial covenant in Clause 26.3 (Leverage) is complied with being the “Overcure Amount”) if tested again as at the last day of the same Relevant Period on the basis that the full amount of any New Shareholder Injections so provided (a “Cure Amount”), in accordance with this paragraph (b) shall be included, subject to sub-paragraph (b)(v) below, for the Relevant Period as if provided immediately prior to the last date of such Relevant Period by giving effect, at the Company’s election (at its sole discretion) to one or both (but without double counting) of the following adjustments:

(i)	reducing Consolidated Total Net Debt by the amount of the Cure Amount not applied towards increasing Consolidated Pro Forma EBITDA in accordance with sub-paragraph (ii) below; or

(ii)	increasing Consolidated Pro Forma EBITDA by the amount of the Cure Amount not applied towards reducing Consolidated Total Net Debt in accordance with sub-paragraph (i) above,

provided that, in relation to any such Cure Amount so provided in accordance with this paragraph (b):

(iii)	the Company shall not be entitled to apply any Overcure Amount to effect an adjustment pursuant to sub-paragraph (ii);

(iv)	the Company shall not be entitled to exercise any rights it may have to prevent or cure breaches of the financial covenant in Clause 26.3 (Leverage) on more than three occasions in aggregate over the lifetime of the Facilities or in consecutive Financial Quarters;

(v)	in respect of sub-paragraph (i), the relevant Cure Amount (including any Overcure Amount applied in accordance with sub-paragraph (i) above) shall be deducted to reduce Consolidated Total Net Debt by such amount solely for the purpose of ascertaining compliance with the financial covenant in Clause 26.3 (Leverage) ) as at the end of the Quarter Date immediately prior to the receipt and application of such Cure Amount and for the next three subsequent Quarter Dates;

(vi)	in respect of sub-paragraph (ii), the relevant Cure Amount shall be added to increase Consolidated Pro Form EBITDA by such amount solely for the purpose of ascertaining compliance with the financial covenant in Clause 26.3 (Leverage) as at the end of the Quarter Date immediately prior to the receipt and application of such Cure Amount and for the next three subsequent Quarter Dates;

(vii)	any Cure Amount so provided and any adjustments made to Consolidated Total Net Debt or Consolidated Pro Forma EBITDA under this paragraph (b) shall not apply when calculating the applicable Margin for any relevant period;

(viii)	any Cure Amount so provided shall not count towards any other permission or usage under or in respect of the Finance Documents;

(ix)	in relation to any Cure Amount so provided prior to the date of delivery of the relevant Compliance Certificate for the Relevant Period the Compliance Certificate for that Relevant Period shall set out the revised financial covenant under Clause 26.3 (Leverage) for the Relevant Period by giving effect to the adjustments to Consolidated Total Net Debt or Consolidated Pro Forma EBITDA (as applicable) under this paragraph (b) and confirming that such Cure Amount has been provided;

(x)	in relation to any such Cure Amount so provided following the date of delivery of the relevant Compliance Certificate for the Relevant Period, immediately following the proceeds of such Cure Amount being provided to it, the Company provides a revised Compliance Certificate to the Agent (signed by a Member of the Office of the Executive Chairman) setting out the revised financial covenant under Clause 26.3 (Leverage) for the Relevant Period by giving effect to the adjustments to Consolidated Total Net Debt or Consolidated Pro Forma EBITDA (as applicable) under this paragraph (b).

(c)	If any financial covenant set out in Clause 26 (Financial Covenants) has been breached, but is complied with when tested in the next Relevant Period (the “Second Period”), then, the prior breach of such financial covenant(s) or any Default or Event of Default arising therefrom shall no longer be outstanding or continuing for the purposes of the Finance Documents unless the Agent has (on the instructions of the Majority Lenders) taken any action referred to in Clause 28.20 (Acceleration) before delivery of the Compliance Certificate in respect of the Second Period.

28.3	Certain obligations

An Obligor does not comply with the provisions of Clause 25.4 (Financial Statements), Clause 25.5 (Compliance Certificates) or Clause 27.38 (Conditions Subsequent).

28.4	Other obligations

(a)	An Obligor fails to observe or perform any of its obligations or does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Payment Default), Clause 28.2 (Financial covenants) and Clause 28.3 (Certain obligations)).

(b)	No Event of Default will occur under paragraph (a) above if such failure to observe or perform or comply is capable of remedy and is remedied within 20 Business Days from the earlier of (i) the Company becoming aware of the failure to comply and (ii) the giving of notice by the Agent in respect of such failure.

28.5	Misrepresentation

(a)	Any representation, warranty or written statement made or deemed to be made by any Obligor in any of the Finance Documents or any other document delivered by or on behalf of any Obligor under or pursuant to any of the Finance Documents is or proves to be incorrect or misleading when made or deemed to be made (or when repeated or deemed to be repeated).

(b)	No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of (i) the Company becoming aware of such misrepresentation and (ii) the giving of notice by the Agent in respect of such misrepresentation.

28.6	Invalidity and Unlawfulness

(a)	Any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations and Perfection Requirements) unenforceable for any reason or shall be repudiated rescinded or the validity or enforceability of any provision of any Finance Document shall at any time be contested by any Obligor and this, individually or cumulatively, would reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents.

(b)	At any time it is or becomes unlawful for any Obligor or any other member of the Group to perform any of its material obligations under any of the Finance Documents or any Transaction Security created or expressed to be created by the Transaction Security Documents ceases to be effective or any subordination under the Intercreditor Agreement is or becomes unlawful, and this individually or cumulatively would reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents.

(c)	Any obligation or obligations of any Obligor under any Finance Document is or are not or cease or ceases to be (subject to the Legal Reservations) legal, valid, binding or enforceable and the cessation individually or cumulatively would reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents.

28.7	Cross--default

(a)	Any Financial Indebtedness of any member or members of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member or members of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described) with respect to any Financial Indebtedness of any member of the Group (save where arising under any Treasury Transaction (unless, in the case of Financial Indebtedness arising under any Treasury Transaction, the relevant event of default is a payment event of default)).

(d)	No Event of Default will occur under this Clause 28.7 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than £10,000,000 (or its equivalent in any other currency or currencies), and excluding in each case any Permitted Financial Indebtedness (A) to the extent owed by one member of the Group to another member of the Group or (B) to the extent supported by a Letter of Credit or bank guarantee or letter of credit issued under an Ancillary Facility.

28.8	Insolvency

(a)	Any Obligor or Material Subsidiary (each a “Relevant Entity”);

(i)	is unable (or declared to be unable under any applicable law) or admits inability to pay its debts as they fall due (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets except where the same would result in or require the taking of any corporate action, legal proceedings, insolvency filing, cessation of trading and/or any other procedure or steps referred to in Clauses 28.9 (Insolvency Proceedings) to 28.11 (Similar events elsewhere) (each inclusive));

(ii)	ceases or suspends making payment on any of its debts or publicly announces an intention to do so; or

(iii)	by reason of actual or anticipated financial difficulties commences negotiations with one or more of its groups of creditors or class of creditors generally (other than negotiations with the Finance Parties) with a view to the general readjustment or rescheduling of its Financial Indebtedness or makes a general assignment for the benefit of or a composition with one or more of its groups or class of creditors.

(b)	A moratorium is declared in respect of the Financial Indebtedness of any Relevant Entity.

28.9	Insolvency Proceedings

(a)	Any formal corporate action or legal proceeding is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Relevant Entity;

(ii)	a composition, compromise, assignment or arrangement with any class of creditors generally (other than any Finance Party) of any Relevant Entity in connection with or as a result of any financial difficulty on the part of any Relevant Entity;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of, or all or any part of the business or assets of any Relevant Entity; or

(iv)	the enforcement of any Security over, all or any part of the business or assets of any Relevant Entity; or

(v)	or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceedings which are frivolous or vexatious and which, if capable of remedy, are discharged, stayed or dismissed within 20 Business Days of commencement or, if earlier, the date on which it is advertised (or such other period as agreed between the Company and the Majority Lenders); or

(ii)	(in the case of an application to appoint an administrator or commence proceedings) any proceedings which the Agent is satisfied (acting on the instructions of the Majority Lenders) will be withdrawn before it is heard or will be unsuccessful; or

(iii)	any step or procedure contemplated in relation to merger that is permitted under Clause 27.9 (Amalgamations and Change of Business) or any Permitted Transaction.

28.10	Attachment or process

Any attachment, distress, execution, possession, diligence, arrestment, joinder, sequestration, preliminary attachment, executory attachment, or other analogous process in any jurisdiction is levied or enforced upon or sued out against any asset or assets of any Relevant Entity, having in the case of assets an aggregate value in excess of £10,000,000 and is not, if capable of remedy, discharged within 20 Business Days after commencement.

28.11	Similar events elsewhere

There occurs in relation to any Relevant Entity or any of their respective material assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its material assets is subject any event which corresponds in that country or territory with any of those mentioned in Clauses 28.8 (Insolvency) to 28.10 (Attachment or process) (each inclusive) (in each case subject to equivalent qualifications, materiality and exceptions).

28.12	US Insolvency

At any time any of the following events or circumstances occur:

(a)	any Obligor shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”);

(b)	an involuntary case, proceeding or action is commenced against any Obligor under the Bankruptcy Code and the petition is not controverted within 60 days after the filing of a petition to commence such case, proceeding or action, or is not dismissed within 45 days after commencement of such case, proceeding or action;

(c)	a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of any Obligor;

(d)	any Obligor is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered;

(e)	any Obligor suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or

(f)	any Obligor makes a general assignment for the benefit of its creditors.

28.13	Cessation of Business

The Group taken as a whole or any Relevant Entity suspends or ceases to carry on, or threatens or proposes to cease to carry on, all or substantially all of its business other than as a result of a Permitted Transaction, an amalgamation under paragraph (a) of Clause 27.9 (Amalgamations and Change of Business) or a Permitted Disposal.

28.14	Compulsory Acquisition

All or part of the assets of any Relevant Entity are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state (or any analogous process by relevant authorities in any jurisdiction), in each case having an aggregate value in excess of £10,000,000, and such event has or would reasonably be expected to have a Material Adverse Effect.

28.15	Litigation

Any litigation, arbitration, or administrative or regulatory proceeding, Environmental Claim or action or labour dispute is commenced by or against a Relevant Entity or any of its assets which has or would reasonably be expected to have a Material Adverse Effect.

28.16	Auditor’s Qualification

The Auditors qualify their report on the Annual Financial Statements in any manner which is or could reasonably be expected to be (individually or cumulatively) materially adverse to the interests of the Finance Parties in the context of the Finance Documents, in respect of the Group continuing as a going concern (other than due to any prospective breach of a financial covenant) or by reason of failure to disclose information.

28.17	Intercreditor Agreement

(a)	Any Debtor (as defined in the Intercreditor Agreement) fails to comply in any material respect with the provisions of, or does not perform its obligations under, the Intercreditor Agreement.

(b)	No Events of Default will occur under paragraph (a) above if such failure is capable of remedy, and is remedied within 20 Business Days from the earlier of (i) that Party becoming aware of the failure to comply and (ii) the giving of notice by the Agent in respect of such failure,

28.18	Material Adverse Change

At any time any event or circumstance occurs (other than any circumstances where it is reasonably likely that any of the financial covenants set out in Clause 26 (Financial Covenants) may not be complied with or is not complied with as at the relevant testing date) which has a Material Adverse Effect.

28.19	ERISA

At any time that an ERISA Event occurs, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect.

28.20	Acceleration

At any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Company:

(a)	terminate the availability of the Facilities and cancel the Total Commitments whereupon the Facilities shall cease to be available for utilisation, the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Loans under this Agreement and no further Letters of Credit may be requested under this Agreement; and/or

(b)	declare that all or part of the Utilisations together with accrued interest thereon and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	declare that cash cover in an amount equal to the outstanding amount in respect of any Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable; and/or

(e)	declare that cash cover in an amount equal to the outstanding amount in respect of any Letter of Credit is payable on demand, whereupon it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facility(s) be immediately due and payable, at which time it shall become immediately due and payable; and/or

(g)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facility(s) be payable on demand, whereupon it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(h)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents,

provided that if an Event of Default under Clause 28.12 (US Insolvency) with respect to any US Borrower or the Company shall occur, the Facilities and any Ancillary Facilities shall cease to be available to such US Borrower or, as the case may be, the Company, all obligations of such US Borrower or, as the case may be, the Company under Clause 23 (Guarantees and Indemnity) or any provision of this Agreement or any other Finance Document to which such US Borrower or, as the case may be, the Company is a party shall become immediately due and payable and such US Borrower or, as the case may be, the Company shall be required to provide cash cover for the full amount of each Letter of Credit issued for its account, in each case automatically and without any further action by any party.

28.21	Clean-Up Period

(a)	For the purpose of this Agreement, for the period from the Closing Date until the date falling 120 days after the Closing Date (the “Clean-Up Period”), the occurrence of a breach of representation or warranty or a breach of covenant or a Default or an Event of Default (other than an Event of Default under Clauses 28.1 (Payment Default)) will be deemed not to be a breach of representation or warranty or a breach of covenant or a Default or an Event of Default (as the case may be) if it would have been (but for this provision) a breach of representation or warranty or a breach of covenant or a Default or an Event of Default only by reason of circumstances relating exclusively to the Target Group or a member of the Target Group, provided that such breach or Default or Event of Default:

(i)	is capable of being remedied within the Clean-Up Period and the Company is taking appropriate steps to remedy such breach or Event of Default;

(ii)	does not have a Material Adverse Effect; and

(iii)	was not procured or approved by the Company.

Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the Clean-up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties).

(b)	The Company shall promptly notify the Agent upon becoming aware of the occurrence or existence of any event or circumstance which, but for this Clause 28.21, would constitute an Event of Default and the steps, if any, being taken to remedy it.

(c)	An equivalent clean-up period will apply mutatis mutandis in relation to each Approved Acquisition, as if references to the “Target” in paragraph (a) above were instead references to the target of that Approved Acquisition and references to the “Clean-Up Period” were references to the period commencing on the date of making the Approved Acquisition and ending 120 days after that date, and provided further that any loans or Financial Indebtedness outstanding between members of the Group arising from such Approved Acquisition or owed by any person as a result of that Approved Acquisition shall be permitted without restriction for all purposes under the Finance Documents.

28.22	Excluded Matters

None of the steps, transactions, reorganisations or events set out in or contemplated by the Tax Structure Report or arising as a result of a Permitted Reorganisation pursuant to paragraph (c) of such definition or, in each case, the actions or intermediate steps necessary to implement any of those steps, actions or events shall constitute a breach of any representation and warranty or undertaking in the Finance Documents or result in the occurrence of a Default or an Event of Default and shall be expressly permitted under the terms of the Finance Documents.

29	Changes to the Lenders

29.1	Successors

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender and each such successor, transferee, assignee and any New Lender undertakes to carry out any actions required including the actions contemplated in this Clause 29 or the other provisions of this Agreement.

29.2	Assignments and Transfers by Lenders

Subject to this Clause 29 and to Clause 30 (Restriction on Debt Purchase Transactions), any Lender (an “Existing Lender”) may:

(a)	assign any of its rights;

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	enter into a Voting Sub-Participation, a Non-Voting Sub-Participation or a Conversion of a Non-Voting Sub-Participation,

under any Finance Document to a bank or financial institution or to any fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets or as otherwise agreed by the Company (a “New Lender”).

29.3	Conditions of assignment or transfer

(a)	An assignment or transfer of part of a Lender’s Commitments shall be in a minimum amount of £1,000,000 of, if less, the full amount of such Lender’s Commitments provided that:

(i)	if an Existing Lender is a fund, it may transfer its Commitments and/or assign its rights to (and its corresponding obligations may be released and equivalent obligations acceded to by) another fund that is either an Existing Lender or a related fund of a fund that is an Existing Lender in any amount; and

(ii)	in the case of concurrent assignments, release and accessions by an Existing Lender to two or more related funds, the Commitments of these related funds shall, at the option of the relevant Lender(s), be aggregated.

(b)	Prior to the Closing Date, any transfer, assignment, novation, Voting Sub-Participation, Non-Voting Sub-Participation, Conversion of Non-Voting Sub-Participation or any other Debt Purchase Transaction in respect of any rights, benefits and/or obligations under or by reference to the Finance Documents by a Lender or, as applicable, an Incremental Facility Lender, or any other arrangement having or which is intended to have a similar effect to any of the foregoing (each a "Transfer Arrangement") shall, if made by a Lender require the prior written consent of the Company (in its absolute discretion) unless, in each case, such Transfer Arrangement:

(i)	is a Non-Voting Sub-Participation; or

(ii)	is being made:

(A)	to the Arrangers or any of their respective Affiliates; or

(B)	in connection with primary syndication of the Facilities,

in which case no prior written consent of the Company shall be required.

(c)	Any Transfer Arrangement (other than a Non-Voting Sub-Participation) to which paragraph (b) above does not apply shall require the prior written consent of the Company (not to be unreasonably withheld or delayed) unless such Transfer Arrangement is:

(i)	to another Lender or an Affiliate of a Lender or, in the case of a Lender which is a fund, a Related Fund of such Lender;

(ii)	to an entity included on the Approved List; or

(iii)	made at a time when an Event of Default under Clauses 28.1 (Payment Default), 28.2 (Financial covenants) or 28.8 (Insolvency) has occurred and is continuing,

provided that:

(A)	no Transfer Arrangement shall be made to a Defaulting Lender or, unless an Event of Default under Clauses 28.1 (Payment Default), 28.2 (Financial covenants) or 28.8 (Insolvency) has occurred and is continuing, an Industry Competitor or a Loan-to-Own Investor, in each case unless the prior written consent of the Company (in its sole discretion) is obtained;

(B)	the Existing Lender shall inform the Company prior to any Transfer Arrangement in respect of a Revolving Facility;

(C)	if such Transfer Arrangement is in respect of a Revolving Facility Utilisation or any Revolving Facility Commitments the New Lender must be a deposit taking financial institution authorised by a financial services regulator and have a long term credit rating of BBB- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd. or Baa3 or higher by Moody’s Investors Service Limited;

(D)	all Lenders must meet all regulatory requirements for lending to the Borrowers; and

(E)	if the Company fails to respond to a request for consent to a Transfer Arrangement within ten Business Days of having received such request from the Agent, such consent shall be deemed as granted.

(d)	Additional names may be added to the Approved List:

(i)	at the request of a Lender, following delivery of a written notice of consent by the Company to the Agent (such consent not to be unreasonably withheld or delayed, provided that it shall be considered reasonable for this purpose to withhold consent in relation to the addition of any name which, in the opinion of the Company (acting reasonably), is a Loan-to-Own Investor or a person that is an Industry Competitor; or

(ii)	in the Company’s sole discretion (without any obligation to provide any explanation or the provision of further details or reasons) by written notice to the Agent; and

(e)	Existing names on the Approved List shall be removed immediately upon request by the Company to the extent they relate to a person that has changed its commercial strategy to become a Loan-to-Own Investor or a person that is an Industry Competitor.

(f)	Any Transfer Arrangement referred to in paragraph (c) above, and the identity of the proposed New Lender (or, as the case may be, sub-participant or sub-contractor) shall be notified to the Company by the Agent on a monthly basis or at any other time on reasonable request by the Company.

(g)	An assignment or transfer under Clause 29 (Changes to the Lenders) will only be effective upon:

(i)	receipt by the Agent (in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties and the other Secured Parties as it would have been under had it been an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	performance by the Agent of all “know your customer” or other similar checks under all applicable laws and regulations relating to any person that the Agent is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(h)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement if the procedure set out in Clause 29.7 (Procedure for transfers) is complied with.

(i)	Any assignment or transfer under a Revolving Facility must result in an assignment or transfer of a rateable amount of a Lender’s participation in Utilisations and Available Commitments thereunder.

(j)	The consent of the Issuing Bank is required for an assignment or transfer of any Lender’s rights or obligations under the Revolving Facility in respect of which it is the Issuing Bank.

(k)	Without prejudice to this Clause 29.3 (Conditions of assignment or transfer), each Obligor hereby expressly consents to each assignment, transfer and/or novation of rights or obligations completed in compliance with Clause 29 (Changes to the Lenders). Each Obligor also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

(l)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or enters into or effects a Transfer Arrangement in respect of such rights or obligations or changes its Facility Office or lending office or branch; and

(ii)	as a result of circumstances existing at the date the Transfer Arrangement or other change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office, lending office or branch under Clause 18 (Taxes) or Clause 19 (Increased Costs), then the New Lender or Lender acting through its new Facility Office, lending office or branch is not entitled to receive a payment under those Clauses to the extent such payment would be greater than the payment that would have been made to the Existing Lender or Lender acting through its previous Facility Office, lending office or branch had the Transfer Arrangement or other change not occurred.

(m)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(n)	If any Transfer Arrangement occurs in breach of the provisions of this Clause 29, that Transfer Arrangement shall not be effective and shall be void.

(o)	If an Original Lender transfers any portion of its Commitment to a New Lender prior to the Closing Date (the “Pre-Closing Transferred Commitments”) and the New Lender defaults (the “Defaulting Transferee”) in its obligation to provide its pro rata share of a Loan under the Facilities to be made during the Certain Funds Period, then the Original Lender which has made the transfer agrees to provide the amount that the Defaulting Transferee was obliged to provide up to the amount of the Pre-Closing Transferred Commitments and such Original Lender shall automatically re-acquire a transfer in full of the Pre-Closing Transferred Commitments of such Defaulting Transferee. If an Original Lender is required to provide an amount which a Defaulting Transferee has failed to provide pursuant to this paragraph (a “Funding Original Lender” and “Default Amount” respectively) then (A) each other Original Lender shall promptly pay to the Funding Original Lender an amount equal to its pro rata share of the Default Amount (determined by reference to the Original Lenders’ respective original aggregate Commitments) and (B) the Original Lenders shall effect transfers of Commitments as between themselves to ensure that each Original Lender holds a portion of the Pre-Closing Transferred Commitments which is equal to its pro rata share of the Default Amount (determined as set out above). For the avoidance of doubt, no provision of this paragraph shall require an Original Lender to fund more than its original Commitment as at the date of this Agreement.

29.4	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

29.5	Assignment or transfer fee

Unless the Agent agrees otherwise and excluding an assignment or transfer by an Existing Lender (i) to an Affiliate of that Existing Lender, or (ii) to a Related Fund of that Existing Lender or (iii) made in connection with primary syndication of the Facilities, the New Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 29, pay to the Agent (for its own account) a fee of GBP 2,500.

29.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor or any other member of the Group;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.7	Procedure for transfers

(a)	Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer), a transfer by novation is effected in accordance with paragraph (e) below of this Clause 29.7 when the Agent executes an otherwise duly completed Transfer Certificate executed and delivered to it by the Existing Lender and the New Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt of a duly completed Transfer Certificate which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

(c)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Each party to this Agreement (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	On the Transfer Date:

(i)	to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender and any Issuing Bank shall be released from any further obligations toward each other) under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (such rights and obligations being referred to in this Clause 29.7 as “discharged rights and obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as that Obligor or other member of the Group and that New Lender have assumed and/or acquired the same in place of that Obligor and such Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent, the Arranger and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents;

(iv)	such New Lender shall become a party hereto as a “Lender”; and

(v)	the benefit of each Transaction Security Document shall be maintained in favour of the New Lender.

29.8	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.3 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender and, for the avoidance of doubt, shall not be under any obligation to monitor whether any Existing Lender or New Lender is an Industry Competitor.

(b)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

29.9	Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation

(a)	In relation to any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation, subject to Clause 29.3 (Conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of a Lender to enter into a Non-Voting Sub-Participation so long as such Lender remains liable under this Agreement in relation to those obligations and provided further that such Lender shall be required to provide a representation to the Agent and to the Company on any response to a request for an amendment, waiver or other vote made by Lenders that it has acted independently with respect to such vote and has not sought or received direction from the sub-participant with respect thereto (a “Voting Confirmation”).

(b)	If a Lender does not give an affirmative Voting Confirmation as contemplated in subparagraph (a) above when responding to a request for an amendment, waiver or other vote, then it shall be deemed to have provided consent to or otherwise voted in favour of the amendment, waiver or other vote so requested.

(c)	Notwithstanding anything to the contrary in this Agreement, prior to entering into any Sub-Participation, the relevant Lender shall:

(i)	give the Company at least 10 Business Days advance notice thereof; and

(ii)	provide the Company with any relevant documentation (which shall be on terms satisfactory to the Company (acting reasonably)).

(d)	If any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation is carried out in breach of this Clause 29.9, such Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation shall be void and deemed to have not occurred.

29.10	The Register

(a)	The Agent, acting for this purpose as a non-fiduciary agent of the Obligors, shall maintain at its address referred to in Clause 38.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 29.7 (Procedure for transfers) and each Assignment Agreement referred to in Clause 29.8 (Procedure for assignment) each Increase Confirmation and each Incremental Facility Increase Notice delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount (and interest) owing to, each Lender from time to time (the “Register”) under such Facility, which may be kept in electronic form.

Without limitation of any other provision of this Clause 29 (Changes to the Lenders), no transfer of an interest in a Loan or Commitment hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Agents and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement notwithstanding any notice to the contrary. The Agent shall provide the Company with a copy of the Register within 5 Business Days of request.

(b)	Each party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 29.10 (The Register) without any further consent of, or consultation with, such Party.

(c)	The Agent shall, upon request by an Existing Lender (as defined in Clause 29.2 (Assignments and Transfers by Lenders) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

29.11	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation or Incremental Facility Increase Notice to Company

The Agent shall provide, upon the request of the Company, in relation to any specified Transfer Certificate, Assignment Agreement, Incremental Facility Increase Notice or Increase Confirmation, a copy of such document to the Company within 5 Business Days of receipt of such request.

29.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.13	Accession of Incremental Facility Lender

Any person which provides Incremental Facility Commitments or an Incremental Facility Loan shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time, become a Party to this Agreement as a Lender by executing an Accession Agreement.

29.14	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.7 (Procedure for transfers) or any assignment pursuant to Clause 29.8 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.13, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.13 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

29.15	Sub-Participant Register

Each Lender that sells a sub-participation in a Loan or other obligation of an Obligor under a Finance Document shall, acting solely for this purpose as a non-fiduciary agent of the Obligor, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest) of each sub-participant’s interest in such Loans or other obligations (the “Participant Register”); provided that no such Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or other obligations under any Finance Document) to any person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form within the meaning of Section 5f.103-1(c) of the US Treasury Regulations and Section 1.163-5(b) of the US Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such sub-participation for all purposes of this Agreement notwithstanding any notice to the contrary.

30	Restriction on Debt Purchase Transactions

(a)	No member of the Group shall (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30 or (ii) be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	A member of the Group (a “Purchaser”) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below; and

(iii)	in the case of a purchase by a member of the Group:

(A)	such purchase is made at a time when no Event of Default is continuing; and

(B)	the consideration for such purchase is funded from Acceptable Funding Sources.

(c)	Any Debt Purchase Transaction entered into by a Purchaser shall be entered into initially pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(i)	Prior to 11.00 a.m. on a given Business Day (the “Solicitation day”), the relevant Purchaser or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facilities to invite them to offer to sell to the relevant Purchaser, an amount of their participation in one or more Term Facilities. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation day. In any event by 11.00 a.m. on the fourth Business Day following such Solicitation day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of the Term Facilities to which they relate. The Agent shall disclose such information to any Lender that requests such disclosure.

(ii)	If it chooses to accept any offers made pursuant to a Solicitation Process the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(iii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts.

(d)	Following the completion of a Solicitation Process, a Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to a bilateral process (a “Bilateral Process”) which is carried out as follows

(A)	a Purchaser may by itself or through the same or another Purchase Agent, at any time during the period commencing on the expiry of the relevant Solicitation Process and ending 30 days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit, provided that the purchase rate on such market purchases and bilateral arrangements during that 30-day period may not exceed the lowest purchase rate tendered by the Lenders during the Solicitation Process which was not accepted by that Purchaser;

(B)	any purchase of participations in the Term Facilities pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second Business Day after the expiry of the Bilateral Process period referred to in (A) above; and

(C)	a Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Term Facilities to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or Bilateral Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 30, notwithstanding any other term of this Agreement or the other Finance Documents (in the case of a Lender which is a member of the Group for so long as it remains a member of the Group):

(i)	on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall, unless there would be a material adverse tax impact on the Group as a result of such cancellation, be fully extinguished;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facilities;

(iii)	the Obligor or Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.2 (Assignments and Transfers by Lenders) to be a New Lender (as defined in such Clause);

(iv)	no member of the Group shall be deemed to be in breach of any provision of Clauses 27.21 (Acquisitions and Investments), 27.26 (Holding Company), 27.14 (Indebtedness) or 27.16 (Loans) solely by reason of such Debt Purchase Transaction;

(v)	Clause 34 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vi)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement; and

(vii)	unless all amounts owing to the other Lenders under this Agreement will be paid in full at the same time as such prepayment, neither the Company or an Obligor or Purchaser will be entitled to receive any prepayment pursuant to this Agreement and the amount of any such prepayment which would have been so received by it shall be applied pro rata to prepay all other Lenders in the relevant Facility;

(viii)	any enforcement proceeds or other amount received by the Company, an Unrestricted Subsidiary or a member of the Group as a result of a Debt Purchase Transaction (in the case of such other amount, in circumstances where the Company or the Obligors have failed to pay to the Lenders all amounts otherwise due and payable (the amount not so paid being a “shortfall”)) shall be held on trust for distribution to the other Finance Parties and such Purchaser shall promptly (and in any event within ten (10) Business Days) pay an amount equal to such enforcement proceeds or such shortfall, as the case may be, to the Security Agent for application in accordance with clause 13 (Application of proceeds) of the Intercreditor Agreement;

(ix)	any amount that is due to the Company or an Obligor or Purchaser that enters into a Debt Purchase Transaction and which is received by the Agent pursuant to Clause 35.6 (Partial payments) shall be applied as if such payment were due under paragraph (a)(iv) of Clause 35.6 (Partial payments);

(x)	neither the Company, an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction shall be permitted at any time to sell, transfer or otherwise dispose of the subject matter of such Debt Purchase Transaction; and

(xi)	neither the Company, an Unrestricted Subsidiary nor a member of the Group which completes a Debt Purchase Transaction or Purchaser shall be entitled to exercise any rights or be entitled to any payment pursuant to Clause 18 (Taxes) and Clause 19 (Increased Costs).

(g)	Each Obligor or other Purchaser that becomes a Lender pursuant to this Clause 30 agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same;

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders; and

(iii)	in ascertaining the Majority Lenders or Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to give an instruction or approve any request for a consent, waiver, amendment, or other vote under the Finance Documents such Commitment owned by such Purchaser shall be deemed to be zero; and

(iv)	subject to paragraph (iii) above, for the purposes of Clause 42.2 (Exceptions), such Purchaser shall be deemed not to be a Lender,

provided that, in each case, such consent, waiver, amendment or other vote:

(A)	does not result or is not intended to result in any Commitment of that Obligor or Purchaser under a particular Facility being treated in any manner which is inconsistent with the treatment proposed to be applied to any other Commitment under such Facility; or

(B)	is not detrimental (in comparison to the other Finance Parties) to the rights and/or interests of that Obligor or Purchaser solely in its capacity as a Finance Party and each Obligor or Purchaser (as applicable) upon becoming a Party expressly agrees and acknowledges that the operation of this paragraph shall not of itself be so detrimental to it in comparison to the other Finance Parties or otherwise.

(h)	Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

(i)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group, such notification to be substantially in the form set out in Part 2 of Schedule 13 (Forms of Notifiable Debt Purchase Transaction Notice).

31	Changes to the Obligors

31.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than pursuant to a Permitted Reorganisation.

31.2	Additional Borrowers

(a)	Subject to compliance with Clause 25.11 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become a Borrower under a Facility if:

(i)	in the case of Facility B1, it is approved by all the Lenders under Facility B1;

(ii)	in the case of Facility B2, it is approved by all the Lenders under Facility B2;

(iii)	in the case of a Revolving Facility, it is incorporated in:

(A)	England and Wales or the US;

(B)	the same jurisdiction as an existing Revolving Facility Borrower; or

(C)	any other jurisdiction that is approved by all Lenders under the relevant Revolving Facility;

(iv)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(v)	the Subsidiary is (or becomes) a Guarantor prior to or contemporaneously with becoming a Borrower; and

(vi)	the Agent has received all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory) to it (acting reasonably) all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower.

(c)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (a) above in respect of an Additional Borrower, such Additional Borrower, the Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Additional Borrower been an original Party to this Agreement and the Intercreditor Agreement as a Debtor (as defined in the Intercreditor Agreement) and such Additional Borrower shall become a Party to this Agreement and thereto as a Borrower and as a Guarantor.

31.3	Additional Guarantors

(a)	Subject to compliance with Clause 25.11 (“Know your customer” checks), the Company may request that any of its Subsidiaries becomes a Guarantor. That Subsidiary shall become a Guarantor if:

(i)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably) all of the documents and other evidence set out in Part 2 of Schedule 2 (Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor.

(c)	Upon the Agent’s confirmation to the Company that it has received all documents referred to in paragraph (a) above in respect of an Additional Guarantor, such Additional Guarantor, the other Obligors and the Finance Parties shall each assume such obligations towards one another and/or acquire such rights against each other party as they would have assumed or acquired had such Subsidiary been an original Party to this Agreement and the Intercreditor Agreement as a Guarantor and such Subsidiary shall become a Party to this Agreement and thereto as a Guarantor.

31.4	Resignation of an Obligor

(a)	In this Clause 31.4, “Third Party Disposal” means the direct or indirect disposal of an Obligor to a person which is not a member of the Group and which is permitted by the terms of this Agreement (and the Company has confirmed in writing this is the case) or made with the approval of the Majority Lenders.

(b)	The Company may request that an Obligor (other than the Company) ceases to be a Borrower and/or a Guarantor by delivering a Resignation Letter to the Agent if:

(i)	that Obligor is the subject of a Third Party Disposal, or that Obligor is only a Borrower (and not a Guarantor), or that Obligor or any member of the Group which is its Holding Company is the subject of a Permitted Disposal or a Permitted Reorganisation pursuant to which that Obligor or its Holding Company will cease to be a member of the Group; or that Obligor is the subject of a Permitted Disposal or a Permitted Reorganisation pursuant to which it is to be liquidated, wound up, dissolved or merged (or pursuant to which it will otherwise cease to exist) or pursuant to which it is demerged following which it ceases to be a member of the Group or such Obligor has been designated as an Unrestricted Subsidiary; or

(ii)	the Company confirms to the Agent that the Guarantor Coverage Level based on the most recent Annual Financial Statements (calculated on a pro forma basis taking into account such resignations and any members of the Group which have or will become Additional Guarantors on or prior to the date on which the resignation will become effective, and any resignation of any Obligor which has or will become effective on or prior to the date on which such resignation will become effective) will continue to be satisfied after such resignation; or

(iii)	the Majority Lenders have consented to the resignation of that Guarantor.

(c)	Subject to paragraph (a) of clause 18.19 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept such Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Event of Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	in the case of a Borrower, no amounts utilised by it as a Borrower remain outstanding under this Agreement (or will be outstanding at the time of resignation) and it is under no actual or contingent obligations as a Borrower under the Finance Documents, and in the case of a Guarantor no payment is due and payable from that Guarantor under Clause 23.1 (Guarantee and indemnity); and

(iii)	in the case of a Borrower which is also a Guarantor (unless it is simultaneously resigning as a Guarantor in accordance with this Clause 31.4, its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations and Perfection Requirements).

(d)	Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower or a Guarantor, that entity shall cease to be a Borrower or a Guarantor (as applicable) and shall have no further rights or obligations under the Finance Documents as a Borrower or a Guarantor (as applicable).

(e)	Notwithstanding anything else in this Clause 31 to the contrary, where the Borrower or Guarantor is the subject of a Third Party Disposal or other transaction contemplated by paragraph (b) above, the resignation as a Borrower and/or Guarantor shall not take effect (and the Obligor will continue to have rights, obligations and liabilities under the Finance Documents as a Borrower and/or Guarantor) until the date on which the Third Party Disposal or other transactions contemplated by paragraph (b) above, takes effect.

31.5	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.6	Release of Security

(a)	If an Obligor:

(i)	ceases to be a Guarantor,

(ii)	is subject to any transaction permitted under the terms of this Agreement pursuant to which Transaction Security is required to be released over an asset; or

(iii)	disposes of any asset (or any member of the Group disposes of shares in an Obligor or any Holding Company of an Obligor) in a manner not prohibited by the terms of this Agreement (including pursuant to a Permitted Disposal, Permitted Reorganisation, a Structural Adjustment, the implementation of other actions permitted under the Finance Documents or any release contemplated under Clause 42.3 (Transaction Security and Guarantees) whether or not requiring a consent thereunder), and such asset (or shares) is subject to Transaction Security, the Security Agent and/or the relevant Secured Party(ies) (as applicable) shall, at the cost and request of the Company, release Transaction Security over that asset (or shares) and, in the case of any such disposal of shares in an Obligor or a Holding Company of an Obligor to a person who is not a member of the Group, over the respective assets of such Obligor and its Subsidiaries (and the shares in any such Obligor and/or Subsidiary), issue any certificate of non-crystallisation of any floating charge and carry out any other action (including notification and filings for cancelling any registration) that may reasonably be required or considered necessary or desirable in connection with that disposal and that release, provided that, in the case of any Permitted Reorganisation, the requirements of the definition of Permitted Reorganisation are complied with.

(b)	Subject to the Intercreditor Agreement, in relation to any Transaction Security over a bank account of an Obligor, the Security Agent is hereby authorised by the Secured Parties to release any Security granted in favour of the Security Agent and held over any bank account of an Obligor (a “Pledged Account”) provided that prior to such release the relevant Obligor has transferred the balance standing to the credit of such Pledged Account to another bank account held by it (a “Recipient Account”) and the Security Agent is satisfied (acting reasonably) that the relevant Obligor has valid and effective Transaction Security over such Recipient Account consistent with the Agreed Security Principles or there is no credit balance on such Pledged Account

(e)	The Security Agent is permitted, authorised and (if requested by the Company) shall enter into amendment agreements in relation to the relevant Transaction Security Documents to facilitate (if permitted by law) the release of Transaction Security over assets which are disposed of in connection with a Permitted Factoring, provided that only assets then being disposed of are so released.

32	Role of the Agent, the Arrangers, the Issuing Bank and Others

32.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each other Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by any person in connection with the Transaction Documents or the transactions contemplated in the Transaction Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 29.10 (The Register) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender), paragraph (a) shall not apply to any Transfer Certificate, Assignment Agreement or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arrangers or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall provide to the Company, within five Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(h)	Upon the Agent becoming an Impaired Agent the Company shall provide a copy of the list of all the Lenders to each Finance Party.

(i)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, any Arranger, any Bookrunner and/or and Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent, the Arrangers, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.5	Business with the Group

The Agent, the Security Agent, the Arrangers, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.6	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked;

(iii)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Payment Default));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a member of the Group.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors, tax advisors or other professional service advisors or experts provided that it acts reasonably in agreeing fees with such advisors.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party or its advisers engaged in accordance with paragraph (c) above any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(i) of Clause 16.2 (Market disruption).

(j)	Without prejudice to the generality of paragraph (c) above, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(k)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(l)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security or prefunding for, such risk or liability is not reasonably assured to it.

32.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders or those Lenders indicated by any such contrary indication.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(d)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

32.8	Responsibility for documentation

None of the Agent, the Arrangers, the Issuing Bank or any Ancillary Lender:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Issuing Bank, an Ancillary Lender, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 35.11 (Disruption to Payment Systems etc.)), none of the Agent, the Issuing Bank, or any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken or not taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11	Lenders’ indemnity to the Agent

(a)	Subject to paragraph (b) below, each Lender shall (in proportion to its Available Commitments, Available Ancillary Commitment and participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to the Available Facilities and all the Utilisations and utilisations of the Ancillary Facilities then outstanding) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	If the Available Facilities are then zero, each Lender’s indemnity under paragraph (a) above shall be in proportion to its Available Commitments to the Available Facilities immediately prior to their reduction to zero, unless there are then any Utilisations and utilisations of the Ancillary Facilities outstanding, in which case it shall be in proportion to its participations in the Utilisations and utilisations of the Ancillary Facilities then outstanding to all the Utilisations and utilisations of the Ancillary Facilities then outstanding.

32.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 18.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 18.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The Company may, provided it gives not less than 30 days prior notice, at any time while the Agent is an Impaired Agent replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(c)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders (or as applicable the Company) to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person:

(i)	any confidential information; or

(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

32.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 38.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 38.2 (Addresses) and paragraph (a)(iii) of Clause 38.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Agent, the Arrangers, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

32.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.19	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation supplied to the Agent by a Reference Bank, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation supplied to the Agent by a Reference Bank and any officer, employee or agent of each Reference Bank may rely on this Clause 32.19 subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

32.20	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any Report or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of that Report, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34	Sharing among the Finance Parties

34.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)	Clause 34.1(a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.6	Ancillary Lenders

(a)	This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.20 (Acceleration).

(b)	Following service of notice under Clause 28.20 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

35	Payment Mechanics

35.1	Payments to the Agent

(a)	On each date on which the Lender is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, the Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	On each date on which an Obligor is required to make a payment under a Finance Document excluding a payment under the terms of an Ancillary Document, that Obligor shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date in such funds and at the time specified by the Agent, being the latest time by which payments to the Agent may be settled on the due date in the relevant currency in the place of payment.

(c)	Notwithstanding anything in sub-paragraph (b) above, the Agent shall confirm, promptly upon receipt (and in any event upon the same Business Day as receipt), the receipt of any funds made available to it on the due date by any Obligor, in respect of any repayment, prepayment, payment of interest or any other payment (such confirmation being a “Pay-off Confirmation”) provided that a request for such Pay-off Confirmation is made to the Agent at least two Business Days prior to such due date for settlement.

(d)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 37 (Set-Off)) apply any amount received by it for r that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

35.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 35.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 35.2 (Distributions by the Agent).

35.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Issuing Bank and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

35.7	Set-off by the Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 42 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36	Contractual recognition of Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

37	Set-Off

(a)	A Finance Party may, at any time while an Event of Default is continuing and the Majority Lenders so direct, or if notice has been delivered by the Agent pursuant to paragraphs (a) or (b) of Clause 28.20 (Acceleration), set-off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

38	Notices

38.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

38.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Agent on or prior to the date on which it becomes a Party, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

38.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 38.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 38.3 will be deemed to have been made or delivered to each of the Obligors.

38.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 38.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

38.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

38.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

38.7	Use of websites

(a)	The Company may satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(i)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(iii)	the Designated Website cannot be accessed due to technical failure;

(iv)	the password specifications for the Designated Website change;

(v)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(vi)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(i)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall at its own cost comply with any such request within ten Business Days.

38.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

39	Calculations and Certificates

39.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

39.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

39.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

40	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

41	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

42	Amendments and Waivers

42.1	Required consents

(a)	This Clause 42 is subject to the terms of the Intercreditor Agreement.

(b)	Subject to Clause 42.2 (Exceptions) any term of the Finance Documents (other than the Fee Letters which may be amended or waived in accordance with its terms) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(c)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 42.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 42 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Obligors.

42.2	Exceptions

(a)	In this Clause 42, “Structural Adjustment” means:

(i)	an amendment or waiver or variation of the terms of some or all of the Finance Documents that results in or is intended to result in:

(A)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu or junior to the Facilities, or a re-tranching of any or all of the Facilities;

(B)	any increase in, or addition or a grant of, any Commitment or participation of any Finance Party or the Total Commitments (other than in accordance with Clause 2.2 (Increase);

(C)	any extension of the Availability Period in respect of any Commitment of any Lender;

(D)	a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in any amount of any payment of principal, interest, fees or commission or other amount owed or payable to a Lender under the Finance Documents;

(E)	any amendment or extension to or deferral of any Termination Date or to the date of payment of any amount to a Lender under the Finance Documents; or

(F)	a redenomination of a Commitment or a participation of any Finance Party into another currency (other than in accordance with the terms of this Agreement) or any change in the currency of any payment of any amount payable under the Finance Documents;

in each case, other than in respect of an Incremental Facility established pursuant to Clause 2.3 (Incremental Facility); or

(ii)	any change (including changes to, the taking of or the release coupled with the retaking of Security and/or guarantees and changes to and/or additional intercreditor arrangements), consequential or incidental to or required to implement or effect or reflect any of the amendments or waivers or variations set out in paragraph (i) above.

(b)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Change of Control”, “Majority Lenders” and “Super Majority Lenders” in Clause 1.1 (Definitions) and “Structural Adjustment” in Clause 42.2 (Exceptions);

(ii)	the introduction of an additional loan, tranche, commitment or facility into the Finance Documents ranking senior to the Facilities;

(iii)	an extension to the Availability Period or the date of payment of any amount under the Finance Documents (other than any date of payment with respect to any mandatory prepayments, unless arising pursuant to Clause 12.1 (Exit and Sale));

(iv)	a reduction in the Margin (other than in accordance with the definition of Margin) or a reduction in the amount of any payment of principal, interest, fees or commission or other amounts payable;

(v)	a change in the currency of payment of any amount under the Finance Documents;

(vi)	any increase in the Total Commitments not otherwise permitted under the Finance Documents;

(vii)	any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	the order of priority, application of enforcement proceeds, or the subordination or related turnover provisions set out in the Intercreditor Agreement to the extent such amendment or waiver (or any consent or release agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) (provided that any Structural Adjustment or the introduction of an Incremental Facility, the incurrence of any New Senior Secured Debt or New Senior Subordinated Debt or the entry into any Incremental Refinancing Debt, Senior Refinancing Debt or Subordinated Refinancing Debt (to the extent otherwise permitted by this Agreement) shall not be deemed to adversely affect the interests of the Lenders); or

(x)	Clause 2.4 (Finance Parties’ rights and obligations), 5.1 (Delivery of a Utilisation Request), 11.1 (Illegality), Clause 12.4 (Application of prepayments), this Clause 42 (Amendments and Waivers), Clause 45 (Governing Law) or 46.1 (Jurisdiction of English courts)

(xi)	a change to the Borrowers or Guarantors other than in accordance with the terms of the Finance Documents;

(c)	in each case other than any amendment, waiver, consent or release required to implement or reflect any Structural Adjustment, Incremental Facility, New Senior Secured Debt, New Senior Subordinated Debt and/or Incremental Refinancing Debt, Senior Refinancing Debt or Subordinated Refinancing Debt (to the extent otherwise permitted by this Agreement), shall not be made without the prior consent of all the Lenders. A Structural Adjustment shall be permitted and may be implemented for all purposes under the Finance Documents. A Structural Adjustment may be effected with only the consent of the Company and each Lender that is participating in that additional tranche or facility or increasing, extending or redenominating its commitments or, as applicable, extending or redenominating or reducing or increasing any amount due to it (as the case may be) (a "Participating Lender"), and shall not require the consent of any other Finance Party or Secured Party, except for a Structural Adjustment falling under paragraph (a)(i)(B) of that definition which is implemented for the purposes of increasing the Total Commitments in a manner not otherwise permitted by this Agreement or for a Structural Adjustment falling under paragraph (a)(i)(F) of that definition which is implemented for the purpose of bringing forward the original Termination Date of any Facility (save where contemplated pursuant to this Agreement, including pursuant to an offer to Lenders) and in such cases the Structural Adjustment shall also require the consent of the Majority Lenders (provided that the Commitments of each Participating Lender shall be included in ascertaining whether the consent of the Majority Lenders has been achieved) unless such Structural Adjustment shall take effect only from the date on which the Loans of those Lenders who do not consent to such Structural Adjustment are repaid (in which case only the consent of the Participating Lenders shall be required).

(d)	No consent from any Lenders shall be required in connection with an Incremental Facility Increase pursuant to an Incremental Facility Increase Notice (other than the consent of the relevant Incremental Facility Lender(s)).

(e)	The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and the Security Agent acting in accordance with the Intercreditor Agreement.

(f)	An amendment or waiver which adversely affects the specific rights or obligations of the Agent, the Arrangers, the Issuing Bank, the Security Agent or any Ancillary Lender (each in their capacity as such) may not be effected without the consent of the Agent, the Arrangers, the Issuing Bank, the Security Agent or that Ancillary Lender. For the avoidance of doubt, this Clause 42.2 shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under Clause 42.3 (Transaction Security and Guarantees) or another provision of the Finance Documents.

(g)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable) as if references in this paragraph (g) to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (g) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (e) above.

(h)	For the avoidance of doubt, any amendment to Clause 12.2 (Disposal and insurance and recovery proceeds) (including a waiver of a right of prepayment) may be approved with the consent of the Majority Lenders.

(i)	Any amendment or waiver to the definition of “Majority Lenders” participating in a particular Facility shall only require the consent of the Lenders participating in that particular Facility.

(j)	Any amendment or waiver which relates only to the provisions governing transfers by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(k)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document (including any mandatory prepayment right) with the consent of the Company.

(l)	Subject to the provisions of the Intercreditor Agreement, no amendment or waiver of a term of the Hedging Agreement shall require the consent of any Finance Party other than the relevant Hedge Counterparty.

(m)	Subject to compliance with Clause 9.3 (Terms of Ancillary Facilities), no amendment or waiver of a term of any Ancillary Document shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver would require an amendment or waiver of this Agreement (including, for the avoidance of doubt Clause 6 (Utilisation – Letters of Credit)), in such case the other provisions of this Clause shall apply.

(n)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of:

(i)	any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent;

(ii)	any Excluded Lender, on and from the Exclusion Date; and

(iii)	any other Non-Consenting Lender and its applicable participation, (without prejudice to paragraph (ii) above), on and from the date such Lender is replaced in accordance with the provisions of Clause 42.4 (Replacement of Lender) (on which date a consent or agreement to such request shall be treated and deemed as having been made by such Non-Consenting Lender and received by the Agent),

(unless otherwise agreed by the Company), such consent or agreement shall from such time (and to the extent subsequently approved by the requisite group of Lenders in accordance with the terms of this Agreement) be irrevocable and binding on such Finance Party, Excluded Lender and Non-Consenting Lender (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(o)	Any Finance Party (not being an Excluded Lender) or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Company and the Agent).

(p)	Notwithstanding anything to the contrary, any amendment, waiver, consent or release of a Finance Document made in accordance with Clause 2.2 (Increase), Clause 31.6 (Release of Security), Clause 42.3 (Transaction Security and Guarantees), Clause 42.4 (Replacement of Lender) and Clause 42.7 (Additional Debt Documentation) shall be binding on all Parties without further consent of any Party.

(q)	Any term of the Finance Documents (other than any Hedging Agreement or any Ancillary Documents) may be amended or waived by the Company and the Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is to cure defects or omissions, resolve ambiguities or inconsistencies or manifest error or reflect changes of a minor, technical or administrative nature or is otherwise only for the benefit of all or any of the Lenders; or (provided that such waiver or amendment does not adversely affect the interests of the other Lenders whose consent is not required for the applicable amendment) is consequential on, incidental to, or required to implement an amendment, waiver, consent or release set out above.

(r)	Any amendment, waiver, consent or release made or effected in accordance with any of paragraphs (a) to (q) above, or in accordance with any other term of any of the Finance Documents, shall be binding on all Parties. Each Secured Party irrevocably and unconditionally authorises and instructs the Agent (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Agent and Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 42.

(s)	Any Declared Default, a Default or an Event of Default applicable to all Lenders may be revoked or, as the case may be, waived with the consent of the Majority Lenders. Any notice, demand, declaration or other step or action taken under or pursuant to Clause 28.20 (Acceleration) may be revoked with the consent of the Majority Lenders.

42.3	Transaction Security and Guarantees

(a)	An amendment or waiver that:

(i)	has the effect of changes or which relates to:

(A)	any provision which expressly requires the consent of the Super Majority Lenders;

(B)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of any guarantee or indemnity granted pursuant to Clause 23 (Guarantees and Indemnity) or the Charged Property; or

(C)	the release of all or substantially all of the Transaction Security or the guarantees or indemnities granted under this Agreement,

shall require the consent of the Super Majority Lenders; and

(ii)	has the effect of charging or which relates to the manner in which the proceeds of enforcement of the Transaction Security are distributed shall not be made without the prior consent of all Lenders, in each case unless: (1) that release is to become effective on or following the prepayment and cancellation in full of the Facilities; (2) that release is otherwise contemplated under the Intercreditor Agreement or this Agreement (including Clause 2.2 (Increase), Clause 31.4 (Resignation of an Obligor), Clause 31.6 (Release of Security), Clause 42.3 (Transaction Security and Guarantees), Clause 42.2 (Exceptions) Clause 42.4 (Replacement of Lender) and Clause 42.7 (Additional Debt Documentation)) and/or made or permitted in accordance with another provision of the Finance Documents; (3) the relevant Obligors and/or assets are directly or indirectly the subject of a Disposal which is a Permitted Disposal, Permitted Reorganisation or Permitted Transaction (including solvent liquidation, mergers and consolidations), and, in each case, related Structural Adjustment or intercreditor position, in which case the Security Agent shall be authorised to release such guarantees or Transaction Security (provided that, where applicable, any such release shall be without prejudice to any obligation to provide replacement security) without the need for any approval or consent from any other Finance Party or Secured Party and shall so release such guarantees or Transaction Security upon request by the Company.

(b)	Notwithstanding any other term, condition or restriction in any other Finance Document, the Parties agree that, in connection with any Structural Adjustment, and implementation of any intercreditor position, each Obligor is and the Security Agent is authorised to enter into any new Transaction Security Document and/or amend or waive any terms of an existing Transaction Security Document and/or release any asset from Transaction Security subject to the following conditions:

(i)	any new Transaction Security which secures the Facilities (or following a Structural Adjustment, such new Transaction Security) shall be:

(A)	subject to the Agreed Security Principles and applicable law, granted in favour of the Security Agent for and on behalf of the relevant Lenders (as applicable) and the then existing Secured Parties;

(B)	(if applicable) on terms substantially the same (except that it shall also secure any Facilities arising as a result of or in connection with a Structural Adjustment) as the terms of the existing Transaction Security over equivalent asset(s); and

(C)	for the purposes of the Intercreditor Agreement, treated as securing amounts not in priority to the then existing Transaction Security;

(ii)	any amendment or waiver of a Transaction Security Document or release or release and re-grant of Transaction Security shall only be undertaken:

(A)	if required under the terms of any Facilities arising as a result of or in connection with a Structural Adjustment or to the extent necessary under applicable law to ensure that any Facilities arising as a result of or in connection with a Structural Adjustment ranks in right of payment and security with the Facilities in accordance with the intercreditor position or other position set out in the Incremental Facility Increase Notice; and

(B)	if any asset is to be released from Transaction Security, promptly upon giving effect to that release, subject to the Agreed Security Principles and applicable law, replacement Transaction Security is granted in favour of the Security Agent for and on behalf of the relevant Lenders and the existing Secured Parties on substantially the same terms of the Transaction Security released (except that it shall also secure any Facilities arising as a result of or in connection with a Structural Adjustment (together the “New Facilities”) provided that, in each case, a release coupled with the retaking of Transaction Security shall only be effected where it is not otherwise possible for that New Facility, to so share the benefit of the Transaction Security and there is no reasonable alternative structure having regard to the Agreed Security Principles and, further, having commercially substantially the same effect (such as, for example, the existing Transaction Security not being released and re-taken but instead subsequent ranking Transaction Security being granted in respect of that New Facility, and the Transaction Security in the Intercreditor Agreement and related provisions, such as the rights of the lenders providing any New Facility to share Recoveries (as that term is defined in the Intercreditor Agreement) pro rata and pari passu with the other Lenders, to the extent that such New Facility is intended to be pari passu, or junior to the other Lenders, to the extent that such New Facility is intended to be junior, subject to the relevant amendments being made to the Intercreditor Agreement pursuant to clause 15 (New Debt Financings) of the Intercreditor Agreement.

(c)	The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the relevant Obligor and/or, as applicable, the Security Agent acting in accordance with the Intercreditor Agreement.

(d)	Nothing shall restrict the Secured Parties benefiting from any existing Transaction Security Document from enforcing and/or releasing the existing Transaction Security Documents in accordance with, and to the extent permitted by, this Agreement and the Intercreditor Agreement and subject to the terms of such existing Transaction Security Document.

(e)	Each of the Secured Parties agrees not to take any action to challenge the validity or enforceability of any additional Transaction Security Documents by reason of it being expressed to be second ranking (or any other lower ranking).

(f)	Any decision to enforce any Transaction Security Document shall be taken in accordance with the provisions of the Intercreditor Agreement regardless of the ranking of the relevant Transaction Security.

(g)	No Secured Party benefiting from any existing Transaction Security Document shall incur any liability to the beneficiaries of the additional Transaction Security Documents for the manner of exercise or any non exercise of their rights, remedies, powers, authority or discretions under such already existing Transaction Security or for any waivers, consents or releases.

42.4	Replacement of Lender

(a)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of the Super Majority Lenders or all the Lenders (or all the Lenders under a Facility, as the case may be); and

(iii)	the Majority Lenders (or the Majority Lenders under the relevant Facility, as the case may be) have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment by the end of the period of 5 Business Days (or any other period of time notified by the Company, with the prior agreement of the Agent if the period for this provision to operate is less than 5 Business Days) of a request being made shall be deemed a “Non-Consenting Lender”.

(b)	If at any time:

(i)	any Finance Party becomes a Non-Consenting Lender;

(ii)	any Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay any amounts pursuant to Clause 18.2 (Tax Gross Up), Clause 18.3 (Tax Indemnity) or 19.1 (Increased costs) to any Finance Party;

(iii)	any Finance Party becomes or is a Defaulting Lender; or

(iv)	any Lender gives a notification under paragraph (ii) of the definition of “Market Disruption Event” in paragraph (b) of Clause 16.2 (Market disruption),

then the Company may, provided it gives at least 5 Business Days prior written (a “Replacement Notice”) notice to the Agent and such Finance Party (a “Replaced Lender”):

(A)	replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) on such dates as specified in the Replacement Notice all or part only of its rights and obligations under this Agreement to a Lender constituting a New Lender under Clause 29.2 (Assignments and Transfers by Lenders) (a “Replacement Lender”) selected by the Company which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Break Costs in respect of such transferred participation; and/or

(B)	prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice, provided that, where a prepayment is made to a Non-Consenting Lender, such prepayment is funded directly or indirectly from Acceptable Funding Sources (or such other source as approved by the Majority Lenders) all or any part of such Lender’s participation in the outstanding Utilisations or Ancillary Outstandings and all related accrued interest and/or Break Costs and costs and expenses then due and payable under the Finance Documents to that Replaced Lender in respect of such prepaid participation; and/or

(C)	cancel all or part of the undrawn Commitments or Ancillary Commitments or Fronted Ancillary Commitments or Fronting Ancillary Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(c)	Any notice delivered under paragraph (b) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 29.7 (Procedure for transfers) and/or an Assignment Agreement complying with Clause 29.8 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than five Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Company. Notwithstanding the requirements of Clause 29 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by this paragraph (c) within three Business Days of delivery by the Company, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the replacement amount to the Agent (for the account of the relevant Replaced Lender, and the Agent may (and is authorised by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (b) above which shall be effective for the purposes of Clause 29.7 (Procedure for transfers) and Clause 29.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (c) and, for the avoidance of doubt, the provisions of Clause 32.10 (Exclusion of liability) shall apply in relation thereto.

(d)	The replacement of a Lender pursuant to this Clause 42.4 shall be subject to the following conditions:

(i)	the Company may only exercise its replacement or prepayment rights (pursuant to paragraph (b)(i) above in respect of any Non-Consenting Lender), at any time prior to the date falling 45 days after the Non-Consenting Lender notifies the Company and the Agent of its refusal to give a consent to any requested release, waiver or amendment; or (in the case of sub-paragraph (b)(ii) or (iv) above) within 45 days of becoming aware of such circumstance; or (in the case of sub-paragraph (b)(iii) above) within 45 days of the delivery of the Replacement Notice;

(ii)	the Company shall have no right to replace the Agent or Security Agent in its capacity as such;

(iii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender; and

(iv)	in no event shall the Lender replaced under this Clause 42.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

42.5	Excluded Commitments

If:

(a)	a Lender does not accept or reject a request from a member of the Group (or the Agent on behalf of that member of the Group) for any consent or agreement in relation to a release, waiver or amendment of any provisions of the Finance Documents or other vote of Lenders under the terms of the Finance Documents within 10 Business Days, or if such Lender is a Defaulting Lender, 5 Business Days (or any other period of time specified by that member of the Group but if shorter than 5 or, as applicable, 10 Business Days, agreed by the Agent) of the date of such request being made (the last day of such period, “Exclusion Date”); or

(b)	any Non-Consenting Lender fails to assist with any step required to implement the Company’s right to prepay that Non-Consenting Lender or to replace that Non-Consenting Lender pursuant to Clause 42.4 (Replacement of Lender) within 3 Business Days of a request to do so by the Company, then, in each case:

(i)	that Lender (an “Excluded Lender”) shall be automatically excluded from participating in that vote, and its participations, Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Commitments or otherwise when ascertaining whether the approval of Majority Lenders, the Super Majority Lenders, all Lenders, or any other class of Lenders (as applicable) has been obtained with respect to that request for a consent or agreement; and

(ii)	for the purposes of paragraph (b) above only, its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement or any specified group of Lenders has been obtained to approve the request.

42.6	Disenfranchisement of Defaulting Lenders

(a)	In ascertaining the Majority Lenders, the Super Majority Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Total Commitments or Total Revolving Facility Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Commitments and participations will be deemed to be zero.

(b)	For the purposes of this Clause 42.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

42.7	Additional Debt Documentation

(a)	The Agent and/or the Security Agent, as the case may be, shall, on behalf of the Secured Parties (unless a Secured Party is required under applicable law to do so in its own name, in which case the relevant Secured Party shall) enter into any confirmation, amendment, replacement of or supplement to the Finance Documents (including without limitation, any amendment, waiver or release in respect of any Transaction Security Document or any grant of Transaction Security pursuant to a new Transaction Security Document provided that any such release is coupled with a substantially simultaneous re-granting on substantially the same terms or as otherwise contemplated or permitted by this Clause 42.7 or Clause 42.3 (Transaction Security and Guarantees) above) and/or take any other action (subject to the Agreed Security Principles) as is necessary or appropriate as determined by the Company and the Agent, each acting reasonably, in order to facilitate the establishment of any New Senior Secured Debt, New Senior Subordinated Debt or Structural Adjustment, entered into in compliance with this Agreement. The Agent and the Security Agent are irrevocably obligated, authorised and instructed by each other Secured Party (without the requirement for any further authorisation or consent from any other Secured Party) to enter into such documentation and take any such action and shall do so promptly on request and at the expense of the Company.

(b)	Each Obligor confirms:

(i)	the authority of the Company to agree, implement and establish any New Senior Secured Debt, New Senior Subordinated Debt or Structural Adjustment in accordance with this Agreement; and

(ii)	that its guarantee and indemnity set out in Clause 23 (Guarantees and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it will (to the extent provided pursuant to the terms of the relevant New Senior Secured Debt, relevant New Senior Subordinated Debt or Structural Adjustment) entitle the Lenders under any New Senior Secured Debt, New Senior Subordinated Debt or Structural Adjustment to benefit from such guarantee and indemnity and such Transaction Security (subject only to any applicable limitations on such guarantee and indemnity set out in Clause 23 (Guarantees and Indemnity) or any Accession Deed pursuant to which it became an Obligor) and extend to include all obligations arising under or in respect of any New Senior Secured Debt, New Senior Subordinated Debt or Structural Adjustment.

(c)	Notwithstanding the foregoing, nothing in this Clause 42.7 shall oblige the Security Agent, the Agent or any other Finance Party to execute any document if it would impose personal liabilities or obligations on, or adversely affect the rights, duties or immunities of the Security Agent, the Agent or such Finance Party (provided that the incurrence of such New Senior Secured Debt, New Senior Subordinated Debt or Structural Adjustment shall not be deemed to adversely affect the rights of any Finance Party) and nothing in this Clause 42.7 shall be construed as a commitment to advance or arrange any New Senior Secured Debt, New Senior Subordinated Debt or Structural Adjustment. The Agent and the Security Agent are authorised and instructed by the Finance Parties to execute any document or take any other action set out in this Clause 42.7 on behalf of the Finance Parties.

(d)	In respect of New Senior Secured Debt incurred and outstanding under this Agreement unless such New Senior Secured Debt (or the creditors in respect of such New Senior Secured Debt, or an agent, trustee or other representative in respect thereof) is already subject to or party to the Intercreditor Agreement, the Company shall procure that such New Senior Secured Debt shall be, or the relevant providers and debtors of such New Senior Secured Debt (or an agent, trustee or other representative in respect thereof) shall be (unless such person or an agent, trustee or other representative in respect thereof is already a party to the Intercreditor Agreement), subject to or accede to the Intercreditor Agreement in respect of the Intercreditor Class applicable to such New Senior Secured Debt.

(e)	In respect of New Senior Subordinated Debt incurred and outstanding under this Agreement unless such New Senior Subordinated Debt (or the creditors in respect of such New Senior Subordinated Debt, or an agent, trustee or other representative in respect thereof) is already subject to or party to the Intercreditor Agreement, the Company shall procure that such New Senior Subordinated Debt shall be, or the relevant providers and debtors of such New Senior Subordinated Debt (or an agent, trustee or other representative in respect thereof) shall be (unless such person or an agent, trustee or other representative in respect thereof is already a party to the Intercreditor Agreement), subject to or accede to the Intercreditor Agreement in respect of the Intercreditor Class applicable to such New Senior Subordinated Debt, unless:

(i)	such New Senior Subordinated Debt is unsecured; and

(ii)	is incurred (on an individual basis and disregarding any other New Senior Subordinated Debt falling within paragraph (i) above) in an outstanding principal amount equal to or less than £10,000,000 (or its equivalent in other currencies).

43	Confidentiality

43.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 43.2 (Disclosure of Confidential Information) and Clause 43.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

43.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 32.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.12 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i) or (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking that is capable of being relied upon by the Company without requiring its signature and that cannot be materially amended without the consent of the Company, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking that is capable of being relied upon by the Company without requiring its signature and that cannot be materially amended without the consent of the Company, or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company at least 3 Business Days prior to the provision of Confidential Information to the relevant person or the relevant amendment taking place;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company within 10 Business Days of request by the Company; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

(e)	The Company will consent to any reasonable request by Arrangers or the Bookrunners to publicise the Facilities after completion of the Acquisition.

43.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers and the Bookrunners;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

43.4	Entire agreement

This Clause 43 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

43.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

43.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 43.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 43.

43.7	Continuing obligations

The obligations in this Clause 43 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

44	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

45	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

46	Enforcement

46.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 46.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

46.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Gaming Acquisitions Limited (FAO: The Directors) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf all the Obligors) must promptly (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

Schedule 1
The Original Parties

Part 1
The Original Obligors

The Original Facility B Borrower

Name	Jurisdiction of incorporation	Registered number or equivalent

Gaming Acquisitions Limited	England and wales	07120910

The Original Revolving Facility Borrowers

Name	Jurisdiction of incorporation	Registered number or equivalent

Gaming Acquisitions Limited	England and wales	07120910

Inspired Gaming (UK) Limited	England and wales	03565640

The Original Guarantors

Name	Jurisdiction of incorporation	Registered number or equivalent

The Company	Delaware	47-1025534
DMWSL 633 Limited	England and wales	07176544

DMWSL 632 Limited	England and wales	07176582

DMWSL 631 Limited	England and wales	07176707

Inspired Gaming USA Inc.	Delaware	6071182

Gaming Acquisitions Limited	England and wales	07120910

Inspired Gaming Group Limited	England and wales	05804323

Inspired Gaming (Holdings) Limited	England and wales	05304991

Inspired Gaming (International) Limited	England and wales	03913734

Inspired Gaming (UK) Limited	England and wales	03565640

Inspired Gaming (Greece) Limited	England and wales	09219329

Part 2

The Original Lenders

Name of Original Lender	Facility B1 Commitment	Facility B2 Commitment	Initial Revolving Facility Commitment	Treaty passport scheme reference number and jurisdiction of tax residence (if applicable)	UK Non-Bank Lender [Yes/No]
Nomura international plc	£126,000,000	€81,000,000	£18,000,000	N/A	Yes
MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)	£14,000,000	€9,000,000	£2,000,000	N/A	Yes
Total	£140,000,000	€90,000,000	£20,000,000

Schedule 2
Conditions Precedent and Conditions Precedent required to be delivered by an Additional Obligor

Part 1
Conditions Precedent To First Utilisation

1.	The Original Obligors

(a)	In respect of each Original Obligor and each Dormant Subsidiary party to the Intercreditor Agreement, a copy of the constitutional documents (or equivalent).

(b)	A copy of a resolution of the board of directors or equivalent body of each Original Obligor and each Dormant Subsidiary party to the Intercreditor Agreement:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party; and

(iv)	other than in the case of the Company, authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in (b) above.

(d)	Other than with respect to the Company, if required under applicable law or practice or by its constitutional documents, a copy of a resolution signed by all the holders of all the issued shares of each Original Obligor and each Dormant Subsidiary party to the Intercreditor Agreement, approving the terms of, and the transactions contemplated by, the Transaction Documents to which each Original Obligor or, as applicable, relevant Dormant Subsidiary is a party and resolving that it execute the Transaction Documents to which it is a party.

(e)	Other than with respect to the Company, if required under applicable law or practice or by its constitutional documents, a copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor and each Dormant Subsidiary party to the Intercreditor Agreement, approving the terms of the resolutions referred to in paragraph (d) above.

(f)	A certificate of each Original Obligor (signed by a director, a manager or an authorised signatory, as the case may be) confirming that subject to the guarantee limitations as set out in this Agreement borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(g)	Certificates of each Original Obligor and each Dormant Subsidiary party to the Intercreditor Agreement (signed by a director, a manager or an authorised signatory, as the case may be) dated as at the Closing Date and certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date.

(h)	Evidence in the form of bank account statements dated no earlier than the date falling 5 Business Days prior to the Closing Date that the Obligors have cash on balance sheet as required in the sources & uses set out in the Funds Flow Statement.

(i)	Evidence satisfactory to the Agent that each Lender has carried out and is satisfied with the results of all “know your client”, anti-money laundering and other similar checks required by each Lender in relation to each Original Obligor and, in each case, notified by each Lender to the Company at least 5 Business Days prior to the date of this Agreement.

(j)	In respect of each member of the Group incorporated in England & Wales whose shares are the subject of a Transaction Security Document governed by the laws of England & Wales (a “Charged Company”), either:

(i)	a certificate of an authorised signatory of the Company certifying that (A) each member of the Group has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from the Charged Company; and (B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares, together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of the Charged Company, which, in the case of a Charged Company that is a subsidiary of the Company, is certified by an authorised signatory of the Company to be correct, complete and not amended or superseded as at a date no earlier that the date of this Agreement; or

(ii)	a certificate of an authorised signatory of the Company certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

2.	Finance Documents

A copy of each of the following documents in the agreed form, each duly executed and delivered by each of the Obligors, in each case to the extent party thereto:

(a)	this Agreement;

(b)	the Fee Letters and Syndication Strategy Letter;

(c)	the Intercreditor Agreement;

(d)	the Hedging Letter; and

(e)	a Utilisation Request in relation to any Utilisation to be made on the Closing Date.

3.	Transaction Security Documents

(a)	A copy of each of the following Transaction Security Documents in the agreed form, each duly executed and delivered by each Obligor, in each case to the extent party thereto:

Name of Obligor/Security provider	Transaction Security Document	Governing law of documents
The Company
DMWSL 633 Limited
DMWSL 632 Limited
DMWSL 631 Limited
Gaming Acquisitions Limited
Inspired Gaming Group Limited
Inspired Gaming (Holdings) Limited
Inspired Gaming (International) Limited
Inspired Gaming (UK) Limited
Inspired Gaming (Greece) Limited	English Debenture (in the case of the Company, solely for the purposes of charging the shares of DMWSL 633 Limited held by it and any bank accounts maintained by it in England and Wales)	England and Wales
The Company Inspired Gaming USA Inc. DMWSL 631 Limited	US Security Agreement	New York law

(b)	Subject, in each case, to any grace period set out in the relevant Transaction Security Document and subject to the Agreed Security Principles, a copy of all notices required to be sent under the relevant Transaction Security Document as of the Closing Date executed by the relevant Obligor together with all share certificates and stock transfer forms required to be provided on the Closing Date under the Transaction Security Documents.

4.	Legal Opinions

(a)	An enforceability and capacity legal opinion of White & Case LLP, legal advisers to the Arrangers as to English law, addressed to the Agent, the Security Agent and the Original Lenders and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities, substantially in the form distributed to the Agent prior to signing this Agreement.

(b)	A legal opinion of Sidley Austin LLP, legal advisers to the Company with respect to capacity and validity in connection with the Original Obligors organized under the laws of the state of Delaware and the enforceability of the Finance Documents governed by the laws of the state of New York executed by such Original Obligors, addressed to the Agent, the Security Agent and the Original Lenders (as defined therein) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities, substantially in the form distributed to the Agent prior to signing this Agreement.

5.	Reports

(a)	A copy of the draft or final form approved by the Arrangers on or prior to the date of the Senior Facilities Agreement of the Reports, provided that this condition precedent shall be satisfied if the final form of each Report is not different in any manner which is materially adverse to the interests of the Lenders (taken as whole) compared to the draft of that Report received by the Arrangers on or prior to the date of this Agreement, except for any changes or additions approved by the Arrangers (acting reasonably):

(b)	Reliance letters in respect of the Reports whose providers have not adopted a general policy of not providing reliance in favour of Finance Parties and only to the extent that the Arrangers agree the terms of such reliance letters with the relevant Report providers prior to entering into this Agreement.

6.	Financial Information

(a)	The Original Financial Statements.

(b)	The Base Case Model in the form agreed with the Mandated Lead Arrangers, provided that this condition precedent shall be satisfied if the final form of the Base Case Model is not different in any manner which is materially adverse to the interests of the Lenders compared to the form of the Base Case Model agreed with the Arrangers on or prior to the date of this Agreement, except for any changes or additions approved by the Arrangers.

7.	Acquisition Documents

(a)	Copies of the executed Acquisition Documents in the form approved by the Arrangers on or prior to the date of the Senior Facilities Agreement (save for any amendments or waivers which are not materially adverse to the interests of the Finance Parties (taken as a whole) and any other changes or additions approved by the Lenders (acting reasonably)).

(b)	A certificate of the Company (signed by a director or an authorised signatory) dated the Closing Date certifying and confirming that:

(i)	other than payment of the purchase price under the Acquisition Agreement, which will be satisfied immediately following utilisation of Facility B, the Acquisition Documents are unconditional in all respects and that no terms and conditions of the Acquisition Documents have been amended, waived or terminated without the consent of the Arrangers (acting reasonably) other than an amendment, waiver or consent which is not materially adverse to the interests of the Finance Parties; and

(ii)	so far as it is aware there has been no material breach of warranty or otherwise under the Acquisition Documents which would entitle the Company to rescind the Acquisition Documents and which would be materially adverse to the interests of the Finance Parties.

8.	Other Documents and Evidence

(a)	The Group Structure Chart.

(b)	Evidence that all existing Security with respect to the Existing Debt Financing will be released on the Closing Date, subject to any local law formalities which cannot be completed on or prior to the Closing Date but shall be completed as soon as reasonably practicable thereafter.

(c)	Evidence that all existing Security which is not Permitted Security will be released on the Closing Date, subject to any local law formalities which cannot be completed on or prior to the Closing Date but shall be completed as soon as reasonably practicable thereafter.

(d)	Evidence that all existing Financial Indebtedness (including the Existing Debt Financing) of the Group and the Target Group which is to be refinanced or discharged on the Closing Date will be so refinanced or discharged (and the Funds Flow Statement delivered pursuant to paragraph (g) below shall constitute sufficient evidence for these purposes).

(e)	Evidence that any process agent appointed in respect of a Finance Document has accepted its appointment.

(f)	Confirmation that the fees, costs and expenses then due and payable under Clause 17 (Fees) have been paid or will be paid on or by the first Utilisation Date (which such fees shall be deducted from first Utilisation in accordance with the Utilisation Request delivered in accordance with paragraph 2 above).

(g)	A copy of the Funds Flow Statement, provided that this condition precedent shall be satisfied if the final form of the Funds Flow Statement is not different in any manner which is materially adverse to the interests of the Lenders (taken as a whole) compared to the most recent draft of the Funds Flow Statement that was signed-off by the Arrangers, except for any changes or additions approved by the Arrangers.

(h)	Copies of any structural inter-company loans resulting from the on-lending of Facility B proceeds by Gaming Acquisitions Limited to Inspired Gaming (UK) Limited.

(i)	The Approved List.

Part 2
Conditions Precedent To Be Delivered By An Additional Obligor

1.	An Accession Deed executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents (or equivalent) (including the deed of incorporation and articles of association (if different from those contained in the deed of incorporation) and in the form customary in the relevant jurisdiction and including customary fillings and certificates from appropriate registers in the relevant jurisdiction of each Additional Obligor;

3.	If required under applicable law or reasonably requested by the Agent, a copy of a resolution of the board of directors or board of managers and/or shareholder(s) (or equivalent) of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents to which it is or shall become a party and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is or shall become a party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents to which it is or shall become a party on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;

(d)	authorising the Company to act as its agent in connection with the Finance Documents; and

(e)	if required by applicable law, resolving that the entry into the Accession Deed and any other Finance Document to which it is a party is in the best interests of and to the benefit of the Additional Obligor.

4.	A specimen of the signature of each person authorised by the resolutions referred to in paragraphs 2 or 3 above.

5.	If required under applicable law or practice or reasonably requested by the Agent for the purpose of delivering a legal opinion pursuant to paragraph 11 below, a copy of a resolution signed by the holders of the issued shares of the Additional Obligor and, if there is a supervisory board, the supervisory board of the Additional approving the terms of, and the transactions contemplated by, the Transaction Documents to which that Additional Obligor, as applicable is a party or shall become a party and resolving that it execute the Transaction Documents to which it is a party or shall become a party.

6.	If required under applicable law, or reasonably requested by the Agent for the purpose of delivering a legal opinion pursuant to paragraph 11 below, a copy of the resolution of the board of directors of each corporate shareholder of each Additional Obligor, as applicable, approving the terms of the resolution referred to in paragraph 5 above.

7.	A certificate of the Additional Obligor (signed by a director, a manager or an authorised officer/signatory, as the case may be) confirming, the borrowing, guaranteeing or securing (as appropriate) the Total Commitments would not cause any borrowing, guaranteeing, securing or similar limit binding on such Additional Obligor to be exceeded.

8.	A certificate of the Additional Obligor (signed by a director, a manager or an authorised officer/signatory, as the case may be) certifying that each copy document relating to it in this Part 2 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the relevant Accession Deed.

9.	A copy of each other Authorisation, corporate authority, or other document, opinion or assurance required for the purposes of giving a legal opinion referred to in paragraph 11 below.

10.	“Know your customer” and any other money laundering documentation required by the Agent and notified by each Lender to the Company at least 5 Business Days prior to the date of this Agreement.

11.	Legal opinion(s) of the legal advisors to the Agent and/or, where customary in the relevant jurisdiction, of the legal advisers of the Additional Obligor, on the enforceability of the Finance Documents to which the Additional Obligor is party and the capacity and authority of the Additional Obligor to enter into those Finance Documents addressed to the Finance Parties.

12.	Evidence that any agent for service of process under a Finance Document has accepted its appointment in relation to the proposed Additional Obligor.

13.	An accession deed to the Intercreditor Agreement executed by the Additional Obligor.

14.	Evidence that the Additional Obligor has done all that is necessary (to the extent reasonable and applicable) to comply with any law relating to financial assistance or an analogous process.

15.	At least two copies (with originals to follow as soon as reasonably practicable thereafter), executed and delivered by the relevant Additional Obligor, of each Transaction Security Document requested by the Agent (taking into account and subject to the Agreed Security Principles, together with all notices, acknowledgements, share certificates, stock transfer forms, shareholder registers other documents of title and any other documents agreed to be sent/provided thereunder (in accordance with the Agreed Security Principles), each duly executed and delivered by each of the parties thereto and evidence of any amendments to the constitutional documents of that Additional Obligor as may be required for the purposes of taking or perfecting local law security.

16.	If available, the latest financial statements (audited, if audited) of the Additional Obligor

Schedule 3
Requests and Notices

Part 1
Utilisation Request Loans

From:	[Borrower] [Company]*

To:	[Agent]

Dated:	[●]

Dear Sirs

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

We wish to borrow a Loan on the following terms:

Borrower:	[●]

Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility B1] [Facility B2] [Initial Revolving Facility] [Incremental Facility][1]

Currency of Loan:	[●]

Amount:	[●] or, if less, the Available Facility

Interest Period:	[●]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.	[The proceeds of this Loan should be credited to [account]].

4.	This Utilisation Request is irrevocable.

[1]	Select the Facility to be utilised and delete references to the other Facilities.

Yours faithfully

authorised signatory for
[the Company on behalf of
[insert name of relevant Borrower]]/[insert name of Borrower]2

[2]	Amend as appropriate. The Utilisation Request can be given by a Borrower or by the Company.

Part 2
Utilisation Request

Letters of Credit

From:	[Borrower] [Company][3]

To:	[Agent]

Dated:	[●]

Dear Sirs

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to arrange for a Letter of Credit to be issued under a Revolving Facility by the Issuing Bank specified below (which has agreed to do so) on the following terms:

(a) Borrower:	[●]

(b) Issuing Bank:	[●]

(c) Proposed Utilisation Date:	[●] or, if that is not a Business Day, the next Business Day)

(d) Currency of Letter of Credit:	[●]

(e) Amount:	[●] or, if less, the Available Facility in relation to the relevant Revolving Facility

(f) Term:	[●]

3.	We confirm that each condition specified in paragraph (b) of Clause 6.5 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.

4.	We attach a copy of the proposed Letter of Credit.

5.	The Letter of Credit should be delivered to [insert details/delivery method].

6.	This Utilisation Request is irrevocable.

[3]	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

Yours faithfully

authorised signatory for
[the Company on behalf of
[insert name of relevant Borrower]]/[insert name of Borrower]

Part 3
Selection Notice

Applicable To a Term Loan

From:	[Borrower] [Company][4]

To:	[Agent]

Dated:	[●]

Dear Sirs

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Facility B1] [Facility B2] [Incremental] Loan[s] with an Interest Period ending on [●][5].

3.	[We request that the above [Incremental] Loan[s] be divided into [●] [Incremental] Loan[s] with the following Base Currency Amounts and Interest Periods:][6]

or

[We request that the next Interest Period for the above [Facility B1] [Facility B2] [Incremental] Loan[s] is [●]].7

This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[the Company on behalf of
[insert name of relevant Borrower]]/[insert name of Borrower]

[4]	Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.
[5]	Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.
[6]	Use this option if division of Facility B Loans is requested.
[7]	Use this option if sub-division is not required.

Schedule 4
Form of Transfer Certificate

To:	[●] as Agent and [●] as Security Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”) [and [Affiliate or Branch] (the “Designated Affiliate”]

Dated: [●]

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.7 (Procedure for transfers) of the Facilities Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 29.7 (Procedure for transfers).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 29.6 (Limitation of responsibility of Existing Lenders).

4.	The benefit of each Transaction Security Document shall be maintained in favour of the New Lender, without prejudice to paragraph (a) of Clause 29.6 (Limitation of responsibility of Existing Lenders).

5.	[The New Lender confirms that it [is]/[is not] a member of the Group [and that it is not an Industry Competitor].]

6.	The New Lender confirms (without prejudice to the validity of this Transfer Certificate) that it is:

(a)	[not a UK Qualifying Lender;]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

(c)	[a UK Qualifying Lender;][8]

7.	The New Lender confirms (without prejudice to the validity of this Transfer Certificate) that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;] [9]

8.	The New Lender confirms that it [is]/[is not] a Loan-to-Own Investor and [is]/[is not] a Defaulting Lender.

9.	[The New Lender confirms that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][10]

10.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [ ]) and is tax resident in [ ],[11] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

[8]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[9]	Delete as applicable – each New Lender is required to confirm which of these two categories it falls within.
[10]	Include only if New Lender is a UK Non-Bank Lender (see Clause 18.1 (Tax Definitions)).
[11]	Insert jurisdiction of tax residence.

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date;

that it wishes that scheme to apply to the Agreement.]12

11.	[The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]

12.	[We refer to clause [22.4] (Change of Senior Credit Facility Lender) of the Intercreditor Agreement.

In consideration of [each of the Designated Affiliate and] the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement]

It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender [, the Designated Affiliate] and each other Lender.

1.	[Pursuant to and subject to Clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [●].]

2.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

3.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

4.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[12]	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

tHE sCHEDULE

Commitment/Rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and
attention details for notices and account details for payments]

[Existing Lender]		[New Lender]

By:		By:

[[Designated Affiliate]

By:	_________________________________]

This Agreement is accepted as a Transfer Certificate for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [       ].

[Agent]

By:

[Security Agent]

By:

Schedule 5
Form of Assignment Agreement

To: [●] as Agent, [●] as Security Agent, [●] as Company, for and on behalf of each Obligor

From: [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”) [and [Affiliate or Branch] (the “Designated Affiliate”]

Dated: [●]

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 29.8 (Procedure for assignment) of the Facilities Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facilities Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Utilisations under the Facilities Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	On the Transfer Date [each of the Designated Affiliate and] the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender [and the Designated Affiliate] for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 29.6 (Limitation of responsibility of Existing Lenders).

7.	[The New Lender confirms that it [is]/[is not] a member of the Group [and that it is not an Industry Competitor].]

8.	The New Lender confirms that it [is]/[is not] a Loan-to-Own Investor and [is]/[is not] a Defaulting Lender.

9.	The New Lender confirms (without prejudice to the validity of this Assignment Agreement) that it is:

(a)	[not a UK Qualifying Lender;]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

(c)	[a UK Qualifying Lender;][13]

10.	The New Lender confirms (without prejudice to the validity of this Assignment Agreement) that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;] [14]

11.	[The New Lender confirms that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

[13]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[14]	Delete as applicable – each New Lender is required to confirm which of these two categories it falls within.

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][15]

12.	[The New Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [ ]) and is tax resident in [ ],[16] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Transfer Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Transfer Date;

that it wishes that scheme to apply to the Agreement.]17

13.	[The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.].

14.	[The New Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]

15.	[We refer to clause [22.4] (Change of Senior Credit Facility Lender) of the Intercreditor Agreement:

In consideration of [each of the Designated Affiliate and] the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), [each of the Designated Affiliate and] the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

It is expressly agreed that the security created or evidenced by the Transaction Security Documents will be preserved for the benefit of the New Lender[, the Designated Affiliate] and each other Lender.]

1.	[Pursuant to and subject to clause 2.5 (Lender Affiliates) of the Facilities Agreement, the New Lender nominates the Designated Affiliate to discharge its obligations and participate in the following Revolving Facility Loans [●].]

2.	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

[15]	Include only if New Lender is a UK Non-Bank Lender (see Clause 18.1 (Tax Definitions)).
[16]	Insert jurisdiction of tax residence.
[17]	Include if the New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

3.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

4.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

5.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

BY ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility office address, fax number and
attention details for notices and account details for payments]

[Existing Lender]		[New Lender]

By:		By:

[[Designated Affiliate]

By:	_________________________________]

This Agreement is accepted as an Assignment Agreement for the purposes of the Facilities Agreement by the Agent, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [  ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

Schedule 6
Form of Accession Deed

To:	[●] as Agent and [●] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [Company]

Dated:	[●]

Dear Sirs

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement. This deed (the “Accession Deed”) shall take effect as an Accession Deed for the purposes of the Facilities Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Facilities Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional [Borrower]/[Guarantor] pursuant to [Clause 31.2 (Additional Borrowers)]/[Clause 31.3 (Additional Guarantors)] of the Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and registered number [●].

3.	[Subsidiary’s] administrative details for the purposes of the Facilities Agreement and the Intercreditor Agreement are as follows:

Address:	[●]

Fax No.:	[●]

Attention:	[●]

4.	[Subsidiary] (for the purposes of this paragraph 4, the “Additional Obligor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

5.	The Company and the Subsidiary make the Repeating Representations to the Finance Parties on the date of this Accession Deed.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Deed, bear the same meaning when used in this paragraph 5.

(b)	The Additional Obligor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Security in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Security; and][18]

(iii)	all obligations expressed to be undertaken by the Additional Obligor to pay amounts in respect of the Liabilities to the Security Agent as trustee for the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Additional Obligor (in the Relevant Documents or otherwise) in favour of the Security Agent as trustee for the Secured Parties, on trust (or as otherwise provided for in the Intercreditor Agreement) for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Additional Obligor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	[In consideration of the Additional Obligor being accepted as an Intra Group Lender for the purposes of the Intercreditor Agreement, the Additional Obligor also confirms that it intends to be party to the Intercreditor Agreement as an Intra Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].[19]

6.	[Subsidiary] confirms it is a company incorporated in [●][20] and requests that each Lender considers its UK Qualifying Lender status in respect of [Subsidiary].

[18]	Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.
[19]	Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra Group Lender to the Intercreditor Agreement.
[20]	Delete as applicable

7.	[Add applicable guarantee limitation language to the extent such guarantee limitation language in Clause 23 (Guarantees and Indemnity) is insufficient for the relevant Additional Obligor].

8.	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Security Agent (for the purposes of paragraph 5 above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

Subsidiary

SIGNED as a DEED For and on behalf of

[●]

Director/Secretary

OR

SIGNED as a DEED For and on behalf of

[●]

By: [●]

Director/Secretary

in the presence of

Witness

The Company

By: [●]

The Security Agent

By: [●]

Schedule 7
Form of Resignation Letter

To:	[●] as Agent and [●] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and [The Company]

Dated:	[●]

Dear Sirs

[Company] – [●] Senior Facilities Agreement dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Resignation Letter. Terms defined in the Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 31.4 (Resignation of an Obligor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facilities Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Event of Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Third Party Disposal of [resigning Obligor];

(c)	[●]**

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

The Company

By: [●]

The Agent

NOTES:

*	Insert where resignation only permitted in case of a Third Party Disposal.

**	Insert any other conditions required by the Facilities Agreement.

Schedule 8
Compliance Certificates

Part 1
Form of Quarterly Compliance Certificate

To:	[●] as Agent

From:	[Company]

Dated:	[●]

Dear Sirs

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Quarterly Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that in respect of the Relevant Period ended on [●] (the “Test Date”) Consolidated Total Net Debt on the Relevant Date was [●] and Consolidated Pro Forma EBITDA for such Relevant Period was [●]. Therefore Consolidated Total Net Debt at such time was [●] times Consolidated Pro Forma EBITDA for the Test Date and the covenant contained in Clause 26.3 (Leverage) of the Agreement [has/has not] been complied with.

3.	We confirm that Consolidated Total Net Debt was [●] times Consolidated Pro Forma EBITDA for the Test Date, therefore the Facility B1 Margin should be [●] per cent. p.a., the Facility B2 Margin should be [●] per cent. p.a. and the Initial Revolving Facility Margin should be [●] per cent. p.a..

4.	With respect to the baskets, tests or permissions listed below where an element is set by reference to a percentage Consolidated Pro Forma EBITDA, we confirm that the Euro equivalent of such percentage is:

[List out relevant baskets, tests or permissions together with applicable percentages and Euro equivalents]

5.	[Other information requirements (if any) as per the Facility Agreement].

6.	[We confirm that no Default is continuing.][21]

[21]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SIGNED

Director of [Company]

Part 2
Form of Annual Compliance Certificate

To:	[●] as Agent

From:	[Company]

Dated:	[●]

Dear Sirs

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Annual Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that in respect of the Relevant Period ended on [●] (the “Test Date”), Consolidated Total Net Debt on the Relevant Date was [●] and Consolidated Pro Forma EBITDA for such Relevant Period was [●]. Therefore Consolidated Total Net Debt at such time was [●] times Consolidated Pro Forma EBITDA for the Test Date and the covenant contained in Clause 26.3 (Leverage) of the Agreement [has/has not] been complied with.

3.	Excess Cash Flow for the Financial Year of the Group ending [●] was [●]. As the Leverage Ratio is [●], the Excess Cash Flow to be applied in prepayment pursuant to Clause 12.3 (Excess Cash Flow) of the Agreement will be [●].

4.	We confirm that Consolidated Total Net Debt was [●] times Consolidated Pro Forma EBITDA for the Test Date, therefore the Facility B1 Margin should be [●] per cent. p.a., the Facility B2 Margin should be [●] per cent. p.a. and the Initial Revolving Facility Margin should be [●] per cent. p.a..

5.	We confirm that the Material Subsidiaries are:

(a)	[●];

(b)	[●].

6.	We confirm that as at the Relevant Period ended on [●], the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on a LTM basis on the same basis as Consolidated EBITDA) (but taking each entity on an unconsolidated basis and excluding all intra-Group items, goodwill and investments in Subsidiaries of any member of the Group (in each case to the extent applicable)) of the Guarantors was equal to [●] per cent, of Consolidated EBITDA of the Group, and therefore the Guarantor Coverage Level set out in paragraph (c) of Clause 27.27 (Guarantees and Security) [has/has not] been met.

7.	[Other information requirements (if any) as per the Facility Agreement].

8.	[We confirm that no Default is continuing.][22]

SIGNED

Director of [Company]

[insert applicable certification language]

for and on behalf of

[name of Auditors of the Company]

[22]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 9
Timetables

Part 1
Loans

	Loans in Sterling	Loans in other currencies

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	-	U-4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 15.1 (Selection of Interest Periods and Terms))	U-3 (or U-1 on the Closing Date) 11:00 a.m.	U-3 (or U-1 on the Closing Date) 11:00 a.m.

Agent determines (in relation to Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 (or U-1 on the Closing Date) 11:00 a.m.	U-3 (or U-1 on the Closing Date) 11:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 (or U-1 on the Closing Date) 4:30 p.m.	U-3 (or U-1 on the Closing Date) 4:30 p.m.

Agent receives a notification from a Lender under Clause 8.2 (Unavailability of a currency)	Quotation Day 9.00 a.m.	Quotation Day 9.00 a.m.

Agent gives notice in accordance with Clause 8.2 (Unavailability of a currency)	Quotation Day 4.30 p.m.	Quotation Day 4.30 p.m.

Agent determines amount of the Loan in Optional Currency in accordance with Clause 35.10 (Change of currency)	U 11.00 a.m.	U-3 11.00 a.m.

	Loans in Sterling	Loans in other currencies

EURIBOR or LIBOR is fixed:	LIBOR: Quotation Day as of 11:00 a.m.	EURIBOR: Quotation Day as of 11.00 a.m. London time Other currencies (unless otherwise advised by the Agent): Quotation Day as of 11.00 a.m.

“U” = the Utilisation Date

“U-X” = X Business Days prior to the Utilisation Date

Part 2
Letters Of Credit

Letters of Credit

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 (or U-1 on the Closing Date) 11:00 a.m.

Agent determines (in relation to Utilisation) the Base Currency Amount of the Letter of Credit if required under paragraph (f) of Clause 6.5 (Issue of Letters of Credit) and notifies the Issuing Bank and Lenders of the Letter of Credit in accordance with paragraph (f) of Clause 6.5 (Issue of Letters of Credit).	U-3 (or U-1 on the Closing Date) 11:00 a.m.

Delivery of duly completed Renewal Request (Clause 6.6 (Renewal of a Letter of Credit))	U-3 11.00 a.m.

“U”     =      the Utilisation Date, or, if applicable, in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), the first day of the proposed term of the renewed Letter of Credit

“U-X”      =     Business Days prior to the Utilisation Date

Schedule 10
Form of Letters of Credit

To:	[Beneficiary] (the “Beneficiary”)

Date	[●]

Irrevocable Standby Letter of Credit no. [●]

At the request of [●], [Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby Letter of Credit (“Letter of Credit”) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].23

“Demand” means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

“Expiry Date” means [●].

“Total L/C Amount” means [●].

2.	Issuing Bank’s agreement

2.1	The Beneficiary may request a utilisation or utilisations under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by no later than [●] p.m. ([London] time) on the Expiry Date.

2.2	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [●] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

2.3	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

3.1	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.2	Unless previously released under paragraph 3.1 above, on [●] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

[23]	This may need to be amended depending on the currency of payment under the Letter of Credit.

3.3	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[●]

6.	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	ISP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing Law

This Letter of Credit and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit (including a dispute relating to any non-contractual obligation arising out of or in connection with this Letter of Credit).

Yours faithfully

[Issuing Bank]

By: _______________________

SCHEDULE

Form Of Demand

To:	[Issuing Bank]

Date:	[●]

Dears Sirs

Standby Letter of Credit no. [●] issued in favour of [Beneficiary] (the “Letter of Credit”)

1.	We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

2.	We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].

Payment should be made to the following account:

Name:	[●]

Account Number:	[●]

Bank:	[●]

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

___________________________

(Authorised Signatory)

___________________________

(Authorised Signatory)

For [Beneficiary]

Schedule 11
Agreed Security Principles

1.	Security Principles

(a)	The guarantees and security to be provided under the Finance Documents will be given in accordance with the agreed security principles set out in this Schedule. This Schedule addresses the manner in which the agreed security principles will impact on the guarantees and security proposed to be taken in relation to this transaction.

(b)	The Agreed Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from each Obligor in every jurisdiction in which the Obligors are located. In particular:

(i)	general legal and statutory limitations (including, with respect to the relevant jurisdictions for which guarantee limitation language is set out in Clause 23.11 (Guarantee Limitations: General), such limitations as set out therein), regulatory restrictions financial assistance, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” “exchange control restrictions” and “capital maintenance” rules, tax restrictions retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to its amount or otherwise and, if so, the guarantee or security will be limited accordingly;

(ii)	the security (including, for the avoidance of doubt, the maximum amount secured thereunder) and extent of its perfection will be agreed taking into account the cost to the Group of providing security (including, but not limited to, any notarial costs or increase to the tax cost of the Group, stamp duty and registration taxes and all applicable legal fees) so as to ensure that it is proportionate to the benefit accruing to the Finance Parties and such cost shall not exceed any amount which may be agreed between the Company and the Security Agent;

(iii)	any assets subject a legal requirement or third party contract, lease, licence, instrument or other third party arrangements which are not prohibited by the Senior Facilities Agreement and which prevent or condition those assets from being charged, secured or otherwise subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) will be excluded from any relevant security document whilst such third party arrangements remain in place provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Obligors if the relevant asset is material if the Company reasonably determines that such endeavours will not involve placing material commercial relationships with third parties in jeopardy;

(iv)	members of the Group will not be required to give guarantees or enter into security documents it is not within the legal capacity of the relevant member of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a risk of personal or criminal liability on the part of any director or officer; provided that the relevant Group member shall use reasonable endeavours to overcome any such obstacle;

(v)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets

(vi)	any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant Obligor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document;

(vii)	the granting of guarantees or security, or the perfection of security, when required, and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified in the Finance Documents therefore or (if earlier or to the extent no such time periods are specified in the Finance Documents) within the time periods specified by applicable law in order to ensure due perfection. Unless otherwise specified in the Finance Documents, the granting or perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Obligor or any other member of the Group to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents (including, without limitation, notification of receivables security to third party debtors until a Declared Default has occurred provided that, for the avoidance of doubt, if it is only the perfection of security which would give rise to such a material adverse effect then the security will still be granted but not perfected). The registration of security interests in intellectual property will only be in respect of material intellectual property in the UK, the EU and the USA subject to the general principles set out in these Agreed Security Principles;

(viii)	no guarantee from, or security will be required to be given by, persons or over (and no consent shall be required to be sought with respect to) assets which are required (by contracts entered into prior to (and not in contemplation of) the acquisition of such acquired indebtedness) to support acquired indebtedness to the extent such acquired indebtedness is permitted by this Agreement to remain outstanding after an acquisition unless such guarantees or security are permitted or not otherwise prohibited under the terms of such acquired indebtedness. No member of a target group acquired pursuant to an acquisition not prohibited by this Agreement shall be required to become a Guarantor or grant security with respect to the Facilities if prevented by the terms of the documentation governing that acquired indebtedness to the extent entered into prior to (and in contemplation of) such acquisition;

(ix)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(x)	guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group to the extent the constituent documents of such joint venture or similar arrangement, minority interest or member of the Group that is not wholly-owned by another member of the Group prohibit granting guarantees and security provided that reasonable endeavours to obtain consent to charging any such assets (where otherwise prohibited) shall be used by the Group for a specified period of time, provided that no Obligor shall be required to take any action to obtain the consent, if in the view of the Company, such action would be materially adverse to the interests of the Group or any member thereof;

(xi)	Other than share security over an Obligor’s subsidiaries that are Guarantors, all security shall be governed by (subject to the final sentence of this paragraph) the law of and secure assets located in the jurisdiction of incorporation of that Obligor (or, in the case of any US Obligor, governed by New York law). Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary (or, in the case of any US Obligor, governed by New York law). With respect to any Obligor with material assets outside its jurisdiction of incorporation such security (if any) over such assets shall be governed by the laws of the jurisdiction in which such material assets are located (subject always to the other provisions of these Agreed Security Principles);

(xii)	no perfection action will be required in jurisdictions where Obligors are not incorporated (other than (i) in respect of security over intercompany receivables, notification of intra-group companies located in other jurisdictions than the pledgor(s), (ii) in respect of material intellectual property of a US Obligor, filings at the United Stated Patent and Trademark Office or the United States Copyright Office, as applicable and (iii) any perfection actions required in the jurisdiction in which share security is held) but perfection action may be required in the jurisdiction of incorporation of one Obligor in relation to security granted by another Obligor incorporated in a different jurisdiction;

(xiii)	other than a general security agreement and related filing, no perfection action will be required with respect to assets of a type not owned by members of the Group; and

(xiv)	Chargors incorporated in England & Wales shall enter into a floating charge which enables the Security Agent to fulfil the criteria of a qualifying floating charge holder.

2.	Guarantors and Security

(a)	Subject to the guarantee limitations set out in Clause 23.11 (Guarantee Limitations: General), or, in the case of an Additional Obligor, the guarantee limitations set out in the relevant Accession Deed, , each guarantee will be an upstream, cross-stream and downstream guarantee, and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction. The Transaction Security Documents will secure all liabilities of the Obligors under the Finance Documents, in each case in accordance with, and subject to, the requirements of the Agreed Security Principles in each relevant jurisdiction.

(b)	Where an Obligor pledges shares, the security document will be governed by the laws of the company whose shares are being pledged and not by the law of the country of the pledgor. Subject to these principles, the shares in each Guarantor shall be secured. The shares held by a Guarantor in a Subsidiary that is not a Guarantor shall not be required to be the subject of Security.

(c)	To the extent legally effective, all security shall be given in favour of the Security Agent and not the Finance Parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Intercreditor Agreement and not the individual security documents unless required under local laws. To the extent legally possible, there should be no action required to be taken in relation to the guarantees or security when any Bank assigns or transfers any of its participation in the Facilities to a New Lender.

(d)	Unless otherwise expressly agreed in any Finance Documents, the Guarantors will not be required to pay or be liable for any costs of any re-execution, notarisation, re-registration, amendment or other perfection requirement for any security on any assignment or transfer by the Mandated Lead Arrangers or any Existing Lender to a New Lender and the relevant costs or fees shall be for the account of the New Lender.

(e)	Any security document shall only be required to be notarised or notarially certified if required by law in order for the relevant security to become effective, enforceable or admissible in evidence.

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	the security will be first ranking, to the extent possible;

(b)	security will not be enforceable until a Declared Default has occurred;

(c)	the Security Agent, Lenders and Hedge Counterparties shall only be able to exercise a power of attorney following the occurrence of a Declared Default or failure by the relevant Obligor to perform a perfection obligation under or relating to a Finance Document within 10 Business Days of notice by the Security Agent;

(d)	subject to the legal requirements in the relevant jurisdictions, the Transaction Security Documents should only operate to create and perfect security rather than to impose new commercial obligations, interfere unreasonably with the operation of its business or repeat clauses contained in other Finance Documents, accordingly (i) they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Agreement and/or are required for the creation and perfection of security or are given in a "third party" security document and (ii) nothing in any Transaction Security Document shall (or be construed to) prohibit any transaction, matter or other step or dealing whatsoever in relation to any asset the subject of any Transaction Security Document if not prohibited by the terms of the other Finance Documents;

(e)	no security will be granted over parts, stock, moveable plant or equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(f)	other than filing security documents at Companies House or other similar or equivalent general filings in any relevant jurisdictions other than England and Wales) perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or applicable law equivalent);

(g)	in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposits or securities accounts) unless the Finance Documents expressly provide for any asset to be subject to specific restrictions on use;

(h)	information, such as lists of assets, will be provided if, and only to the extent required by local law to be provided to perfect or register the security and, when required, shall be provided no more frequently than annually (unless required more frequently under local law) or, following an Event of Default which is outstanding, on the Security Agent’s reasonable request;

(i)	Security will, where legally possible and practicable, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices shall be provided at intervals no more frequent than twelve Months (unless required more frequently under local law) or following an Event of Default which is continuing on the request from the Security Agent (acting reasonably); and

(j)	each Transaction Security Document must contain a clause which records that if there is a conflict between the Transaction Security Document and this Agreement, or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Agreement or of the Intercreditor Agreement, as applicable, will take priority over the provisions of the Transaction Security Document.

4.	Bank Accounts

If an Obligor grants Security over its bank accounts it shall be free to deal with, operate, open and close and transact business in relation to those accounts (other than any accounts which are specifically blocked) in the course of its business until the occurrence of a Declared Default.

Where “fixed” Security is required, if required by applicable law to create or perfect the Security and without disrupting the operation of the account, notice of the Security or a form of account control agreement will be served on the account bank within 10 Business Days of the Security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice or acceptance of such account control agreement within 20 Business Days of service If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement or acceptance shall cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from using a bank account in the course of its business no notice of security shall be served until the occurrence of a Declared Default.

Any security over bank accounts shall be subject to any prior security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank, to the extent that these have not been waived by the account bank in its acknowledgement. The notice of security shall request these are waived by the account bank but the Obligor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived. The pledgors shall be required to request and obtain the consent of the account bank for the creation of the security over its bank accounts, in case of any relevant negative pledge covenants of the account bank.

If required under applicable law security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

Any security over bank accounts shall provide for the release of such security if the relevant account holder decides to close such bank account provided that, at the time of the closure, (i) there is no Declared Default and (ii) the positive balance of such bank account is transferred to a pledged account.

5.	Fixed Assets

If an Obligor grants security over its material fixed assets it shall be free to deal with those assets in the course of its business as not otherwise prohibited by the terms of the Finance Documents until the occurrence of a Declared Default.

No notice (other than security registrations), whether to third parties or by attaching a notice to the fixed assets, shall be prepared or given until the occurrence of a Declared Default.

If required or necessary to create, protect, preserve or enforce under applicable law Security over fixed assets will be registered subject to the general principles set out in these Agreed Security Principles.

6.	Insurance Policies

An Obligor may grant Security over its insurance policies in respect of which claims thereunder may be mandatorily prepaid, provided that such insurance policy does not prohibit such Security to be so granted.

If required by local law to perfect the security or customary under agreed local market practice, notice of the Security will be served on the insurance provider within five Business Days of the security being granted and the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period.

Other than in jurisdictions where customary to do so (including, for the avoidance of doubt, the State of New York but excluding England and Wales), no loss payee or other endorsement shall be made on the insurance policy and no Secured Party will be named as co-insured.

7.	Intellectual Property

If an Obligor grants Security over its material intellectual property it shall be free to deal with those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business) until the occurrence of a Declared Default.

No Security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be prepared or given to any third party from whom intellectual property is licensed until a Declared Default has occurred.

Security over material intellectual property will be registered under the law of that security document, the law under which the Obligor is regulated or at any relevant supra-national registry (such as the European Union), in each case subject to the general principles set out in these Agreed Security Principles.

Security over intellectual property rights will be taken on an “as is, where is” basis and no Obligor will be required to procure any changes to, or corrections of filings on any registers.

8.	Hedging

Security over hedging receivables will be granted subject to the same provisions as for trade receivables and subject to the Intercreditor Agreement.

9.	Intercompany Receivables

Subject to the final paragraph below, if an Obligor grants Security over its intercompany receivables it shall, subject to the terms of this Agreement and the Intercreditor Agreement, be free to deal with those receivables in the course of its business until the occurrence of a Declared Default.

If required by local law to perfect the Security, notice of the Security will be served on the relevant debtor within five Business Days of the Security being granted and in the case of a relevant debtor that is wholly owned by a member of the Group, such debtor shall acknowledge such notice within 5 Business Days of receipt or, in the case of any other debtor, the Obligor shall use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the Obligor has used its reasonable endeavours but has not been able to obtain acknowledgement its obligation to obtain acknowledgement shall cease on the expiry of that 20 Business Day period. Subject to the paragraph below, irrespective of whether notice of the security is required for perfection, if the service of notice would prevent the Obligor from dealing with an intercompany receivable in the course of its business no notice of security shall be served until the occurrence of a Declared Default.

If required under local law security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

10.	Trade Receivables

If an Obligor grants Security over its trade receivables it shall be free to deal with those receivables in the course of its business until the occurrence of a Declared Default.

No notice of Security may be prepared or shall be served until the occurrence of a Declared Default.

No Security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract.

If required under local law security over trade receivables will be registered subject to the general principles set out in these Agreed Security Principles.

Any list of trade receivables required shall not include details of the underlying contracts.

11.	Shares

Until a Declared Default has occurred, the charging Obligor will be permitted to retain and to exercise voting rights appertaining to any shares charged by it, provided that such voting rights are not exercised in a manner which is reasonably likely to adversely affect the validity or enforceability of the security or is reasonably likely to cause an Event of Default to occur, and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Group.

Where customary and/or required by applicable law, on or as soon as reasonably practicable following execution of the share charge or pledge (i) the share certificate and a stock transfer form executed in blank will be provided to the Security Agent and (ii) the share certificate or shareholders’ register, shareholders’ individual accounts or companies’ registers will be endorsed or written up or updated and the endorsed share certificate or a copy of the written up or updated register provided to the Security Agent.

Unless the restriction is required by law or regulation or cannot be removed without consent from a third party (provided that the relevant Obligor shall use its reasonable endeavours to obtain such consent for a period of 20 Business Days from request by the Security Agent (acting reasonably) if it reasonably determines that such endeavours will not involve placing material commercial relationships with third parties in jeopardy, it being understood that if the Obligor has used its reasonable endeavours but has not been able to obtain such consent its obligation to obtain such consent shall cease on the expiry of that 20 Business Day period), the constitutional documents of the company whose shares have been charged will be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them.

12.	Real Estate

An Obligor shall not be required to grant security over its real estate, unless otherwise agreed.

There will be no obligation to investigate title, provide surveys or other insurance or environmental due diligence.

13.	Release of Security

Unless required by local law the circumstances in which the security shall be released should not be dealt with in individual security documents but, if so required, shall, except to the extent required by local law, be the same as those set out in this Agreement and the Intercreditor Agreement.

Schedule 12
Form of Increase Confirmation

To:	[●] as Agent, [●] as Security Agent, [[●] as Issuing Bank][24] and [●] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 38.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender confirms that it is:

(a)	[not a UK Qualifying Lender;]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

[a UK Qualifying Lender;]25

[24]	Only if given in respect of Revolving Facility Commitments.

[25]	Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.

8.	The Increase Lender confirms that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;] [26]

9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to the Increase Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][27]

10.	[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [ ]) and is tax resident in [ ],[28] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Increase Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Increase Date;

[26]	Delete as applicable – each Increase Lender is required to confirm which of these two categories it falls within.

[27]	Include only if Increase Lender is a UK Non-Bank Lender (see Clause 18.1 (Definitions))

[28]	Insert jurisdiction of tax residence.

that it wishes that scheme to apply to the Agreement.]29

11.	[The Increase Lender confirms that it [is]/[is not] a Non-Acceptable L/C Lender.]

12.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

13.	The Increase Lender confirms that it is not a member of the Group.

14.	We refer to clause [16.8] (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

1.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

2.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

3.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note: The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

[29]	Include if the Increase Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

schedule

Relevant Commitment/Rights And Obligations

To Be Assumed By The Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details
for notices and account details for payments]

[Increase Lender]

By:__________________________

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the

Agent [and the Issuing Bank]*, and as a Creditor/Agent Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

Agent

By:__________________________

[Issuing Bank

By:__________________________]30

Security Agent

By:__________________________

[30]	Only if increase in the Total Revolving Facility Commitments.

Srchedule 13
Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice On Entering Into
Notifiable Debt Purchase Transaction

To:	[●] as Agent

From:	[The Lender]

Dated:	[●]

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to paragraph [●] of Clause 30 (Restriction on Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph [2] above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility B1 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B2 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Incremental Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By: _______________________

Part 2
Form of Notice On Termination Of
Notifiable Debt Purchase Transaction

Notifiable Debt Purchase Transaction ceasing to be with a member of the Group

To:	[●] as Agent

From:	[The Lender]

Dated:	[●]

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to Clause 30 (Restriction on Debt Purchase Transactions) of the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with a member of the Group].

3.	The Notifiable Debt Purchase Transaction referred to in paragraph [2] above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

[Facility B1 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Facility B2 Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Revolving Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Incremental Facility Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By: __________________________

The Company

By: _________________________

Name: [●]

Schedule 14
Accession Certificate and Incremental Facility Increase Notice

Part 1
Form of Accession Certificate31

To:	[●] as Agent

From:	[●]

Date:	[●]

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is an Accession Certificate. Terms defined in the Facilities Agreement have the same meaning in this Accession Certificate unless given a different meaning in this Accession Certificate.

2.	The proposed Accession Effective Date is [●].

3.	On the Accession Effective Date:

(a)	[●] (the “Acceding Lender”) becomes party to the Facilities Agreement as a Lender;

(b)	the Acceding Lender assumes all the rights and obligations of a Lender in relation to the Commitments under the Facilities Agreement specified in the schedule to this Accession Certificate (the “Schedule”) in accordance with the terms of the Facilities Agreement;

(c)	becomes party to the Intercreditor Agreement as a Senior Lender;

(d)	In consideration of the Acceding Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Acceding Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender pursuant to clause [16.8] (Creditor/Agent Accession Undertaking), and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

4.	The administrative details of the Acceding Lender for the purposes of the Facilities Agreement are set out in the Schedule.

[31]	To be provided by an Acceding Lender in respect of Incremental Facility Commitments.

5.	The Acceding Lender confirms it is not a member of the Group.

6.	This Accession Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

7.	The Acceding Lender confirms that it is:

(a)	[not a UK Qualifying Lender;]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);] or

[a UK Qualifying Lender;]32

8.	The Acceding Lender confirms that it is:

(a)	[not a US Qualifying Lender;]; or

(b)	[a US Qualifying Lender;][33]

9.	[The Acceding Lender confirms that the person beneficially entitled to interest payable to the Acceding Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][34]

[32]	Delete as applicable – each Acceding Lender is required to confirm which of these three categories it falls within.

[33]	Delete as applicable – each Acceding Lender is required to confirm which of these two categories it falls within.

[34]	Include only if Acceding Lender is a UK Non-Bank Lender (see Clause 18.1 (Tax Definitions)).

10.	[The Acceding Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [●]) and is tax resident in [●],[35] so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and requests that the Company notify:

(a)	each Borrower which is a Party as a Borrower as at the Accession Effective Date; and

(b)	each Additional Borrower which becomes an Additional Borrower after the Accession Effective Date;

that it wishes that scheme to apply to the Agreement.]36

11.	This Accession Certificate has been executed and delivered as a deed on the date stated at the beginning of this Accession Certificate.

12.	This Accession Certificate and any non-contractual obligations arising out if it are governed by English law.

[35]	Insert jurisdiction of tax residence.

[36]	Include if the Acceding Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

THE SCHEDULE

COMMITMENT TO BE ASSUMED

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

EXECUTED as a DEED
by [●]

_________________________________

Director/Secretary/Authorised Signatory

_________________________________

Director/Secretary/Authorised Signatory

EXECUTED AS A DEED by [Acceding Lender]37

acting by [Name]	________________________

and

[Name]	________________________

acting under the authority of that company,

in the presence of:

Witness’s signature:	________________________

Name:	[●]

Address:	[●]

The Accession Effective Date is confirmed by the Agent as [●].

[AGENT]

By: _________________________________

As Agent

and for and on behalf of each of the parties to the Agreement (other than the Obligors and the Acceding Lender)

[37]	Execution approach to be reviewed at the time of signing to ensure it is appropriate for the relevant Acceding Lender.

Part 2
Form of Incremental Facility Increase Notice38

To:	[●] as Agent

From:	[●] (the Company)

[●] (the Borrower)

[●] (the Lender)

Date:	[●]

[Company] – [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

[To include all relevant terms and confirmations required in accordance with Clause [●] including confirmation that the conditions in paragraph (c) of Clause 2.3 (Incremental Facility) are complied with].

[38]	To be provided by the Company, Borrower(s) and Lenders(s) in respect of Incremental Facility Commitments

Schedule 15
Form of Substitute Affiliate Lender Designation Notice

To:	[●] (as Agent) for itself and each of the other parties to the Agreement referred to below
Cc:	The Company
From:	[Designating Lender] (the “Designating Lender”)
Dated:	[●]

Dear Sirs

[Company] - [●] Senior Facilities Agreement
dated [●] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning in this Designation Notice.

2.	We hereby designate our Affiliate details of which are given below as a Substitute Affiliate Lender in respect of any Loans required to be advanced to [specify name of borrower or refer to all borrowers in a particular jurisdiction etc] (“Designated Loans”).

3.	The details of the Substitute Affiliate Lender are as follows:
Name:

Facility Office:

Fax Number:

Attention:

Jurisdiction of Incorporation:

4.	By countersigning this notice below the Substitute Affiliate Lender agrees to become a Substitute Affiliate Lender in respect of Designated Loans as indicated above and agrees to be bound by the terms of the Facilities Agreement accordingly.

5.	This Designation Notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

____________________________

For and on behalf of
[Designating Lender]

We acknowledge and agree to the terms of the above

____________________________
For and on behalf of
[Substitute Affiliate Lender]

We acknowledge the terms of the above.

____________________________
For and on behalf of
[The Agent]

Dated ___________________

SENIOR FACILITIES AGREEMENT EXECUTION PAGE

Company and Obligors’ Agent

SIGNED on behalf of

INSPIRED ENTERTAINMENT INC.

By:	/s/ Stewart Baker

Address:	250 West 5th Street, Suite 2223 New York, New York 10107 USA

Fax:	+44 (0) 207 438 5803

Attention:	Stewart Baker

Original Borrowers and Original Guarantors

SIGNED on behalf of

GAMING ACQUISITIONS LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING (UK) LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Chaucer – Signature Page to Senior Facilities Agreement]

Original Guarantors

SIGNED on behalf of

DMWSL 633 LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

DMWSL 632 LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

DMWSL 631 LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Chaucer – Signature Page to Senior Facilities Agreement]

SIGNED on behalf of

INSPIRED GAMING USA INC.

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING GROUP LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING (HOLDINGS) LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Chaucer – Signature Page to Senior Facilities Agreement]

SIGNED on behalf of

INSPIRED GAMING (INTERNATIONAL) LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

SIGNED on behalf of

INSPIRED GAMING (GREECE) LIMITED

By:	/s/ Stewart Baker

Address:	Ground Floor, 3 The Maltings, Wetmore Road, Burton-on-Trent, Staffordshire, UK, DE14 1SE

Fax:	+44 (0) 207 438 5803

Attention:	Carys Damon

[Project Chaucer – Signature Page to Senior Facilities Agreement]

The Arrangers

SIGNED on behalf of

NOMURA INTERNATIONAL PLC

By:	/s/ Patrice Maffre, MD

Address:	1 Angel Lane, London, EC4R 3AB

Email:	chris.connolly@nomura.com
loansagencyteam ap@nomura.com
loanopslondon@uk.nomura.com
loanfinancelegal@nomura.com

Fax:	+44 207 102 2280

Attention:	Chris Connolly

[Project Chaucer – Signature Page to Senior Facilities Agreement]

SIGNED on behalf of

MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)

By:	/s/ Warrick Booth

By:	/s/ Timothy Tan

Address:	Ropemaker Place, 28 Ropemaker Street, London EC2Y 9HD

Email:	Warrick.Booth@macquarie.com
Timothy.Tan@macquarie.com
MacCap.DCMadmin@macquarie.com

Fax:	+44 (0) 20 3037 2557

Attention:	Warrick Booth / Loan Admin

[Project Chaucer – Signature Page to Senior Facilities Agreement]

The Bookrunners

SIGNED on behalf of

NOMURA INTERNATIONAL PLC

By:	/s/ Patrice Maffre, MD

Address:	1 Angel Lane, London, EC4R 3AB

Email:	chris.connolly@nomura.com
loansagencyteam ap@nomura.com
loanopslondon@uk.nomura.com
loanfinancelegal@nomura.com

Fax:	+44 207 102 2280

Attention:	Chris Connolly

[Project Chaucer – Signature Page to Senior Facilities Agreement]

SIGNED on behalf of

MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)

By:	/s/ Warrick Booth

By:	/s/ Timothy Tan

Address:	Ropemaker Place, 28 Ropemaker Street, London EC2Y 9HD

Email:	Warrick.Booth@macquarie.com
Timothy.Tan@macquarie.com
MacCap.DCMadmin@macquarie.com

Fax:	+44 (0) 20 3037 2557

Attention:	Warrick Booth / Loan Admin

[Project Chaucer – Signature Page to Senior Facilities Agreement]

The Original Lenders

SIGNED on behalf of

NOMURA INTERNATIONAL PLC

By:	/s/ Patrice Maffre, MD

Address:	1 Angel Lane, London, EC4R 3AB

Email:	chris.connolly@nomura.com
loansagencyteam ap@nomura.com
loanopslondon@uk.nomura.com
loanfinancelegal@nomura.com

Fax:	+44 207 102 2280

Attention:	Chris Connolly

[Project Chaucer – Signature Page to Senior Facilities Agreement]

SIGNED on behalf of

MACQUARIE CORPORATE HOLDINGS PTY LIMITED (UK BRANCH)

By:	/s/ Warrick Booth

By:	/s/ Timothy Tan

Address:	Ropemaker Place, 28 Ropemaker Street, London EC2Y 9HD

Email:	Warrick.Booth@macquarie.com
Timothy.Tan@macquarie.com
MacCap.DCMadmin@macquarie.com

Fax:	+44 (0) 20 3037 2557

Attention:	Warrick Booth / Loan Admin

[Project Chaucer – Signature Page to Senior Facilities Agreement]

The Agent

SIGNED on behalf of

LUCID AGENCY SERVICES LIMITED

By:	/s/ Christopher Eastlake	Authorised Signatory

Address:	6th Floor, No 1 Building 1-5 London Wall Buildings, London Wall, London, United Kingdom, EC2M 5PG

Fax:	+ 44 2030024691

Attention:	Transaction Management (deals@lucid-ats.com)

The Security Agent

SIGNED on behalf of

LUCID TRUSTEE SERVICES LIMITED

By:	/s/ Christopher Eastlake	Authorised Signatory

Address:	6th Floor, No 1 Building 1-5 London Wall Buildings, London Wall, London, United Kingdom, EC2M 5PG

Fax:	+ 44 2030024691

Attention:	Transaction Management (deals@lucid-ats.com)

[Project Chaucer – Signature Page to Senior Facilities Agreement]